UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STEMCELLS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $ .01 per share (“Common Stock”)

(2)

Aggregate number of securities to which transaction applies:

228,752,648 shares of Common Stock to be issued to shareholders of Microbot Medical Ltd. by StemCells, Inc. pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of August 15, 2016, by and among StemCells, Inc., Microbot Medical Ltd, and C&RD Israel Ltd., assuming the exchange ratio determined based on information as to equity ownership as of August 31, 2016.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction was calculated based on the product of 228,752,648 shares of Common Stock multiplied by $1.36 per share (the average of the high and low trading prices of the Common Stock on The NASDAQ Capital Market on September 12, 2016).

	(4)	Proposed maximum aggregate value of transaction: $311,103,602

	(5)	Total fee paid: $31,329

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

September 26, 2016

To the Stockholders of StemCells, Inc.:

You are cordially invited to attend the special meeting of the stockholders of StemCells, Inc., which will be held at 2:00 p.m., local time, on October 26, 2016, at 39899 Balentine Drive, Suite 200, Newark, CA 94560, unless postponed or adjourned to a later date. This will be an important meeting affecting your investment in StemCells because we will be asking for stockholder approval necessary to complete the previously-announced merger with Microbot Medical Ltd, a privately held biotechnology company organized under the laws of the State of Israel.

On August 15, 2016, StemCells, Microbot, and C&RD Israel Ltd., a wholly-owned subsidiary of StemCells which we refer to as “Merger Sub,” entered into an Agreement and Plan of Merger and Reorganization, which we refer to as the “Merger Agreement,” pursuant to which Merger Sub will merge with and into Microbot, with Microbot surviving as a wholly-owned subsidiary of StemCells (the “Merger”). The Merger has already been approved by the boards of directors of StemCells, Microbot and Merger Sub and the shareholders of Microbot. The Merger remains subject to approval of the stockholders of StemCells, StemCells having a minimum net cash amount of not less than $0, as well as other closing conditions set forth in the Merger Agreement.

At the effective time of the Merger, each share of Microbot capital stock outstanding will be converted into the right to receive approximately 26.6 shares of StemCells common stock, subject to adjustment to account for a proposed reverse stock split to be implemented prior to the closing of the Merger, which is described in the accompanying proxy statement. StemCells stockholders will continue to own and hold their existing shares of StemCells common stock. Following the completion of the Merger, former shareholders of Microbot and certain advisors with respect to the Merger are expected to own 95% of the combined company comprised 75% of existing Microbot shareholders and 20% by certain advisors (which includes an existing Microbot shareholder) and current stockholders of StemCells are expected to own 5% of the combined company, in each case based on the fully diluted shares of each company prior to consummation of the Merger.

Shares of StemCells common stock are currently listed on The NASDAQ Capital Market under the symbol “STEM” After completion of the Merger, StemCells will be renamed “Microbot Medical Inc.” Microbot has requested to trade on The NASDAQ Capital Market under the symbol “MBOT.”

At this special stockholder meeting, our stockholders will be asked to vote upon various proposals, most of which are necessary for us to complete the Merger. Specifically, StemCells is soliciting proxies for use at the special meeting of its stockholders to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement; (ii) a proposal to approve the issuance of shares of StemCells common stock to advisors and to the Microbot shareholders in connection with the Merger, (iii) a proposal to approve an amendment to StemCells’ certificate of incorporation to effect a reverse stock split of StemCells common stock within the range of one-for-three to one-for-eleven, (iv) a proposal to approve an amendment to StemCells’ certificate of incorporation to increase the number of authorized shares of StemCells common stock to 220,000,000 shares, (v) a proposal to approve an amendment to StemCells’ certificate of incorporation to change the name of StemCells in connection with the Merger to “Microbot Medical Inc.” and (vi) an adjournment of the StemCells special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals referred to in clauses (i) through (v).

Approval of the foregoing proposals (i) through (v) will be necessary to complete the Merger. Our Board of Directors recommends that StemCells’ stockholders vote “FOR” each of these proposals.

Our Board of Directors has fixed the close of business on September 20, 2016, as the record date for determining those stockholders who are entitled to notice of, and to vote at, the special meeting of stockholders and any postponements or adjournments thereof. The stock transfer books will not be closed between the record date and the date of the meeting.

More information about StemCells, Microbot and the proposed Merger transaction is contained in the accompanying proxy statement. We urge you to read the proxy statement carefully and in its entirety. All stockholders are invited to attend the special meeting. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting.

We appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

of StemCells Inc.,

Kenneth B. Stratton, Esq.

President & General Counsel

StemCells, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated September 26, 2016, and is first being mailed to StemCells stockholders on or about September 29, 2016.

STEMCELLS, INC.

39899 Balentine Drive, Suite 200

Newark, CA 94560

(650) 670-2282

NOTICE OF SPECIAL MEETING OF STEMCELLS STOCKHOLDERS

TO BE HELD ON OCTOBER 26, 2016

Time:	2:00 p.m.

Date:	October 26, 2016

Place:	39899 Balentine Drive, Suite 200 Newark, CA 94560

Purposes:

1.	To approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of August 15, 2016 (the “Merger Agreement”), by and among StemCells, Microbot and C&RD Israel Ltd., a wholly owned subsidiary of StemCells (“Merger Sub”), and approve the transactions contemplated thereby;

2.	To approve the issuance of StemCells common stock, par value $0.01 per share, in connection with the Merger to advisors and to shareholders of Microbot, in each case as contemplated by the Merger Agreement;

3	To amend StemCells’ restated certificate of incorporation to effect a reverse stock split of StemCells’ issued and outstanding common stock within the range of one-for-three to one-for-eleven (with the exact amount to be determined by StemCells’ Board of Directors prior to the completion of the Merger);

4.	To amend StemCells’ restated certificate of incorporation to increase the number of authorized shares of StemCells common stock from 200,000,000 to 220,000,000 shares;

5.	To amend StemCells’ restated certificate of incorporation to change the name of StemCells from “StemCells, Inc.” to “Microbot Medical Inc.”;

6.	To approve the adjournment of the StemCells special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3, 4, or 5; and

7.	To conduct any other business as may properly come before the StemCells special meeting or any adjournment or postponement thereof.

Even if you plan to attend the special meeting in person, StemCells requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the special meeting if you are unable to attend. You may change or revoke your proxy at any time before it is voted at the special meeting.

Only stockholders of record of StemCells at the close of business on September 20, 2016, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. The affirmative vote of the holders of a majority of the shares of StemCells common stock entitled to vote on the matter, either in person or by proxy at the StemCells special meeting, is required for approval of Proposals Nos. 2 and 6. The affirmative vote of the holders of a majority of the outstanding shares of StemCells common stock entitled to vote on the matter, either in person or by proxy, at the StemCells special meeting is required for approval of Proposals Nos. 1, 3, 4 and 5.

If you do not vote or do not instruct your broker, bank or nominee how to vote, it will not affect the passage of Proposals Nos. 2, 6 and 7; however, broker non-votes will have the effect of a vote AGAINST Proposals Nos. 1, 3, 4 and 5.

It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote by completing and mailing the proxy card enclosed with the proxy statement, or if your shares are held in “street name,” meaning your shares are held of record by a broker, bank or other nominee, you may vote by instructing your broker, bank or nominee how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. Submitting a proxy by mailing a proxy card or by instructing your broker, bank or nominee how to vote your shares will ensure your shares are represented at the special meeting.

Please vote promptly whether or not you expect to attend the StemCells special meeting.

APPROVAL OF THE FOREGOING PROPOSALS 1 THROUGH 5 IS NECESSARY TO COMPLETE THE MERGER. THE BOARD OF DIRECTORS OF STEMCELLS HAS APPROVED EACH PROPOSAL. THE BOARD OF DIRECTORS OF STEMCELLS UNANIMOUSLY RECOMMENDS THAT STEMCELLS STOCKHOLDERS VOTE “FOR” EACH PROPOSAL.

By Order of the Board of Directors of StemCells, Inc.,

Kenneth B. Stratton, Esq.

President & General Counsel

Newark, California

September 26, 2016

i

Page
Assumption of Microbot Stock Options and Warrants	72
Exchange of Microbot Stock Certificates	73
Representations and Warranties	74
Material Adverse Effect	75
Certain Covenants of the Parties	77
No Solicitation	81
Board Recommendations	83
Special Meetings of Stockholders	83
Indemnification of Directors and Officers	84
Governance Matters Upon Completion of the Merger	84
Conditions to the Completion of the Merger	84
Termination of the Merger Agreement	86
Termination Fees and Expenses	87
Amendments	87
Governing Law	87
AGREEMENTS RELATED TO THE MERGER	88
Microbot Private Placement	88
Voting Agreements	88
MANAGEMENT FOLLOWING THE MERGER	89
Executive Officers and Directors	89
Board of Directors of the Combined Company Following the Merger	91
RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY	93
STEMCELLS BUSINESS	95
Nature of Business	95
Wind-down of operations	95
STEMCELLS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	96
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF STEMCELLS	109
MICROBOT BUSINESS	110
MICROBOT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	126
THE SPECIAL MEETING OF STEMCELLS STOCKHOLDERS	134
STEMCELLS PROPOSALS	138
Proposal No. 1: To approve and adopt the Merger Agreement, and approve the transactions contemplated thereby	138
Proposal No. 2: To approve of the issuance of StemCells’ common stock in connection with the Merger to advisors and to shareholders of Microbot, in each case as contemplated by the Merger Agreement.	138
Proposal No. 3: To amend StemCells’ restated certificate of incorporation to effect a reverse stock split of StemCells’ issued and outstanding common stock within the range of one-for-three to one-for-eleven (with the exact amount to be determined by StemCells’ Board of Directors prior to the completion of the Merger)	139
Proposal No. 4: To amend StemCells’ restated certificate of incorporation to increase the number of authorized shares of StemCells common stock from 200,000,000 to 220,000,000 shares	145
Proposal No. 5: To amend StemCells’ restated certificate of incorporation to change the name of StemCells from “StemCells, Inc.” to “Microbot Medical Inc.”	146

ii

Page
Proposal No. 6: To approve the adjournment of the StemCells special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3, 4, or 5	146
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	148
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	153
DESCRIPTION OF STEMCELLS CAPITAL STOCK	157
Description of Common Stock	157
Transfer Agent and Registrar	157
Description of Preferred Stock	157
Anti-Takeover Provisions of StemCells’ Certificate of Incorporation and By-laws	158
Provisions of Delaware Law Governing Business Combinations	159
PRINCIPAL STOCKHOLDERS OF STEMCELLS	160
PRINCIPAL SHAREHOLDERS OF MICROBOT	161
PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY	163
OTHER MATTERS	165
Section 16(a) Beneficial Ownership Reporting Compliance	165
Stockholder Proposals	165
WHERE YOU CAN FIND MORE INFORMATION	165
TRADEMARK NOTICE	165
ANNEX A — Merger Agreement	A-1
ANNEX B — Opinion of Carabiner LLC	B-1
ANNEX C — Proposed Amendment to StemCells’ Certificate of Incorporation	C-1

iii

STEMCELLS, INC.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

ABOUT THIS DOCUMENT

StemCells, Inc., which we refer to herein as the “Company,” “StemCells,” “we,” “our,” or “us,” is providing these proxy materials in connection with the solicitation of proxies by our Board of Directors to be voted at our special meeting of stockholders to be held at 2:00 p.m., local time, on October 26, 2016, at 39899 Balentine Drive, Suite 200, Newark, CA 94560, or at any adjournment or postponement thereof. Commencing on or about September 29, 2016, this proxy statement and the enclosed proxy card will be mailed to each stockholder entitled to notice of, and to vote at, the special meeting.

You should rely only on the information contained in this proxy statement. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement. This proxy statement is dated September 26, 2016. You should not assume that the information contained in this proxy statement is accurate as of any other date. The mailing of this proxy statement to our stockholders will not create any implication to the contrary.

Unless otherwise expressly stated, the following information and all other information contained in this proxy statement does not give effect to the proposed reverse stock split described in Proposal No. 3, beginning on page 139 in this proxy statement. When this proxy statement refers to the “combined company,” it means StemCells and its subsidiaries and Microbot, collectively, assuming consummation of the Merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND

THE STEMCELLS SPECIAL MEETING

The following are some questions that you may have regarding the Merger (as defined below) or the StemCells special meeting, together with brief answers to those questions. StemCells urges you to read carefully the remainder of this proxy statement, including the annexes and other documents referred to in this proxy statement, because the information in this section may not provide all of the information that might be important to you with respect to the Merger or the StemCells special meeting.

Q:	What is the Merger?

A:	StemCells and Microbot Medical Ltd., or Microbot, have entered into an Agreement and Plan of Merger and Reorganization, dated August 15, 2016, which we refer to as the Merger Agreement, that sets forth the terms and conditions of the proposed business combination of StemCells and Microbot. Under the Merger Agreement, C&RD Israel Ltd., a wholly owned subsidiary of StemCells (“Merger Sub”), will merge with and into Microbot, with Microbot surviving as a wholly owned subsidiary of StemCells (the “Merger”). A complete copy of the Merger Agreement is attached to this proxy statement as Annex A.

Q:	Why are StemCells and Microbot proposing to effect the Merger?

A:	The Board of Directors of each of StemCells and Microbot has unanimously approved the Merger Agreement and the Merger. The combination of the two companies will create a publicly traded company with plans to pursue the development of robotics-based medical devices for the treatment of cerebrospinal fluid and gastrointestinal disorders, as well as other conditions. The Board of Directors of StemCells believes that the Merger presents the best value opportunity available to StemCells stockholders at this time.

Q:	Why am I receiving these materials?

A:	StemCells is sending these materials to its stockholders to help them decide how to vote their shares of StemCells common stock, with respect to the proposed Merger and the other matters to be considered at the StemCells stockholder meeting.

This document contains important information about the Merger and the special meeting, so you should read it carefully.

Q:	What will stockholders receive in the Merger?

A:	Upon completion of the Merger, StemCells stockholders will not receive any consideration in the Merger. Microbot shareholders will receive, for each common share of Microbot they hold, a number of shares of StemCells common stock equal to the exchange ratio, as such ratio is calculated pursuant to the formula set forth in the Merger Agreement (the “Exchange Ratio”) (see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 72). The Exchange Ratio is equal to three times the number of shares of StemCells common stock outstanding (after giving effect to the reverse stock split described in Proposal 3 and including all shares of StemCells common stock issuable upon the conversion of any convertible security and shares of StemCells common stock to be issued to certain advisors with respect to the Merger representing, in the aggregate, 20% of the combined company’s post-closing capitalization), divided by the number of Microbot ordinary shares outstanding, in each case calculated on a fully diluted basis immediately prior to the completion of the Merger, and will not be determined until that time. Following the closing of the Merger, StemCells stockholders will own approximately 5% of the combined company, with the remaining 95% of the combined company ownership comprised 75% of existing Microbot shareholders and 20% by certain advisors (which includes an existing Microbot shareholder) pursuant to Section 5.29 of the Merger Agreement in each case calculated on a fully diluted basis.

For illustrative purposes only, if the Merger had been completed on August 15, 2016, the date of the Merger Agreement, the Exchange Ratio (without giving effect to the proposed reverse stock split described elsewhere in this proxy statement) would have been approximately 26.6 shares of StemCells common stock for each Microbot ordinary share. Therefore, if the Merger had been completed on such date and you owned 1,000 shares of StemCells common stock as of such date, you will continue to hold 1,000 shares of the combined company following the completion of the Merger. As a percentage, if you hold 5% of the outstanding common shares of StemCells calculated on a fully diluted basis immediately prior to the completion of the Merger and do not also hold common shares of Microbot, then upon completion of the Merger you will hold an aggregate of approximately 0.25% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis.

No fractional shares of StemCells common stock will be issued to Microbot shareholders in connection with the Merger. The number of whole shares of StemCells common stock to be issued to any holder of Microbot common shares will be rounded down to the nearest whole number of shares (after aggregating all fractional shares of StemCells common stock issuable to such holder).

Q:	How will StemCells stockholders be affected by the Merger?

A:	The Merger will have no effect on the number of shares of StemCells common stock held by current StemCells stockholders as of immediately prior to the completion of the Merger (subject to any changes in outstanding shares of StemCells common stock as a result of the reverse stock split described elsewhere in this proxy statement). However, it is expected that upon completion of the Merger such shares will represent only an aggregate of approximately 5% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis.

For example, if you are a StemCells stockholder and hold 5% of the outstanding shares of StemCells common stock calculated on a fully diluted basis immediately prior to the completion of the Merger and do not also hold common shares of Microbot, then upon completion of the Merger you will hold an aggregate of approximately 0.25% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis.

Q:	Is the Exchange Ratio subject to adjustment based on changes in the price of StemCells common stock or value of Microbot common shares?

A:	There will be no adjustments to the Exchange Ratio based on changes in the price of StemCells common stock or the value of Microbot common shares prior to the completion of the Merger. However, the Exchange Ratio will be adjusted in connection with the reverse stock split described in Proposal 3. As a result of any changes in stock price or value, the aggregate market value of the shares of StemCells common stock that the Microbot shareholders are entitled to receive at the time that the Merger is completed could vary significantly from the value of such shares on the date of this proxy statement, the date of the StemCells special meeting, the date of the Microbot extraordinary general meeting of shareholders held on September 14, 2016, or the date on which the Microbot shareholders actually receive their shares of StemCells common stock.

For a more complete discussion of the Exchange Ratio, see the section entitled “The Merger — The Exchange Ratio” beginning on page 68.

Q:	How will the Merger affect StemCells’ business?

A:

StemCells has recently undergone significant changes and will undergo additional significant changes in connection with the Merger. Currently, StemCells is not engaged in any research, development or production activities or any commercial activities. Following the Merger, the combined company’s headquarters will be moved to Microbot’s current principal executive offices located in Yokneam, Israel and the combined company will become an operating company dedicated to the development of robotics-based medical devices for the treatment of cerebrospinal fluid and gastrointestinal disorders, as well as other conditions. In addition, as a result of the Merger, former Microbot shareholders will possess majority control of the combined company, Microbot’s current Board of Directors (or as otherwise designated by Microbot to enable the combined company to satisfy applicable NASDAQ and SEC independence and corporate governance requirements) will be the Board of Directors of the combined company, and members of the management of Microbot immediately prior to the closing of the Merger, along with newly appointed members of management, will be responsible for the management of the combined company.

For a more complete discussion of the existing businesses of StemCells and Microbot, see the sections entitled “StemCells Business,” “StemCells Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Microbot Business,” and “Microbot Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 95, 96, 110, and 126, respectively. In addition, you should carefully review the section entitled “Risk Factors” beginning on page 20, which presents risks and uncertainties related to the Merger, the combined company following the completion of the Merger, and the business and operations of StemCells and Microbot.

Q:	Will the shares of StemCells common stock received by Microbot shareholders in the Merger be subject to any transfer restrictions?

A:	Yes. The shares of StemCells common stock received by Microbot shareholders in the Merger will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The shares will carry a restrictive legend and will be able to be resold only pursuant to Rule 144 under the Securities Act, another exemption from registration, or in the event there is subsequently an effective registration statement.

These restrictions on shares issued to Microbot shareholders in the Merger will not affect the transferability of shares already held by our existing stockholders. Our existing stockholders will be free to buy and sell shares of StemCells common stock on the open market as they currently do.

Q:	What StemCells stockholder approvals are being solicited?

A:	Each of the proposals contained in the notice is critical for StemCells to complete the Merger. Specifically, StemCells is seeking the following approvals in order to complete the Merger: (i) approval of the Merger Agreement, which approval requires the affirmative vote of a majority of the shares of StemCells common stock entitled to vote on the matter, either in person or by proxy, at the StemCells special meeting (Proposal 1, which is referred to as the “Merger Agreement Proposal”); (ii) the issuance of StemCells common stock in connection with the Merger (Proposal 2, which is referred to as the “Share Issuance Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of StemCells common stock cast, either in person or by proxy, at the StemCells special meeting; (iii) an amendment to StemCells’ restated certificate of incorporation, as amended to date (the “StemCells Certificate”) to effect a reverse stock split of StemCells’ issued and outstanding common stock in the range presented in this Proxy Statement (Proposal 3, which is referred to as the “Reverse Stock Split Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of StemCells common stock outstanding and entitled to vote on the matter; (iv) an amendment to the StemCells Certificate to increase the number of authorized shares of StemCells common stock from 200,000,000 to 220,000,000 shares (Proposal 4, which is referred to as the “Authorized Shares Increase Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of StemCells common stock outstanding and entitled to vote on the matter; and (v) an amendment to the StemCells Certificate to change the name of StemCells from “StemCells, Inc.” to “Microbot Medical Inc.” (Proposal 5, which is referred to as the “Name Change Proposal”), which approval requires the affirmative vote of the holders of a majority of the shares of StemCells common stock outstanding and entitled to vote on the matter. Proposals 1, 2, 3, 4 and 5 are collectively referred to herein as the “StemCells Merger Proposals.”

In connection with the execution of the Merger Agreement, the holders of approximately 1% of the total outstanding voting power of StemCells, as of August 15, 2016, entered into voting agreements with Microbot that provide, among other things, that they will vote in favor of the StemCells Merger Proposals and that grant to Microbot an irrevocable proxy to vote all of their shares of StemCells common stock in favor of the StemCells Merger Proposals.

Q:	What stockholder approvals are required for the adjournment of the StemCells special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the StemCells Merger Proposals?

A:	The holders of a majority of the shares of StemCells common stock cast must vote in favor of any adjournment of the StemCells special meeting regardless of whether a quorum is present.

Q:	What other conditions must be satisfied or waived to complete the Merger?

A:	In addition to obtaining stockholder approvals, each of the other closing conditions contained in the Merger Agreement must be either satisfied or waived. Among the closing conditions is the requirement that (i) the net cash of StemCells (which term is defined in the Merger Agreement) will not be less than zero, (ii) the StemCells common stock to be issued in the Merger has been approved for listing on the NASDAQ Capital Market, (iii) Microbot shall have obtained the approval of the transactions contemplated by the Merger Agreement, including the Merger, of the Office of Chief Scientist at the Israeli Ministry of Economy, and (iv) no event has occurred that would constitute a material adverse effect on the assets, liabilities, business, or results of operations of StemCells or Microbot.

For a more complete discussion of the conditions to the completion of the Merger under the Merger Agreement, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 84.

Q:	What is the reverse stock split and why is it necessary?

A:	It is expected that immediately prior to the effective time of the Merger, StemCells will effect a reverse stock split. The Merger constitutes a “reverse merger” under applicable marketplace rules established by The NASDAQ Stock Market LLC, which requires the combined company to comply with the initial listing standards of the applicable NASDAQ market to continue to be listed on such market following the Merger. StemCells common stock is required to be listed on the NASDAQ Capital Market as a condition to closing the Merger. The NASDAQ Capital Market’s initial listing standards require a company to have, among other things, a $4.00 per share minimum bid price. Because the current per share price of StemCells common stock is less than $4.00, the reverse stock split is necessary to meet the minimum bid listing requirement.

Q:	Why is StemCells seeking to amend the StemCells Certificate to increase the number of authorized shares of its common stock?

A:	In addition to the shares needed to complete to the Merger, the Board of Directors of StemCells desires to have additional shares available to provide flexibility to use its common stock for business and financial purposes in the future.

Q:	Why is StemCells seeking to amend the StemCells Certificate to change the name of StemCells from “StemCells, Inc.” to “Microbot Medical Inc.”?

A:	Both StemCells and Microbot believe that the name change will allow for recognition of the combined company’s business following the completion of the Merger. The current name will no longer accurately reflect the business of the combined company and the mission of the combined company after the completion of the Merger.

Q:	When do StemCells and Microbot expect to complete the Merger?

A:	StemCells and Microbot expect to complete the Merger as soon as possible following the approval of the StemCells Merger Proposals, assuming the satisfaction or waiver of all other closing conditions contained in the Merger Agreement. It is possible, therefore, that factors outside of each company’s control could require them to complete the Merger at a later time or not complete it at all.

Q:	What risks should I consider in deciding whether to vote in favor of the StemCells Merger Proposals?

A:	You should carefully review the section of this proxy statement entitled “Risk Factors” beginning on page 20, which presents risks and uncertainties related to the proposed Merger, the combined company, and the business and operations of each of StemCells and Microbot.

Q:	What are the material U.S. federal income tax consequences of the Merger to me?

A:	Because StemCells stockholders will continue to own and hold their existing shares of StemCells common stock following the Merger, the Merger generally will not result in U.S. federal income tax consequences to current StemCells stockholders.

Q:	Do I have appraisal rights in connection with the Merger?

A:	StemCells. Under the Delaware General Corporation Law (the “DGCL”), holders of StemCells common stock are not entitled to appraisal rights in connection with the Merger or the proposals described in this proxy statement.

Microbot. Under Israeli law, pursuant to which the Merger is being consummated, holders of Microbot common shares are not entitled to appraisal rights or their equivalent in connection with the Merger.

Q:	When and where will the StemCells special meeting take place?

A:	The StemCells special meeting will be held on October 26, 2016 at 2:00 p.m., local time, at 39899 Balentine Drive, Suite 200, Newark, CA 94560.

Q:	Who can attend and vote at the stockholder meeting?

A:	All StemCells stockholders of record as of the close of business on September 20, 2016, the record date for the StemCells special meeting, are entitled to receive notice of and to vote at the StemCells special meeting.

Q:	What do I need to do now and how do I vote?

A:	StemCells urges you to read this proxy statement carefully, including its annexes, and to consider how the Merger may affect you.

By mail. You may vote by mailing your signed StemCells proxy card in the enclosed return envelope. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the StemCells special meeting.

By Internet or by telephone. Follow the instructions on the StemCells proxy card to vote by Internet or telephone.

In person at the meeting. If you attend the StemCells special meeting, you may deliver your completed StemCells proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Q:	What happens if I do not return a proxy card or if I elect to abstain from voting?

A:	If you fail to submit a proxy card, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the StemCells special meeting, and your failure to take action will have no effect on the outcome of StemCells Proposal Nos. 2 (Share Issuance Proposal) and 6 (Adjournment to Solicit Additional Proxies, If Necessary). However, such failure to take action will have the same effect as voting “AGAINST” StemCells Proposal Nos. 1 (Merger Agreement Proposal), 3 (Reverse Stock Split Proposal), 4 (Authorized Shares Increase Proposal) and 5 (Name Change Proposal).

If you are a StemCells stockholder and you sign, date, and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the StemCells special meeting and all of your shares will be voted “FOR” StemCells Proposal Nos. 1, 2, 3, 4, 5, and 6. However, if you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the StemCells special meeting, but will not be voted at the StemCells special meeting. As a result, your abstention will have the same effect as voting “AGAINST” StemCells Proposal Nos. 1, 2, 3, 4, 5, and 6.

Q:	If my StemCells shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:	If your StemCells shares are held in “street name” in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to StemCells or by voting in person at the StemCells special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. Obtaining a proxy from your broker or other nominee can take several days, so you are encouraged to plan accordingly.

Q:	May I vote in person?

A:	If your shares of StemCells common stock are registered directly in your name with StemCells’ transfer agent, you are considered, with respect to those shares, the “stockholder of record,” and the proxy materials and proxy card are being sent directly to you by StemCells. If you are a StemCells stockholder of record, you may attend the StemCells special meeting and vote your shares in person, rather than signing and returning your proxy card.

If your shares of StemCells common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the StemCells special meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the StemCells special meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares giving you the right to vote the shares in person at the applicable stockholder meeting.

Q:	May I revoke or change my vote after I have provided proxy instructions?

A:	Yes. You may revoke or change your vote at any time before your proxy is voted at the StemCells special meeting. You can do this in one of four ways. First, you can send a written notice to StemCells stating that you would like to revoke your proxy. Second, you can submit new proxy instructions on a new proxy card. Third, if you have voted by Internet or telephone, by casting a new vote over the Internet or by telephone. Fourth, you can attend the StemCells special meeting and vote in person. Your attendance alone at the StemCells special meeting will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Q:	What constitutes a quorum?

A:	As of September 20, 2016, there were 16,259,598 shares of StemCells outstanding. Stockholders who hold a majority of the shares of StemCells common stock outstanding as of the close of business on the record date for the StemCells special meeting must be present, either in person or by proxy, in order to constitute a quorum to conduct business at the StemCells special meeting.

Q:	Who is paying for this proxy solicitation?

A:	StemCells will bear the cost and expense of preparing, assembling, printing, and mailing this proxy statement, any amendments thereto, the proxy card, and any additional information furnished to the StemCells stockholders, including any fees paid to the SEC. StemCells may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding this proxy statement and other solicitation materials to beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers and employees of StemCells by mail, telephone, fax, or other methods of communication. StemCells has retained Okapi Partners (“Okapi”) to assist StemCells in the solicitation of proxies from StemCells stockholders in connection with the StemCells special meeting. Okapi will receive an initial start-up payment of $6,500 and a per unit fee for each call completed and each vote obtained as compensation for its services, plus reimbursement of out of pocket expenses. StemCells has agreed to indemnify Okapi against certain liabilities arising out of or in connection with its engagement.

Q:	Whom should I contact if I have any questions about the Merger or the StemCells special meeting?

A:	If you have any questions about the Merger or the StemCells special meeting, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact StemCells or Okapi at the applicable address and telephone number listed below:

Okapi Partners

1212 Avenue of the Americas

24th Floor

New York, New York 10036

Attention Charles W. Garske

Stockholders Call Toll-Free: (877) 259-6290

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	If you transfer your StemCells common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting).

Q:	What do I do if I receive more than one proxy statement or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement and/or set of voting instructions relating to the StemCells special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates?

A:	No. StemCells stockholders are not required to tender or exchange their stock certificates as part of the Merger. However, you will receive written instructions from Computershare Limited, StemCells’ transfer agent, for exchanging your StemCells stock certificates in connection with the reverse stock split.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the Special Meeting, you should read this entire proxy statement carefully, including the Merger Agreement attached as Annex A, the opinion of Carabiner LLC attached as Annex B and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 165.

The Companies

StemCells, Inc.

StemCells was formed to engage in the research, development and commercialization of stem cell therapeutics. On May 31, 2016, StemCells announced the decision to terminate its Phase II Pathway Study in spinal cord injury after determining that the magnitude of the effect on patients did not justify continuing the study or exploring the variability in the initial patient observations. At the same time, StemCells announced an intention to initiate an orderly wind down of the company.

Microbot Inc.

Microbot was incorporated on November 10, 2010 under the Israel Business Corporations Act. Microbot is a pre-clinical medical device company specializing in the research, design and development of next generation micro-robotics assisted medical technologies targeting the minimally invasive surgery space. Microbot is primarily focused on leveraging its micro-robotic technologies with the goal of improving surgical outcomes for patients.

Microbot is currently developing its first two product candidates: the Self Cleaning Shunt, or SCS, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and TipCAT, a self-propelling, semi-disposable endoscope that is being developed initially for use in colonoscopy procedures. Microbot’s product candidates are being designed to bring greater functionality to conventional medical devices and to reduce the known risks associated with such devices. Microbot is currently aiming to complete pre-clinical or clinical data collection for both product candidates within the next 24 months and is targeting approval or clearance for SCS by late 2018.

Microbot currently holds an intellectual property portfolio that comprises nine patent families, which include eight patents granted in the United States, eleven patents granted outside the United States, and 17 patent applications pending worldwide, with other patent applications under development, as well as an exclusive license to key components of its technology.

C&RD Israel Ltd.

C&RD Israel Ltd. is a wholly-owned subsidiary of StemCells, and was formed solely for the purposes of carrying out the Merger.

The Merger

StemCells and Microbot have entered into the Merger Agreement, which provides that, subject to the terms and conditions contained therein, at the effective time of the Merger, Merger Sub will merge with and into Microbot, with Microbot continuing as the surviving corporation and as a wholly owned subsidiary of StemCells. Each of the Board of Directors of StemCells and Microbot has unanimously approved the Merger.

Recommendations of the Board of Directors of StemCells and its Reasons for the Merger

The Board of Directors of StemCells, after considering the factors described in the section entitled “The Merger — Reasons for the Merger” beginning on page 58, has approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of StemCells has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, StemCells and its stockholders, and therefore recommends that the StemCells stockholders vote “FOR” the Merger Agreement Proposal, “FOR” the Share Issuance Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the Authorized Shares Increase Proposal, and “FOR” the Name Change Proposal, as contemplated by the Merger Agreement and as described in this proxy statement. For a more complete discussion of the recommendations of the Board of Directors of StemCells and its reasons for the Merger, see the section entitled “The Merger — Reasons for the Merger” beginning on page 58.

Opinion of the Financial Advisor to the StemCells Board of Directors

Carabiner, LLC, or Carabiner, the Company’s financial advisor with respect to the Merger transaction, delivered to the Board of Directors of StemCells a written opinion dated August 14, 2016, as of that date and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the written opinion, as to the fairness, from a financial point of view, to StemCells of the consideration to be paid in the Merger. The full text of this written opinion provided to the Board of Directors of StemCells, which describes, among other things, the assumptions made, procedures followed, factors considered, qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety. Holders of StemCells common stock are encouraged to read the opinion carefully in its entirety. The Carabiner opinion was provided to the Board of Directors of StemCells in connection with its evaluation of the consideration provided for in the Merger. It does not address any other aspect of the Merger or any alternative to the Merger and does not constitute a recommendation as to how any stockholders of StemCells should vote or act in connection with the Merger or otherwise.

Overview of the Merger Agreement

Merger Consideration (see page 68)

At the effective time of the Merger, each share of then-outstanding capital stock of Microbot (other than shares held by Microbot, StemCells or any of StemCells’ subsidiaries, which will be cancelled at the completion of the Merger) will automatically be converted into the right to receive the number of shares of StemCells common stock equal to the Exchange Ratio (as defined in “The Merger Agreement — Merger Consideration” on page 72).

As a result, following the completion of the Merger, former shareholders of Microbot are expected to receive shares of StemCells common stock representing approximately 75% of the outstanding shares of StemCells common stock calculated on a fully diluted basis and current stockholders of StemCells are expected to own approximately 5% of the outstanding shares of StemCells common stock calculated on a fully diluted basis. Shares representing 20% of the outstanding shares of the combined company’s capital stock following the completion of the Merger will be issued to certain advisors with respect to the Merger. The foregoing percentages do not take into account shares of StemCells common stock held by Microbot shareholders prior to the completion of the Merger.

Conditions to Completion of the Merger (see page 86)

To complete the merger, StemCells stockholders must approve and adopt the Merger Agreement, approve the issuance of shares of StemCells common stock to advisors and to Microbot shareholders in connection with the Merger and approve an amendment to the restated certificate of incorporation of StemCells effecting the proposed reverse stock split. In addition to obtaining such stockholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

No Solicitation (see page 81)

The Merger Agreement contains provisions prohibiting StemCells and Microbot from seeking a competing transaction, as defined by the Merger Agreement, and subject to specified exceptions described in the Merger Agreement. Under these “no solicitation” provisions, each of StemCells and Microbot has agreed, subject to specified exceptions, that neither it nor its subsidiaries, if applicable, nor any of its officers, directors, employees, agents, or other representatives will directly or indirectly:

•	solicit, initiate, or knowingly encourage, facilitate, induce, or take any other action that would reasonably be expected to lead to the making, submission, or announcement of any proposal or inquiry that constitutes, or is reasonably likely to lead to, a competing proposal

•	enter into, continue, or participate in any discussions or any negotiations regarding any competing proposals or otherwise take any action to knowingly facilitate or induce any effort or attempt to make or implement an competing proposal;

•	approve, endorse, enter into, or recommend a competing proposal or any letter of intent or contract contemplating a competing proposal or requiring the abandonment or termination of obligations under the Merger Agreement; or

•	agree, resolve or commit to do any of the foregoing.

Termination of the Merger Agreement (see page 86)

Either StemCells or Microbot can terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being completed.

Termination Fees and Expenses (see page 87)

The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses whether or not the Merger is consummated.

Microbot Private Placement

Pursuant to the Merger Agreement, Microbot is obligated to raise no less than $4.0 million in one or more private placements prior to the closing of the Merger (the “Microbot Private Placement”), which amount would provide the combined company with at least 18 months of cash to fund operations post-closing, assuming a minimum net cash amount in StemCells at closing (as defined in the Merger Agreement) of not less than $0.

On August 15, 2016, Microbot and Alpha Capital Anstalt (the “Investor”), entered into an agreement pursuant to which, among other things, the Investor agreed to fund the Microbot Private Placement, which obligation shall be reduced dollar-for-dollar by any third party investors investing in the Microbot Private Placement.

Voting Agreements

In connection with the execution of the Merger Agreement, directors and executive officers of StemCells, who in the aggregate, own approximately 1% of StemCells’ outstanding shares, entered into a voting agreement with Microbot under which such stockholders agreed to vote in favor of the proposals that relate to the Merger described elsewhere in this proxy statement and against any alternative acquisition proposal, agreement or transaction. The voting agreement grants Microbot irrevocable proxies to vote any shares of StemCells common stock over which such stockholder has voting power in favor of each of the proposals described elsewhere in this proxy statement and against any alternative acquisition proposal, agreement or transaction.

Certain shareholders of Microbot owning approximately 68% of the voting power of Microbot on an as-converted basis also entered into voting agreements with StemCells under which such shareholders agreed to vote in favor of the Merger and against any alternative acquisition proposal, agreement or transaction. The shareholders of Microbot voted to approve the Merger on September 14, 2016.

Each director, executive officer and stockholder, as applicable, upon executing his, her, or its voting agreement has made representations and warranties to StemCells and Microbot, as applicable, regarding ownership and unencumbered title to the shares thereto, such stockholder’s power and authority to execute the voting agreement, and due execution and enforceability of the voting agreement. Unless otherwise waived, until the earlier of the closing of the Merger or the termination of the Merger Agreement, all of these voting agreements prohibit the sale, assignment, transfer or other disposition by the stockholder of his, her, or its respective shares of StemCells or Microbot stock, as applicable, or the entrance into an agreement or commitment to do any of the foregoing, except for transfers by will or by operation of law, in which case the voting agreement will bind the transferee.

The voting agreements will terminate at the earlier of the effective time of the Merger, termination of the Merger Agreement in accordance with its terms or upon mutual written consent of such stockholder, StemCells and Microbot.

Management Following the Merger

Microbot’s current Board of Directors (or as otherwise designated by Microbot to enable the combined company to satisfy applicable NASDAQ and SEC independence and corporate governance requirements) will be the Board of Directors of the combined company, and members of the management of Microbot immediately prior to the closing of the Merger, along with any newly appointed members of management, will be responsible for the management of the combined company.

Interests of Certain Directors, Officers and Affiliates of StemCells

In considering the recommendation of the Board of Directors of StemCells with respect to issuing shares of StemCells common stock pursuant to the Merger Agreement and the other matters to be acted upon by StemCells stockholders at the special meeting, StemCells stockholders should be aware the named executive officers of StemCells have interests in the Merger that may be different from, or in addition to, interests they have as StemCells stockholders. The Board of Directors of StemCells was aware of the following interests and considered them, among other matters, in its decision to approve the Merger Agreement.

Indemnification

Following the completion of the Merger, the directors and executive officers of StemCells will have the right to continued indemnification to the same extent that StemCells is currently permitted to indemnify such persons against certain losses pertaining to matters existing or occurring prior to the effective time.

Material U.S. Federal Income Tax Consequences of the Merger

Each of StemCells and Microbot intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code. Because

StemCells stockholders will continue to own and hold their existing shares of StemCells common stock following the Merger, the Merger generally will not result in U.S. federal income tax consequences to current StemCells stockholders. StemCells stockholders who are also shareholders of Microbot should consult their tax advisor as to the tax consequences to them of participating in the Merger as a Microbot shareholder.

Risk Factors

The Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company’s respective stockholders, including the following:

•	the issuance of shares of StemCells common stock to advisors and to Microbot shareholders in connection with the Merger will substantially dilute the voting power of current StemCells stockholders;

•	StemCells stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;

•	the lack of a public market for Microbot shares makes it difficult to determine the fair market value of Microbot, and the merger consideration to be issued to Microbot shareholders may exceed the actual value of Microbot;

•	StemCells stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the Merger;

•	the announcement and pendency of the Merger could have an adverse effect on StemCells’ or Microbot’s financial condition or business prospects;

•	failure to complete the Merger may adversely affect StemCells’ and Microbot’s financial results, future business and operations, as well as the market price of StemCells common stock;

•	some of the directors and executive officers of StemCells and Microbot have interests in the Merger that may be different from, or in addition to, those of the other StemCells stockholders and Microbot shareholders;

•	StemCells and Microbot will incur substantial transaction-related costs in connection with the Merger;

•	if StemCells fails to continue to meet all applicable NASDAQ Capital Market requirements and the NASDAQ Stock Market determines to delist StemCells common stock, the delisting would impair StemCells’ ability to complete the Merger;

•	failure to complete the Merger may result in StemCells having insufficient funds to satisfy its existing trade payables and other liabilities, and may result in its petitioning for bankruptcy court protection; and

•	even if the Merger is consummated, StemCells and Microbot may fail to realize the anticipated benefits of the Merger.

In addition, StemCells, Microbot, and the combined company are subject to various risks associated with their businesses. These risks are discussed in greater detail in the section entitled “Risk Factors” beginning on page 20. StemCells encourages you to read and consider all of these risks carefully.

Regulatory Approvals

Pursuant to Israeli Encouragement of Industrial Research and Development Law, 1984, including the regulations promulgated thereunder and the approvals provided to Microbot pursuant thereto, Microbot is required to obtain the approval of the Israeli Office of Chief Scientist at the Israeli Ministry of Economy for the consummation of the Merger.

As of the date of this proxy statement, neither StemCells nor Microbot is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to complete the Merger. In the United States, StemCells must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Capital Market in connection with the issuance of shares of StemCells common stock and the resulting change in control of StemCells and the filing of this proxy statement with the SEC. In Israel, because Microbot received certain grants from the Office of Chief Scientist at the Israeli Ministry of Economy, which is referred to as the OCS, Microbot must obtain OCS approval for any change in control transaction, such as the Merger. As a pre-condition to such approval, StemCells would need to sign and deliver to the OCS an undertaking to comply, and cause the combined company to comply, following the Merger, with the OCS laws and regulations in respect of the grants Microbot received. In addition, Microbot and Merger Sub must comply, in connection with the Merger, with the Israeli Companies Law and the regulations promulgated thereunder (the “ICL”) and, inter alia, submit the Israeli Companies Registrar all the necessary documents in order that the Israeli Companies Registrar will declare the Merger effective and issue a certificate of merger.

NASDAQ Stock Market Listing

StemCells common stock currently is listed on the NASDAQ Capital Market “STEM.” StemCells has agreed to use its reasonable best efforts to cause the shares of StemCells common stock to be approved, at or prior to the completion of the Merger, for listing (subject only to notice of issuance) on the NASDAQ Capital Market at and following the completion of the Merger. The listing of the shares of StemCells common stock issuable in the Merger on the stock exchange is a condition to Microbot’s and StemCells’ obligation to complete the Merger.

StemCells has filed an initial listing application for the NASDAQ Capital Market in connection with the Merger pursuant to NASDAQ “reverse merger” rules. If such application is approved, StemCells anticipates that its common stock will continue to be listed on the NASDAQ Capital Market following the completion of the Merger. It is expected that at or following the Merger, the trading symbol of the combined company will be changed. Microbot has requested the ticker symbol “MBOT” for this purpose.

No Appraisal Rights or Dissenters’ Rights

Holders of StemCells common stock are not entitled to appraisal rights in connection with the Merger. Holders of Microbot stock are also not entitled to appraisal rights in connection with the Merger.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following tables present summary historical financial data for StemCells and Microbot, summary unaudited pro forma condensed financial data for StemCells and Microbot, and comparative historical and unaudited pro forma per share data for StemCells and Microbot. The following tables do not give effect to the proposed reverse stock split described in this proxy statement.

Selected Historical Financial Data of StemCells

The following table summarizes StemCells’ consolidated financial data as of the dates and for each of the periods indicated. The selected financial data as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 are derived from the StemCells audited consolidated financial statements and notes thereto appearing in StemCells’ Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016, or the StemCells 10-K. The selected financial data as of December 31, 2013, 2012, and 2011 and for the years ended December 31, 2012 and 2011 are derived from StemCells’ audited consolidated financial statements for the respective periods, which are not included or incorporated by reference in this proxy statement. The selected financial data as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 are derived from the StemCells unaudited financial statements and related notes appearing in StemCells’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 15, 2016, or the StemCells 10-Q. This financial data should be read in conjunction with “StemCells Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing in the StemCells 10-K and the StemCells 10-Q. StemCells’ historical results are not necessarily indicative of the results that may be expected in the future.

	Six Months ended June 30,		Fiscal Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
			(In thousands, except per share amounts)
Consolidated Statements of Operations:
Revenue from licensing agreements and grants	$52	$51	$117	$1,012	$172	$490	$558
Research and development expenses	8,903	13,531	27,111	21,503	19,369	14,682	18,402
General and administrative expenses	6,044	4,753	9,334	10,420	8,834	7,360	8,143
Wind-down expenses(1)	3,803	—	392	—	62	356	287
Impairment of intangible asset	—	—	239	2,440	—	—	655
Write-down of fixed assets(2)	3,333	—	—	—	—	—	—
Gain (loss) on change in fair value of warrant liabilities(3)	5,847	641	914	2,422	3,253	(5,945)	6,612
Conversion of CIRM loan into grant(4)	8,917	—	—	—	—	—	—
Net loss from continuing operations	(7,046)	(17,812)	(36,415)	(32,261)	(25,987)	(27,971)	(20,183)
Discontinued Operations:(5)
Net loss from discontinued operations	—	—	—	(369)	(452)	(520)	(1,146)
Net loss from disposal of assets	—	—	—	(111)	—	—	—
Basic and diluted loss per share:
From continuing operations	$(0.66)	$(2.60)	$(4.56)	$(6.28)	$(7.18)	$(11.64)	$(17.07)
From discontinued operations	—	—	—	(0.09)	(0.12)	(0.22)	(0.97)
Shares used in computing basic and diluted loss per share amounts*	10,746	17,812	7,984	5,134	3,619	2,402	1,182

*	Adjusted for the 1-for-12 reverse stock split in May 2016.

	June 30,		December 31,
	2016	2015	2015	2014	2013	2012	2011
			(In thousands)
Consolidated Balance Sheets
Cash and cash equivalents	$2,449	$29,929	$12,111	$24,988	$30,585	$8,471	$13,311
Restricted cash(6)	—	—	2,422	—	—	—	—
Marketable securities	—	—	—	—	—	13,901	3,281
Assets held for sale(2)	1,450	—
Total assets	6,325	36,981	21,219	32,427	41,557	30,170	25,205
Accrued wind-down expenses(1)	3,943	—	392	—	—	1,103	2,135
Fair value of warrant liabilities(3)	591	1,044	771	1,685	5,542	9,265	6,042
Long-term debt, including capital leases(7)	—	12,428	10,370	10,343	9,274	138	331
Stockholders’ equity (deficit)	(4,888)	15,260	(334)	5,871	14,954	13,985	10,725

(1)	For 2016, relates to the wind down of our current operations, given the decision to terminate our current clinical studies, our available strategic alternatives and our current cash position. For 2015, relates to restructuring costs under our strategic realignment plan. For 2013, 2012 and 2011, relates to wind-down and exit expenses in respect of our Rhode Island facility.
(2)	Following the decision to wind down our current operations, on June 30, 2016 we wrote down our tangible assets to their realizable value.
(3)	Relates to the fair value of warrants issued as part of our financing in 2011 and 2016.
(4)	Relates to our loan agreement with CIRM, pursuant to which in May 2016, we gave notice to CIRM that we elected to convert our loan into a Grant pursuant to the CIRM’s Loan Administration Policy, as amended effective April 25, 2016, and as if the forgiven loan balance had been total allowable project costs funded by CIRM. In the second quarter of 2016, we re-classified the principal amount of approximately $8,917,000 as “Other income” and the accrued interest of approximately $243,000 as “Gain on extinguishment of a loan” in our Condensed Consolidated Statement of Operations.
(5)	In December 2014, we sold and completed the wind down of our subsidiary SCS UK’s operations in Cambridge, United Kingdom and therefore, have classified the historical results of this component as a discontinued operation.
(6)	Relates to our loan payable with Silicon Valley Bank.
(7)	Data for 2015, 2014 and 2013 relates to the loan agreements with Silicon Valley Bank and the California Institute for Regenerative Medicine.

Selected Unaudited Pro Forma Combined Financial Data of StemCells and Microbot

The following selected unaudited pro forma combined financial data is intended to show how the merger might have affected the historical financial results of StemCells and Microbot. The selected unaudited pro forma combined balance sheet data assumes that the merger took place on June 30, 2016 and combines the historical balance sheets of StemCells and Microbot as of such date. The unaudited pro forma statement of operations data assumes that the Merger took place on each of January 1, 2016 and January 1, 2016 and combines the historical statements of operations of StemCells and Microbot for the periods ended June 30, 2016 and December 31, 2015. The following should be read in conjunction with the sections entitled “Unaudited Pro Forma Combined Financial Statements” beginning on page 148, “StemCells Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 96, “Microbot Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 126, Microbot’s audited and unaudited historical financial statements and the notes thereto contained elsewhere in this proxy statement and the other information in this proxy statement. The following information does not give effect to the proposed reverse stock split of StemCells’ common stock described in Proposal 3.

The historical financial statements of StemCells and Microbot have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Microbot and StemCells been a combined company during the specified period.

Unaudited Pro Form Combined Balance Sheet Data:	As of June 30, 2016
Cash and cash equivalents	$5,289,614
Total assets	42,428,096
Total liabilities	13,427,170
Total stockholders’ equity	29,000,926

Unaudited Pro Forma Combined Statements of Operations Data:	Six months ended June 30, 2016	Year ended December 31, 2015
Operating expenses	$19,152,930	$37,752,090
Loss from operations	(19,100,455)	(37,635,203)
Net loss	(7,486,186)	(37,335,866)
Basic and diluted net loss per share	$(0.02)	$(0.11)

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of StemCells common stock and the historical net loss and book value per ordinary share of Microbot in comparison with the unaudited pro forma net loss and book value per share after giving effect to the Merger. The unaudited pro forma net loss and book value per share does not give effect to the reverse stock split of StemCells common stock described in Proposal 3.

You should read the tables below in conjunction with the StemCells audited and unaudited financial statement and notes thereto included in the StemCells 10-K and the StemCells 10-Q, the Microbot audited and unaudited financial statements and notes thereto included elsewhere in this proxy statement, and the unaudited pro forma combined financial information and notes related to such financial statements included elsewhere in this proxy statement.

StemCells	Six months ended June 30, 2016	Year Ended December 31, 2015
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.66)	$(4.56)
Book value per share	$(0.45)	$(0.04)

Microbot	Six months ended June 30, 2016	Year Ended December 31, 2015
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.10)	$(0.20)
Book value per share	$(0.11)	$(0.01)

StemCells and Microbot	Six months ended June 30, 2016	Year Ended December 31, 2015
Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.02)	$(0.11)
Book value per share	$0.08	$—

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is listed on the NASDAQ Capital Market under the symbol “STEM.” As of September 20, 2016, the record date, we had 16,259,598 shares of common stock outstanding and approximately 243 registered stockholders. The last reported sales price of our common stock on September 23, 2016, the last full trading day prior to the date of this proxy statement, was $1.43 per share.

Set forth below are the high and low sales prices for our common stock as reported on the NASDAQ Capital Market for the two most recently completed fiscal years, and the first, second and third fiscal quarters of the current fiscal year:

	Low(1)	High(1)
2014
First Quarter	$15.48	19.08
Second Quarter	$14.16	25.68
Third Quarter	$15.12	28.08
Fourth Quarter	$10.20	15.48

2015
First Quarter	$11.76	16.56
Second Quarter	$6.00	12.12
Third Quarter	$4.56	7.08
Fourth Quarter	$4.68	6.60

2016
First Quarter	$3.00	5.16
Second Quarter	$0.33	4.44
Third Quarter (through September 23, 2016)	$0.34	2.99

(1)	Adjusted for the Company’s one-for-twelve reverse stock split of outstanding shares on May 9, 2016.

We have never paid any dividends on our common stock and have no intention to do so for the foreseeable future.

RISK FACTORS

The combined company will face an unpredictable market environment that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement, you should carefully consider the material risks described below before deciding how to vote your shares of StemCells common stock at the StemCells special meeting. These factors should be considered in conjunction with the other information included by StemCells and Microbot in this proxy statement. If any of the risks described below or referred to in this proxy statement actually materialize, the business, financial condition, results of operations, or prospects of StemCells, Microbot, and/or the combined company, or the stock price of the combined company, could be materially and adversely affected.

Risks Relating to the Merger

The issuance of shares of StemCells common stock to advisors and to Microbot shareholders in connection with the Merger will substantially dilute the voting power of current StemCells stockholders, and as a result the StemCells stockholders will exercise less influence over the management of the combined company following the completion of the Merger.

Pursuant to the terms of the Merger Agreement, it is anticipated that StemCells will issue shares of StemCells common stock advisors. Following the closing of the Merger, StemCells stockholders will own approximately 5% of the combined company, with the remaining 95% of the combined company ownership comprised 75% of existing Microbot shareholders and 20% by certain advisors (which includes an existing Microbot shareholder) pursuant to Section 5.29 of the Merger Agreement in each case calculated on a fully diluted basis. Accordingly, the issuance of shares of StemCells common stock to Microbot shareholders and advisors in connection with the Merger will significantly reduce the relative voting power of each share of StemCells common stock held by current StemCells stockholders. In addition, the board of directors of the combined company will be designated by Microbot. Consequently, StemCells’ stockholders will be able to exercise substantially less influence over the management and policies of the combined company than they currently exercise over the management and policies of StemCells.

StemCells stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined company is unable to realize the full strategic and financial benefits anticipated from the Merger, StemCells stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

Microbot is not a publicly traded company, making it difficult to determine the fair market value of Microbot.

The outstanding capital stock of Microbot is privately held and is not traded on any public market, which makes it difficult to determine the fair market value of Microbot. There can be no assurances that the merger consideration to be issued to Microbot shareholders will not exceed the actual value of Microbot.

The conditions under the Merger Agreement to Microbot’s consummation of the Merger may not be satisfied at all or in the anticipated timeframe.

The obligation of Microbot to complete the Merger is subject to certain conditions, including the condition that StemCells have at least $0 in Net Cash (as defined in the Merger Agreement) as of the closing, the approval by our stockholders of certain matters including, among other things, the approval of the Share Issuance Proposal, the Reverse Stock Split Proposal and the Authorized Share Increase Proposal, the accuracy of the representations and warranties contained in the Merger Agreement, subject to certain materiality qualifications, compliance by the parties with their respective covenants under the Merger Agreement and no law or order preventing the Merger. These conditions are described in more detail under the section “The Merger Agreement” beginning on page 71 of this proxy statement.

The announcement and pendency of the Merger or failure to consummate the Merger could have an adverse effect on StemCells’ or Microbot’s financial results, future business and operations, as well as the market price of StemCells common stock.

The announcement and pendency of the Merger, or the companies’ failure to consummate the Merger, could disrupt StemCells’ or Microbot’s businesses in the following ways, among others:

•	third parties may seek to terminate and/or renegotiate their relationships with StemCells or Microbot as a result of the Merger, whether pursuant to the terms of their existing agreements or otherwise; and

•	the attention of StemCells’ and Microbot’s management may be directed toward the completion of the Merger and related matters and may be diverted from other opportunities that might otherwise be beneficial to StemCells or Microbot.

Should they occur, any of these matters could adversely affect StemCells’ or Microbot’s financial condition, results of operations, or business prospects.

The completion of the Merger is subject to a number of conditions, and there can be no assurance that the conditions to the completion of the Merger will be satisfied. If the Merger is not completed, StemCells and/or Microbot, as applicable, will be subject to several risks, including:

•	the fact that most of the fees and expenses in connection with to the Merger, such as legal, accounting and transaction agent fees, must be paid even if the Merger is not completed;

•	the fact that it may be very difficult to retain StemCells’ remaining directors and employees long enough to pursue other alternatives;

•	the StemCells’ Board of Directors would need to reevaluate StemCells’ strategic alternatives, many of which may be less favorable to stakeholders, such as liquidation of the company;

•	StemCells may be delisted from the NASDAQ Capital Market for failure to comply with continued listing requirements;

•	neither StemCells nor Microbot would realize any of the anticipated benefits of having completed the Merger;

•	the price of StemCells’ stock may decline and remain volatile;

•	the note entered into in connection with the Merger Agreement would become due and payable; and

•	StemCells or Microbot could be subject to litigation related to any failure to consummate the Merger or any related action that could be brought to enforce StemCells’ or Microbot’s obligations under the Merger Agreement.

In addition, if the Merger Agreement is terminated and StemCells’ Board of Directors determines to seek another business combination, there can be no assurance that it will be able to find a transaction that is superior or equal in value to the Merger.

StemCells is subject to the additional risk that if the Merger Agreement is terminated, StemCells will no longer have access to the interim financing provided in connection with the execution of the Merger Agreement, in which case StemCells would need to raise capital or obtain alternative financing to strengthen its cash position. If StemCells is unable to raise sufficient additional capital or obtain alternative financing to strengthen its cash position, StemCells may not be able to service its existing indebtedness and may be required to initiate bankruptcy proceedings.

The Merger Agreement and the voting agreements contain provisions that could discourage or make it difficult for a third party to acquire StemCells or Microbot prior to the completion of the Merger.

The Merger Agreement contains provisions that make it difficult to entertain a third-party proposal for an acquisition of StemCells. These provisions include the general prohibition on StemCells and Microbot soliciting or engaging in discussions or negotiations regarding any alternative acquisition proposal and the requirement that StemCells submit the StemCells Merger Proposals to a vote of our stockholders even if our Board of Directors changes its recommendation with respect to the StemCells Merger Proposals.

These provisions might discourage an otherwise interested third party from considering or proposing an acquisition of StemCells or Microbot, even one that may be deemed of greater value to StemCells stockholders or Microbot shareholders, as applicable, than the Merger.

If the Microbot Merger is not completed, StemCells may elect to liquidate its remaining assets, and there can be no assurances as to the amount of cash available to distribute to StemCells stockholders after paying StemCells’ debts and other obligations.

If the Merger is not completed, the Board of Directors of StemCells may elect to take the steps necessary to liquidate all of its remaining assets. The process of liquidation may be lengthy and StemCells cannot make any assurances regarding the timing of completing such a process. In addition, StemCells would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. There can be no assurance as to the amount of available cash, if any, that might be available to distribute to stockholders, if any, after paying the debts and other obligations and setting aside funds for reserves, nor as to the timing of any such distribution.

StemCells and Microbot have incurred and expect to continue to incur substantial transaction-related costs in connection with the Merger.

StemCells and Microbot have incurred, and expect to continue to incur, a number of non-recurring transaction-related costs associated with completing the Merger and combining the two companies. These fees and costs have been, and will continue to be, substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, severance and benefit costs, filing fees and printing costs. Additional unanticipated costs may be incurred in the combined company’s business, which may be higher than expected and could have a material adverse effect on the combined company’s financial condition and operating results.

If StemCells fails to continue to meet all applicable NASDAQ Capital Market requirements and NASDAQ determines to delist StemCells common stock, the delisting would impair StemCells’ ability to complete the Merger.

As a condition to completion the Merger, StemCells must maintain the listing of its common stock on NASDAQ and the combined company must be approved for listing on the NASDAQ Capital Market. In order to maintain that listing and receive approval for listing of the combined company, StemCells and the combined company must satisfy minimum financial and other requirements.

On July 14, 2016, StemCells received notices from NASDAQ, that (i) the closing bid price for StemCells common stock had been below $1.00 per share for the previous 30 consecutive business days, and therefore StemCells was not in compliance with the requirements for continued including on the NASDAQ Capital Market and (ii) because StemCells’ Market Value of Listed Securities, as defined by NASDAQ had been below

$35 million for the previous 30 consecutive business days, StemCells was not in compliance with the requirements for continued inclusion on the NASDAQ Capital Market. NASDAQ has notified StemCells that it has 180 days to regain compliance. On August 29 2016, StemCells regained compliance with the minimum bid price requirement for continued listing on the NASDAQ Capital Market, as the closing bid price of its common stock had been at least $1.00 per share for ten consecutive trading days. The Company remains non-compliant with NASDAQ’s Market Value of Listed Securities requirement, but continues to have until January 10, 2017 to regain compliance with this requirement.

While StemCells intends to engage in efforts to regain compliance and thus maintain its listing, there can be no assurance that StemCells will be able to regain compliance during the applicable time period. If NASDAQ determines to delist StemCells’ common stock, an important condition to consummation of the Merger will be frustrated, the delisting would adversely affect the market liquidity of StemCells common stock and adversely affect StemCells’ ability to obtain financing on acceptable terms, if at all.

The Exchange Ratio will not be adjusted in the event of any change in either StemCells’ stock price or Microbot’s share price.

In the Merger, each outstanding ordinary share of Microbot (with certain exceptions), by virtue of the Merger and without any action on the part of the parties to the Merger Agreement or the holders of shares of StemCells’ common stock, will be converted into the right to receive validly issued, fully paid and nonassessable shares of StemCells common stock pursuant to an established exchange ratio set forth in the Merger Agreement, which we refer to as the Exchange Ratio. This Exchange Ratio will not be adjusted for changes in the market price of either StemCells common stock or Microbot stock. However, the Exchange Ratio may be adjusted to eliminate the effect of certain events, including a reclassification, recapitalization, or stock split in the outstanding shares of the capital stock of either StemCells or Microbot.

Share price changes may result from a variety of factors (many of which are beyond our or Microbot’s control), including the following:

•	changes in StemCells’ and Microbot’s respective businesses, operations and prospects, or the market assessments thereof;

•	market assessments of the likelihood that the Merger will be completed; and

•	general market and economic conditions and other factors generally affecting the price of StemCells common stock or Microbot’s capital stock.

The price of StemCells common stock at the closing of the Merger may vary from the price on the date the Merger Agreement was executed and the date of the special meeting of StemCells stockholders. As a result, the market value of the merger consideration will also vary.

Provisions of Israeli law may delay, prevent or otherwise impede a merger with, or an acquisition of, Microbot, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each of Microbot and Merger Sub with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the Merger.

Because the Merger will result in an ownership change under Section 382 of the Internal Revenue Code (the “Code”) for StemCells, StemCells’ pre-Merger net operating loss carryforwards and certain other tax attributes will be subject to limitations.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Code, the corporation’s net operating loss carryforwards and certain other tax attributes arising prior to the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Merger will result in an ownership change of StemCells and, accordingly, StemCells’ use of net operating loss carryforwards and certain other tax attributes will be subject to an annual limitation after the Merger. Consequently, StemCells will likely be unable to utilize a material portion of its net operating loss carryforwards and other tax attributes to reduce its U.S. federal or state income tax liability.

Some of the directors and executive officers of StemCells and Microbot have interests in the Merger that may be different from, or in addition to, those of the other StemCells and Microbot shareholders.

When considering the recommendation by the Board of Directors of StemCells that the StemCells stockholders vote “for” each of the StemCells Merger Proposals, the StemCells stockholders should be aware that certain of the directors and executive officers of StemCells and Microbot have certain rights to indemnification and to directors’ and officers’ liability insurance that will be provided by the company in connection with the Merger. In addition, certain executive officers of StemCells have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the stockholders of StemCells and shareholders of Microbot.

Certain of Microbot’s current executive officers and directors are expected to own shares of common stock of the combined company and/or options to purchase shares of common stock of the combined company following the completion of the Merger. See “Principal Stockholders of Combined Company” beginning on page 163.

The Board of Directors of StemCells was aware of these potential interests and considered them in making their respective recommendations to approve the StemCells Merger Proposals.

Risks Relating to the Combined Company

Even if the Merger is consummated, StemCells and Microbot may fail to realize the anticipated benefits of the Merger.

The success of the Merger will depend on, among other things, the combined company’s ability to achieve its business objectives, including the successful development of its product candidates. If the combined company is not able to achieve these objectives, the anticipated benefits of the Merger may not be realized fully, may take longer to realize than expected, or may not be realized at all.

StemCells and Microbot have operated and, until the completion of the Merger, will continue to operate independently. Even if the Merger is completed, it is possible that the integration process could result in the disruption of each company’s ongoing business, an adverse impact on the value of StemCells’ assets, or inconsistencies in standards, controls, procedures or policies that could adversely affect the combined company’s ability to comply with reporting obligations as a public company, to satisfy StemCells’ obligations to third parties or to achieve the anticipated benefits of the Merger. Any delays in the integration process or inability to realize the full extent of the anticipated benefits of the Merger could have an adverse effect on the business prospects and results of operations of the combined company. Such an adverse effect may impact the value of the shares of the combined company’s common stock after the completion of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	combining the internal controls and historical records of StemCells and Microbot;

•	maintaining internal controls over financial reporting upon completion of the Merger;

•	using the combined company’s cash and other assets efficiently to develop the business of the combined company;

•	appropriately managing the liabilities of the combined company; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger.

In addition, Microbot could be materially adversely affected prior to the closing of the Merger, which could have a material adverse effect on the value of the combined company. StemCells is required under the Merger Agreement to complete the Merger despite: any changes in general economic or political conditions or the securities market in general, to the extent they do not disproportionately affect Microbot; any changes in or affecting the industries in which Microbot operates, to the extent they do not disproportionately affect Microbot; and any changes, effects or circumstances resulting from the announcement or pendency of the Merger Agreement or the completion of the contemplated transactions or compliance with the terms of the Merger Agreement. If any such adverse changes occur and the Merger is still completed, the combined company’s stock price may suffer. This in turn may reduce the value of the Merger to the stockholders of the combined company.

A failure by the combined company upon completion of the Merger to comply with the initial listing standards of the NASDAQ Capital Market may subject the stock to delisting from the NASDAQ Capital Market, which listing is a condition to the completion of the Merger.

As a condition to the Merger, StemCells must maintain the listing of StemCells common stock on NASDAQ. In addition, oftentimes a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Upon the completion of the Merger, the combined company will be required to meet the initial listing requirements to maintain the listing and continued trading of StemCells’ shares on the NASDAQ Capital Market. These initial listing requirements are more difficult to achieve than the continued listing requirements under which StemCells is now trading, including that StemCells (a) have a minimum bid price of at least $4 per share, (b) have a public float of at least $15 million and (c) have stockholders equity of at least $5 million. Based on information currently available, StemCells anticipates that it will be unable to meet the $4.00 minimum bid price initial listing requirement at the closing of the Merger unless it effects a reverse stock split. If StemCells is unable to satisfy these requirements, NASDAQ may notify StemCells that its stock will be subject to delisting from the NASDAQ Capital Market.

The combined company’s management will be required to devote substantial time to comply with public company regulations.

As a public company, the combined company will incur significant legal, accounting and other expenses. The rules implemented by the SEC and the NASDAQ Capital Market, impose various requirements on public companies, including those related to corporate governance practices. The combined company’s management and other personnel will need to devote a substantial amount of time to these requirements. Certain members of Microbot’s management, which will substantially continue as the management of the combined company, do not have experience in addressing these requirements.

Sarbanes-Oxley requires, among other things, that the combined company maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, the combined company must perform system and process evaluation and testing of its internal controls over financial reporting to allow management and the combined company’s independent registered public accounting firm to report on the effectiveness of its internal controls over financial reporting, as required by Section 404. The combined company’s compliance with Section 404 will require that it incur substantial accounting and related expenses and expend significant management efforts. The combined company may need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. Moreover, if the combined company is not able to comply with the requirements of Section 404, or if the combined company or its independent registered public accounting firm identifies deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses, the market price of the combined company’s stock could decline and the combined company could be subject to sanctions or investigations by the NASDAQ Capital Market, the SEC, or other regulatory authorities.

Either StemCells, Microbot or both may become involved in securities class action litigation that could divert management’s attention and harm the combined company’s business, and insurance coverage may not be sufficient to cover all costs and damages.

In the past, securities class action or shareholder derivative litigation often follows certain significant business transactions, such as the announcement of a merger. The combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the combined company’s business.

The market price of the combined company’s common stock after the Merger may be affected by factors different from those currently affecting the shares of StemCells common stock.

Upon completion of the Merger, holders of StemCells common stock and Microbot capital stock will become holders of the combined company’s common stock. StemCells’ business differs significantly from the business of Microbot and, accordingly, the results of operations of the combined company and the market price of the combined company’s common stock following the completion of the Merger may be significantly affected by factors different from those currently affecting StemCells’ independent results of operations.

The reverse stock split may not increase the combined company’s stock price over the long-term.

The principal purpose of the reverse stock split is to increase the per-share market price of StemCells’ common stock. It cannot be assured, however, that the reverse stock split will accomplish this objective for any meaningful period of time. In addition, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the proposed reverse stock split ratio, or result in any permanent or sustained increase in the market price of StemCells’ common stock, which is dependent upon many factors, including the combined company’s business and financial performance, general market conditions, and prospects for future success. Therefore, while the stock price of the combined company might meet the continued listing requirements for the NASDAQ Capital Market initially, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of the combined company’s common stock.

Although StemCells believes that the anticipated increase in the market price of the combined company’s common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for StemCells’ common stock.

The reverse stock split may lead to a decrease in the combined company’s overall market capitalization.

Should the market price of the combined company’s common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split may be viewed negatively by the market and, consequently, can lead to a decrease in the combined company’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse stock split levels, and accordingly, it cannot be assured that the total market value of StemCells’ common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on StemCells’ stock price due to the reduced number of shares outstanding after the reverse stock split.

The existing shareholders of Microbot will control the combined company for the foreseeable future, including the outcome of matters requiring shareholder approval and such control may prevent existing stockholders of StemCells from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined company’s stock price to decline.

Following the closing of the Merger, StemCells stockholders will own approximately 5% of the combined company, with the remaining 95% of the combined company ownership comprised 75% of existing Microbot shareholders and 20% by certain advisors (which includes an existing Microbot shareholder) pursuant to Section 5.29 of the Merger Agreement. As a result, after the consummation of the Merger, such entities and individuals will have the ability, acting together, to control the election of the combined company’s directors and the outcome of corporate actions requiring shareholder approval, such as: (i) a merger or a sale of the combined company; (ii) a sale of all or substantially all of the combined company’s assets; and (iii) amendments to the combined company’s articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to the combined company’s other shareholders and be disadvantageous to Microbot shareholders with interests different from those entities and individuals. Certain of these individuals will also have significant control over the combined company’s business, policies and affairs as officers or directors of the combined company. These stockholders may also exert influence in delaying or preventing a change in control of the combined company, even if such change in control would benefit the other stockholders of the combined company. In addition, the significant concentration of stock ownership may adversely affect the market value of the combined company’s common stock due to investors’ perception that conflicts of interest may exist or arise.

Material weaknesses may exist when the combined company reports on the effectiveness of its internal control over financial reporting for purposes of its reporting requirements.

A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of annual or interim financial statements would not be prevented or detected. Microbot has concluded that there is a material weakness in its internal control over financial reporting because it does not have a sufficient number of personnel with the appropriate level of experience and technical expertise to appropriately resolve non-routine and complex accounting matters or to evaluate the impact of new and existing accounting pronouncements on its consolidated financial statements while completing the financial statement close process. Until this design deficiency is remediated, there is more than a remote likelihood that a material misstatement to Microbot’s annual or interim consolidated financial statements could occur and not be prevented or detected by Microbot’s internal controls in a timely manner.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, following the completion of the Merger, the combined company will be required to assess the effectiveness of its internal control over financial reporting as of the end of its fiscal year. This assessment must include disclosure of any material weaknesses in the combined company’s internal control over financial reporting that is identified by management. The report must also contain a statement that the combined company’s independent registered public accounting firm has issued an attestation report on management’s assessment of such internal controls. If the combined company’s management or its independent registered public accounting firm identifies one or more material weaknesses in the combined company’s internal control over financial reporting, the combined company will be unable to assert that such internal control is effective. If the combined company is unable to assert that its internal control over financial reporting is effective because the material weakness identified above has not been remediated, or for any other reason, or if the combined company’s independent registered public accounting firm is unable to attest that the combined company’s management’s report is fairly stated or it is unable to express an opinion on the effectiveness of the combined company’s internal controls, investors could lose confidence in the accuracy and completeness of the combined company’s financial reports, which could have an adverse effect on the combined company’s stock price.

The combined company does not expect to pay cash dividends on its common stock.

It is anticipated that the combined company will retain its earnings, if any, for future growth and therefore the combined company does not anticipate paying cash dividends on its common stock in the future.

The combined company will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined company will incur significant legal, accounting and other expenses that Microbot did not incur as a private company, including costs associated with public company reporting requirements. The combined company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act and rules and regulations promulgated by the SEC and The NASDAQ Stock Market. These rules and regulations are expected to increase the combined company’s legal and financial compliance costs and to make some activities more time-consuming and costly. For example, not all members of the combined company’s management team have previously managed and operated a public company. The executive officers and other personnel of the combined company will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations may also make it difficult and expensive for the combined company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the combined company to attract and retain qualified individuals to serve on the combined company’s board of directors or as executive officers of the combined company, which may adversely affect investor confidence in the combined company and could cause the combined company’s business or stock price to suffer.

Anti-takeover provisions in the combined company’s charter and bylaws under Delaware law may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of the combined company difficult.

Provisions in the combined company’s certificate of incorporation and bylaws, which are identical to StemCells’ certificate of incorporation and bylaws, may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors. In addition, because the combined company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined company voting stock from merging or combining with the combined company. Although StemCells and Microbot believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing members of management.

There can be no assurance of the combined company obtaining the effectiveness of a resale registration statement or any other liquidity event.

No assurance can be given that the combined company will be able to obtain the effectiveness of a resale registration statement or other liquidity event will be consummated or that, if consummated, it would result in increased value of the shares of Common Stock.

Upon dissolution of the combined company, you may not recoup all or any portion of your investment.

In the event of a liquidation, dissolution or winding-up of the combined company, whether voluntary or involuntary, the proceeds and/or assets of the combined company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities, will be distributed to the stockholders of Common Stock on a pro rata basis, subject to any holders of our securities that have preferential rights over our Common Stockholders. There can be no assurance that we will have available assets to pay to the holders of Common Stock, or any amounts, upon such a liquidation, dissolution or winding-up of our Company. In this event, you could lose some or all of your investment.

The combined company may have unforeseen liabilities and any such liabilities could harm its business, prospects, financial condition and results of operations.

As part of the negotiation of the Merger Agreement, each party conducted due diligence on the other customary and appropriate for a transaction similar to the Merger. However, the due diligence process may not have revealed all material liabilities of the companies which may be asserted in the future against the combined company relating to its activities before the consummation of the Merger. In addition, the Merger Agreement contains closing conditions with respect to the net cash of StemCells being no less than zero at closing, subject to certain important exceptions. However, there can be no assurance that the combined company will not have additional liabilities upon the closing of the Merger that either party was unaware of. Any such liabilities that survive the Merger could harm the combined company’s business, prospects, financial condition and results of operations.

Risks Relating to Microbot

Risks Relating to Microbot’s Financial Position and Need for Additional Capital

Microbot has had no revenue and has incurred significant operating losses since inception and the combined company after the Merger is expected to continue to incur significant operating losses for the foreseeable future. The combined company may never become profitable or, if achieved, be able to sustain profitability.

Pro forma for the Merger, as if they had occurred as of June 30, 2016, Microbot had cash and cash equivalents of approximately $5.3 million. Microbot has incurred significant operating losses since its inception and expects to incur significant losses for the foreseeable future as Microbot continues its preclinical and clinical development programs for its existing product candidates, SCS and TipCAT; its research and development of any other future product candidates; and all other work necessary to obtain regulatory clearances or approvals for its product candidates in the United States and other markets. In the future, Microbot intends to continue conducting micro-robotics research and development; performing necessary animal and clinical testing; working towards medical device regulatory compliance; and, if SCS, TipCAT or other future product candidates are approved or cleared for commercial distribution, engaging in appropriate sales and marketing activities that, together with anticipated general and administrative expenses, will likely result in Microbot incurring further significant losses for the foreseeable future.

Microbot is a development-stage medical device company and currently generates no revenue from product sales, and may never be able to commercialize SCS, TipCAT or other future product candidates. Microbot does not currently have the required approvals or clearances to market or test in humans SCS, TipCAT or any other future product candidates and Microbot may never receive them. Following the Merger, Microbot does not anticipate generating significant revenues until the combined company can successfully develop, commercialize and sell products derived from its product pipeline, of which Microbot can give no assurance. Even if Microbot or any of its future development partners succeed in commercializing any of Microbot’s product candidates, Microbot may never generate revenues significant enough to achieve profitability.

Because of the numerous risks and uncertainties associated with its product development pipeline and strategy, Microbot cannot accurately predict when it will achieve profitability, if ever. Failure to become and remain profitable would depress the value of the combined company and could impair its ability to raise capital, which may force the combined company to curtail or discontinue its research and development programs and/or day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis.

Microbot’s business depends on the success of the SCS and the TipCAT, both of which are still in pre-clinical development. If Microbot is unable to obtain regulatory approval for or to successfully commercialize these products, its business will be materially harmed.

To date, the primary focus of Microbot’s product development has been on SCS, for the treatment of hydrocephalus and normal pressure hydrocephalus, or NPH, and TipCAT, a self-propelling, semi-disposable endoscope being developed initially for use in colonoscopy procedures. Successful continued development and ultimate regulatory approval or clearance of both SCS and TipCAT are critical to the future success of Microbot’s business. Microbot has invested, and will continue to invest, a significant portion of its time and financial resources in the development, pre-clinical and clinical testing of and obtaining regulatory authorization for SCS and TipCAT. Microbot will need to raise sufficient funds to successfully complete its development of these products. The future regulatory and commercial success of SCS and TipCAT is subject to a number of risks, including the following:

•	Microbot may not have sufficient financial and other resources to complete the necessary clinical trials for SCS and TipCAT;

•	If clinical trials are required for FDA clearance or approval of SCS or TipCAT, Microbot may not be able to obtain adequate evidence from such clinical trials of safety and effectiveness in order to receive the applicable clearance or approval from the FDA; and

•	Microbot does not know the degree to which SCS or TipCAT will be accepted and adopted by physicians, patients and payors, even if approved or cleared by FDA for commercial marketing.

If Microbot is unable to successfully navigate these risks and achieve commercial success for its products, its business will be significantly harmed and Microbot may never become profitable.

Microbot has a limited operating history, which may make it difficult to evaluate the prospects for the combined company’s future viability.

Microbot has a limited operating history upon which an evaluation of its business plan or performance and prospects can be made. The business and prospects of Microbot must be considered in the light of the potential problems, delays, uncertainties and complications that may be encountered in connection with a newly established business. The risks include, but are not limited to, the possibility that Microbot will not be able to develop functional and scalable products, or that although functional and scalable, its products will not be economical to market; that its competitors hold proprietary rights that may preclude Microbot from marketing such products; that its competitors market a superior or equivalent product; that Microbot is not able to upgrade and enhance its technologies and products to accommodate new features and expanded service offerings; or the failure to receive necessary regulatory clearances or approvals for its products. To successfully introduce and market its products at a profit, Microbot must establish brand name recognition and competitive advantages for its products. There are no assurances that Microbot can successfully address these challenges. If it is unsuccessful, Microbot and its business, financial condition and operating results could be materially and adversely affected.

Microbot’s operations to date have been limited to organizing the company, entering into licensing arrangements to initially obtain rights to its technologies, developing and securing its technologies, raising capital, developing regulatory and reimbursement strategies for its product candidates and preparing for pre-clinical and clinical trials of the SCS and TipCAT. Microbot has not yet demonstrated its ability to successfully complete development of any product candidate, obtain marketing clearance or approval, manufacture a commercial-scale product or arrange for a third party to do so on its behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions made about Microbot’s future success or viability may not be as accurate as they could be if Microbot had a longer operating history.

Microbot’s independent registered public accounting firm has noted that the continuation of Microbot as a business will be dependent on its ability to receive additional financing.

Based on Microbot’s limited operating history and the risks it faces, including uncertainties regarding the development of its product, Microbot’s independent registered public accounting firm has included an explanatory paragraph in its report on Microbot’s financial statements as of and for the years ended December 31, 2015 and December 31, 2014 elaborating on the business conditions Microbot faces. As Microbot expects to continue to incur significant operating costs and losses in connection with the development of its product and financing its business development operations, as of the date of the financial statements, the continuation of Microbot’s activities and its obligations are dependent upon the receipt of financing from its shareholders or new investors.

The combined company will need substantial additional funding. If the combined company is unable to raise capital when needed, it could be forced to delay, reduce or eliminate its product development programs or commercialization efforts.

To date, Microbot has funded its operations primarily through private placement offerings of debt and equity securities, grants and loans. From November 10, 2010 through June 30, 2016, Microbot received: (i) approximately $3.0 million from the issuance of Microbot’s series A preferred stock and the exercise of warrants to purchase Microbot’s series A preferred stock, (ii) approximately $0.9 million for research and development activities as a grant from the Office of the Chief Scientist in Israel, and (iii) approximately $1.2 million from existing shareholders of Microbot pursuant to convertible loan agreements. In addition, as a condition to the completion of the Merger, Microbot will conduct one or more private capital raises prior to the consummation of the Merger, pursuant to which Microbot expects to raise proceeds of no less than $4.0 million, which is referred to herein as the Microbot Private Placement.

Microbot does not know when, or if, the combined company will generate any revenue, but does not expect the combined company to generate significant revenue unless and until it obtains regulatory clearance or approval of and commercializes one of its current or future product candidates. It is anticipated that the combined company will continue to incur losses for the foreseeable future, and that losses will increase as the combined company continues the development of, and seeks regulatory review of, its product candidates, and begins to commercialize any approved or cleared products following a successful regulatory review.

Microbot expects the research and development expenses of the combined company to increase substantially in future periods as it conducts pre-clinical studies in large animals and potentially clinical trials for its product candidates, and especially if it initiates additional research programs for future product candidates. In addition, if the combined company obtains marketing clearance or approval for any of its product candidates, it expects to incur significant commercialization expenses related to product manufacturing, marketing and sales. Furthermore, upon the completion of the Merger, Microbot expects to incur additional costs associated with operating as a public company in the United States. Accordingly, the combined company will need to obtain substantial additional funding in connection with its continuing operations. If the combined company is unable to raise capital when needed or on attractive terms, it could be forced to delay, reduce or eliminate its research and development programs or any future commercialization efforts.

Microbot believes that the net cash of the combined company that will be available upon completion of the Merger will be sufficient to fund the combined company for at least 18 months and fund operations necessary to commercialize SCS and TipCAT.

The combined company may need to raise additional funds through equity offerings or otherwise in order to meet expected future liquidity needs, including the introduction of the SCS device into the hydrocephalus and NPH market, and introducing the TipCAT as a next-generation colonoscope. The combined company’s future capital requirements, generally, will depend on many factors, including:

•	the date that the Merger is completed;

•	the timing and outcomes of the product candidates’ regulatory reviews, subsequent approvals or clearances, or other regulatory actions;

•	the costs, design, duration and any potential delays of the clinical trials that could be conducted at the FDA’s request using Microbot’s product candidates;

•	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

•	the costs to maintain, expand and defend the scope of Microbot’s intellectual property portfolio;

•	the costs to secure or establish sales, marketing and commercial manufacturing capabilities or arrangements with third parties regarding same;

•	the combined company’s need and ability to hire additional management and scientific and medical personnel; and

•	the costs to operate as a public company in the United States, including the need to implement additional financial and reporting systems and other internal systems and infrastructure for the combined company’s business.

Raising additional capital may cause dilution to the combined company’s investors, restrict its operations or require it to relinquish rights to its technologies or product candidates.

Until such time, if ever, as the combined company can generate substantial product revenues, it expects to finance its cash needs through a combination of equity offerings, licensing, collaboration or similar arrangements, grants and debt financings. The combined company does not have any committed external source of funds. In addition to the Microbot Private Placement, the combined company may seek to raise additional capital at any time prior to, or financing soon after, completion of the Merger. To the extent that the combined company raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holder of the combined company’s common stock. Debt financing, if available, may involve agreements that include covenants limiting or restricting the combined company’s ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends or other distributions, selling or licensing intellectual property rights, and other operating restrictions that could adversely affect the combined company’s ability to conduct its business.

If the combined company raises additional funds through licensing, collaboration or similar arrangements, it may have to relinquish valuable rights to its technologies, future revenue streams, research and development programs or product candidates or to grant licenses on terms that may not be favorable to the combined company. If the combined company is unable to raise additional funds through equity or debt financings or other arrangements when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market product candidates that it would otherwise prefer to develop and market itself.

Limitations on the ability of smaller reporting companies to sell shares under a Form S-3 shelf registration statement may interfere with the combined company’s ability to execute financing transactions quickly or at all.

The combined company’s ability to raise capital using a shelf registration statement may be limited by, among other things, current SEC rules and regulations. Under these rules and regulations, the combined company must meet certain requirements to use a Form S-3 registration statement to raise capital without restriction as to the amount of the market value of securities sold under the Form S-3 registration statement. One such requirement is that the market value of the combined company’s outstanding common stock held by non-affiliates, or public float, be at least $75 million as of a date within 60 days prior to the date on which the securities are sold under the Form S-3 (and the date of any Form 10-K filing thereafter by the combined company, which is deemed a re-evaluation date). If the combined company does not meet that requirement, then the aggregate market value of securities sold by the combined company in a primary offering under a Form S-3 in any 12-month period is limited to an aggregate of one-third of the combined company’s public float. SEC rules and regulations require that the combined company periodically re-evaluate the value of its public float, and if, at a re-evaluation date, its public float is less than $75 million, the combined company would become subject to the one-third of public float limitation described above.

Following the closing of the Merger, the combined company’s public float is expected to be less than $75 million, so the combined company’s ability to utilize a Form S-3 registration statement for a primary offering of its securities will be restricted under these rules, and any such offering under a Form S-3 will be limited to raising an aggregate of one-third of the combined company’s public float. Alternatively, the combined company could elect to raise capital pursuant to an exemption from registration under the Securities Act, or under a Form S-1 registration statement, but either of these alternatives would likely increase the cost of raising additional capital when compared to the use of a Form S-3 registration statement. Furthermore, because of these limitations to using Form S-3 and the increased likelihood of greater costs and potential delays associated with the alternatives to using a Form S-3, the terms of any financing transaction that the combined company is able to conduct may be less favorable or may cause it to be unable to obtain capital in a timely manner.

Risks Relating to the Development and Commercialization of Microbot’s Product Candidates

Microbot’s business depends heavily on the success of its lead product candidates, the SCS and the TipCAT. If Microbot is unable to commercialize the SCS or the TipCAT or experiences significant delays in doing so, Microbot’s business will be materially harmed.

Microbot expects the animal studies for SCS to start by the end of 2016. Upon the completion of animal studies, Microbot may conduct clinical trials if they are requested by the FDA or if Microbot decides that the data from such trials would improve the marketability of the product candidate. The TipCAT is expected to enter animal studies in 2017. Upon the completion of animal studies, Microbot may conduct clinical trials if they are requested by the FDA or if Microbot decides that the data from such trials would improve the marketability of the product candidate. After all necessary clinical and performance data supporting the safety and effectiveness of each product candidate are collected, Microbot must still obtain FDA clearance or approval to market the device and those regulatory processes can take several months to several years to be completed. Therefore, Microbot’s ability to generate product revenues will not occur for at least the next few years, if at all, and will depend heavily on the successful commercialization of SCS and TipCAT in their respective intended markets. The success of each of these product candidates will depend on a number of factors, including the following:

•	the combined company’s ability, following completion of the Merger, to obtain additional capital;

•	successful completion of animal studies and, if necessary, human clinical trials and the collection of sufficient data to demonstrate that the device is safe and effective for its intended use;

•	receipt of marketing approvals or clearances from FDA and other applicable regulatory authorities;

•	establishing commercial manufacturing arrangements with one or more third parties;

•	obtaining and maintaining patent and trade secret protections;

•	protecting Microbot’s rights in its intellectual property portfolio;

•	establishing sales, marketing and distribution capabilities;

•	generating commercial sales of SCS and TipCAT, as applicable, if and when approved, whether alone or in collaboration with other entities;

•	acceptance of SCS and TipCAT, as applicable, if and when commercially launched, by the medical community, patients and third-party payors;

•	effectively competing with existing shunt and endoscope products on the market and any new competing products that may enter the market; and

•	maintaining quality and an acceptable safety profile of SCS and TipCAT, as applicable, following clearance or approval.

If Microbot does not achieve one or more of these factors in a timely manner or at all, Microbot could experience significant delays or an inability to successfully commercialize SCS and/or TipCAT, which would materially harm its business.

Microbot’s product candidates are subject to an uncertain and potentially lengthy domestic regulatory review process. If Microbot does not obtain and maintain the necessary regulatory authorizations from the Food and Drug Administration, Microbot will not be able to sell its product candidates in the United States.

Microbot’s product candidates and operations are subject to extensive regulation in the United States by the FDA under the agency’s medical device authorities. The FDA regulates the development, bench and clinical testing, manufacturing, labeling, storage, record-keeping, promotion, marketing sales, distribution and post-market support and reporting of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. Microbot expects its product candidates to be classified as Class II. In order to market Class II products for use in the United States, Microbot must first obtain clearance from the FDA pursuant to Section 510(k) of the Federal Food, Drug, and Cosmetic Act. Clearance under Section 510(k) requires a demonstration that a new device is substantially equivalent to another device with 510(k) clearance or grandfathered status or to a device that was reclassified from Class III to Class II or Class I.

If the FDA determines that the device or its intended use is not substantially equivalent to a predicate device, the device is automatically placed into Class III, requiring the submission of a premarket approval application (PMA). There is no guarantee that the FDA will agree with Microbot’s determination that a 510(k) notification is the appropriate regulatory pathway for its products, or that FDA will grant Microbot 510(k) clearance for its pipeline medical device products even if that pathway is accepted. Failure to obtain the necessary clearances for its products would adversely affect Microbot’s ability to grow its business. Delays in receipt or failure to receive the necessary clearances, or the failure to comply with existing or future regulatory requirements, could reduce our business prospects.

Devices that cannot be cleared through the 510(k) process due to lack of a predicate device but would be considered low or moderate risk (in other words, they do not rise to the level of requiring the approval of a PMA) may be eligible for the 510(k) de novo classification process. If FDA determines that either of Microbot’s product candidates is not eligible for a traditional 510(k), the Microbot device may still be eligible for the 510(k) de novo process.

Even if one or both of Microbot’s product candidates receives 510(k) clearance from FDA, under either the traditional pathway or the de novo 510(k) pathway, any subsequent modification that could significantly affect the device’s safety or effectiveness, or that would cause them to be marketed for additional indications for use, may require a new 510(k) clearance or a PMA for the modified products before Microbot will be permitted to market them in the United States. The FDA can require a manufacturer to cease U.S. marketing and/or recall the modified device until it is satisfied that the appropriate 510(k) clearance or PMA approval is obtained.

The FDA may not act favorably or quickly in its review of Microbot’s 510(k), de novo 510(k), or PMA submissions, as applicable, or Microbot may encounter significant difficulties and costs in its efforts to obtain FDA clearance or approval, any of which could delay or preclude its sale of its product candidates in the United States. Furthermore, the FDA may request additional data or require Microbot to conduct further testing, or compile more data, including clinical data and clinical studies, in support of its 510(k) submission or potentially a de novo 510(k).

Moreover, the regulatory policies affecting Microbot’s proposed product candidates can change at any time. The changes and their potential impact on Microbot’s business cannot be accurately predicted. For example, in 2011, the FDA announced a Plan of Action to modernize and improve the FDA’s premarket review of medical devices, and has implemented, and continues to implement, reforms intended to streamline the premarket review process. In addition, as part of the Food and Drug Administration Safety and Innovation Act of 2012, Congress enacted several reforms through the Medical Device Regulatory Improvements and additional miscellaneous provisions which will further affect both pre- and post-approval medical device regulation. Changes in the FDA 510(k) process could make clearance more difficult to obtain, increase delay, add uncertainty and have other significant adverse effects on Microbot’s ability to obtain and maintain clearance for its product candidates.

The FDA may also, instead of accepting any kind of 510(k) submission, classify a product as high-risk and require Microbot to submit a PMA for the initial clearance, which is typically a much more complex, lengthy and burdensome application than a 510(k) submission. To support a PMA, the FDA would likely require that Microbot conduct one or more clinical studies to demonstrate that the device is safe and effective. In some cases such studies may be requested for a 510(k) or de novo 510(k) as well. Microbot may not be able to meet the requirements to obtain 510(k) clearance or PMA approval, in which case the FDA may not grant any necessary clearances or approvals. In addition, the FDA may place significant limitations upon the intended use of its product candidates as a condition to a 510(k) clearance or PMA approval. Product applications can also be denied or withdrawn due to failure to comply with regulatory requirements or the occurrence of unforeseen problems following clearance or approval. Any delays or failure to obtain FDA clearance or approval of new products Microbot develops, any limitations imposed by the FDA on new product use or the costs of obtaining FDA clearance or approvals could have a material adverse effect on Microbot’s business, financial condition and results of operations.

Failure to comply with the regulations or obtain the approvals described above could have a material adverse effect on Microbot’s business, financial condition and results of operations. There can be no assurance that clinical trials will meet desired endpoints, produce meaningful or useful data and be free of unexpected adverse effects, and such uncertainty could preclude or delay market clearance or authorizations resulting in significant financial costs and reduced revenue.

At this time, Microbot does not know whether the FDA will require it to submit clinical data in support of its future marketing applications for either product candidate.

Microbot anticipates that each of its existing product candidates, SCS and TipCAT, will be classified by the FDA as Class II and thus be eligible for marketing pursuant to a cleared 510(k) notification. However, there is no guarantee that the FDA will agree with the Company’s determination or that the FDA would accept the predicate devices that Microbot intends to submit in its 510(k) notifications in order to establish that its new device product is substantially equivalent to one or more predicate devices. The FDA also may request additional data in response to a 510(k) notification, or require Microbot to conduct further testing or compile more data in support of its 510(k) submission or de novo 510(k), as appropriate. Such additional data could include clinical data that must be derived from human clinical studies that are designed appropriately to address the potential questions from the FDA regarding a proposed product’s safety or effectiveness.

In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, a company must, among other things, apply for and obtain

Institutional Review Board, or IRB, approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an Investigational Device Exemption, or IDE, application. Microbot may not be able to obtain FDA and/or IRB approval to undertake clinical trials in the United States for any new devices Microbot intends to market in the United States in the future. Any type of clinical study in humans requires the investment of substantial expense, professional resources and time. Moreover, the timing of the commencement, continuation and completion of any future clinical trial may be subject to significant delays attributable to various causes, including scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, failure of patients to complete the clinical trial, delay in or failure to obtain IRB approval to conduct a clinical trial at a prospective site, and shortages of supply in the investigational device.

The addition of one or more mandatory clinical trials to the development timeline for one or both Microbot product candidates would significantly increase the costs associated with developing and commercializing the product and delay the timing of U.S. regulatory authorization.

Unsuccessful animal studies, clinical trials or procedures relating to product candidates under development could have a material adverse effect on Microbot’s prospects.

The regulatory approval process for new products and new indications for existing products requires extensive data and procedures, including the development of regulatory and quality standards and, potentially, certain clinical studies. Unfavorable or inconsistent data from current or future clinical trials or other studies conducted by Microbot or third parties, or perceptions regarding such data, could adversely affect Microbot’s ability to obtain necessary device clearance or approval and the market’s view of Microbot’s future prospects. Failure to successfully complete these studies in a timely and cost-effective manner could have a material adverse effect on Microbot’s prospects. Because animal trials, clinical trials and other types of scientific studies are inherently uncertain, there can be no assurance that these trials or studies will be completed in a timely or cost-effective manner or result in a commercially viable product. Clinical trials or studies may experience significant setbacks even if earlier preclinical or animal studies have shown promising results. Furthermore, preliminary results from clinical trials may be contradicted by subsequent clinical analysis. Results from clinical trials may also not be supported by actual long-term studies or clinical experience. If preliminary clinical results are later contradicted, or if initial results cannot be supported by actual long-term studies or clinical experience, Microbot’s business could be adversely affected. Clinical trials also may be suspended or terminated by us, the FDA or other regulatory authorities at any time if it is believed that the trial participants face unacceptable health risks.

Microbot has no prior experience in conducting clinical trials and will depend upon the ability of third parties, including contract research organizations, collaborative academic groups, future clinical trial sites and investigators, to conduct or to assist the Company in conducting clinical trials for its product candidates, if such trials become necessary.

As a development-stage, pre-clinical company, Microbot has no prior experience in designing, initiating, conducting and monitoring human clinical trials, if data from such trials become necessary in order to obtain regulatory clearance or approval of our product candidates. Should the FDA or another regulatory agency in a foreign market request clinical data to support the safety and effectiveness of Microbot’s product candidates, Microbot will depend upon its ability and/or the ability of future collaborators, contract research organizations, clinical trial sites and investigators to successfully design, initiate, conduct and monitor such clinical trials.

Failure by Microbot or by any of these future collaborating parties to timely and effectively initiate, conduct and monitor a future clinical trial could significantly delay or materially impair Microbot’s ability to complete those clinical trials and/or obtain regulatory clearance or approval of its product candidates and, consequently, could delay or materially impair its ability to generate revenues from the commercialization of those products.

If the commercial opportunity for SCS and TipCAT is smaller than Microbot anticipates, Microbot’s future revenue from SCS and TipCAT will be adversely affected and Microbot’s business will suffer.

If the size of the commercial opportunities in any of Microbot’s target markets is smaller than Microbot anticipates, Microbot may not be able to achieve profitability and growth. Microbot is developing SCS as a device for the treatment of hydrocephalus and NPH and is developing TipCAT as an endoscopic tool, with colonoscopy as the most immediate application of the TipCAT technology. Microbot expects its future revenues to be primarily derived from the sales of the SCS and TipCAT, neither of which has undergone an FDA pre-market review process necessary to commercialize the product candidate in the United States. It is difficult to predict the penetration, future growth rate or size of the market for Microbot’s product candidates.

The commercial success of the SCS and TipCAT will require broad acceptance of the devices by the doctors and other medical professionals who specialize in the procedures targeted by each device, a limited number of whom may be able to influence device selection and purchasing decisions. If Microbot’s technologies are not broadly accepted and perceived as having significant advantages over existing medical devices, then Microbot will not meet its business objectives. Such perceptions are likely to be based on a determination by medical facilities and physicians that Microbot’s product candidates are safe and effective, are cost-effective in comparison to existing devices, and represent acceptable methods of treatment. Microbot cannot assure that it will be able to establish the relationships and arrangements with medical facilities and physicians necessary to support the market uptake of its product candidates. In addition, its competitors may develop new technologies for the same markets Microbot is targeting that are more attractive to medical facilities and physicians. If doctors and other medical professionals do not consider Microbot product candidates to be suitable for application in the procedures we are targeting and an improvement over the use of existing or competing products, Microbot’s business goals will not be realized.

Customers will be unlikely to buy the SCS or the TipCAT unless Microbot can demonstrate that they can be produced for sale to consumers at attractive prices.

To date, Microbot has focused primarily on research and development of the first generation versions of the SCS and the TipCAT. Consequently, Microbot has no experience in manufacturing its product candidates, and intends to manufacture its product candidates through third-party manufacturers. Microbot can offer no assurance that either it or its manufacturing partners will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass produce its commercial products. Even if its manufacturing partners are successful in developing such manufacturing capability and quality processes, including the assurance of GMP-compliant device manufacturing, there can be no assurance that Microbot can timely meet its product commercialization schedule or the production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on Microbot’s business and financial results.

The proposed price of Microbot’s product candidates, once approved for sale, will be dependent on material and other manufacturing costs. Microbot cannot offer any assurances that its manufacturing partner will be able manufacture its product candidates at a competitive price or that achieving cost reductions will not cause a reduction in the performance, reliability and longevity of its product candidates.

Microbot has relied on, and intends to continue to rely on, third-party manufacturers to produce its product candidates.

Microbot currently relies, and expects to rely for the foreseeable future, on third-party manufacturers to produce and supply its product candidates, and it expects to rely on third parties to manufacture the commercialized products as well, should they receive the necessary regulatory clearance or approval. Reliance on third-party manufacturers entails risks to which Microbot would not be subject if Microbot manufactured its product candidates or future commercial products itself, including:

•	limitations on supply availability resulting from capacity, internal operational problems or scheduling constraints of third parties;

•	potential regulatory non-compliance or other violations by the third-party manufacturer that could result in quality assurance issues or government enforcement action that has a negative effect on Microbot’s product candidates and distribution strategy;

•	the possible breach of manufacturing agreements by third parties because of various factors beyond Microbot’s control; and

•	the possible termination or non-renewal of manufacturing agreements by third parties for various reasons beyond Microbot’s control, at a time that is costly or inconvenient to Microbot.

If Microbot is not able to maintain its key manufacturing relationships, Microbot may fail to find replacement manufacturers or develop its own manufacturing capabilities, which could delay or impair Microbot’s ability to obtain regulatory clearance or approval for its product candidates and could substantially increase its costs or deplete profit margins, if any. If Microbot does find replacement manufacturers, Microbot may not be able to enter into agreements with them on terms and conditions favorable to it and there could be a substantial delay before new facilities could be qualified and registered with the FDA and other foreign regulatory authorities.

If Microbot’s product candidates are not considered to be a safe and effective alternative to existing technologies, Microbot will not be commercially successful.

The SCS and TipCAT rely on new technologies, and Microbot’s success will depend on acceptance of these technologies by the medical community as safe, clinically effective, cost effective and a preferred device as compared to products of its competitors. Microbot does not have long-term data regarding efficacy, safety and clinical outcomes associated with the use of SCS or TipCAT. Any data that is generated in the future may not be positive or may not support the product candidates’ regulatory dossiers, which would negatively affect market acceptance and the rate at which its product candidates are adopted. Equally important will be physicians’ perceptions of the safety of Microbot’s product candidates because Microbot’s technologies are relatively new. If, over the long term, Microbot’s product candidates do not meet surgeons’ expectations as to safety, efficacy and ease of use, they may not become widely adopted.

Market acceptance of Microbot’s product candidates will also be affected by other factors, including Microbot’s ability to convince key opinion leaders to provide recommendations regarding its product candidates; convince distributors that its technologies are attractive alternatives to existing and competing technologies; supply and service sufficient quantities of products directly or through marketing alliances; and price products competitively in light of the current macroeconomic environment, which is becoming increasingly price sensitive.

Microbot may be subject to penalties and may be precluded from marketing its product candidates if Microbot fails to comply with extensive governmental regulations.

Microbot believes that its medical device product candidates will be categorized as Class II devices, which typically require a 510(k) or 510(k) de-novo premarket submission to the FDA. However, the FDA has not made any determination about whether Microbot’s medical product candidates are Class II medical devices and may disagree with that classification. If the FDA determines that Microbot’s product candidates should be reclassified as Class III medical devices, Microbot could be precluded from marketing the devices for clinical use within the United States for months, years or longer, depending on the specifics of the change in classification. Reclassification of any of Microbot’s product candidates as Class III medical devices could significantly increase Microbot’s regulatory costs, including the timing and expense associated with required clinical trials and other costs.

The FDA and non-U.S. regulatory authorities require that Microbot product candidates be manufactured according to rigorous standards. These regulatory requirements significantly increase Microbot’s production costs, which may prevent Microbot from offering products within the price range and in quantities necessary to meet market demands. If Microbot or one of its third-party manufacturers changes an approved manufacturing process, the FDA may need to review the process before it may be used. Failure to comply with applicable pre-market and post-market regulatory requirements could subject Microbot to enforcement actions, including warning letters, fines, injunctions and civil penalties, recall or seizure of its products, operating restrictions, partial suspension or total shutdown of its production, and criminal prosecution.

If Microbot is not able to both obtain and maintain adequate levels of third-party reimbursement for procedures involving its product candidates after they are approved for marketing and launched commercially, it would have a material adverse effect on Microbot’s business.

Healthcare providers and related facilities are generally reimbursed for their services through payment systems managed by various governmental agencies worldwide, private insurance companies, and managed care organizations. The manner and level of reimbursement in any given case may depend on the site of care, the procedure(s) performed, the final patient diagnosis, the device(s) utilized, available budget, or a combination of these factors, and coverage and payment levels are determined at each payor’s discretion. The coverage policies and reimbursement levels of these third-party payors may impact the decisions of healthcare providers and facilities regarding which medical products they purchase and the prices they are willing to pay for those products. Microbot cannot assure you that its sales will not be impeded and its business harmed if third-party payors fail to provide reimbursement for Microbot products that healthcare providers view as adequate.

In the United States, Microbot expects that its product candidates, once approved, will be purchased primarily by medical institutions, which then bill various third-party payors, such as the Centers for Medicare & Medicaid Services, or CMS, which administers the Medicare program through Medicare Administrative Contractors, and other government health care programs and private insurance plans, for the healthcare products and services provided to their patients. The process involved in applying for coverage and incremental reimbursement from CMS is lengthy and expensive. Moreover, many private payors look to CMS in setting their reimbursement policies and amounts. If CMS or other agencies limit coverage for procedures utilizing Microbot’s products or decrease or limit reimbursement payments for doctors and hospitals utilizing Microbot’s products, this may affect coverage and reimbursement determinations by many private payors.

If a procedure involving a medical device is not reimbursed separately by a government or private insurer, then a medical institution would have to absorb the cost of Microbot’s products as part of the cost of the procedure in which the products are used. At this time, Microbot does not know the extent to which medical institutions would consider insurers’ payment levels adequate to cover the cost of its products. Failure by hospitals and surgeons to receive an amount that they consider to be adequate reimbursement for procedures in which Microbot products are used could deter them from purchasing Microbot products and limit sales growth for those products.

Microbot has no control over payor decision-making with respect to coverage and payment levels for its medical device product candidates, once they are approved. Additionally, Microbot expects many payors to continue to explore cost-containment strategies (e.g., comparative and cost-effectiveness analyses, so-called “pay-for-performance” programs implemented by various public government health care programs and private third-party payors, and expansion of payment bundling initiatives, and other such methods that shift medical cost risk to providers) that may potentially impact coverage and/or payment levels for Microbot’s current product candidates or products Microbot develops in the future.

As Microbot’s product offerings are used across diverse healthcare settings, they will be affected to varying degrees by the different payment systems.

Clinical outcome studies for the SCS may not provide sufficient data to make Microbot’s product candidates the standard of care.

Microbot’s business plan relies on the broad adoption by surgeons of the SCS for primary shunt placement procedures to prevent shunt occlusions. Although Microbot believes the occurrence of shunt occlusion complications is well known among physicians practicing in the relevant medical fields, SCS may be adopted for replacement shunt surgeries only. Neurosurgeons may adopt SCS for primary shunt placement procedures only upon additional clinical studies with longer follow up periods, if at all. It may also be necessary to provide outcome studies on the preventative capabilities of the SCS in order to convince the medical community of its safety and efficacy. Clinical studies may not show an advantage in SCS based procedures in a timely manner, or at all, and outcome studies have not been designed at this time, and may be too large and too costly for Microbot to conduct. Both situations could prevent broad adoption of the SCS and materially impact Microbot’s business.

Microbot products may in the future be subject to mandatory product recalls that could harm its reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture that could pose a risk of injury to patients. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death, although in most cases this mandatory recall authority is not used because manufacturers typically initiate a voluntary recall when a device violation is discovered. In addition, foreign governmental bodies have the authority to require the recall of Microbot products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by Microbot or one of its distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any Microbot products would divert managerial and financial resources and have an adverse effect on Microbot’s financial condition and results of operations, and any future recall announcements could harm Microbot’s reputation with customers and negatively affect its sales. In addition, the FDA could take enforcement action, including any of the following sanctions for failing to timely report a recall to the FDA:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	detention or seizure of Microbot products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying requests for 510(k) clearance or premarket approval of new products or modified products;

•	withdrawing 510(k) clearances or other types of regulatory authorizations -that have already been granted;

•	refusing to grant export approval for Microbot products; or

•	criminal prosecution.

If Microbot’s future commercialized products cause or contribute to a death or a serious injury, Microbot will be subject to Medical Device Reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under FDA regulations, Microbot will be required to report to the FDA any incident in which a marketed medical device product may have caused or contributed to a death or serious injury or in which a medical device malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. In addition, all manufacturers placing medical devices in European Union markets are legally bound to report any serious or potentially serious incidents involving devices they produce or sell to the relevant authority in whose jurisdiction the incident occurred.

Microbot anticipates that in the future it is likely that we may experience events that would require reporting to the FDA pursuant to the Medical Device Reporting (MDR) regulations. Any adverse event involving a Microbot product could result in future voluntary corrective actions, such as product actions or customer notifications, or agency actions, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending Microbot in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

Microbot could be exposed to significant liability claims if Microbot is unable to obtain insurance at acceptable costs and adequate levels or otherwise protect itself against potential product liability claims.

The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Product liability insurance is expensive and may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent the successful commercialization of Microbot’s products, cause a significant financial burden on Microbot, or both, which in any case could have a material adverse effect on Microbot’s business and financial condition.

The results of Microbot’s research and development efforts are uncertain and there can be no assurance of the commercial success of Microbot’s product candidates.

Microbot believe that its success will depend in part on its ability to expand its product offerings and continue to improve its existing product candidates in response to changing technologies, customer demands and competitive pressures. As such, Microbot expects to continue dedicating significant resources in research and development. The product candidates and services being developed by Microbot may not be technologically successful. In addition, the length of Microbot’s product candidates and service development cycle may be greater than Microbot originally expected.

If Microbot fail to retain certain of its key personnel and attract and retain additional qualified personnel, Microbot might not be able to pursue its growth strategy effectively.

Microbot is dependent on its senior management, in particular Harel Gadot, Microbot’s Chief Executive Officer. Although Microbot believes that its relationship with members of its senior management is positive, there can be no assurance that the services of any of these individuals will continue to be available to Microbot in the future. Microbot’s future success will depend in part on its ability to retain its management and scientific teams, to identify, hire and retain additional qualified personnel with expertise in research and development and sales and marketing, and to effectively provide for the succession of senior management, when necessary. Competition for qualified personnel in the medical device industry is intense and finding and retaining qualified personnel with experience in the industry is very difficult. Microbot believes that there are only a limited number of individuals with the requisite skills to serve in key positions at Microbot, particularly in Israel, and it competes for key personnel with other medical equipment and technology companies, as well as research institutions.

Microbot does not carry, and does not intend to carry, any key man life insurance policies on any of its existing executive officers.

Risks Relating to International Business

If Microbot fails to obtain regulatory clearances in other countries for its product candidates under development, Microbot will not be able to commercialize these product candidates in those countries.

In order for Microbot to market its product candidates in countries other than the United States, Microbot must comply with the safety and quality regulations in such countries.

In Europe, these regulations, including the requirements for approvals, clearance or grant of Conformité Européenne, or CE, Certificates of Conformity and the time required for regulatory review, vary from country to country. Failure to obtain regulatory approval, clearance or CE Certificates of Conformity (or equivalent) in any foreign country in which Microbot plans to market its product candidates may harm its ability to generate revenue and harm its business. Approval and CE marking procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval or CE Certificate of Conformity in other countries might differ from that required to obtain FDA clearance. The regulatory approval or CE marking process in other countries may include all of the risks detailed above regarding FDA clearance in the United States. Regulatory approval or the CE marking of a product candidate in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval or a CE Certificate of Conformity in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval or a CE Certificate of Conformity in other countries or any delay or setback in obtaining such approval could have the same adverse effects described above regarding FDA clearance in the United States.

Microbot cannot be certain that it will be successful in complying with the requirements of the CE Certificate of Conformity and receiving a CE Mark for its product candidates or in continuing to meet the requirements of the Medical Devices Directive in the European Economic Area (EEA).

Israel’s Medical Devices Law generally requires the registration of all medical products with the Ministry of Health, or MOH, Registrar through the submission of an application to the Ministry of Health Medical Institutions and Devices Licensing Department, or AMAR. If the application includes a certificate issued by a competent authority of a “recognized” country, which includes Australia, Canada, the European Community Member States, Japan or the United States, the registration process is expedited, but is generally still expected to take 6 to 9 months for approval. If certification from a recognized country is not available, the registration process takes significantly longer and a license is rarely issued under such circumstances, as the MOH may require the presentation of significant additional clinical data. Once granted, a license (marketing authorization) for a medical device is valid for five years from the date of registration of the device, except for implants with a life-supporting function, for which the validity is for only two years from the date of registration. Furthermore, the holder of the license must meet several additional requirements to maintain the license. Microbot cannot be certain that it will be successful in applying for a license from the MOH for its product candidates.

Microbot operations in international markets involve inherent risks that Microbot may not be able to control.

Microbot’s business plan includes the marketing and sale of its proposed product candidates internationally, and specifically in Europe and Israel. Accordingly, Microbot’s results could be materially and adversely affected by a variety of factors relating to international business operations that it may or may not be able to control, including:

•	adverse macroeconomic conditions affecting geographies where Microbot intends to do business;

•	foreign currency exchange rates;

•	political or social unrest or economic instability in a specific country or region;

•	higher costs of doing business in certain foreign countries;

•	infringement claims on foreign patents, copyrights or trademark rights;

•	difficulties in staffing and managing operations across disparate geographic areas;

•	difficulties associated with enforcing agreements and intellectual property rights through foreign legal systems;

•	trade protection measures and other regulatory requirements, which affect Microbot’s ability to import or export its product candidates from or to various countries;

•	adverse tax consequences;

•	unexpected changes in legal and regulatory requirements;

•	military conflict, terrorist activities, natural disasters and medical epidemics; and

•	Microbot’s ability to recruit and retain channel partners in foreign jurisdictions.

Microbot’s financial results may be affected by fluctuations in exchange rates and Microbot’s current currency hedging strategy may not be sufficient to counter such fluctuations.

Microbot’s financial statements are denominated in U.S. dollars and the financial results of the combined company are expected to be denominated in U.S. dollars, while a significant portion of Microbot’s business is conducted, and a substantial portion of its operating expenses are payable, in currencies other than the U.S. dollar. Exchange rate fluctuations may have an adverse impact on Microbot’s future revenues or expenses as presented in the financial statements. Microbot may in the future use financial instruments, such as forward foreign currency contracts, in its management of foreign currency exposure. These contracts would primarily require Microbot to purchase and sell certain foreign currencies with or for U.S. dollars at contracted rates. Microbot may be exposed to a credit loss in the event of non-performance by the counterparties of these contracts. In addition, these financial instruments may not adequately manage Microbot’s foreign currency exposure. Microbot’s results of operations could be adversely affected if Microbot is unable to successfully manage currency fluctuations in the future.

Risks Relating to Microbot’s Intellectual Property

Microbot’s right to develop and commercialize its existing product candidates are subject to the terms and condition of a license granted to Microbot by Technion Research and Development Foundation Ltd and termination of the license with respect to one or both of the technology platforms underlying the product candidates would result in Microbot ceasing its development efforts for the applicable product candidate(s).

Microbot entered into a license agreement with Technion Research and Development Foundation Ltd., or TRDF, in 2012 pursuant to which Microbot obtained an exclusive, worldwide, royalty-bearing, sub-licensable license to certain patents and inventions relating to the SCS and TipCAT technology platforms. Pursuant to the terms of the license agreement, in order to maintain the license with respect to each platform, Microbot must use commercially reasonable efforts to develop products covered by the license, including meeting certain agreed upon development milestones. TRDF has the option to terminate a license granted with respect a particular technology in the event Microbot fails to meet a development milestone associated with such technology. Therefore, the failure to meet development milestones may lead to a complete termination of the applicable license agreement and result in Microbot ceasing its development efforts for the applicable product candidate. The milestones for SCS include commencing initial studies in humans by December 2018 and commencing a clinical trial, if necessary, by December 2019. The milestones for TipCAT include commencing initial studies in humans by December 2018 and commencing a full clinical trial, if necessary, by December 2020. Failure to meet any development milestone will give TRDF the right to terminate the license with respect to the technology underlying the missed milestone. Although Microbot expects to meet the milestone requirements, TRDF has demonstrated flexibility with respect to amending the terms of the license to extend the milestone dates.

Under the license agreement, Microbot is also subject to various other obligations, including obligations with respect to payment upon the achievement of certain milestones and royalties on product sales. TRDF may terminate the license agreement under certain circumstances, including material breaches by Microbot or under certain bankruptcy or insolvency events. In the case of termination of the license by Microbot without cause or by TRDF for cause, TRDF has the right to receive a non-exclusive license from Microbot with respect to improvements to the licensed technologies made by Microbot.

If TRDF were to terminate the license agreement or if Microbot was to otherwise lose the ability to exploit the licensed patents, Microbot’s competitive advantage could be reduced or terminated, and Microbot will likely not be able to find a source to replace the licensed technology.

However, if there is any future dispute between Microbot and TRDF regarding the respective parties’ rights under the license agreement, Microbot’s ability to develop and commercialize the SCS and TipCAT may be materially harmed.

Microbot may not meet its product candidates’ development and commercialization objectives in a timely manner or at all.

Microbot has established internal goals, based upon expectations with respect to its technologies, which Microbot has used to assess its progress toward developing its product candidates. These goals relate to technology and design improvements as well as to dates for achieving specific development results. If the product candidates exhibit technical defects or are unable to meet cost or performance goals, Microbot’s commercialization schedule could be delayed and potential purchasers of its initial commercialized products may decline to purchase such products or may opt to pursue alternative products, which would materially harm its business.

Intellectual property litigation and infringement claims could cause Microbot to incur significant expenses or prevent Microbot from selling certain of its product candidates.

The medical device industry is characterized by extensive intellectual property litigation. From time to time, Microbot might be the subject of claims by third parties of potential infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert the time and effort of Microbot’s management and operating personnel from other business issues. A successful claim or claims of patent or other intellectual property infringement against Microbot could result in its payment of significant monetary damages and/or royalty payments or negatively impact its ability to sell current or future products in the affected category and could have a material adverse effect on its business, cash flows, financial condition or results of operations.

If Microbot or TRDF are unable to protect the patents or other proprietary rights relating to Microbot’s product candidates, or if Microbot infringes on the patents or other proprietary rights of others, Microbot’s competitiveness and business prospects may be materially damaged.

Microbot’s success depends on its ability to protect its intellectual property (including its licensed intellectual property) and its proprietary technologies. Microbot’s commercial success depends in part on its ability to obtain and maintain patent protection and trade secret protection for its product candidates, proprietary technologies, and their uses, as well as its ability to operate without infringing upon the proprietary rights of others.

Microbot currently hold, through licenses or otherwise, an intellectual property portfolio that includes U.S. and international patents and pending patents, and other patents under development. Microbot intend to continue to seek legal protection, primarily through patents, including the TRDF licensed patents, for its proprietary technology. Seeking patent protection is a lengthy and costly process, and there can be no assurance that patents will be issued from any pending applications, or that any claims allowed from existing or pending patents will be sufficiently broad or strong to protect its proprietary technology. There is also no guarantee that any patents Microbot holds, through licenses or otherwise, will not be challenged, invalidated or circumvented, or that the patent rights granted will provide competitive advantages to Microbot. Microbot’s competitors have developed and may continue to develop and obtain patents for technologies that are similar or superior to Microbot’s technologies. In addition, the laws of foreign jurisdictions in which Microbot develops, manufactures or sells its product candidates may not protect Microbot’s intellectual property rights to the same extent as do the laws of the United States.

Adverse outcomes in current or future legal disputes regarding patent and other intellectual property rights could result in the loss of Microbot’s intellectual property rights, subject Microbot to significant liabilities to third parties, require Microbot to seek licenses from third parties on terms that may not be reasonable or favorable to Microbot, prevent Microbot from manufacturing, importing or selling its product candidates, or compel Microbot to redesign its product candidates to avoid infringing third parties’ intellectual property. As a result, Microbot may be required to incur substantial costs to prosecute, enforce or defend its intellectual property rights if they are challenged. Any of these circumstances could have a material adverse effect on Microbot’s business, financial condition and resources or results of operations.

Microbot has the first right, but not the obligation, to control the prosecution, maintenance or enforcement of the licensed patents from TRDF. However, there may be situations in which Microbot will not have control over the prosecution, maintenance or enforcement of the patents that Microbot licenses, or may not have sufficient ability to consult and input into the patent prosecution and maintenance process with respect to such patents. If Microbot does not control the patent prosecution and maintenance process with respect to the TRDF licensed patents, TRDF may elect to do so but may fail to take the steps that are necessary or desirable in order to obtain, maintain and enforce the licensed patents.

Microbot’s ability to develop intellectual property depends in large part on hiring, retaining and motivating highly qualified design and engineering staff and consultants with the knowledge and technical competence to advance its technology and productivity goals. To protect Microbot’s trade secrets and proprietary information, Microbot has entered into confidentiality agreements with its employees, as well as with consultants and other parties. If these agreements prove inadequate or are breached, Microbot’s remedies may not be sufficient to cover its losses.

Dependence on patent and other proprietary rights and failing to protect such rights or to be successful in litigation related to such rights may result in Microbot’s payment of significant monetary damages or impact offerings in its product portfolios.

Microbot’s long-term success largely depends on its ability to market technologically competitive product candidates. If Microbot fails to obtain or maintain adequate intellectual property protection, it may not be able to prevent third parties from using its proprietary technologies or may lose access to technologies critical to our product candidates. Also, Microbot currently pending or future patent applications may not result in issued patents, and issued patents are subject to claims concerning priority, scope and other issues.

Furthermore, Microbot has not filed applications for all of our patents internationally and it may not be able to prevent third parties from using its proprietary technologies or may lose access to technologies critical to its product candidates in other countries.

Risks Relating to Operations in Israel

Microbot’s headquarters are located in Israel, and therefore, political conditions in Israel may affect Microbot’s operations and results.

Microbot’s executive offices are located in Israel and the executive offices of the combined company are expected to be located in Israel. In addition, the majority of its directors, who may also be the directors of the combined company, are residents of Israel. Accordingly, political, economic and military conditions in Israel will directly or indirectly affect Microbot’s operations and results. Since the establishment of the State of Israel, a number of armed conflicts have taken place between Israel and its Arab neighbors. An ongoing state of hostility, varying in degree and intensity has led to security and economic problems for Israel. For a number of years there have been continuing hostilities between Israel and the Palestinians. This includes hostilities with the Islamic movement Hamas in the Gaza Strip, which have adversely affected the peace process and at times resulted in armed conflicts. Such hostilities have negatively influenced Israel’s economy as well as impaired Israel’s relationships with several other countries. Israel also faces threats from Hezbollah militants in Lebanon, from ISIS and rebel forces in Syria, from the government of Iran and other potential threats from additional countries in the region. Moreover, some of Israel’s neighboring countries have recently undergone or are undergoing significant political changes. These political, economic and military conditions in Israel could have a material adverse effect on Microbot’s business, financial condition, results of operations and future growth.

Political relations could limit Microbot’s ability to sell or buy internationally.

Microbot could be adversely affected by the interruption or reduction of trade between Israel and its trading partners. Some countries, companies and organizations continue to participate in a boycott of Israeli firms and others doing business with Israel, with Israeli companies or with Israeli-owned companies operating in other countries. Foreign government defense export policies towards Israel could also make it more difficult for us to obtain the export authorizations necessary for Microbot’s activities. Also, over the past several years there have been calls in Europe and elsewhere to reduce trade with Israel. There can be no assurance that restrictive laws, policies or practices directed towards Israel or Israeli businesses will not have an adverse impact on Microbot’s business.

Israel’s economy may become unstable.

From time to time, Israel’s economy may experience inflation or deflation, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. For these and other reasons, the government of Israel has intervened in the economy employing fiscal and monetary policies, import duties, foreign currency restrictions, controls of wages, prices and foreign currency exchange rates and regulations regarding the lending limits of Israeli banks to companies considered to be in an affiliated group. The Israeli government has periodically changed its policies in these areas. Reoccurrence of previous destabilizing factors could make it more difficult for Microbot to operate its business and could adversely affect its business.

Exchange rate fluctuations between the U.S. dollar and the NIS currencies may negatively affect Microbot’s operating costs.

A significant portion of Microbot’s expenses is paid in New Israeli Shekels, or NIS, but its financial statements are denominated in U.S. dollars. As a result, Microbot is exposed to the risks that the NIS may appreciate relative to the U.S. dollar, or the NIS instead devalues relative to the U.S. dollar, and the inflation rate in Israel may exceed such rate of devaluation of the NIS, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the U.S. dollar cost of Microbot’s operations in Israel would increase and Microbot’s U.S. dollar-denominated results of operations would be adversely affected. Microbot cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the NIS against the U.S. dollar.

Microbot’s primary expenses paid in NIS that are not linked to the U.S. dollar are employee expenses in Israel and lease payments on its Israeli facility. If Microbot is unsuccessful in hedging against its position in NIS, a change in the value of the NIS compared to the U.S. dollar could increase Microbot’s research and development expenses, labor costs and general and administrative expenses, and as a result, have a negative impact on Microbot’s profits.

Funding and other benefits provided by Israeli government programs may be terminated or reduced in the future and the terms of such funding may have a significant impact on future corporate decisions.

Microbot participates in programs under the auspices of the Israeli Office of the Chief Scientist, or OCS, for which it receives funding for the development of its technologies and product candidates. If Microbot fails to comply with the conditions applicable to this program, it may be required to pay additional penalties or make refunds and may be denied future benefits. From time to time, the government of Israel has discussed reducing or eliminating the benefits available under this program, and therefore these benefits may not be available in the future at their current levels or at all.

Microbot’s research and development efforts from inception until now have been financed in part through such OCS royalty bearing grants in an aggregate amount of US$893,673 through June 30, 2016. With respect to such grants Microbot is committed to pay royalties at a rate of between 3% to 3.5% on sales proceeds up to the total amount of grants received, linked to the dollar, plus interest at an annual rate of USD LIBOR. In addition, as a recipient of OCS grants, Microbot must comply with the requirements of the Israeli Encouragement of Industrial Research and Development Law, 1984, or the R&D Law, and related regulations. Under the terms of the grants and the R&D Law, Microbot is restricted from transferring any technologies, know-how, manufacturing or manufacturing rights developed using OCS grants outside of Israel without the prior approval of OCS. Therefore, if aspects of its technologies are deemed to have been developed with OCS funding, the discretionary approval of an OCS committee would be required for any transfer to third parties outside of Israel of the technologies, know-how, manufacturing or manufacturing rights related to such aspects. Furthermore, the OCS may impose certain conditions on any arrangement under which it permits Microbot to transfer technology or development outside of Israel or may not grant such approvals at all.

If approved, the transfer of OCS-supported technology or know-how outside of Israel may involve the payment of significant fees, which will depend on the value of the transferred technology or know-how, the total amount OCS funding received by Microbot, the number of years since the funding and other factors. These restrictions and requirements for payment may impair Microbot’s ability to sell its technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the amount of consideration available to Microbot’s shareholders in a transaction involving the transfer of technology or know-how developed with OCS funding outside of Israel (such as through a merger or other similar transaction) may be reduced by any amounts that Microbot is required to pay to the OCS.

Some of Microbot’s employees and officers are obligated to perform military reserve duty in Israel.

Generally, Israeli adult male citizens and permanent residents are obligated to perform annual military reserve duty up to a specified age. They also may be called to active duty at any time under emergency circumstances, which could have a disruptive impact on Microbot’s workforce.

It may be difficult to enforce a non-Israeli judgment against Microbot or its officers and directors.

Upon the consummation of the Merger, the operating subsidiary of the combined company will be incorporated in Israel. Some of Microbot’s executive officers and directors who will be executive officers and directors of the combined company are not residents of the United States, and a substantial portion of Microbot’s assets and the assets of its executive officers and directors are located outside the United States. Therefore, a judgment obtained against Microbot, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by an Israeli court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law often involves the testimony of expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against Microbot in Israel, it may be impossible to collect any damages awarded by either a U.S. or foreign court.

Risks Relating to Microbot’s Securities and Governance Matters

The existing shareholders of Microbot will control the combined company for the foreseeable future, including the outcome of matters requiring shareholder approval and such control may prevent existing stockholders of StemCells from influencing significant corporate decisions and may result in conflicts of interest that could cause the combined company’s stock price to decline.

Upon completion of the Merger, the existing shareholders of Microbot, including certain shareholders holding 5% or more of the total ownership interest in Microbot, and its executive officers and directors, and advisors with respect to the Merger will collectively own approximately 95% of the combined company’s outstanding shares of Common Stock. As a result, after the consummation of the Merger, such entities and individuals will have the ability, acting together, to control the election of the combined company’s directors and the outcome of corporate actions requiring shareholder approval, such as: (i) a Merger or a sale of the combined company, (ii) a sale of all or substantially all of the combined company’s assets, and (iii) amendments to the combined company’s articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to the combined company’s other shareholders and be disadvantageous to Microbot shareholders with interests different from those entities and individuals. Certain of these individuals will also have significant control over the combined company’s business, policies and affairs as officers or directors of the combined company. These stockholders may also exert influence in delaying or preventing a change in control of the combined company, even if such change in control would benefit the other stockholders of the combined company. In addition, the significant concentration of stock ownership may adversely affect the market value of the combined company’s common stock due to investors’ perception that conflicts of interest may exist or arise.

Anti-takeover provisions in the combined company’s charter and bylaws under Delaware law may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of the combined company difficult.

Provisions in the combined company’s certificate of incorporation and bylaws, which are identical to StemCells’ certificate of incorporation and bylaws, may delay or prevent an acquisition or a change in management. These provisions include a classified board of directors. In addition, because the combined company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined company voting stock from merging or combining with the combined company. Although StemCells and Microbot believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing members of management.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referred to or incorporated by reference into this proxy statement contain or may contain “forward-looking statements” of StemCells within the meaning of Section 21E of the Exchange Act, which is applicable to StemCells, but not Microbot, because StemCells, unlike Microbot, is a public company subject to the reporting requirements of the Exchange Act. For this purpose, certain statements contained herein, other than statements of historical fact, may be forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as “may”, “will”, “project”, “might”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, “continue” or “pursue” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents referred to or incorporated by reference and relate to a variety of matters, including but not limited to (i) the timing and anticipated completion of the Merger, (ii) the benefits expected to result from the Merger, (iii) the anticipated business of the combined company following the completion of the Merger, and (iv) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of management are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement and those that are referred to or incorporated by reference into this proxy statement. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:

•	any operational or cultural difficulties associated with the integration of the businesses of StemCells and Microbot;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger;

•	unexpected costs, charges or expenses resulting from the Merger;

•	risks relating to the completion of the Merger, including the risk that the required stockholder approvals might not be obtained in a timely manner or at all or that other conditions to the completion of the Merger will not be satisfied;

•	any difficulties associated with requests or directions from governmental authorities resulting from their reviews of the Merger; and

•	any changes in general economic and/or industry-specific conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to in this proxy statement, as of the date of those documents. StemCells disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

THE MERGER

Background of the Merger

This section and the section entitled “The Merger Agreement” beginning on page 71 describe the material aspects of the Merger, including the Merger Agreement. While StemCells believes that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement for a more complete understanding of the Merger and the Merger Agreement, including the Merger Agreement itself, which is attached as Annex A and the opinion of Carabiner LLC, which is attached as Annex B.

Background of the Merger

The Company’s Decision to Discontinue its Program in Age Related Macular Degeneration

In the fall of 2015, the Company’s leadership team was asked to develop and evaluate strategic alternatives with the aim of reaching a value inflection point for StemCells stockholders by late 2017. At the time, the Company had two ongoing Phase II clinical studies to evaluate its proprietary HuCNS-SC platform technology (highly purified human neural stem cells). The first clinical study, called the Radiant Study, was a controlled Phase II study testing HuCNS-SC cells in patients with the dry form of age related macular degeneration (“dry AMD”). The second clinical study, called the Pathway Study, was a controlled Phase II study testing HuCNS-SC cells in patients with chronic cervical spinal cord injury.

Both programs (dry AMD and spinal cord injury) were based on compelling pre-clinical and early clinical data. However, at September 30, 2015, the Company had reported cash and cash equivalents of approximately $21 million, and estimated that it would cost an additional $100 million to complete both Phase II studies. Towards the end of 2015, the capital market for small publicly traded life science companies was depressed, especially for those companies focused on regenerative medicine. Some were trading at or near all-time lows, as was the Company.

Accordingly, on December 7 and 8, 2015, the Company’s management team presented to the Board five possible operating plans, each with different anticipated impact on operations, headcount, cash requirements, financing opportunities, and likelihood of success. The Board considered and discussed, among other things, patient enrollment rates in both Phase II studies and the Company’s likely prospects for reaching a successful outcome in one or both clinical studies. Management presented alternative budgets ranging from approximately $40 million to approximately $100 million over a two- to three-year period, together with their related operating plans, timelines, and rationales. Management also presented different alternative approaches for the Company’s product development efforts, including the scale-up of cell manufacturing believed necessary to conduct pivotal clinical programs and commercial launch of a therapeutic based upon HuCNS-SC cells. Following discussion, the Board requested additional information largely relating to the Company’s product development efforts, which had become a significant percentage of the Company’s annual operating budget.

On December 16, 2015, the Board again met to discuss the different proposals from management for maximizing enterprise value by conserving corporate resources and focusing on only one of the Company’s two Phase II clinical studies. Management presented various recommendations including a possible reduction in force. Following discussion, the Board decided to discontinue the Company’s Radiant Study in dry AMD, focusing on the spinal cord injury program to substantially increase the Company’s likelihood for success.

Following this meeting, on December 23, 2015, the Company announced its strategic realignment to fully focus the Company’s resources on its proprietary HuCNS-SC cell platform technology for the treatment of chronic spinal cord injury. The decision to suspend the Company’s dry AMD program, including its Phase II Radiant Study and a reduction in force of approximately 25%, was expected to reduce operating costs by approximately $20 million. As part of this strategic realignment, the Company also began a process of actively seeking to divest non-core assets and pursue non-dilutive financing alternatives. These efforts were intended to reduce cash needs and reliance on capital markets for further funding, expedite enrollment in the ongoing Phase II Pathway study in spinal cord injury, and allow the Company to continue a more limited, but still viable, process development scale up for initiation of a pivotal study in spinal cord injury.

The Company’s Decision to Discontinue its Program in Spinal Cord Injury

As of the end of 2015, the Company had approximately $14.5 million in cash and cash equivalents, and a cash burn rate of approximately $2 million to $3 million per month. With the reduction in force and discontinuation of the Radiant Study, the Company anticipated needing more than $50 million to complete its Phase II Pathway Study in spinal cord injury and continue its planned product development activities, and the Company had a market valuation of just under $45 million. Market conditions, especially for small regenerative medicine companies, remained challenging.

In January and February 2016, the Company reviewed and considered various financing proposals received from potential investors and various investment banks and other intermediaries. On February 25, 2016, the Board approved resolutions to raise funds through either a preferred stock or common stock financing, with the target to raise gross proceeds of not less than $5 million and up to approximately $16 million. On March 8, 2016, the Company initiated a confidentially marketed public offering of common stock and common stock warrants (the “2016 CMPO”). The Company raised just over $8 million in the 2016 CMPO. As part of the financing, the Company’s underwriters required a lockup prohibiting the Company from conducting future equity financings for up to 120 days. During this time, recruitment in the Pathway Study continued on track and the 6-month and 9-month data from the first cohort of the Pathway Study remained encouraging. The trial was also beginning to attract media attention, although the Company’s stock price continued to remain below $0.40 per share.

With an anticipated need to raise at least $20 million in 2016 to advance the Pathway Study, on April 20, 2016, the StemCells Board of Directors approved both a proposal to further narrow the Company’s product development activities to reduce expenditures and a proposal to initiate a common stock rights offering. On May 23, 2016, after completing its 12:1 reverse stock split, the Company filed with the SEC a preliminary registration statement on Form S-1 for the planned rights offering.

However, by the end of May, the Company had received preliminary indications that some of the 12-month clinical data from the open cohort in the Pathway Study was less robust than the 6-month and 9-month data. While the 12-month data generally still showed an improvement over baseline for all patients in Cohort 1, the magnitude of the improvements appeared small and the possibility of a loss of improvement from 9-month time point to the 12-month time point called into question the durability of any clinical effect in this patient population. It was also unknown and unknowable whether less than robust 12-month data would be sufficiently compelling to successfully complete the Company’s planned rights offering.

The StemCells Board of Directors held seven meetings from May 9 until May 30, 2016. In each of these meetings, the main topic of discussion concerned the data from the Pathway Study and its potential significance to patients with chronic spinal cord injury and to the Company’s financing options. Some of the open questions included whether even small improvements in muscle strength and dexterity would translate into a meaningful improvement in quality of life for patients with complete paralysis and whether the data from such a small cohort of patients (just six patients) might be predictive of outcomes in the larger second cohort of patients, which at the time remained blinded to the Company.

Therefore, at the Board’s direction, the Company engaged several key opinion leaders, including clinicians familiar with spinal cord injury and those who helped develop the GRASSP measurements used to test the patients in the Pathway Study, to help answer these questions on an expedited basis. In addition, at its May 19, 2016 meeting, the Board approved management’s recommendation to unblind some of the data from the second cohort from the study in the hope of determining, one way or another, whether the Pathway Study was worth pursuing to completion.

The Company empaneled an Interim Analysis Data Monitoring Committee (the “IA-DMC”), consisting of three expert clinicians. With expert consultation and advice, the Company prepared a series of “go/no go” questions for the IA-DMC with the aim of using both data from Cohort 1 and unblinded data from Cohort 2 to assess the likelihood of success from the Pathway Study. The IA-DMC met on May 25, 2016 and determined that the data failed to clear most of the pre-established hurdles. In addition, after completing their assessments, the IA-DMC delivered to the Company the committee’s written recommendation to discontinue the study.

With this information in hand, the Board met again on May 27, 2016, to discuss, among other things, the data from the Pathway Study, its prospects for success, the Company’s cash needs, the methodologies and conclusions of the IA-DMC, and management’s assessments. Following an assessment of different options available to the Company, the Board concluded that in light of the available clinical data and the IA-DMC’s recommendation to discontinue the study, the Company’s prospects to raise sufficient funds to complete enrollment in the Pathway Study and collect final data were very poor. The Board therefore instructed management to discontinue the Pathway Study and cease all clinical trial related activities as promptly as possible. The Board also instructed management to prepare a wind down plan, with the aim of maximizing the Company’s residual enterprise value for all stakeholders, including stockholders and trade creditors.

The Decision to Enter into the Microbot Merger Agreement

Following the Board meeting held on May 27, 2016, the Company’s management considered various wind-down scenarios, including the possibility of pursuing alternative disease indications as well as the possibility of repurposing the Company to pursue pre-clinical testing of its recently announced genetically modified human neural stem cell. This preclinical research, which was being conducted in collaboration with researchers at Stanford University and which provided the basis for a newly filed patent application, was considered promising, but the Company’s overhead costs did not support a re-start of the business as a “new cell” discovery company. At this time, the Company had less than three months of cash on hand, and the likelihood of rapidly acquiring new technology in order to repurpose the business was also considered very low.

The Board met on May 30, 2016 to consider its strategic alternatives. As part of these deliberations, the Company’s legal counsel advised the Board on its fiduciary responsibilities and management reviewed alternative plans. These alternative plans included (i) the potential for monetizing or further developing any of StemCells’ prior clinical development programs, including its earlier programs in rare genetic disorders, (ii) possible business combinations with other healthcare companies with other technologies under development; and (iii) the possibility of liquidating StemCells and distributing any remaining cash to stockholders. The Board also considered the possibility of divesting Company assets, both hard assets and intellectual property, together with a potential combination with a company interested in combining with StemCells.

The following day, on May 31, 2016, the Company announced the termination of the Pathway Study and the Company’s plan to wind down operations. StemCells also began to evaluate measures to preserve its cash while maximizing stockholder value.

From the announced discontinuation of clinical activities on May 31 until execution of the Microbot Merger Agreement on August 15, 2016, the Company’s Board of Directors held twelve special meetings. The initial meetings, the ones held on June 2, 16 and 28 and July 8, 12 and 15, 2016, preceded the execution of the letter of intent with Microbot and focused on evaluating the strategic alternatives for the Company, the potential wind down scenarios and the monetization alternatives for the Company’s assets.

Early in the process, the Company solicited and received proposals for the possible engagement of an investment bank to help conduct one or more auctions of available assets. Most of the banks indicated that all the proposed transactions were likely too small to warrant an engagement, and none of the banks proposed engagement terms that were consistent with the Company’s limited cash resources and timeline. Moreover, following the announcement of the wind down, the Company received numerous unsolicited expressions of interest to acquire one or more of the identified bundles of assets. The Company also sent out invitations to many businesses that had, from time to time in the past, expressed an interest in either partnering with or acquiring StemCells or its technologies, whether for specific disease indications or otherwise. For these reasons, the Company elected not to engage an investment bank.

By mid-June, the Company had entered into approximately 60 confidentiality agreements with bidders interested in potentially acquiring different Company assets. Active negotiations followed with approximately 40 of these bidders.

Four bidders expressed an interest in the Company’s GMP manufacturing facility. It was decided from these negotiations that the deal structure would likely be an assignment of the Company’s real property lease in Sunnyvale, California, coupled with a sale of the equipment located at the facility and the retention of technical employees who had been separated by StemCells as part of its reduction in force. Four bidders expressed an interest in the Company’s proprietary animal models. Five bidders expressed an interest in the Company’s research and laboratory equipment. Approximately 30 bidders, many of which were from outside the United States, expressed an interest in the Company’s clinical research programs and/or intellectual property. Approximately 20 bidders, including Microbot, expressed an interest in combining with StemCells.

All these corporate opportunities were discussed and reviewed with the Company’s Board of Directors at its meetings in June and early July. In particular, at the board meeting held of June 16, management presented to the Board over 30 potential acquirers of Company assets. The StemCells Board of directors asked about, and discussed with management, the different technologies being developed by the companies that had expressed an interest in combining with StemCells, likely deal structures, the advantages of different deals for the Company’s stockholders and creditors, and likely preconditions to closing, among other things. With respect to bidders interested in combining with StemCells, management presented detailed information about each of the companies and their indications of interest, including (i) company-specific value drivers, such as descriptions of each company’s clinical programs and potential fund-raising ability to support its programs, and (ii) transaction-specific value drivers, such as the valuation of the company, the proposed post-closing stock ownership split (i.e., what percentage ownership would StemCells’ stockholders continue to own in the company) and the ability to close a transaction.

By the end of June 2016, more than 30 bidders had conducted due diligence on different aspects of the Company and, after having advanced dozens of negotiations over the span of six weeks, the Company had made significant progress narrowing the field of viable transactions. First, the Company had selected an auction house, Heritage Partners, to auction off the Company’s laboratory and research equipment. Second, the Company determined that its plans to divest the GMP manufacturing facility had a reasonable chance of success in July, thereby potentially providing funds needed to extend the Company’s timeline for completing any other transaction, especially a business combination. Third, the Board determined that any business combination would require $1-2 million in transaction costs, not including those needed to file the Company’s Form 10-Q for the second quarter of fiscal year 2016.

At its meeting held on June 28, 2016, the Board of Directors of StemCells met again with management to review the entire landscape of ongoing negotiations, with the intent of selecting a subset to advance to the next round of consideration. Management presented approximately 40 potential bidders, ranging from those interested in acquiring certain Company patents to those interested in combining with the Company. Of these, approximately twenty had submitted term sheets or other non-binding expressions of interest; twelve of these, including Microbot’s, involved some form of business combination.

Of these twelve, management considered five as significantly less reliable, as they were made by bidders that appeared to lack funds sufficient to complete the proposed transaction without unspecified third party funding. The remaining seven bidders had presented preliminary non-binding indications of interest with the following terms:

Bidder	Proposed Transaction Structure	Key Proposed Terms
Microbot	Business combination	Current StemCells stockholders to retain approximately 5%; approximately $1.2MM bridge funding to offset transaction costs, plus additional funds to pay down liabilities

Bidder A	Business combination	$5MM bridge loan upon execution of merger agreement; current StemCells stockholders to retain approximately 1%; stated interest in pursuing HuCNS-SC cells in AMD

Bidder B	Convertible debt and preferred stock issuance	Secured convertible debt of $4MM; purchase of preferred stock equal to 51% of the vote; stated interest in retaining some cell-based research activities

Bidder C	Business combination coupled with common stock financing	Current stockholders to retain approximately 8-10%; preconditioned on concurrent fundraising

Bidder D	Common stock issuance	Purchase of 51% for $5.5 million

Bidder E	Common stock issuance	Purchase of 77% for $15 million; stated interest in retaining some cell-based research activities

Bidder F	Common stock issuance	Purchase of approximately 60% for $5-6 million

As a consequence of the Company’s severe cash constraints and the high cash requirements for any business combination, the Board, at this meeting, concluded that one of the key preconditions for any merger transaction would be the willingness of an acquirer to provide a bridge loan to the Company to cover transaction costs, including those related to the preparation and filing of the Company’s Form 10-Q for the second quarter of 2016, which was due to be filed on or before August 9, 2016. The Board also expressed an interest in selecting a finalist with whom to focus StemCells’ limited time and resources to negotiate a definitive merger agreement.

Following this, Company management engaged in accelerated negotiations with Microbot and the remaining Bidders A-F. Each of these bidders was invited to submit final terms for an acquisition, which had to include a mechanism for immediate bridge funding to the Company.

On or about June 30, 2016, BMR-Pacific Research Center LP (“BMR”), the Company’s landlord at its Newark, CA facility, filed suit against StemCells claiming breach of the lease and damages in excess of $16 million (BMR v. StemCells, Inc., Alameda County Superior Court case no. RG16821619; hereinafter the “Lease Litigation”).

Bidder D passed on the Company’s technology and withdrew its offer. Bidders C, E and F each indicated that it was unprepared to provide bridge funding prior to the execution of definitive agreements and failed to offer a business case that the Board believed would offer value to StemCells stockholders.

Bidders A and B and Microbot (collectively, the “Three Finalists”), in contrast, all presented revised offers that included attempts to address the Company’s need for an immediate cash infusion. On July 5, Microbot submitted a revised letter of intent that included a commitment to provide a bridge loan of $530,000 upon execution of the term sheet and an additional bridge loan of $650,000 upon execution of the definitive merger agreement. On July 7, Bidder A submitted a revised term sheet that included a proposal to acquire the Company’s intellectual property for $2 million as a source of bridge funding for a subsequent business combination transaction. Furthermore, also on July 7, Bidder B submitted a revised term sheet which included provisions for a secured note for $1.2 million, payable in two tranches — the first for $530,000 in July and the second for $670,000 in August.

At its meeting held on July 8, 2016, the Board considered the revised terms proposed by the Three Finalists. The Board considered management’s final recommendations, including the assessment that only the Microbot proposal showed a workable path forward to provide funding to cover transaction costs, funding to pay down Company trade payables, and a proposal that would provide the Company’s stockholders with potential upside from a percentage ownership in the continuing company. The proposal from Bidder A remained preliminary and required significant additional due diligence from Bidder A, as the initial transaction (specifically, the sale of the Company’s IP for $2 million) was contingent on significant additional due diligence and would require transaction costs, transfer of IP to the Company’s foreign subsidiary, and the negotiation of an asset acquisition agreement. Bidder B’s revised proposal was unclear, proposing that all bridge loan money was contingent upon final due diligence to Bidder B’s satisfaction and execution of the definitive merger agreement documents, therefore failing to address the Board’s principal need for speedy funding. In addition, Bidder B had no clear solution for addressing the Company’s trade payables and other liabilities. It was also noted that, of the Three Finalists, Microbot had been the fastest and most focused in its negotiations and due diligence activities to date, which gave management higher confidence in Microbot’s ability to successfully negotiate definitive merger agreements before the Company’s 10-Q filing date. Accordingly, following this discussion and based on StemCells’ diligence and discussions with potential strategic partners, the Board agreed to narrow the focus of the process principally on Microbot.

Negotiation of the Microbot term sheet accelerated following the Board’s July 8 meeting. The negotiations primarily revolved around three items: (1) how to divide the value of StemCells’ intellectual property if monetized, (2) what cash commitment existed from the Investor to pay down StemCells’ trade payables and other liabilities, and (3) the Investor’s bridge funding commitment of approximately $1.2 million, so that the Company would have resources sufficient to complete the Merger.

During this time, the Company and the Investor began negotiating lending documents to provide for an immediate bridge loan to the Company of $530,000 to help fund transaction costs, including costs associated with the Company’s Form 10-Q filing for the second quarter of 2016. Concurrently, the Company and Microbot, together with their legal advisors, continued to negotiate terms within the letter of intent.

At its July 12, 2016 meeting, the Board was provided an update from management on progress in the negotiation of the letter of intent and the lending documents as well as an update on the Company’s efforts at settling the Lease Litigation. Additional negotiations followed.

At the July 15, 2016 Board meeting, management presented for possible approval a final letter of intent and secured lending documents for the Microbot transaction. The StemCells Board of Directors discussed and considered the options available to the company, including liquidation. Question were asked of, and answered by, management about the process of securing the proposed letter of intent, as well as final recommendations. At this time, the Board authorized management to enter into a period of exclusive negotiation with Microbot for a possible reverse triangular merger in which StemCells’ stockholders would continue to hold approximately 5% of the continuing company and with the aim of securing a bridge loan upon entering into a non-binding letter of intent by no later than July 22, 2016, so as to preserve the opportunity to complete an orderly wind-down and satisfaction of creditors if StemCells and Microbot were unable to successfully enter into a definitive merger agreement.

Discussions continued over the weekend, and it became clear that StemCells would not be able to enter into the Microbot letter of intent and receive the initial bridge loan of $530,000 unless the Company could successfully settle the Lease Litigation with BMR, its former landlord. In addition, BMR had, on July 12, filed an ex parte motion in the Lease Litigation seeking an attachment on all the Company’s assets.

At about this time, on July 13, StemCells successfully entered into an agreement with Miltenyi Biotec, Inc., the U.S. wholly-owned subsidiary of Miltenyi Biotech GmbH, an international research tools supplier, for the divestiture of the Company’s GMP manufacturing facility. This transaction brought $690,000 and reduced the Company’s overall severance costs. Shortly thereafter, on July 20, StemCells successfully completed the auction of its remaining research and laboratory equipment for gross proceeds of approximately $880,000.

While negotiations of the Microbot merger slowed as the Company defended itself in the Lease Litigation and successfully opposed the landlord’s ex parte motion, settlement discussions with BMR continued. At the end of July, the Company reached a tentative agreement for the settlement of the Lease Litigation, and the Microbot Investor agreed to increase its bridge loan offer by $800,000 to cover part of the litigation settlement costs. Thereafter, Microbot and StemCells, having just received the proceeds from the divestiture of its GMP manufacturing facility, modified the proposed term sheet to reflect a bridge loan of $2 million, payable upon execution of the definitive merger documents.

StemCells and Microbot executed the agreed-upon letter of intent on July 27, 2016 and the Company and BMR executed their settlement of the Lease Litigation on July 29, 2016.

Negotiation of definitive merger documents and more active due diligence of both companies began upon entering into the letter of intent. The drafting of the Merger Agreement began with a kick-off call on July 27 and culminated in the execution of the definitive deal documents, two and a half weeks later, on August 15, 2016.

Between July 27, when the parties executed the letter of intent, until August 15, when the parties entered into the definitive Merger Agreement, the Company’s Board met to discuss the proposed transaction six times.

At its July 29, 2016 meeting, the Board received and discussed an update on negotiations, the proposed mechanism for paying down StemCells’ payables, and mechanics for negotiating the definitive merger agreements.

On July 30, 2016, Ropes & Gray LLP (“Ropes”), outside corporate counsel to StemCells, Inc., distributed the initial draft of the merger agreement to representatives from Microbot and its advisors and legal counsel, Ruskin Moscou Faltischek PC (“Ruskin”), Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC (“Mintz Levin”) and Abraham Moran & Co., Microbot’s Israeli counsel (“Abraham”), as well as Investor’s representative and its advisors and legal counsel, GreenBlock Capital (“GreenBlock”) and Ellenoff Grossman & Schole LLP (“Ellenoff”). StemCells, Microbot and the Investor, together with their respective advisors (namely, Ropes, Ruskin, Mintz Levin, Abraham, GreenBlock, and Ellenoff), became the working group responsible for negotiating and drafting the definitive merger documents, the “Working Group.” StemCells also engaged local Israeli counsel, S. Horowitz & Co., for specific consultation and advice; and, on July 31, 2016, the Company engaged Carabiner LLC to advise the Board with respect to the potential transaction, and to potentially provide a fairness opinion with respect to the consideration to be paid in connection with the potential transaction.

From August 1 through August 9, 2016, the Working Group held daily calls during which the Working Group reviewed all aspects of the proposed transaction. During this period of time, StemCells’ management team and outside advisors, including Carabiner, conducted targeted due diligence with respect to each company’s financial position and funding opportunities as well as Microbot’s product development programs, especially focusing on the timing of reaching stated milestones and probability of success.

On August 2, 2016, Ruskin provided the Working Group with a mark-up of the proposed merger agreement.

The Working Group held an all hands drafting call on August 3, 2016 in an attempt to address some of these open items.

At a meeting on August 3, 2016, the Board discussed and considered the proposal to renegotiate StemCells’ outstanding warrants, the commitments being made by the Investor to fund the transaction, plans to monetize the Company’s intellectual property assets, and the desirability of paying down the Company’s payables, among other things.

On August 4, 2016, Ropes provided the Working Group with a revised draft of the proposed merger agreement, including a high-level issues list based on Ruskin’s mark-up of the merger agreement. The principal changes revolved around financing commitments from the Investor and interim operating covenants.

At a meeting on August 5, 2016, the Board further discussed and considered Microbot’s financial position and fundraising opportunities, the planned exchange of some of StemCells’ outstanding warrants, and the mechanism for funding of StemCells’ payables. For the second half of this meeting, a representative from the Investor attended the meeting to answer questions about Microbot, the Investor and its interest in Microbot’s product development programs.

At a meeting on August 9, 2016, the Board further discussed and considered the relative advantage of the merger against other alternatives available to the Company, including liquidation. The Company’s outside legal counsel presented an update on the negotiations and the deal terms reflected in the draft merger agreement, noting open issues and certain Israeli law considerations. Discussion focused on the commitments from the Investor to bridge the Company’s transaction costs, fund the pay down of StemCells’ payables and commit to making a substantial cash investment into Microbot prior to the closing of the merger.

On August 10, 2016, Ruskin provided the Working Group with a mark-up of the proposed merger agreement, following an all hands call. Additional changes were made to reconfirm the Investor’s side letter commitment to fund Microbot prior to the closing of the Merger.

On August 11, 2016, Ropes provided the Working Group with a revised draft of the proposed merger agreement, following an all hands call to cover open items, consisting principally of the dispute mechanism relating to the closing net cash calculation and certain aspects of Israeli law.

On August 12, 2016, Ruskin provided the Working Group with a mark-up of the proposed merger agreement, following a working group call covering last remaining open items, including assurance for Microbot (i) that the Company could satisfy all its liabilities with cash available, plus Investor’s committed funding, so that the Company could satisfy a net cash zero precondition to closing, and (ii) that the combined company could satisfy the NASDAQ listing requirements.

At its meeting on August 12, 2016, the Board further discussed and considered alternatives for monetizing the Company’s intellectual property assets, the nature of the proposed bridge loan and the collateral. The Company’s outside legal counsel presented the terms and conditions of the proposed lending agreements, including the initial secured note.

On August 14, 2016, Ropes provided the Working Group with a revised draft of the proposed merger agreement and on August 15, 2016, Ropes provided the Working Group with the final draft of the merger agreement.

On August 14, 2016, a telephonic meeting of the StemCells Board of Directors was held for the purpose of (i) determining whether to approve the transaction with Microbot and direct management to enter into the definitive merger agreement, and (ii) discussing any other viable potential courses of action for the Company, including liquidation. Attendees included all members of the StemCells Board of Directors (except Dr. Trounson who was absent for health reasons), members of StemCells’ management team, a representative from Carabiner, and a representative from Ropes & Gray, the Company’s outside corporate counsel in the transaction.

At the beginning of the meeting, the representative from Carabiner provided a detailed fairness presentation, during which directors’ questions were asked and answered. Following this, the representative from Carabiner orally presented its fairness opinion, which was confirmed by delivery of a written opinion dated August 14, 2016, that, as of that date, and based upon the assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid in the merger was fair, from a financial point of view, to StemCells.

Following this, the representative from Ropes reviewed for the Board the directors’ fiduciary duties, including duty of care, duty of loyalty and duties in a change of control transaction, and the applicable judicial review standards. In addition, StemCells’ management had prepared and delivered to the Board in advance of this meeting new cash flow projections factoring in anticipated transaction costs and the quantification of expected severance and other costs. During this presentation, questions were asked by directors and addressed by management, including a detailed discussion about the minimum cash closing requirement and StemCells’ comfort level of satisfying that condition under various scenarios.

The StemCells Board of Directors expressed consensus and satisfaction that a full and complete process had been run and that the appropriate corporate governance steps had been taken. The Board reiterated its view that the proposed transaction was the best opportunity for maximizing stockholder value, noting the objective merits of both (i) the process run, (ii) the ultimate selection of Microbot based on probability-of-success grounds, and (iii) the deal terms. After discussion, the StemCells Board of Directors then unanimously (i) determined that the Merger was advisable and in the best interests of StemCells and its stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and deemed the Merger Agreement advisable, and (iii) approved and determined to recommend the approval of the issuance of the shares of StemCells common stock in connection with the Merger.

Management was directed to sign the Merger Agreement. In the morning of August 15, 2016, the Merger Agreement was signed by Dr. Massey on behalf of the Company. On August 15, 2016, StemCells and Microbot issued a joint press release publicly announcing the signing of the definitive Merger Agreement.

Reasons for the Merger

Following the Merger, the combined company will focus on the development of robotics based medical devices for the treatment of cerebrospinal fluid and gastrointestinal disorders, as well as other conditions.

The StemCells Board of Directors considered the following factors in reaching its conclusion to approve the Merger and to recommend that the StemCells stockholders approve the issuance of shares of StemCells common stock in the Merger, all of which the Board viewed as supporting its decision to approve the business combination with Microbot:

•	The Board of Directors and management team of StemCells had undertaken a comprehensive and thorough process of reviewing and analyzing potential merger candidates to identify the opportunity that would, in the Board’s opinion, create the most value for StemCells stockholders, and with the greatest certainty for success.

•

The StemCells Board of Directors concluded, based in part on the judgment, advice and analysis of its management with respect to the potential strategic, financial and operational benefits of the Merger (which judgment, advice and analysis was informed in part by the business, technical, financial, accounting and legal due diligence investigation performed with respect to Microbot), that Microbot’s product candidates, the Self Cleaning Shunt and TipCAT, may provide new medical benefits for a large underserved patient population and thereby generate potential returns for StemCells stockholders and attract new investors to the combined company.

•	The commitment from the Investor to provide pre-closing financing to Microbot was considered by the StemCells Board of Directors to likely be sufficient for the immediate term for advancing Microbot’s products under development, given its business plans. The Board also considered the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of the StemCells public company structure with Microbot’s business to raise additional funds in the future, if necessary.

•	The Board concluded that the Microbot transaction provided the only reasonably viable path forward for satisfying a significant percentage of the Company’s outstanding trade payables, while concurrently providing its stockholders with a continuing interest.

•	The StemCells Board of Directors concluded that the Merger would provide the existing StemCells stockholders a meaningful opportunity to participate in the potential growth of the combined company following the Merger.

•	The StemCells Board of Directors considered Carabiner’s opinion to the Board as to the fairness to StemCells (attached hereto as Annex B), from a financial point of view and as of the date of the opinion, of the aggregate number of shares of StemCells common stock to be paid in the Merger.

The Board also reviewed the recent financial condition, results of operations and financial condition of StemCells, including:

•	the lack of success in developing StemCells’ lead product candidate, HuCNS-SC cells, and the unlikeliness that such circumstances would change for the benefit of its stockholders in the foreseeable future;

•	the loss of virtually all operational capabilities of StemCells, and the risks associated with continuing to operate StemCells on a stand-alone basis;

•	current financial market conditions and historical market prices, volatility and trading information with respect to StemCells common stock;

•	the low likelihood for obtaining a superior offer from an alternative purchaser in light of the other potential strategic buyers previously identified and contacted by, or on behalf of, StemCells and the risk of losing the proposed transaction with Microbot; and

•	the projected liquidation value of StemCells and the risks, costs and timing associated with liquidating compared to the value StemCells stockholders will receive in the Merger, including the fact that the Company had trade payables and other liabilities far in excess of any likely realizable value for the remaining assets in the Company.

The StemCells Board of Directors also reviewed the terms of the Merger and associated transactions, including:

•	that the number of shares of StemCells common stock to be issued in the Merger is fixed based on the relative valuations of the companies, and thus the relative percentage ownership of StemCells stockholders and Microbot shareholders immediately following the completion of the Merger is similarly fixed;

•	the limited number and nature of the conditions to Microbot’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Merger will be consummated on a timely basis;

•	the respective rights of, and limitations on, StemCells and Microbot under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should StemCells or Microbot receive a superior proposal;

•	the voting agreements, pursuant to which officers, directors and certain shareholders of Microbot agreed, solely in their capacity as shareholders, to vote shares of their Microbot capital stock covering more than 50% of the outstanding shares of Microbot (on an as-converted to common stock basis) in favor of adoption of the Merger Agreement;

•	the fact that Microbot would as promptly as practicable solicit the approval of its shareholders to adopt the Merger Agreement and approve the Merger and other transactions contemplated by the Merger Agreement;

•	the commitment by the Investor to fund an initial bridge loan of $2 million to cover transaction costs and the costs associated with the Company’s settlement of the Lease Litigation;

•	the commitment by the investor to fund up to an additional $2 million to allow the Company to pay down payables and other liabilities; and

•	the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the StemCells Board of Directors also considered a variety of risks and other countervailing factors related to entering into the Merger, including:

•	the substantial expenses to be incurred in connection with the Merger, including the costs associated with any related litigation;

•	the risk that the combined company would fail to satisfy the initial listing standards of the NASDAQ Capital Market, or one of the other conditions to closing;

•	the possible volatility, at least in the short term, of the trading price of StemCells common stock resulting from the Merger announcement;

•	the risk that the Merger might not be consummated in a timely manner or at all, the potential adverse effect of the public announcement of the Merger and the potential adverse effect of the delay or failure to complete the Merger on the reputation of StemCells;

•	the risk to the business of StemCells, operations and financial results in the event that the Merger is not consummated, including the diminution of StemCells’ cash and its likely inability to raise additional capital through the public or private sale of equity securities;

•	the strategic direction of the combined company following the completion of the Merger, which will be determined by the Board of Directors as designated by Microbot; and

•	various other risks associated with the combined organization and the Merger, including those described in the section entitled “Risk Factors” in this proxy statement.

The foregoing information and factors considered by the StemCells Board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Board may have given different weight to different factors. The StemCells Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the StemCells management team and the legal and financial advisors of StemCells, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of the Financial Advisor to the StemCells Board of Directors

On August 14, 2016, Carabiner rendered its oral opinion to the StemCells Board of Directors, which opinion was subsequently confirmed in writing on August 14, 2016, that, as of the date of the written opinion and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the consideration to be paid by StemCells in the Merger was fair, from a financial point of view, to the StemCells stockholders.

The full text of the Carabiner Opinion, which sets forth assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Carabiner in connection with such opinion, is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement. StemCells urges you to carefully read the Carabiner Opinion, together with the following description thereof, in its entirety. The following is a summary of the material terms of the Carabiner Opinion and is qualified in its entirety by reference to the full text of such opinion.

Carabiner provided the Carabiner Opinion for the information and assistance of the StemCells Board of Directors in connection with its consideration of the Merger. The Carabiner Opinion addressed only the fairness, from a financial point of view, to the StemCells stockholders of the consideration to be paid in the Merger. The Carabiner Opinion was intended for the use and benefit of the StemCells Board of Directors. The Carabiner Opinion is not a recommendation to any StemCells stockholder or Microbot shareholder or any other person as to how such person should vote with respect to the Merger or take any other action in connection with the Merger or otherwise.

In connection with rendering the opinion described above and performing its related financial analyses, Carabiner:

•	Reviewed a draft of the Merger Agreement dated August 4, 2016;

•	Reviewed draft term sheets and commitment papers for the Financing Commitments;

•	Reviewed certain financial information about StemCells that was publicly available;

•	Reviewed a draft of StemCells’ Quarterly Report on Form 10-Q, which was filed on August 15, 2016;

•	Reviewed certain financial information provided by StemCells’ and Microbot’s respective management, including certain financial analyses, budgets, reports and other information;

•	Held discussions with various members of senior management of StemCells and Microbot concerning historical and current operations, financial conditions and prospects, including recent financial performance;

•	Reviewed the recent share trading price history of StemCells;

•	Reviewed the value of Microbot implied by the consideration and in its concurrent financing;

•	Reviewed the valuations of certain publicly traded companies that Carabiner viewed as comparable in certain respects to the business of Microbot;

•	Reviewed the financial terms of selected acquisition transactions involving companies in lines of business that Carabiner viewed as comparable in certain respects to the business of Microbot.

In addition, Carabiner conducted such other quantitative reviews, analysis and inquiries relating to Microbot as it considered appropriate in rendering its opinion.

In arriving at its opinion, Carabiner assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with, or reviewed by Carabiner and upon the respective assurances of the management of StemCells and Microbot that each of them was not aware of any material relevant developments or matters related to StemCells or Microbot, as applicable, or that may affect the Merger, that has been omitted or that remains undisclosed to Carabiner. The Carabiner Opinion does not address any legal, regulatory, tax, or accounting matters, as to which Carabiner understood that StemCells had obtained such advice as it deemed necessary from other qualified professionals. Carabiner did not conduct any independent verification of any financial projections of StemCells, Microbot, or the combined company following the Merger and expressed no opinion as to any such financial projections or the assumptions on which they were based.

In arriving at its opinion, Carabiner made no analysis of, and expressed no opinion as to, the adequacy of the reserves of StemCells or Microbot and relied upon information supplied to Carabiner by StemCells and Microbot as to such adequacy. Carabiner did not make any independent evaluations or appraisals of the assets or liabilities (including any contingent derivatives or off-balance sheet assets or liabilities) of StemCells or any of its subsidiaries or Microbot, and Carabiner was not furnished with any such evaluations or appraisals.

Carabiner assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement and any other agreement contemplated thereby are and will be true and correct as of the date or the dates made or deemed made, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and any other agreement contemplated thereby, and that all conditions to the completion of the Merger will be satisfied and the Merger, and the other transactions contemplated by the Merger Agreement, will be completed in accordance with the terms of the Merger Agreement without waiver, modification, or amendment of any material term, condition, or agreement set forth therein. Carabiner also assumed that the final form of the Merger Agreement would be substantially similar to the last draft of the Merger Agreement reviewed by Carabiner prior to the delivery of the Carabiner Opinion. Carabiner further assumed that any governmental, regulatory, and other consents and approvals contemplated by the Merger Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on StemCells, Microbot, or any of the potential benefits of the Merger.

In arriving at its opinion, Carabiner did not consider any effects of any share of Microbot capital stock held by Microbot or owned by StemCells or any of its subsidiaries, which shall be canceled in the Merger. In addition, Carabiner did not give any consideration to any terms or conditions of any other agreement to be entered into in connection with the Merger Agreement, including the terms or conditions of the voting agreements described elsewhere in this proxy statement.

The Carabiner Opinion was based on economic, market, financial, and other conditions existing, and on the information made available to Carabiner, as of the date of such opinion, and Carabiner assumed no obligation to update, revise or reaffirm such opinion, unless otherwise mutually agreed to by the StemCells Board of Directors and Carabiner. Carabiner noted that subsequent developments may affect the conclusion reached in the Carabiner Opinion.

The Carabiner Opinion addressed solely the fairness, from a financial point of view, to the StemCells stockholders of the Exchange Ratio. The Carabiner Opinion does not in any way address other terms or conditions of the Merger or the Merger Agreement, including the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Merger Agreement, nor does the Carabiner Opinion address, and Carabiner expressed no opinion with respect to, the solvency of StemCells or Microbot or the impact thereon of the Merger. The Carabiner Opinion does not address the StemCells Board of Directors’

underlying business decision to proceed with the Merger, the relative merits of the Merger compared to other alternatives available to StemCells, or whether such alternatives exist. Carabiner did not express any opinion as to what the value of the shares of StemCells common stock will be when issued to holders of Microbot capital stock pursuant to the Merger or the prices or ranges of prices at which shares of StemCells common stock will trade at any time, including following the announcement or completion of the Merger. The Carabiner Opinion does not in any manner address (and Carabiner was not required to opine as to) the fairness of the amount or nature of, or any other aspects related to, compensation to be received by any officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise.

The following is a summary of the material financial analyses delivered by Carabiner to the StemCells Board of Directors in connection with rendering the Carabiner Opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Carabiner. The order of the analyses described below does not represent the relative importance or weight given to those analyses by Carabiner. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of the corresponding summaries and are alone not a complete description of the financial analyses performed by Carabiner. Considering the data in the tables below without considering the corresponding full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of the financial analyses performed by Carabiner. Other than the guidance provided by the StemCells Board of Directors and senior management to Carabiner set forth in this proxy statement, no instructions were given to or limitations imposed upon Carabiner by the StemCells Board of Directors or senior management with respect to the investigations made or procedures followed by it in rendering its opinion.

In furnishing its opinion, Carabiner did not attempt to combine the analyses described herein into one composite valuation range, nor did Carabiner assign any quantitative weight to any of the analyses or the other factors considered. Furthermore, in arriving at its opinion, Carabiner did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor in light of one another. Accordingly, Carabiner has stated that it believes that its analyses must be considered as a whole and that considering any portion of its analyses, without considering all of the analyses, could create a misleading or incomplete view of the process underlying its opinion or the conclusions to be drawn therefrom.

The results of the application by Carabiner of each of the valuation methodologies utilized in connection with its fairness opinion is summarized below.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Microbot common shares by reference to these companies, which could then be used to calculate implied exchange ratio ranges, Carabiner reviewed and compared specific financial data relating to Microbot with selected companies that Carabiner deemed comparable to Microbot. These companies each operate in segments of the medical device industry, have annual revenues up to $50 million, and a market capitalization of between $1 million and $80 million.

The selected comparable companies with respect to Microbot were:

•	Athleon, Inc.

•	Cognetix, Inc.

•	InspireMD, Inc.

•	Lombard Medical, Inc.

•	Medigus Ltd.

•	Sunshine Heart, Inc.

•	Viveve Medical, Inc.

•	Xtent, Inc.

Carabiner selected the comparable companies listed above because it considered their businesses and operating profiles to be reasonably similar to that of Microbot, as applicable.

Comparable Transaction Analysis

Carabiner reviewed the financial terms, to the extent publicly available, of acquisitions or reverse mergers in the United States during the past 24 months involving medical device companies that Carabiner deemed relevant, based on its professional experience. For each of the selected precedent transactions, Carabiner analyzed the revenues reported by the target company and compared these to the purchase price.

The table below summarizes the data points that Carabiner presented to the board of directors:

Target	Acquirer	Purchase Price	Reported Revenues
Unilens Vision Inc.	Valeant Pharmaceuticals International, Inc.	$28.5 million	$10 million
ViewRay, Inc.	N/A	$26.7 million	$8 million
Infraredx, Inc.	NIPRO Corporation	$80.0 million	$4 million
Creagh Gerard	Surmodics, Inc.	$32.0 million	$3.5 million
Interactive Motion Technologies, Inc.	Bionik Laboratories Corp.	$23.7 million	$2.0 million

Carabiner noted that the valuation data indicates that early stage revenue companies can achieve multiples of 3x to 10x of revenues in a merger or sale transaction but that publicly available market data for pre-revenue, development stage medical device companies is generally unavailable.

General Overview of Analyses; Other Considerations

The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Carabiner considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions Carabiner reached are based on all the analyses and factors presented, taken as a whole, and also on application of Carabiner’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Carabiner therefore gave no opinion as to the value or merit, standing alone, of any one or more parts of the analyses. Furthermore, Carabiner believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Carabiner’s analysis and opinion.

In performing its analyses, Carabiner made numerous assumptions with respect to industry performance, general business, regulatory, and economic conditions, and other matters, all of which are beyond Carabiner’s and many of which are beyond the control of StemCells or Microbot. Any estimates used by Carabiner in its analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

No single company or transaction used in the above analyses as a comparison is identical to StemCells, Microbot or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of Carabiner providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The Carabiner Opinion was one of the many factors taken into consideration by the StemCells Board of Directors in making its determination to approve the Merger. See the section entitled “The Merger—Reasons for the Merger.” Consequently, the analyses as described above should not be viewed as determinative of the opinion of the StemCells Board of Directors with respect to the Exchange Ratio or of whether the StemCells board of directors would have been willing to agree to a different exchange ratio. The Exchange Ratio was determined through arm’s-length negotiations between StemCells and Microbot and was approved by the StemCells Board of Directors. Carabiner did not recommend any specific amount of consideration or specific exchange ratio to StemCells or the StemCells Board of Directors or suggest that any specific amount of consideration or exchange ratio constituted the only appropriate consideration or exchange ratio for the Merger.

Carabiner has consented to the use of the Carabiner Opinion in this proxy statement; however, Carabiner has not assumed any responsibility for the form or content of this proxy statement, other than the Carabiner Opinion itself.

The StemCells Board of Directors selected Carabiner because of Carabiner’s reputation in the health care industry and experience in health care merger and acquisition transactions, including transactions similar to the Merger. Pursuant to an engagement letter agreement, dated as of July 19, 2016, Carabiner agreed to provide, an opinion as to the fairness, from a financial point of view, of the consideration to be paid or received in any such transaction. As compensation for Carabiner’s financial advisory services, StemCells paid a monthly retainer of $15,000 and, upon delivery of the fairness opinion, a fee of $150,000. In addition, StemCells also agreed to reimburse Carabiner for its reasonable out of pocket expenses, not to exceed $10,000, including attorney’s fees and expenses, and to indemnify Carabiner and its related parties against various liabilities in connection with Carabiner’s engagement.

Carabiner is regularly engaged in performing financial analyses with respect to businesses and securities in connection with mergers and acquisitions, and for other purposes.

Interests of the StemCells Directors and Executive Officers in the Merger

General

In considering the recommendation of the Board of Directors of StemCells with respect to the approval of the Merger Agreement, the Merger, the transactions contemplated by the Merger Agreement, and the other matters to be acted upon by the StemCells stockholders at the special meeting, the StemCells stockholders should be aware that certain members of the Board of Directors and executive officers of StemCells have interests in the Merger that may be different from, or in addition to, the interests of the StemCells stockholders. These interests relate to or arise from, among other things:

•	Upon completion of the Merger, certain current and former StemCells employees, including certain of its current and former named executive officers, may receive cash success fees, as described below under “The Merger — Golden Parachute Compensation;”

•	Certain indemnification obligations of Microbot following the Merger, as described under “The Merger Agreement — Indemnification of Directors and Officers”;

The Board of Directors of StemCells was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and to recommend, as applicable, that the StemCells stockholders approve the proposals to be presented to the StemCells stockholders for consideration at the special meeting as contemplated by this proxy statement.

Golden Parachute Compensation

Overview

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of StemCells’ named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section StemCells uses such term to describe the Merger-related compensation payable to StemCells’ named executive officers.

Severance and Change of Control Arrangements with StemCells’ Named Executive Officers

Following the announcement that StemCells would begin an orderly wind down of operations, StemCells entered into a trust agreement on June 16, 2016 with David A. Bradlow, as trustee, in order to establish a third party trust for the benefit of StemCells employees and, in particular, to help ensure the availability of funds necessary to satisfy its future commitments to exiting employees and tax authorities. At the time, and following a renegotiation of all its existing severance obligations owed to employees, StemCells transferred $2.3 million to fund the trust. This amount represented StemCells’ best estimate of (i) severances expected to become payable to employees upon the termination of their employment, (ii) anticipated accrued paid time off expected to be due at the time of their termination of employment, (iii) certain anticipated future employee wages, (iv) certain anticipated tax obligations, (v) potential retention bonuses payable in October, and (vi) anticipated costs associated with the administration of the trust. In all cases, the severance amounts contributed into the beneficial trust were net of the agreed-upon negotiated discounts of more than 50% from each employee’s original severance agreement with StemCells.

As part of this renegotiation of severances in June 2016, StemCells’ then current executive officers — Dr. Ian Massey (its then-President and Chief Executive Officer), Mr. Greg Schiffman (its then-Chief Financial Officer), and Mr. Ken Stratton (its General Counsel and current interim President) — each entered into a Severance Buy-Out, Compromise and Release agreement with the Company, each dated June 6, 2016, in which they amended their existing employment agreements to forfeit in excess of 50% of their severances otherwise payable in the event of their involuntary termination of employment other than for cause, whether following a change of control transaction or otherwise. In return, these severance amounts were deposited into the beneficial trust. In the case of Dr. Massey, StemCells contributed $219,808 into the trust to cover his severance payable and both employer and employee taxes owed of this payment. In the case of Mr. Schiffman, StemCells contributed $190,219 into the trust to cover his severance payable and both employer and employee taxes owed of this payment. In the case of Mr. Stratton, StemCells contributed $143,656 into the trust to cover his severance payable and both employer and employee taxes owed of this payment.

Also, in connection with the renegotiation of severances in June 2016, sixteen current and former employees of StemCells, including its three named executive officers, which we refer to collectively as the Close-out Team, entered into Cooperation and Consulting Agreements, also dated June 6, 2016, under which StemCells has agreed to pay the Close-out Team success payments generally equal to 15% of (i) the valuation ascribed to StemCells in a merger transaction such as the Merger and (ii) any proceeds received by the Company upon the successful disposition of certain Company assets in connection with the wind down of operations in return for their continued support of the business and its wind down activities even after the termination of their employment. The Company will divide any success fees in good faith either ratably based upon efforts made or in equal shares across all eligible members of the Close-out Team. Accordingly, upon completion of the Merger, certain of StemCells’ current and former named executive officers may receive the cash success fees included in the table below.

On or about August 1, 2016, the trustee released both to the approximately 50 impacted employees, including StemCells’ current and former executive officers all of whom had been given provisionally an August 1, 2016 termination date, and to tax authorities approximately $2.1 million from the trust, in all cases pursuant to the terms of the trust agreement. The amount was part of the approximately $3,800,000 recorded as wind-down expense in our Condensed Consolidated Statement of Operations.

Aggregate Amounts of Potential Compensation

The table below summarizes potential golden parachute compensation that each named executive officer could be entitled to receive from StemCells if the Merger is completed, as discussed above. It is currently expected that none of the named executive officers will continue to be employed by the combined company following the closing of the Merger and, accordingly, will be entitled to receive the severance and benefits described above and below. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described herein. Accordingly, the actual amounts, if any, to be received by such named executive officer may differ in material respects from the amounts set forth below.

For purposes of calculating such potential golden parachute compensation, StemCells has assumed that the Merger had occurred on September 1, 2016 and has further assumed that the named executive officers will incur a termination of employment on such date that would entitle them to the benefits set forth in the table below.

	Golden Parachute Compensation
	Cash(1)	Equity	COBRA Benefits(2)	Total
Ian Massey	$216,667	$—	$—	$216,667
Gregory Schiffman	$187,500	$—	$—	$187,500
Ken Stratton	$141,667	$—	$17,400	$159,067

(1)	Cash compensation represents negotiated lump sum severance benefits for each of Messrs. Massey, Schiffman and Stratton. Cash compensation does not include the officer’s expected portion of the payment estimated to be made to the Close-out Team, which the Board expects to determine upon the closing of the Merger and will not exceed $50,000 for any named executive officer.

(2)	In connection with their separation from the Company effective August 15, 2016, each of Messrs. Massey and Schiffman are receiving COBRA benefits for one year following their separation. Mr. Stratton is the only named executive officer who is continuing as an employee of the Company. Accordingly, upon his separation as of the closing date of the Merger (the “Closing Date”), Mr. Stratton is expected to begin receiving COBRA benefits within one year of such date.

Indemnification and Insurance.    For a description of the indemnification rights afforded to StemCells’ directors and officers under the Merger Agreement, see “The Merger Agreement — Indemnification of Directors and Officers.”

Limitations of Liability and Indemnification of the StemCells and Microbot Officers and Directors

Pursuant to the Merger Agreement, upon the completion of the Merger, the parties agreed that all rights to indemnification or advancement of expenses now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of StemCells or any of its subsidiaries, as provided for in their respective organizational documents in effect as of the date of the Merger Agreement, will continue to be honored and in full force and effect after the closing of the Merger.

The Merger Agreement also provides that StemCells will purchase a six-year “tail” policy under its existing directors’ and officers’ liability insurance policy, with an effective date as of the closing of the Merger.

Merger Consideration

At the effective time of the Merger, by virtue of the Merger and without any action on the part of the holders of Microbot capital stock, each then-outstanding share of Microbot capital stock will be automatically converted into the right to receive a number of shares of StemCells common stock equal to the Exchange Ratio. The Exchange Ratio will be determined immediately prior to the completion of the Merger by dividing (i) the product of (a) three times (b) the total number of outstanding shares of StemCells common stock calculated on a fully diluted basis (in other words, inclusive of all shares of StemCells common stock issuable upon conversion of any securities convertible into or exercisable or exchangeable for shares of StemCells common stock) as of immediately prior to the completion of the Merger (but after giving effect to the reverse stock split described elsewhere in this proxy statement and the issuance of the shares to certain Microbot advisors with respect to the Merger representing, in the aggregate, 20% of the combined company’s post-closing capitalization, as provided for in the Merger Agreement), by (ii) the total number of outstanding common shares of Microbot calculated on a fully diluted basis (in other words, inclusive of all shares of Microbot capital stock issuable upon conversion of any securities convertible into or exercisable or exchangeable for shares of Microbot common stock) as of immediately prior to the completion of the Merger. As a result, former shareholders of Microbot are expected to receive shares of StemCells common stock representing an aggregate of approximately 75% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis.

The Exchange Ratio

The Exchange Ratio is based on three times the number of shares of StemCells common stock outstanding (after giving effect to the reverse stock split and including all shares of StemCells common stock issuable upon the conversion of any convertible security and shares of StemCells common stock to be issued to certain advisors with respect to the Merger representing, in the aggregate, 20% of the combined company’s post-closing capitalization) divided by the number of common shares of Microbot outstanding, in each case calculated on a fully diluted basis immediately prior to the effective time of the Merger, and will not be determined until that time. Accordingly, any changes in the number of shares of outstanding capital stock of either StemCells or Microbot, as a result of option grants, option expirations, or issuance of new share capital, prior to the effective time of the Merger would result in a corresponding change to the Exchange Ratio.

For illustrative purposes only, based on the number of shares of StemCells common stock and Microbot capital stock outstanding, in each case calculated on a fully diluted basis, as of September 23, 2016, the last practicable date before the printing of this proxy statement, the Exchange Ratio (without giving effect to the proposed reverse stock split described elsewhere in this proxy statement, but after giving effect to the transactions contemplated by the Merger Agreement) would have been 26.6 shares of StemCells common stock for each share of Microbot capital stock.

No adjustments to the Exchange Ratio will be made based upon changes in the price of the StemCells common stock or the value of Microbot equity prior to the completion of the Merger. Changes in stock price or value may result from a variety of factors, including, among others, general market and economic conditions, changes in StemCells’ or Microbot’s respective businesses, operations, and prospects, the market assessment of the likelihood that the Merger will be completed as anticipated or at all, and regulatory considerations. Many of these factors are beyond StemCells’ or Microbot’s control.

As a result of any such changes in the price of the StemCells common stock, the aggregate market value of the shares of StemCells common stock that the Microbot shareholders will be entitled to receive at the effective time of the Merger could vary significantly from the value of such shares on the date of this proxy statement, the date of the StemCells special meeting, the date of the Microbot extraordinary general meeting of shareholders held on September 14, 2016 or the date on which the Microbot shareholders actually receive their shares of StemCells common stock.

Fractional Shares

No fractional shares of StemCells common stock will be issued to Microbot shareholders in connection with the Merger. Instead, the number of whole shares to be issued to any holder of Company Stock shall be rounded down to the nearest whole number of shares of StemCells common stock (after aggregating all fractional share will receive in connection with the Merger, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 72).

Effective Time of the Merger

The Merger Agreement requires the parties to complete the Merger after all of the conditions to the completion of the Merger contained in the Merger Agreement are satisfied or waived, including, among others, the adoption of the Merger Agreement by the shareholders of Microbot and stockholders of StemCells and the approval by the StemCells stockholders of the issuance of StemCells common stock and the amendment to StemCells’ amended and restated certificate of incorporation effecting the proposed reverse stock split, among other things. The Merger will become effective upon the issuance by the Israeli Companies Registrar, after the closing of the Merger, of the certificate of merger. The Israeli Companies Registrar will issue such certificate after Microbot and the Merger Sub file with the Israeli Companies Registrar all the necessary documents required by the ICL, including, inter alia, a merger proposal and a notice stating that all the preconditions to the merger were completed. Neither StemCells nor Microbot can predict the exact timing of the completion of the Merger, but according to the ICL the Israeli Companies Registrar will not issue the certificate of merger unless at least 50 days have elapsed since the filing of the merger proposal with the Companies Registrar and at least 30 days have elapsed since the approval of the merger by the shareholders of each of Microbot, which took place on September 14, 2016, and Merger Sub, which took place on August 14, 2016.

Regulatory Approvals

As of the date of this proxy statement, neither StemCells nor Microbot is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to complete the Merger. In Israel, because Microbot received certain grants from the OCS, Microbot must obtain the approval of the transactions contemplated by the Merger Agreement, including the Merger, of the OCS. As a pre-condition for the OCS approval, StemCells would need to sign an undertaking (following a standard form prescribed by the OCS) to comply, and cause Microbot to comply, following the Merger, with the OCS laws and regulations in respect of the grants Microbot received. In the United States, StemCells must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Capital Market in connection with the issuance of shares of StemCells common stock in the Merger and the resulting change in control of StemCells and the filing of this proxy statement with the SEC.

Tax Treatment of the Merger

StemCells, Merger Sub and Microbot intend the Merger, together with the issuance of shares of StemCells common stock to Microbot shareholders, to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Each of StemCells, Merger Sub and Microbot will use its reasonable best efforts to cause the Merger, together with the issuance of shares of StemCells common stock to Microbot shareholders, to qualify as a reorganization within the meaning of Section 368(a) of the Code, and not take any action or cause any action to be taken which would or could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code.

NASDAQ Stock Market Listing

StemCells common stock currently is listed on the NASDAQ Capital Market under the symbol “STEM.” StemCells has agreed to use its reasonable best efforts to cause the shares of StemCells common stock to be approved, at or prior to the completion of the Merger, for listing (subject only to notice of issuance) on the NASDAQ Capital Market at and following the completion of the Merger, and the listing of the shares of StemCells common stock issuable pursuant to the Merger Agreement is a condition to Microbot’s and StemCells’ obligation to complete the Merger.

As of the date of the mailing of this proxy statement, StemCells has filed an initial listing application for the NASDAQ Capital Market in connection with the Merger pursuant to NASDAQ “reverse merger” rules. If such application is approved, StemCells anticipates that its common stock will continue to be listed on the NASDAQ Capital Market following the completion of the Merger. It is expected that at or following the Merger, the trading symbol of the combined company will be changed. Microbot has requested the ticker symbol “MBOT” for this purpose.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the Merger Agreement that is important to you. You should refer to the full text of the Merger Agreement for details of the transaction and the terms and conditions of the Merger Agreement.

Additionally, the representations, warranties and covenants described in this section and contained in the Merger Agreement have been made only for the purpose of the Merger Agreement and, as such, are intended solely for the benefit of StemCells, Merger Sub and Microbot. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Merger Agreement. Furthermore, many of the representations and warranties in the Merger Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about StemCells or Microbot, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement or may change in the future and these changes may not be fully reflected in the public disclosures made by StemCells and/or Microbot. As a result of the foregoing, you are strongly encouraged not to rely on the representations, warranties and covenants contained in the Merger Agreement, or any descriptions thereof, as accurate characterizations of the state of facts or condition of StemCells, Microbot, or any other party. You are likewise cautioned that you are not a third-party beneficiary under the Merger Agreement and do not have any direct rights or remedies pursuant to the Merger Agreement.

Terms of the Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law with respect to the Merger Agreement and with the laws of the State of Israel with respect to the Merger, at the completion of the Merger, Merger Sub, a wholly owned subsidiary of StemCells, will merge with and into Microbot. Upon completion of the Merger, Microbot will continue as a wholly owned subsidiary of StemCells (the “Surviving Corporation”).

Completion of the Merger

The closing of the Merger will take place no later than the second business day after the satisfaction or waiver of the conditions to the completion of the Merger contained in the Merger Agreement, other than the conditions which by their terms can be satisfied only as of the closing of the Merger or on such other day as StemCells, Microbot and Merger Sub may mutually agree. For a more complete discussion of the conditions to the completion of the Merger, see the section entitled “— Conditions to the Completion of the Merger” beginning on page 84.

At the closing, the parties will file with the Israeli Companies Registrar (the “Companies Registrar”) a notice informing the Companies Registrar of the Merger and requires that, promptly after notice that the closing has occurred, the Companies Registrar issue a certificate evidencing the completion of the Merger (the “Certificate of Merger”) in accordance with the Israeli Companies Law and the regulations promulgated thereunder (the “ICL”). The Merger shall become effective upon issuance by the Companies Registrar, after the closing of the Merger, of the Certificate of Merger.

Articles of Association; Directors and Officers

Upon completion of the Merger, the articles of association of the Surviving Corporation will be amended and restated in such form and substance as shall have been reasonably agreed to by StemCells and Microbot, until thereafter amended in accordance with the terms thereof and applicable law.

The directors of Microbot will be the directors of the Surviving Corporation immediately following the completion of the Merger and each of them will hold office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal.

The officers of Microbot will be the officers of the Surviving Corporation immediately following the completion of the Merger, and each of them will hold office until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal.

Merger Consideration

Upon completion of the Merger, each share of then-outstanding capital stock of Microbot (other than shares held by Microbot, StemCells or any of StemCells’ subsidiaries, which will be cancelled at the completion of the Merger) will be automatically converted into the right to receive the number of shares of StemCells common stock equal to the Exchange Ratio (as defined below) (the “Merger Consideration”).

No fractional shares of StemCells common stock will be issued in connection with the Merger. The number of whole shares to be issued to any holder of Microbot capital stock shall be rounded down to the nearest whole number of shares of StemCells common stock (after aggregating all fractional shares of StemCells common stock issuable to such holder).

The Merger Agreement defines the “Exchange Ratio” as the number of shares of StemCells common stock equal to the quotient obtained by dividing (i) the product obtained by multiplying (a) three times (b) the total number of outstanding shares of StemCells common stock on a fully diluted, as converted basis (in other words, inclusive of all shares of common stock issuable upon conversion of any securities convertible into or exercisable or exchangeable for StemCells common stock), as of immediately prior to the completion of the Merger (but after giving effect to the Reverse Stock Split Proposal and including the shares of StemCells common stock issued to certain consultants with respect to the Merger representing, in the aggregate, 20% of StemCells’ post-closing capitalization) by (ii) the total number of outstanding shares of Microbot common stock on a fully diluted, as converted basis (in other words, inclusive of all shares of common stock issuable upon conversion of any securities convertible into or exercisable or exchangeable for Microbot capital stock) as of immediately prior to the completion of the Merger. The Merger Agreement provides that the Exchange Ratio will be appropriately adjusted if, prior to the completion of the Merger, the outstanding shares of common stock of Microbot or StemCells are changed as a result of any reclassification, recapitalization, stock split, merger, combination, exchange, readjustment or similar transaction, or any stock dividend thereon, to eliminate the effect of such event on the Exchange Ratio.

Assumption of Microbot Stock Options and Warrants

Stock Options

The Merger Agreement provides that, upon completion of the Merger, each Microbot stock option that is outstanding and unexercised immediately prior to the completion of the Merger, whether or not vested, will be converted into an option to purchase StemCells common stock, and StemCells will assume such stock option in accordance with the terms of the Microbot 2015 Stock Option Plan, which is referred to as the “Microbot Equity Plan,” and the terms of the contract evidencing such Microbot stock option. Following the completion of the Merger, each Microbot option may be exercised solely for shares of StemCells common stock. The number of shares of StemCells common stock subject to each assumed Microbot stock option will be determined by multiplying the number of shares of Microbot capital stock subject to the stock option immediately prior to the completion of the Merger by the Exchange Ratio and rounding down to the nearest whole number of shares of StemCells common stock. The per share exercise price for shares of StemCells common stock issuable upon exercise of each assumed Microbot stock option will be determined by dividing the per share exercise price for Microbot common stock subject to the stock option immediately prior to the completion of the Merger by the Exchange Ratio and rounding up to the nearest whole cent. After adjusting the assumed stock options to reflect the application of the Exchange Ratio, all other terms of the assumed stock options, including the term, exercisability and vesting schedule, will remain unchanged, except that the board of directors of the combined company or a committee thereof will succeed to the authority and responsibility of the Microbot board of directors or any applicable committee thereof with respect to such stock options.

In addition, at the completion of the Merger, StemCells may assume the Company Equity Plan. If StemCells assumes the Company Equity Plan, then under such Company Equity Plan, StemCells shall be entitled to grant stock awards, to the extent permissible under applicable law, using the share reserves of the Company Equity Plan, subject to certain customary adjustments.

Warrants

The Merger Agreement provides that, upon completion of the Merger, each Microbot warrant that is outstanding and unexercised immediately prior to the completion of the Merger will be converted into a warrant to purchase StemCells common stock and StemCells will assume such warrant in accordance with the terms of the applicable Microbot warrant and the terms of the contract evidencing such Microbot warrant. Following the completion of the Merger, each Microbot warrant may be exercised solely for shares of StemCells common stock. The number of shares of StemCells common stock subject to each assumed Microbot warrant will be determined by multiplying the number of shares of Microbot capital stock subject to the warrant immediately prior to the completion of the Merger by the Exchange Ratio and rounding down to the nearest whole number of shares of StemCells common stock. The per share exercise price for shares of StemCells common stock issuable upon exercise of each assumed Microbot warrant will be determined by dividing the per share exercise price of such warrant immediately prior to the completion of the Merger by the Exchange Ratio and rounding up to the nearest whole cent. After adjusting the assumed Microbot warrants to reflect the application of the Exchange Ratio, all other terms of the assumed warrants, including the term, exercisability and vesting schedule, will remain unchanged.

Exchange of Microbot Stock Certificates

At or prior to the completion of the Merger, StemCells will enter into an agreement with a bank or trust company selected by StemCells reasonably acceptable to Microbot who will act as the exchange agent for payment of the Merger Consideration to the holders of Microbot’s ordinary shares in exchange for certificates representing the existing ordinary shares of Microbot. At or before the completion of the Merger, StemCells will supply the exchange agent with the Merger Consideration.

The Merger Agreement provides that, promptly following the completion of the Merger, StemCells or the exchange agent will mail to each Microbot shareholder of record a letter of transmittal and instructions for use in surrendering all certificates of Microbot stock for the applicable portion of the Merger Consideration. The Merger Agreement provides that upon surrender to the exchange agent of Microbot stock certificates, a properly completed letter of transmittal and other documents reasonably requested by the exchange agent, a holder of shares of Microbot stock will be entitled to receive the applicable portion of the Merger Consideration. StemCells, the Surviving Corporation, and the exchange agent will be entitled to deduct and withhold from the Merger Consideration such amounts as may be required to be deducted or withheld under the Code or any other applicable law.

If any shares of Microbot stock are unvested or subject to a repurchase option, risk of forfeiture or other similar condition immediately prior to the completion of the Merger, then the Merger Consideration Shares issued with respect thereto will also be unvested or subject to a repurchase option, risk or forfeiture or other similar condition, as applicable.

If any shareholder has lost a certificate representing Microbot capital stock, or if any such certificate has been stolen or destroyed, such shareholder will, as a condition to receiving the applicable portion of Merger Consideration for the shares represented by such certificate, be required to make an affidavit of the loss, theft or destruction and, if reasonably required by StemCells, post a bond in a reasonable amount as indemnity against any claim that may be made against StemCells with respect to such certificate.

From and after the completion of the Merger, unless it is properly surrendered or transferred, each Microbot stock certificate will represent only the right to receive an applicable portion of the Merger Consideration. In addition, the transfer books of Microbot will close at the completion of the Merger and no shares of Microbot stock will thereafter be registered or transferred on the transfer books of Microbot.

Stock certificates should not be surrendered for exchange by Microbot shareholders prior to the completion of the Merger and should be sent only pursuant to instructions set forth in the letters of transmittal which the Merger Agreement provides will be mailed to Microbot shareholders promptly following the completion of the Merger. In all cases, the certificates representing shares of StemCells common stock will be delivered only in accordance with the procedures set forth in the letter of transmittal.

After the first anniversary of the date upon which the Merger is completed, any Merger Consideration (or dividends or distributions thereon) remaining in the exchange fund established by StemCells with the exchange agent shall be delivered to StemCells or StemCells’ designee, and any former shareholders of Microbot who have not complied with the applicable provisions for payment summarized above will be entitled to receive payment of the applicable portion of Merger Consideration only from StemCells. None of the Surviving Corporation, StemCells, the exchange agent or any other party to the Merger Agreement will be liable to any former shareholders of Microbot for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Microbot to StemCells and Merger Sub made as of the date of the Merger Agreement and as of the Closing Date, and generally reciprocal representations and warranties made by StemCells and Merger Sub to Microbot. Specifically, the representations and warranties of each of StemCells and Microbot in the Merger Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules exchanged by StemCells and Microbot as may or may not be specifically indicated in the text of the Merger Agreement) relate to the following subject matters, among other things:

•	organization, good standing and qualification to do business as currently conducted;

•	no violation of the constitutive documents of the applicable company;

•	corporate power and authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement;

•	valid authorization to enter into and execution of the Merger Agreement;

•	the required consents and approvals of governmental entities and third parties in connection with the transactions contemplated by the Merger Agreement;

•	the declaration of advisability of the Merger Agreement and the Merger by each party’s board of directors, the approval of the Merger Agreement and the Merger by each party’s board of directors and, subject to certain provisions relating to the fiduciary duties of each party’s board of directors, the recommendation made by each party’s board of directors to its respective stockholders;

•	capitalization, including valid authorization and issuance of outstanding capital stock;

•	compliance with certain laws;

•	financial statements;

•	title to property;

•	the absence of undisclosed liabilities;

•	the conduct of each party’s business, and the absence of certain changes or events since June 30, 2016;

•	the capitalization of StemCells’ subsidiaries;

•	litigation, investigations, proceedings and the absence of orders or judgments from governmental entities;

•	insurance policies and claims against such policies;

•	matters relating to material contracts, including the absence of certain defaults under or breaches or violations of material contracts and that the contracts identified as material contracts are valid, binding and enforceable obligations;

•	employment and labor matters;

•	intellectual property matters;

•	tax matters;

•	in the case of StemCells, matters relating to its employee benefit plans;

•	regulatory matters;

•	environmental matters;

•	the absence of misstatements or omissions of material facts in this proxy statement with respect to StemCells, and information provided for inclusion therein, with respect to Microbot;

•	the absence of undisclosed brokers’ fees; and

•	the inapplicability of anti-takeover statutes to the Merger and the other transactions contemplated by the Merger Agreement.

The Merger Agreement contains additional representations and warranties of StemCells regarding, among other things, the approval by the StemCells board of directors of the amendment to StemCells’ certificate of incorporation, StemCells’ SEC filings, disclosure controls and procedures and internal controls over financial reporting, StemCells’ compliance with the listing requirements of the NASDAQ Capital Market, and the due authorization, valid issuance, and lack of resale restrictions with respect to the shares of StemCells common stock to be issued as Merger Consideration (other than as may be imposed pursuant to rules 144 or 145 under the Securities Act).

Material Adverse Effect

Several of the representations, warranties, covenants and closing conditions contained in the Merger Agreement refer to the concept of “Company Material Adverse Effect” or “Parent Material Adverse Effect”.

Company Material Adverse Effect

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Microbot or prevent the ability of Microbot to consummate the transactions contemplated by the Merger Agreement, when viewed on a long-term or short-term basis; except none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect:

•	changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Microbot;

•	changes in or affecting the industries in which Microbot operates to the extent they do not disproportionately affect Microbot in any material respect;

•	changes, effects or circumstances resulting from the announcement or pendency of the Merger Agreement or the consummation of the transactions contemplated by or compliance with the terms of the Merger Agreement;

•	any specific action taken at the written request of StemCells or Merger Sub or expressly required by the Merger Agreement; and

•	continued losses from operations or decreases in cash balances of Microbot.

Parent Material Adverse Effect

For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of StemCells and Merger Sub or prevent or materially delay the ability of StemCells and Merger Sub to consummate the transactions contemplated by the Merger Agreement, when viewed on a long-term or short-term basis; except none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect StemCells and its subsidiaries, taken as a whole;

•	changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect StemCells and its subsidiaries, taken as a whole;

•	changes in or affecting the industries in which StemCells operates to the extent they do not disproportionately affect StemCells and its subsidiaries, taken as a whole, in any material respect;

•	changes, effects or circumstances resulting from the announcement or pendency of the Merger Agreement or the consummation of the transactions contemplated by or compliance with the terms of the Merger Agreement;

•	any specific action taken at the written request of Microbot or expressly required by the Merger Agreement;

•	continued losses from operations or decreases in cash balances of StemCells or its subsidiaries or on a consolidated basis among StemCells and its subsidiaries; and

•	any further reductions, either voluntary or involuntary, in StemCells’ personnel.

Furthermore, no change, circumstance, condition, development, effect, event, occurrence, result or state of facts relating to StemCells intellectual property, equipment or leasehold improvements shall be taken into account in determining whether there has been a Parent Material Adverse Effect.

Certain Covenants of the Parties

Affirmative Covenants

Each of StemCells and Microbot has undertaken certain covenants in the Merger Agreement relating to the conduct of its business between the date of the Merger Agreement and the earlier of the completion of the Merger or the earlier termination of the Merger Agreement. In general, except as contemplated or required by the Merger Agreement (or disclosed to the other party pursuant to the terms of the merger agreement), without the prior written consent of the other party, each of StemCells and Microbot has agreed to, and StemCells has agreed to cause its subsidiaries to:

•	in the case of Microbot, conduct its business in the ordinary course;

•	in the case of Microbot, use reasonable best efforts to preserve intact its business, keep available the services of officers and employees and maintain existing business relations with licensors, licensees, suppliers, distributors, consultants, customers and other parties, except, with respect to Microbot and its subsidiaries, to the extent that such termination is in the ordinary course of business;

•	not take any action that would reasonably be expected to adversely affect its ability to complete the Merger;

•	in the case of StemCells, timely file all documents required to be filed with the SEC under applicable law in a timely manner and in compliance with applicable law;

•	in the case of StemCells, maintain compliance with the applicable listing requirements of the NASDAQ Capital Market;

•	provide the other party and its representatives with reasonable access during normal business hours to its offices, properties, personnel, books and records and furnish the other party and its representatives with financial and operating data and other information, as reasonably requested, , including reports to Microbot and its designated representatives regarding the use of StemCells cash funds prior to the Closing Date;

•	in the case of StemCells, prepare and file this proxy statement with the SEC. In connection with the foregoing, each party shall promptly notify the other party of receipt of all comments from the SEC with respect to this proxy statement and any request by the SEC for any amendment or supplement hereto or for additional information and shall promptly provide the other party with copies of all correspondence between such party and/or any of its representatives and the SEC with respect to this proxy statement;

•	as promptly as practicable following the date of the Merger Agreement, use its reasonable best efforts to obtain and maintain in connection with the transactions contemplated by the Merger Agreement, including the Merger, all approvals, consents, registrations, permits, authorizations and other confirmations of all government authorities which, if not obtained, would result in a Parent Material Adverse Effect or Company Material adverse Effect, as applicable, or would result in the failure to satisfy the closing conditions described in the Merger Agreement;

•	cooperate and coordinate with the other party in the making of any filings or submissions that are required to be made under any applicable law or requested to be made by any governmental authority, and supply the other party or its representatives with any material information that may be required or requested by a government authority in such filings or submissions;

•

use reasonable best efforts to offer to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including the Merger, including by taking all such actions and doing all such things necessary to resolve any such objections, if any, as any government authority or person may assert under any applicable laws to avoid or eliminate each and every impediment under any applicable law that may be asserted by any government authority so as to enable the transaction contemplated by the Merger Agreement, including the Merger, to be consummated as soon as possible. In furtherance of the foregoing, in the case of Microbot, as promptly as practicable following the date of the Merger Agreement taking all actions and provide all requisite documents and notifications relating to the Merger Agreement and the transactions contemplated thereby, including the Merger, as required to obtain approval for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, from the Office of the Chief Scientist at the Israeli Ministry of Economy;

•	before issuing any press release or otherwise making any public statement with respect to any of the transactions contemplated by the Merger Agreement, including the Merger, consult with the other party as to its form and substance, and agree not to issue any such press release or general communication o employees or make any public statement without obtaining the other party’s written consent, except advices by outside counsel that it is required under applicable law; in the case of StemCells, use reasonable best efforts to initiate and process the liquidation or transfer the assets of, pay or satisfy all obligations and other liabilities or, and dissolve, Stem Cells Sciences Holdings Limited and Stem Cell Sciences (UK) Limited;

•	provide the other party with prompt notice of certain events, including the occurrence or nonoccurrence of any event that would likely cause such party to be unable to fulfill certain conditions required to be fulfilled by such party prior to the completion of Merger, the receipt of a notice from a third party alleging that the consent of such third party is required in connection with the transactions contemplated by the Merger Agreement, including the Merger, or the existence of any facts or circumstances that would reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable;

•	in the case of StemCells, use reasonable best efforts to cause StemCells common stock to be approved, at or prior to the completion of the Merger, for listing on the NASDAQ Capital Market at and after the completion of the Merger, including paying any required fees and submitting any listing application and listing agreement, if any, required by the NASDAQ Capital Market at least 60 days prior to the completion of the Merger, and to change the trading symbol of StemCells to the symbol chose by Microbot, effective at, or as soon as practicable following the completion of the Merger;

•	in the case of StemCells, use best efforts to do all things necessary or advisable to continue the listing of StemCells common stock on the NASDAQ Capital Market, and shall promptly provide Microbot with true, correct and complete copies of any and all correspondences with and to the NASDAQ Capital Market, and provide a response to the NASDAQ Capital Market only after providing Microbot with reasonable opportunity to provide advice and input in respect of such response;

•	in the case of StemCells, give Microbot the opportunity to participate, and if Microbot so elects, shall cooperate with respect to, the defense or settlement of any stockholder litigation against StemCells and/or its directors or executive officers relate to the Merger, the Merger Agreement or the transactions contemplated by the Merger Agreement and StemCells shall not settle or offer to settle any such litigation without Microbot’s written consent, which consent will not be unreasonably withheld, conditioned or delayed;

•	in the case of StemCells, immediately prior to the completion of the Merger, and subject to obtaining the requisite stockholder approval of the StemCells Merger Proposals, file its charter amendment with the Delaware Secretary of State to effect the Reverse Stock Split Proposal and the Authorized Shares Increase Proposal;

•	in the case of StemCells, use reasonably best efforts to enter into agreements or other contracts by no later than August 18, 2016 with certain institutional holders of StemCells’ outstanding and unexercised warrants providing for the surrender or amendment of such warrants;

•

in the case of Microbot, deliver to each holder of Microbot capital stock or securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any shares of

Microbot capital stock or any other Microbot equity securities, a form of accredited investor questionnaire, in reliance of which, StemCells and Microbot shall take such action as reasonably necessary to ensure that the issuance of shares of StemCells common stock in the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” laws;

•	in the case of Microbot, conduct one or more private capital raises of not less than $4.0 million prior to Closing (collectively, the “Company Private Placement”);

•	in the case of StemCells, use its reasonable best efforts to obtain duly executed and delivered waiver and release agreements, in form and substance reasonably acceptable to Microbot, with the employees of StemCells and its subsidiaries;

•	in the case of Microbot, revise and update its unaudited financial statements so that they are prepared in accordance with GAAP; and

•	in the case of StemCells, issue to certain consultants with respect to the Merger, a number of shares of StemCells common stock (or other securities as agreed to in writing by such consultants and the parties to the Merger Agreement) which in the aggregate shall equal 20% of StemCells’ post-closing capitalization as of the Closing Date (on a fully diluted basis).

In addition, in the case of StemCells, StemCells has agreed to prepare and deliver a schedule setting forth, in reasonable detail, the Net Cash of StemCells as of 10 days prior to the anticipated Closing and a good faith estimate of the Net Cash to be held by Stem Cells as of the Closing, which shall be reviewed by Microbot with access to be provided by StemCells to its books and records, books of account, accountant’s work paper and personnel and accountants. Within 5 business days after the delivery of the Net Cash schedule, Microbot will have the right to dispute any part of the Net Cash schedule by delivering a written request to StemCells setting forth, in reasonable detail, any item in the Net Cash schedule Microbot believes is not correct. A notification by StemCells of no objection or failure to deliver a notification will be a deemed acceptance that the Net Cash schedule has been finally determined for the purposes of the Merger Agreement and StemCells will not be required to determine Net Cash again prior to Closing except under certain circumstances. If Microbot disputes the Net Cash schedule, representatives of StemCells and Microbot shall promptly meet and attempt to resolve the disputed item(s) in good faith, which agreed upon amount will be deemed to have been finally determined for the purposes of the Merger Agreement. If the representatives of StemCells and Microbot are unable to negotiate an agreed-upon determination within 3 business days, then Microbot may pursue any available remedy under the Merger Agreement, including asserting that the closing conditions have not been satisfied or asserting that it may terminate the Merger Agreement.

For the purposes of the Merger Agreement, “Net Cash” of StemCells means, as of any particular time, on a consolidated basis (x) StemCells and its subsidiaries’ cash and cash equivalents, short term investments, and restricted cash, plus (y) accounts receivable as specifically contemplated by the line item “other receivables” in StemCells’ unaudited balance sheet for the fiscal period ended June 30, 2016 and filed with the SEC, but only to the extent of cash collections thereon through the completion of the Merger, minus (z) the aggregate of the following obligations and liabilities of Parent and Parent Subsidiaries, to the extent such obligations and liabilities are probable and can be reasonably estimated (including those cash settled liabilities and obligations that would be reflected on a balance sheet prepared in accordance with GAAP), calculated without duplication: (i) All current liabilities (other than non-cash current liabilities) and long term liabilities (other than non-cash long term liabilities), including but not limited to any litigation costs, accounts payable and severance payments; (ii) All indebtedness for borrowed money or in respect of capitalized leases or the purchase of assets (including all principal, accrued interest thereon (and if such indebtedness is not prepayable, all remaining interest to be paid or accrued through maturity thereof), and any other amounts payable to the holders of such indebtedness as a result of or in connection with, the consummation of the transactions); (iii) Any and all contractual cash obligations, including but not limited to operating lease payments, capital lease equipment and loan payables. Notwithstanding the foregoing, the calculation of the obligations and liabilities in calculating Net Cash herein shall exclude any obligations or liabilities of StemCells to the Investor or any of its affiliates or assignees; provided that such amount shall not exceed $4.4 million; and (iv) any litigation costs, expenses, settlements and judgments (whether actual or projected).

Negative Covenants

Prior to the completion of the Merger or other earlier termination of the Merger Agreement, each of Microbot and StemCells have agreed, with respect to itself and its subsidiaries, not to (unless consented to in writing by the other party), among other things (subject to, in some cases, exceptions or qualifications specified in the Merger Agreement or set forth in the confidential disclosure schedules exchanged by Microbot and StemCells):

•	enter into any material contract, agreement or commitment or terminate or amend in any material respect, or waive any material right under, any material contract other than in the ordinary course of business or, with respect to Microbot, with prior written notice to StemCells;

•	grant any severance or termination pay to any officer or director except payments in amounts consistent with policies and past practice or pursuant to written agreements or policies existing on the date of the Merger Agreement and previously disclosed to the other party, or adopt any new severance plan except, with respect to Microbot, with the prior written notice to StemCells or as required by applicable Israeli law;

•	declare or pay any dividends or make any other distributions in respect of their capital stock or split, combine or reclassify any capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock other than, with respect to Microbot, in the ordinary course of business, with prior written notice to StemCells or with respect to the Company Private Placement;

•	repurchase or otherwise acquire any shares of its capital stock except pursuant to rights of repurchase under its stock plans;

•	materially amend any certificate of incorporation, bylaws, certificate of formation or limited liability company agreement other than with respect to the Company Private Placement;

•	sell, lease, license, encumber or otherwise dispose of any material properties or assets other than in the ordinary course of business;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness, or issue or sell any debt securities or rights to acquire debt securities, other than, with respect to Microbot, in the ordinary course of business or with respect to the Company Private Placement, or, with respect to StemCells, pursuant to a secured note and corresponding security agreement entered into by StemCells in connection with the Merger Agreement;

•	enter into any “keep well” or other contract to maintain any financial statement condition of any other person other than a wholly owned subsidiary;

•	with respect to StemCells, adopt or amend any employee benefit, employee equity purchase or employee option plan;

•	with respect to StemCells, enter into any employment contract or hire any employee;

•	with respect to StemCells, pay any special bonus to any director or employee;

•	with respect to StemCells, increase the salaries or wage rates of officers or employees, except increases to non-officer employees in the ordinary course of business or pursuant to existing contracts;

•	pay or settle any pending or threatened litigation, claims or liability other than with respect to amounts owed to vendors and suppliers or settlements in the ordinary course of business, settlements not involving more than $100,000 individually or $250,000 in the aggregate and with respect to taxes;

•	authorize or propose any plan of liquidation or dissolution, any acquisition of a material amount of assets, a disposition of a material amount of assets, any partnership, association or joint venture, or other than with respect to the Company Private Placement, any material change in capitalization;

•	with respect to StemCells, purchase any insurance policy other than the “tail” policy in favor of StemCells’ current directors and officers, fail to renew any insurance policy or permit any insurance policy to be cancelled, terminated or materially altered;

•	maintain books and records in a manner other than in the ordinary course of business consistent with past practices;

•	enter into any hedging, option, derivative or other similar transaction or any foreign exchange position except in the ordinary course of business and, with respect to StemCells, consistent with past practices;

•	institute any change in accounting methods, principles or practices other than as required by GAAP or for purposes of compliance and the SEC and, with respect to Microbot, with the NASDAQ Capital Market;

•	make any material election or change in tax accounting method, enter into any tax closing agreement, settle any material tax claim or assessment, consent to any material extension or waiver of the limitation period applicable to any material tax claim or assessment or amend any tax return or enter into any tax sharing agreement;

•	issue or sell any securities other than: the Company Private Placement; with respect to Microbot, the grant of stock options to employees; the issuance of any shares of Microbot capital stock upon the exercise of stock options or existing warrants; the issuance of any shares of StemCells common stock upon the exercise of stock options or existing StemCells securities; with respect to Microbot, upon the conversion of existing convertible promissory notes; or as expressly contemplated by the Merger Agreement;

•	amend the terms of any securities, or with respect to Microbot, file a registration statement with respect to an initial public offering of Microbot securities;

•	enter into any agreement that would limit either company, StemCells’ subsidiaries or the Surviving Corporation from engaging in any line of business, competing with any person or selling any product or service;

•	with respect to StemCells, make any capital expenditures in excess of $50,000 in the aggregate or any expenditures not contemplated in the StemCells budget;

•	take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

•	agree or commit to do any of the foregoing.

No Solicitation

Subject to certain exceptions described below, prior to the completion of the Merger or the earlier termination of the Merger Agreement, each of StemCells and Microbot has agreed that it will not, and it will not authorize or permit its subsidiaries, if applicable, and their respective directors, officers, employees, agents and other representatives to, directly or indirectly:

•	solicit, initiate, or knowingly encourage, facilitate, induce, or take any other action that would reasonably be expected to lead to the making, submission, or announcement of any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal (as defined below);

•	enter into, continue, or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to knowingly facilitate or induce any effort or attempt to make or implement an Acquisition Proposal;

•	approve, endorse, enter into, or recommend an Acquisition Proposal or any letter of intent or contract contemplating an Acquisition Proposal or requiring the abandonment or termination of obligations under the Merger Agreement; or

•	agree, resolve or commit to do any of the foregoing.

In addition, each of StemCells and Microbot has agreed to and will cause its subsidiaries, if applicable, and their respective directors, officers, employees, agents and other representatives to cease and terminate all discussions or negotiations with any person previously conducted with respect to any Acquisition Proposal.

Prior to obtaining the requisite stockholder approval of the StemCells Merger Proposals or the Microbot Merger Proposal, as applicable, the restrictions set forth above do not prohibit either StemCells or Microbot, as applicable, from furnishing information regarding itself or participating in discussions with a person making an unsolicited written Acquisition Proposal if (i) it received an Acquisition Proposal that the board of directors of the company determines in good faith, after consultation with legal advisors, and in the case of StemCells, financial advisors, constitutes or would reasonably be expected to constitute a Superior Proposal (as defined below), (ii) such Acquisition Proposal did not result from a violation of the restrictions set forth above, (iii) its board of directors determines in good faith, after consultation with outside legal counsel, that failure to take action would be inconsistent with its fiduciary duties under applicable law, (iv) with respect to furnishing information regarding itself, it enters into a confidentiality agreement with such person, and (v) with respect to furnishing information regarding itself, all information provided to such person has been previously or concurrently provided to the other company. In addition, StemCells or Microbot, as applicable, must provide the other company with written notice within 48 hours of receipt of any proposal, offer, or inquiry or discussions or negotiations sought to be initiated or continued with such person regarding an Acquisition Proposal, which notice indicates the terms of such proposal and includes a copy of any written materials received relating thereto and thereafter promptly keeps the other company informed of all material developments regarding such proposal, offer or inquiry.

An “Acquisition Proposal” means, with respect to StemCells or Microbot, as the case may be, any offer, proposal or indication of interest (other than the transactions contemplated by the Merger Agreement) related to any transaction or series of transactions involving:

•	any merger, consolidation, issuance or acquisition of securities or other similar transaction (i) that would result in a third party directly or indirectly owning 15% or more of any class of voting securities of the subject company or (ii) in which the subject company issues securities representing 15% or more of any class of voting securities of the subject company;

•	any sale, lease, exchange, transfer, acquisition or disposition of any assets that constitute or account for (i) 15% or more of the consolidated net revenues, consolidated net income or consolidated book value of the subject company or (ii) 15% of more of the fair market value of the assets of the subject company; or

•	any liquidation or dissolution of the subject company.

A “Superior Proposal” means, with respect to StemCells or Microbot, as the case may be, a bona fide written Acquisition Proposal (provided that, for purposes of this definition, references to 15% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%) which the board of directors of the subject company determines in good faith (after consultation with its financial advisor) (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the subject company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the Merger Agreement, any changes to the terms of the Merger Agreement offered by the other company in response to such Acquisition Proposal and the ability of the person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals).

Board Recommendations

Under the Merger Agreement, subject to the exceptions set forth below, (i) the Microbot board of directors has agreed to recommend that Microbot shareholders vote in favor of the Microbot Merger Proposal (the “Microbot Board Recommendation”) and (ii) the StemCells board of directors has agreed to recommend that StemCells stockholders vote in favor of the StemCells Merger Proposals (the “StemCells Board Recommendation”). Subject to the exceptions described below, the Merger Agreement provides that:

•	neither the Microbot board of directors nor the StemCells board of directors will (i) fail to make the Microbot Board Recommendation or the StemCells Board Recommendation, as applicable, (ii) withdraw, amend or modify in a manner adverse to the other company, the Microbot Board Recommendation or the StemCells Board Recommendation, as applicable, or (iii) recommend, adopt, endorse or approve an Acquisition Proposal; and

•	neither the Microbot board of directors nor the StemCells board of directors will resolve, agree or publicly propose to take any of the actions described above.

Each of the foregoing actions is referred to as a “Recommendation Change”.

The restrictions set forth above will not prohibit the StemCells board of directors or the Microbot board of directors, as the case may be, from effecting a Recommendation Change if Microbot or StemCells, as applicable, has (i) received an Acquisition Proposal, and the board of directors of such company has determined in good faith after consulting with legal counsel (x) that a failure to take action would be inconsistent with its duties under applicable law and (y) the Acquisition Proposal constitutes a Superior Proposal (with respect to StemCells, after consulting with its financial advisor) or (ii) in response to an Intervening Event (as defined below), if the board of directors of such company has determined in good faith, after consulting with legal counsel, that a failure to take action would be inconsistent with its duties under applicable law, and all of the following conditions are met:

•	Microbot or StemCells, as applicable, has provided written notice to the other company that it intends to make a Recommendation Change, which written notice shall contain a description of the events, facts and circumstances giving rise to the proposed action or material terms and conditions of the Superior Proposal, including a copy of the definitive acquisition agreement, as applicable;

•	the other company does not make, within three business days after receipt of the notice described above, a proposal which in the good faith judgment of the board of directors of the subject company, after consulting with its legal counsel and, with respect to StemCells, its financial advisor, cause such events, facts and circumstances to no longer be a basis for a Recommendation Change or such Acquisition Proposal to no longer constitute a Superior Proposal; and

•	Microbot or StemCells, as applicable, provides a new notice and the other company receives a new three day business period, in each case, as described above, with respect to any material change in the events, facts and circumstances or material term of the Superior Proposal or any material change in the principal rationale stated by the subject company board of directors for the Recommendation Change.

An “Intervening Event” means, with respect to StemCells or Microbot, as the case may be, a material event or circumstance that occurs after the date of the Merger Agreement and was not previously known or reasonably foreseeable by the board of directors of StemCells or Microbot, as the case may be, provided that the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof does not constitute an Intervening Event.

Special Meetings of Stockholders

Each of StemCells and Microbot has agreed to take all action necessary to hold a meeting of its stockholders for the purpose of obtaining the required stockholder approval of the StemCells Merger Proposals and the Microbot Merger Proposal, respectively, as promptly as practicable, including mailing this proxy statement to

StemCells’ stockholders as promptly as reasonably practicable following clearance of the proxy statement by the SEC. Each party’s respective obligation to hold its stockholder meeting will not be affected by any Recommendation Change by its board of directors (unless such Recommendation Change leads to a termination of the Merger Agreement).

To the extent reasonably necessary to comply with applicable listing criteria of the NASDAQ Capital Market or otherwise to permit the issuance of the Merger Consideration, StemCells further agreed to submit to its stockholders at the special meeting a proposal to approve a reverse stock split of StemCells common stock.

Indemnification of Directors and Officers

The Merger Agreement provides that StemCells will continue to indemnify and hold harmless each present and former director or officer of StemCells or any of its subsidiaries, with respect to acts or omissions occurring or alleged to have occurred before or at the completion of the Merger, to the fullest extent permitted under applicable law and in StemCells’ certificate of incorporation and bylaws.

The Merger Agreement provides that StemCells will not enter into any contract relating to the indemnification of any present and former director or officer of StemCells or any of its subsidiaries, or any other person, without the prior written consent of Microbot, which may be withheld in its reasonable discretion.

The Merger Agreement provides that, prior to the completion of the Merger, StemCells will purchase and maintain for a period of six years following the completion of the Merger, a directors’ and officers’ liability “tail” insurance policy covering the present and former directors and officers of StemCells for events occurring at or prior to the completion of the Merger. Such policy must contain terms no less favorable than the policies maintained by StemCells or Microbot, as applicable, as of the date of the Merger Agreement.

Governance Matters Upon Completion of the Merger

StemCells has agreed to take all actions necessary to ensure that, immediately following the completion of the Merger, the StemCells board of directors shall resign and the replacement board of directors shall consist of members designated by Microbot, to hold office from and after the completion of the Merger until the earliest of the appointment of his or her respective successor, his or her resignation, or his or her proper removal.

StemCells has agreed to take all actions necessary to ensure that, immediately following the completion of the Merger, StemCells’ remaining employees and officers resign and the replacement executive officers shall consist of members designated by Microbot, to hold office from and after the completion of the Merger until the earliest of the appointment of his or her respective successor, his or her resignation, or his or her proper removal.

Conditions to the Completion of the Merger

The obligations of each of Microbot and StemCells to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver in writing of the following conditions:

•	StemCells’ stockholders shall have approved the Name Change Proposal, the Share Authorization Proposal, the Reverse Stock Split Proposal and the Share Issuance Proposal at the StemCells Special meeting (or at any adjournment or postponement thereof);

•	Microbot’s shareholders shall have approved the execution and delivery by Microbot of the Merger Agreement, the performance by Microbot of its covenants and obligations thereunder and the consummation by Microbot of the transactions contemplated thereby;

•	No law or order shall have been enacted, entered, promulgated or enforced by any governmental authority, which remains in effect and which prohibits the consummation of the Merger or otherwise makes the Merger illegal;

•	StemCells’ common stock shall be listed on NASDAQ and shall have been approved for listing (subject only to notice of issuance) under NASDAQ under a symbol chosen by Microbot prior to the completion of the Merger;

•	StemCells shall be registered under Section 12(b) of the Exchange Act of 1934, as amended; and

•	Microbot shall have obtained the approval of transactions contemplated by the Merger Agreement, including the Merger, of the Office of Chief Scientist at the Israeli Ministry of Economy.

The obligations of Microbot to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver in writing of the following conditions:

•	The representations and warranties of StemCells and Merger Sub (other than those representations and warranties specifically set forth in clause “(ii)” below) must be true and correct at and as of the date of the Merger Agreement and as of the completion of the Merger as if made at and as of the completion of the Merger (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially”, “Parent Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Parent Material Adverse Effect; and (ii) the representations and warranties of StemCells and Merger Sub relating to capitalization must be true and correct in all respects, except for de minimis inaccuracies, as of the date of the Merger Agreement and as of the completion of the Merger as if made at and as of the completion of the Merger; and (iii) the representations and warranties of StemCells and Merger Sub relating to its organization, authority, no Parent Material Adverse Effect, finders and brokers and takeover statutes shall be true and correct in all respects as of the date of the Merger Agreement and as of the completion of the Merger as if made at and as of the completion of the Merger.

•	StemCells and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by the Merger Agreement to be performed or complied with by them on or prior to the Closing Date, other than agreements made with respect to StemCells’ warrants;

•	There shall not have occurred and be continuing any Parent Material Adverse Effect between the date of the Merger Agreement and the Closing Date.

•	The Net Cash of StemCells at the closing of the Merger shall not be less than zero.

•	StemCells shall have furnished to Microbot a certificate executed by its principal executive officer to evidence compliance with the foregoing conditions.

The obligations of StemCells and Merger Sub to complete the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver in writing of the following conditions:

•

The representations and warranties of Microbot (other than those representations and warranties specifically set forth in clause “(ii)” below) must be true and correct at and as of the date of the Merger Agreement and as of the completion of the Merger as if made at and as of the completion of the Merger (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially”, “Company Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Company Material Adverse Effect; and (ii) the representations and warranties of Microbot relating to capitalization must be true and correct in all respects, except for de minimis inaccuracies, as of the date of the Merger Agreement and as of the completion of the Merger as if made at and as of the completion of the Merger; and (iii) the representations and warranties of Microbot relating to its organization, authority, no Company Material Adverse Effect, finders and brokers and takeover statutes shall be true and correct in all respects as of the date of the Merger Agreement and as of the completion of the Merger as if made at and as of the completion of the Merger.

•	Microbot shall have performed and complied in all material respects with all agreements and obligations required by the Merger Agreement to be performed or complied with by them on or prior to the Closing Date;

•	There shall not have occurred and be continuing any Company Material Adverse Effect between the date of the Merger Agreement and the Closing Date.

•	The Microbot Private Placement shall have been consummated;

•	Microbot shall have furnished to StemCells and Merger Sub a certificate executed by its principal executive officer to evidence compliance with the foregoing conditions.

Termination of the Merger Agreement

The Merger Agreement provides that, at any time prior to the completion of the Merger, either before or after the requisite stockholder approvals of the StemCells Merger Proposals and the Microbot Merger Proposal have been obtained (except as set forth below), the Merger Agreement may be terminated:

•	by mutual written consent of StemCells and Microbot;

•	by either StemCells or Microbot if the Merger has not been completed by November 15, 2016. A party may not terminate the Merger Agreement for this reason if the failure to complete the Merger is caused by that party’s action or failure to act and such action or failure to act constitutes a material breach of the Merger Agreement;

•	by either StemCells or Microbot if any applicable law irrevocably prohibits or makes the Merger illegal or if a final and nonappealable order has been entered by a governmental authority permanently prohibiting the completion of the Merger, provided that the party seeking to terminate the Merger Agreement has performed its obligations under the Merger Agreement to resist, resolve or remove such applicable law or order;

•	by either StemCells or Microbot if the Microbot special meeting (including any adjournments or postponements thereof) has been held and the Microbot shareholders have voted not to approve the Microbot Merger Proposal, provided that a party may not terminate the Merger Agreement for this reason if the failure to obtain approval of the Microbot Merger Proposal is caused by that party’s breach of a material obligation to be performed prior to the completion of the Merger;

•	by either StemCells or Microbot if the StemCells special meeting (including any adjournments or postponements thereof) has been held and the StemCells stockholders have voted not to approve the StemCells Merger Proposals, not to effect the reverse stock split, if applicable, or not to issue share of StemCells common stock pursuant to the Merger Agreement, provided that a party may not terminate the Merger Agreement for this reason if the failure to so obtain approval is caused by that party’s breach of a material obligation to be performed prior to the completion of the Merger;

•	subject to certain cure provisions, by either StemCells or Microbot if the other company’s representations and warranties are inaccurate such that the conditions to the completion of the Merger relating to the accuracy of the other company’s representations and warranties would not be satisfied (see the section entitled “— Conditions to the Completion of the Merger” beginning on page 84), provided that a party may not terminate the Merger Agreement for this reason if it has materially breached the Merger Agreement and remains in breach as of the date of such proposed termination;

•

subject to certain cure provisions, by either StemCells or Microbot if the other company has not performed in all material respects such other company’s obligations and agreements set forth in the Merger Agreement such that the conditions to the completion of the Merger relating to the performance of the other Company’s obligations and agreements would not be satisfied (see the section entitled “— Conditions to the Completion of the Merger” beginning on page 84), provided that a party may not terminate the Merger Agreement for this reason if it has materially breached the Merger Agreement and remains in breach as of the date of such proposed termination;

•	by Microbot, if at any time prior to the approval of the StemCells Merger Proposals, the board of directors of StemCells has (i) effected any Recommendation Change, (ii) failed to publicly reaffirm the StemCells Board Recommendation within two business days of Microbot’s request or (iii) failed to recommend against or taken a neutral position with respect to a tender or exchange offer related to an Acquisition Proposal;

•	by Microbot if StemCells, after receiving an Acquisition Proposal, materially violated or breached its no solicitation obligations (see the section entitled “— No Solicitation” beginning on page 81);

•	by Microbot prior to August 19, 2016 if holders of at least 80 percent of certain outstanding warrants of StemCells have not agreed to amend or surrender such warrants, provided that Microbot may not terminate the Merger Agreement for this reason if it has materially breached the Merger Agreement and remains in breach as of the date of such proposed termination;

•	by StemCells, if at any time prior to the approval of the Microbot Merger Proposals, the board of directors of Microbot has (i) effected any Recommendation Change, (ii) failed to publicly reaffirm the Microbot Board Recommendation within two business days of StemCells’ request or (iii) failed to recommend against or taken a neutral position with respect to a tender or exchange offer related to an Acquisition Proposal;

•	by StemCells if Microbot, after receiving an Acquisition Proposal, materially violated or breached its no solicitation obligations (see the section entitled “— No Solicitation” beginning on page 81); or

•	automatically without action of either of parties if the Investor has not funded the initial $2.0 million pursuant to a debt commitment within one day of the date of the Merger Agreement.

Termination Fees and Expenses

The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses whether or not the Merger is consummated.

Amendments

The Merger Agreement may be amended only by the written agreement of StemCells, Merger Sub and Microbot at any time prior to the completion of the Merger. However, following the approval of the StemCells Merger Proposals or the Microbot Merger Proposal, any amendment that pursuant to applicable law requires further stockholder approval may not be made without such stockholder approval.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware and, with respect to the Merger, the laws of the State of Israel.

AGREEMENTS RELATED TO THE MERGER

Microbot Private Placement

Pursuant to the Merger Agreement, Microbot is obligated to raise no less than $4.0 million in one or more private placements prior to the closing of the Merger (the “Microbot Private Placement”), which amount would provide the combined company with at least 18 months of cash to fund operations post-closing, assuming a minimum StemCells net cash amount of not less than $0 at closing.

On August 15, 2016, Microbot and Alpha Capital Anstalt (the “Investor”), entered into an agreement pursuant to which, among other things, the Investor agreed to fund the Microbot Private Placement, which obligation shall be reduced dollar-for-dollar by any third party investors investing in the Microbot Private Placement.

As of the date of this proxy statement, Microbot has not sold any securities in the Microbot Private Placement.

Voting Agreements

In connection with the execution of the Merger Agreement, certain stockholders of StemCells, including its officers and directors, who, in the aggregate, own approximately 1% of StemCells’ outstanding shares, entered into a voting agreement with Microbot under which each such stockholder has agreed to vote in favor of the proposals that relate to the Merger and against any alternative acquisition proposal, agreement or transaction. The voting agreement grants Microbot irrevocable proxies to vote any shares of StemCells common stock over which such stockholder has voting power in favor of each of the proposals described elsewhere in this proxy statement and against any alternative acquisition proposal, agreement or transaction.

Certain shareholders of Microbot owning approximately 68% of the voting power of Microbot on an as-converted basis also entered into voting agreements with StemCells under which such shareholders agreed to vote in favor of the Merger and against any alternative acquisition proposal, agreement or transaction. The shareholders of Microbot voted to approve the Merger on September 14, 2016.

Each director, executive officer and stockholder, as applicable, upon executing his, her, or its voting agreement has made representations and warranties to StemCells and Microbot, as applicable, regarding ownership and unencumbered title to the shares thereto, such stockholder’s power and authority to execute the voting agreement, and due execution and enforceability of the voting agreement. Unless otherwise waived, all of these voting agreements prohibit the sale, assignment, transfer or other disposition by the stockholder of his, her, or its respective shares of StemCells or Microbot stock, as applicable, or the entrance into an agreement or commitment to do any of the foregoing, except for transfers by will or by operation of law, in which case the voting agreement shall bind the transferee.

The voting agreements will terminate at the earlier of the effective time of the Merger, termination of the Merger Agreement in accordance with its terms or upon mutual written consent of such stockholder, StemCells and Microbot

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Termination of Current Executive Officers and Directors of StemCells

Effective as of immediately following the effective time of the Merger, StemCells’ remaining employees and officers, including its remaining executive officers and directors, are required by the Merger Agreement to resign and the officers and directors of Microbot immediately prior to the completion of the Merger shall be the officers of the combined company immediately after the effective time of the Merger.

Executive Officers and Directors of the Combined Company Following the Merger

The combined company’s board of directors is expected to initially consist of at least six (6) members, consisting of Harel Gadot, Yoav Waizer, Moshe Shoham, Yoseph Bornstein, Solomon Mayer, and at least one additional member who shall be designated by Microbot prior to closing and who meets the SEC and NASDAQ Stock Market independence requirements. The staggered structure of the current StemCells board of directors will remain in place for the combined company following the completion of the Merger.

The following table lists the names and ages as of September 1, 2016 and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the Merger:

Name	Age	Position(s)
Executive Officers
Harel Gadot	44	Chief Executive Officer and Chairman of the Board of Directors
Non-Employee Directors
Yoav Waizer	51	Director
Moshe Shoham	63	Director
Yoseph Bornstein	57	Director
Solomon Mayer	63	Director

Executive Officers

Harel Gadot, is a co-founder of Microbot and has served as Chief Executive Officer since Microbot was founded in November 2010. He has been the Chairman of Microbot’s board of directors since July 2014. He also serves as the Chairman of XACT Robotics Ltd. since August 2013 and MEDX Xelerator LP since July 2016. From December 2007 to April 2010 Mr. Gadot was a Worldwide Group Marketing Director at Ethicon Inc., a Johnson and Johnson Company, where he was responsible for the global strategic marketing of the company. Mr. Gadot also held management positions, as well as leading regional strategic position for Europe, Middle-East and Africa, as well as In Israel, while at Johnson and Johnson. Mr. Gadot served as director for ConTIPI Ltd. from August 2010 until November 2013 when ConTIPI Ltd. was acquired by Kimberly-Clark Corporation. Mr. Gadot holds a B.Sc.in Business from Siena College, Loudonville NY, and an M.B.A. from the University of Manchester, UK. We believe that Mr. Gadot is qualified to serve as Chairman of the board and as Chief Executive Officer of the combined company due to his extensive experience in strategic marketing in the medical device industry.

Microbot expects to hire a Chief Financial Officer prior to closing pending the consummation of the merger. Microbot also expects to hire a Chief Technology Officer either shortly before or after the consummation of the Merger, and a Chief Operating Officer shortly after the consummation of the merger.

Non-Employee Directors

Yoav Waizer, has served as a member of the Board of Directors of Microbot since May 2015. Mr. Waizer is a Partner and Chief Executive Officer of Medica Venture Partners, a healthcare dedicated venture investing out of Israel in innovative capital-starved early stage and special situation companies, since November 2005. Prior to his Tenure at Medica, Mr. Waizer served as CFO & COO at Cedar Fund, a venture capital fund focuses on investing in Israel-related high-tech companies in the telecom, networking, Internet-infrastructure and enterprise software areas and prior to that Mr. Waizer was the CFO of Star Ventures Israel, the Israeli fund of Star Ventures, a $1 billion venture capital fund investing in all stages of development within the Telecom, Enterprise S/W, Wireless and Life Sciences sectors. Mr. Waizer is currently a director of InterCure Ltd., a company focused on investing in medical technology companies that is traded on the Tel Aviv Stock exchange. Mr. Waizer holds Master of Business Administration in Information Systems and B.Sc. in Accounting and Statistics, both from the Tel-Aviv University. We believe that Mr. Waizer is qualified to serve as a member of the combined company’s board due to his extensive investment experience and extensive knowledge of the life sciences industry.

Moshe Shoham, D.Sc., is a co-founder of Microbot and has served as Chairman of Microbot’s Scientific Advisor Board and as a Director since Microbot was founded in November 2010. Prof. Shoham has been the head of the robotics laboratory at the Technion-Israel Institute of Technology, Department of Mechanical Engineering since October 1990 and has been a professor in the Department of Mechanical Engineering at the Technion-Israel Institute of Technology since October 1989. Prior to that, Dr. Shoham was the director of the robotic laboratory in the Department of Mechanical Engineering at Columbia University from September 1986 to September 1989. Dr. Shoham has served as a foreign member of the National Academy of Engineering in the United States since October 2014. In addition, Dr. Shoham founded Mazor Surgical Technologies Ltd., a publically traded medical device company in the field of surgical robotics, and has been its Chief Technology Officer since January 2003. Dr. Shoham earned B.Sc. in 1978, a M.Sc. in 1982 and a D.Sc. in 1986 from the Technion-Israel Institute of Technology. We believe that Dr. Shoham is qualified to serve as Chairman of Microbot’s Scientific Advisory Board and as a member of the combined company’s board due to his extensive knowledge of our technologies and the surgical robotics industry, and his extensive business and academic experience in the field of surgical robotics.

Yoseph Bornstein, is a co-founder of Microbot and has been a member of the Board of Directors since Microbot was founded in November 2010. Mr. Bornstein founded Shizim Ltd., a life science holding group in October 2000 and has served as its president since then. Mr. Bornstein is the Chairman of GCP Clinical Studies Ltd., a provider of clinical research services and educational programs in Israel since January 2002. He is the Chairman of Biotis Ltd., a service company for the bio-pharmaceutical industry, since June 2000. In addition, he is the Chairman of Dolphin Medical Ltd., a service company for the medical device industry, since April 2012 and the Chairman of ASIS Enterprises B.B.G. Ltd., a business August 2007. In October 1992, Mr. Bornstein founded Pharmateam Ltd., an Israeli company that specialized in representing international pharmaceutical companies which was sold in 2000. Mr. Bornstein is also a founder of a number of other privately held life-science companies. Mr. Bornstein served as the Biotechnology Committee Chairman of the Unites States-Israel Science & Technology Commission (the “USISTF”) from September 2002 to February 2005 as well as a consultant for USISTF from September 2002 to February 2005. He is also the founder of ILSI-Israel Life Science Industry Organization and ITTN-Israel Tech Transfer Organization. We believe that Mr. Bornstein is qualified to serve as a member of the combined company’s board due to his extensive experience in, and knowledge of, the life sciences industry and international business.

Solomon Mayer, has served as a member of the Board of Directors of Microbot since June 2014, as the designated director of Alpha Capital. Mr. Mayer has served as the President and Chief Executive Officer of Mooney Aviation Company since June 1999. He also serves as President of Chailife Line, an organization devoted to help restore normalcy to family life and better enable them to withstand the crises and challenges of serious pediatric illness. In addition, Mr. Mayer serves as a Director of the Laniado Hospital, International Medical Search Co. of New York, Blastgard International, Inc. and Ironwood Gold Corp. We believe that Mr. Mayer is qualified to serve as a member of the board of the combined company due to his investment experience and extensive management experience as an executive and director of a variety of companies.

Board of Directors of the Combined Company Following the Merger

Microbot expects that the combined company’s board of directors will initially consist of at least six members, consisting of Harel Gadot, Yoav Waizer, Moshe Shoham, Yoseph Bornstein, Solomon Mayer and at least one additional member to be designated prior to closing to meet the SEC and NASDAQ Stock Market independence requirements. The staggered structure of the current StemCells board of directors will remain in place for the combined company following the completion of the Merger.

It is anticipated that the directors will be appointed to the three staggered director classes of the combined company board of directors prior to the completion of the Merger.

Microbot has notified us that there are no family relationships among any of the current Microbot directors and executive officers, and there are no family relationships among any of the proposed combined company directors and officers. There are no arrangements or understandings with another person under which the directors and executive officers of the combined company was or is to be selected as a director or executive officer. Additionally, no director or executive officer of the combined company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

The StemCells board of directors currently has, and following the completion of the Merger will continue to have, the following committees: an Audit Committee, a compensation and stock option committee (the “Compensation Committee”) and a corporate governance and nominating committee (the “Corporate Governance Committee”). Following the completion of the Merger, the combined company does not expect to have a Strategic Transaction Committee. Microbot has not yet determined who will be appointed to each of the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

Audit Committee

The Audit Committee acts pursuant to a written charter. The primary function of the Audit Committee is to assist the board of directors in fulfilling its oversight responsibilities. The committee does this primarily by reviewing the company’s financial reports and other financial information as well as the company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the board of directors have established. The committee also assesses the company’s auditing, accounting and financial processes more generally. The Audit Committee recommends to the board of directors the appointment of a firm of independent auditors to audit the financial statements of the company and meets with such personnel of the company to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the company’s financial statements contained in this proxy statement, and other related matters.

In connection with the closing of the Merger, the combined company’s board of directors is expected to select members of the Audit Committee, including the Audit Committee financial expert. To qualify as independent to serve on the combined company’s audit committee, the NASDAQ Stock Market listing standards and the applicable rules of the SEC require that a director does not accept any consulting, advisory, or other compensatory fee from the combined company, other than for services as a director, or be an affiliated person of the combined company. StemCells and Microbot believe that, following the completion of the Merger, the functioning of the combined company’s Audit Committee will comply with the applicable requirements of the rules and regulations of the NASDAQ Stock Market.

Compensation Committee

The Compensation Committee acts pursuant to a written charter. The Compensation Committee makes recommendations to the board of directors and management concerning salaries in general, determines executive compensation and approves incentive compensation for employees and consultants.

In connection with the closing of the Merger, the combined company’s board of directors is expected to select members of the Compensation Committee. To qualify as independent to serve on the combined company’s Compensation Committee, the NASDAQ Stock Market listing standards and the applicable rules of the SEC require that a director does not accept any consulting, advisory, or other compensatory fee from the combined company, other than for services as a director, or be an affiliated person of the combined company and, if so, whether such affiliation would impair the director’s judgment as a member of the Compensation Committee. StemCells and Microbot believe that, following the completion of the Merger, the functioning of the combined company’s Compensation Committee will comply with the applicable requirements of the rules and regulations of the NASDAQ Stock Market and of the SEC.

Corporate Governance Committee

The Corporate Governance Committee acts pursuant to a written charter. The Corporate Governance Committee oversees nominations to the board of directors and considers the experience, ability and character of potential nominees to serve as directors, as well as particular skills or knowledge that may be desirable in light of the company’s position at any time. The Corporate Governance Committee also develops and recommends to the board of directors a set of corporate governance principles applicable to the company.

In connection with the closing of the Merger, the combined company’s board of directors is expected to select members of the Corporate Governance Committee. StemCells and Microbot believe that, following the completion of the Merger, the composition of the Corporate Governance Committee will comply with the applicable requirements of the rules and regulations of the NASDAQ Stock Market.

Director Independence

NASDAQ’s listing standards and StemCells’ Corporate Governance Guidelines require that StemCells’ board of directors consist of a majority of independent directors, as determined under the applicable NASDAQ listing standards.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

Described below are the transactions and series of similar transactions of Microbot since January 1, 2015 in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of the directors, executive officers, holders of more than 5% of capital stock (sometimes refer to as 5% stockholders below) or any member of their immediate family had or will have a direct or indirect material interest.

Microbot Transactions

Consulting Arrangements with Mr. Gadot

In March 2011, Microbot entered into a consulting agreement with MEDX Ventures Group LLC, of which Mr. Gadot is the Chief Executive Officer, Company Group Chairman and majority equity owner (the “Gadot Consulting Agreement”), pursuant to which Mr. Gadot serves as Microbot’s Chief Executive Officer. Under the terms of the Gadot Consulting Agreement, MEDX Ventures Group receives a monthly fee of $17,000, which amount increases to $25,000 per month upon the consummation of a merger or other similar transaction. Under the Gadot Consulting Agreement, MEDX Ventures Group and Mr. Gadot are subject to customary non-competition, non-solicitation, confidentiality and intellectual property ownership provisions. In addition, MEDX Ventures Group is entitled to receive reimbursement for all direct expenses in connection with the performance of services under the Gadot Consulting Agreement. Either Microbot or MEDX Ventures Group may terminate the Gadot Consulting Agreement upon 60 days’ written notice. MEDX Ventures Group LLC is a stockholder of Microbot. Microbot expects to enter into an employment agreement or to amend the Gadot Consulting Agreement with Mr. Gadot prior to, and contingent upon, the completion of the Merger.

2015 Bridge Notes

In 2015, Microbot issued convertible promissory notes, at an interest rate of 10%, in the aggregate principal amount of $411,500 (the “2015 Notes”) to certain investors and Microbot shareholders. The 2015 Notes matured on July 8, 2016. The principal and accrued but unpaid interest on the 2015 Notes converted into 452,650 shares of Series A Preferred Stock and warrants to purchase 409,750 shares of Series A Preferred Stock. The table below sets forth the 2015 Notes with aggregate principal in excess of $120,000 that were purchased by Microbot’s directors, executive officers and holders of more than 5% of its capital stock.

Name of 2015 Bridge Note Holder	Outstanding Principal Purchased in 2015
Saber Holding GmbH	$140,000
Leon Lewkowicz	$140,000

2016 Bridge Notes

In 2016, Microbot issued convertible promissory notes, at an annual interest rate of 10%, in the aggregate principal amount of $750,000 (the “2016 Notes”) to certain investors and Microbot shareholders. The principal and accrued but unpaid interest on the 2016 Notes will convert, at a 20% discount, into common stock upon the consummation of the Merger. The table below sets forth the 2016 Notes with aggregate principal in excess of $120,000 that were purchased by Microbot’s directors, executive officers and holders of more than 5% of its capital stock.

Name of 2016 Bridge Note Holder	Outstanding Principal Purchased in 2016
Alpha Capital Anstalt	$400,000
Saber Holding GmbH	$175,000
Leon Lewkowicz	$175,000

License Agreement with Technion

Microbot entered into a license agreement with Technion Research and Development Foundation Ltd., or TRDF, in 2012 pursuant to which Microbot obtained an exclusive, worldwide, royalty-bearing, sub-licensable license to certain patents and inventions relating to the SCS and TipCAT technology platforms. TRDF is a founding member of Microbot and current beneficially owns approximately 14.5% of Microbot’s ordinary shares on an as converted basis. See “Microbot Business – Intellectual Property” for a description of this agreement.

Microbot Private Placement in Connection with Merger

Pursuant to the Merger Agreement, Microbot is obligated to raise no less than $4.0 million in one or more private placements prior to the closing of the Merger, which amount would provide the combined company with at least 18 months of cash to fund operations post-closing, assuming a minimum net cash amount of not less than $0 at closing.

On August 15, 2016, Microbot and Alpha Capital Anstalt, entered into an agreement pursuant to which, among other things, Alpha Capital Anstalt agreed to fund the Microbot Private Placement, which obligation shall be reduced dollar-for-dollar by any third party investors investing in the Microbot Private Placement.

As of the date of this proxy statement, Microbot has not sold any securities in the Microbot Private Placement.

STEMCELLS BUSINESS

Nature of Business

StemCells, Inc., a Delaware corporation, is a biopharmaceutical company that operates in one segment, the research, development, and commercialization of stem cell therapeutics and related technologies.

Wind-down of operations

In May 2016, StemCells decided to terminate its Phase II Pathway Study in spinal cord injury following an in-depth review of data from the study and after obtaining the concurrence of the study’s Interim Analysis Data Monitoring Committee. While the results showed overall improvement in patients treated with StemCells’ proprietary cells, the magnitude of the effect and the perceived trend of the effect over time did not justify continuing the study or exploring the variability in the initial patient observations, given the financial resources available to StemCells. Following this, in May 2016, StemCells’ Board of Directors approved a plan to wind down StemCells’ current operations, having considered the decision to terminate the Pathway Study, StemCells’ available strategic alternatives and the current cash position. StemCells is evaluating opportunities to monetize its intellectual property, including data collected in its studies and trade secrets, as well as the transfer of StemCells’ proprietary HuCNS-SC cells and other assets through a potential sale. As part of the wind down of StemCells’ operations, StemCells conducted a reduction of its work force impacting all of its remaining full-time employees, consisting of approximately 50 employees. It also effected the sales of its GMP manufacturing facilities and of its remaining research and laboratory equipment. On August 14, 2016, StemCells’ Chief Executive Officer and Chief Financial Officer notified the board of directors of their intention to resign. Their resignations were effective as of August 15, 2016. In addition, on August 15, 2016, in connection with the announcement of the signing of the Merger Agreement, three of StemCells’ board members resigned from their positions as members of the Board of Directors.

StemCells had recorded approximately $3,803,000 in wind-down expenses for the quarter ended June 30, 2016. StemCells has incurred significant operating losses since inception and has an accumulated deficit of $463,732,581 through June 30, 2016. As of June 30, 2016, StemCells had cash and cash equivalents of approximately $2,449,000. StemCells expects to incur additional operating losses over the foreseeable future.

STEMCELLS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with StemCells’ unaudited financial statements and related notes included in Item 1, “Financial Statements,” of the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. This discussion may contain forward looking statements that involve substantial risks and uncertainties. Such statements include, without limitation, all statements as to expectation or belief and statements as to our future results of operations. Forward looking statements can be identified by the use of words such as “believe,” “expect,” “may,” “will,” “should,” “intend,” “anticipate” or the negative thereof or comparable terminology, and include discussions of matters such as anticipated financial performance, liquidity and capital resources, business prospects, technological developments, new and existing products, regulatory approvals and research and development activities. StemCells’ actual results may vary materially from those contained in such forward-looking statements because of risks to which StemCells is subject. All forward-looking statements attributable to StemCells or to persons acting on StemCells’ behalf are expressly qualified in their entirety by the cautionary statements and risk factors set forth in the section entitled “Risk Factors” on page 20 and “Risk Factors” in Part I, Item 1A of our Form 10-K for the year ended December 31, 2015 and in Part I, Item IA of our Form 10-Q for the fiscal quarter ended June 30, 2016.

Overview

The Company

StemCells was engaged in the research, development, and commercialization of cell-based therapeutics. StemCells’ research and development (R&D) programs were primarily focused on identifying and developing potential cell-based therapeutics which could either restore or support organ function. In particular, since StemCells relocated its operations to California in 1999, StemCells’ R&D efforts had been directed at refining StemCells’ methods for identifying, isolating, culturing, and purifying the human neural stem cell and developing this cell as potential cell-based therapeutics for the central nervous system (CNS).

In October 2014, StemCells had initiated a Phase II proof of concept clinical trial to further investigate its HuCNS-SC cells as a treatment for spinal cord injury. The Phase II Pathway™ Study, was the first clinical trial designed to evaluate both the safety and efficacy of transplanting human neural stem cells into patients with cervical spinal cord injury. Traumatic injuries to the cervical (neck) region of the spinal cord, also known as tetraplegia or quadriplegia, impair sensation and motor function of the hands, arms, legs, and trunk. The trial was conducted as a randomized, controlled, single-blind study and efficacy was to be primarily measured by assessing motor function according to the International Standards for Neurological Classification of Spinal Cord Injury (ISNCSCI). The primary efficacy outcome would focus on change in upper extremity strength as measured in the hands, arms, and shoulders. The trial was to follow the participants for one year and enroll up to fifty-two subjects. The trial was planned for three cohorts; the first cohort was an open-label dose escalation arm involving six patients to determine the cell dose to be used for the second and third cohort of the study; the second cohort would have enrolled forty patients to form the single blinded controlled arm of the Phase II study with the primary efficacy outcome to be tested was the change in motor strength of the various muscle groups in the upper extremities innervated by the cervical spinal cord; the third cohort was planned as an optional open label cohort targeted to enroll six patients to assess safety and preliminary efficacy in patients with less severe injuries (AIS C). StemCells transplanted its first subject in this Phase II trial in December 2014 and completed transplanting the six patients comprising the first cohort of this trial in April 2015. The six-month results for the first cohort showed that muscle strength had improved in five of the six patients with four of these five patients also demonstrating improved performance on functional tasks assessing dexterity and fine motor skills. In addition, four of the six patients showed improvement in the level of spinal cord injury as defined and measured by the ISNCSCI assessment of at least one level. StemCells commenced enrollment of the second cohort in the Pathway Study in June 2015 and had thirteen sites in the United States and Canada that were actively recruiting patients. StemCells expected to complete enrollment of Cohort II by the end of the third quarter of 2016, and StemCells expected to have final results of this trial before year-end 2017. However, before this could happen, StemCells observed in the first cohort of the Pathway Study a declining trend in the magnitude of the effect in both strength and function at the twelve-month time point. While the results at twelve months were still improved from baseline, this late variability led StemCells to conduct an earlier-than-planned interim analysis of the Cohort II data. The results of this interim analysis were reviewed by us as well as by an IA-DMC. In performing the interim analysis of Cohort II, an IA-DMC consisting of three leading clinicians in the spinal cord injury field, reviewed the accrued data to date against specific clinically relevant criteria linked to achieving the statistically significant result for improving motor strength and function in treated patients. Following this analysis, the IA-DMC concluded that the data failed the futility criteria established for the interim analysis and, based on this, recommended cessation of the study. StemCells took the IA-DMC’s recommendation under advisement in making our decision to terminate the Pathway Study.

Previous clinical trials conducted by StemCells included:

•	a Phase I/II clinical trial of StemCells’ HuCNS-SC cells for the treatment of thoracic spinal cord injury which represents the first time that neural stem cells have been transplanted as a potential therapeutic agent for spinal cord injury. The Phase I/II trial evaluated both safety and preliminary efficacy of StemCells’ proprietary HuCNS-SC human neural stem cells as a treatment for chronic thoracic spinal cord injury. The trial was completed in May 2014. StemCells reported the results from twelve-month data that revealed sustained improvements in sensory function that emerged consistently around three months after transplantation and persisted until the end of the study. The patterns of sensory gains were confirmed to involve multiple sensory pathways and were observed more frequently in the patients with less severe injury; three of the seven AIS A patients and four of the five AIS B patients showed signs of positive sensory gains confirming the previously reported interim results. In addition, two patients progressed during the study from the most severe classification, AIS A, to the lesser degree of injury grade, AIS B.

•	a Phase I/II clinical trial in dry AMD at five trial sites in the United States to evaluate the safety and preliminary efficacy of sub-retinal HuCNS-SC cell transplantation in geographic atrophy (GA), the most advanced form of dry AMD. The trial was completed in June 2014. Multiple safety and efficacy assessments were incorporated into the study, including various assessments of visual function and measurements of disease status by direct retinal examination. The tests in the study included best-corrected visual acuity (BCVA), contrast sensitivity (CS), microperimetry for analysis of visual function, optical coherence tomography (OCT), and fundus autofluorescence (FAF) to measure the extent of the underlying geographic atrophy. Initial assessment of data from the Phase I/II trial indicate that the BCVA and CS measurements for the majority of the patients in the study either improved or remained stable in the treated eye. OCT analysis showed increases in central subfield thickness and in macular volume in the treated eye relative to the untreated eye. For those patients enrolled in the study with lesions sizes consistent with the eligibility criteria for enrollment in StemCells’ Phase II efficacy study, the study showed GA growth rates in the study eye that were lower than those seen in the control eye.

•

a Phase II randomized, controlled proof-of-concept study was designed to evaluate both the safety and efficacy of StemCells’ proprietary HuCNS-SC cells for the treatment of GA. The study was designed to enroll sixty-three patients between 50-90 years of age with bi-lateral GA-AMD (geographic atrophy associated with age related macular degeneration in both eyes). Designed as a “fellow eye” controlled study, all subjects were to receive subretinal transplantation of HuCNS-SC cells via a single injection into the eye with the inferior best-corrected visual acuity; the untreated eye would serve as a control. The objective of the trial was to demonstrate a reduction in the rate of GA disease progression in the treated eye versus the control eye. In December 2015, however, StemCells initiated a strategic realignment plan to fully focus our resources on StemCells’ proprietary HuCNS-SC cells for the treatment of chronic spinal cord injury. A key elements of the plan included the immediate suspension of further patient enrollment into our Phase II Radiant Study in GA-AMD as well as the modification of certain service agreements related to the AMD program.

•	a Phase I clinical trial in infantile and late infantile neuronal ceroid lipofuscinosis (NCL), which showed that StemCells’ HuCNS-SC cells were well tolerated and non-tumorigenic, and that there was evidence of engraftment and long-term survival of the transplanted HuCNS-SC cells. In October 2013, the results of a four-year, long-term follow up study of the patients from the initial Phase I study showed there were no long-term safety or tolerability issues associated with the cells up to five years post-transplantation.

•	a four-patient Phase I clinical trial in PMD, which is a myelination disorder in the brain. The data showed preliminary evidence of durable and progressive donor-derived three of the four patients, with the fourth patient clinically stable.

In April 2013, StemCells entered into an agreement with the California Institute for Regenerative Medicine (CIRM) under which CIRM would have provided up to approximately $19.3 million as a forgivable loan, in accordance with mutually agreed upon terms and conditions and CIRM regulations. The CIRM loan helped fund preclinical development of StemCells’ HuCNS-SC cells for Alzheimer’s disease. Between July 2013 and August 2014, StemCells received in aggregate, approximately $9.6 million as disbursements of the loan provided under the CIRM Loan Agreement. However, in December 2014, as findings under this preclinical study in Alzheimer’s disease did not meet certain pre-determined criteria for continued funding of this program by CIRM, the parties terminated the loan agreement and StemCells wound down this preclinical study which had been funded in part by the CIRM loan agreement. In February 2015, StemCells repaid CIRM approximately $679,000 of the aggregate loan proceeds received. Under the terms of the CIRM loan agreement, principal amount of approximately $8,917,000 and accrued interest of approximately $243,000 were forgiven. However, authoritative accounting guidance requires certain conditions (which includes a legal release from the creditor) to be met before a liability can be extinguished and derecognized. In May 2016, StemCells issued a letter to CIRM that constitutes notice that we elected to convert the loan into a Grant pursuant to the CIRM’s Loan Administration Policy, as amended effective April 25, 2016, and as if the forgiven loan balance had been total allowable project costs funded by CIRM. In the second quarter of 2016, StemCells re-classified the principal amount of approximately $8,917,000 as “Other income” and the accrued interest of approximately $243,000 as “Gain on extinguishment of a loan” in our Condensed Consolidated Statement of Operations.

Reverse Stock Split

StemCells effected a one-for-twelve reverse stock split on May 6, 2016. As a result of the reverse stock split, each twelve shares of StemCells common stock automatically combined into and became one share of StemCells common stock. Any fractional shares which would otherwise be due as a result of the reverse stock split were rounded up to the nearest whole share. Concurrent with the reverse stock split, StemCells reduced the authorized number of common shares from 225 million to 200 million. The reverse stock split automatically and proportionately adjusted, based on the one-for-twelve split ratio, all issued and outstanding shares of our common stock, as well as common stock underlying stock options, warrants and other derivative securities outstanding at the time of the effectiveness of the reverse stock split. The exercise price on outstanding equity based-grants was proportionately increased, while the number of shares available under StemCells equity-based plans was also proportionately reduced. Share and per share data (except par value) for the periods presented reflect the effects of this reverse stock split. References to numbers of shares of common stock and per share data in the accompanying financial statements and notes thereto have been adjusted to reflect the reverse stock split on a retroactive basis.

Wind-down of operations

In May 2016, StemCells decided to terminate its Phase II Pathway Study in spinal cord injury following an in-depth review of data from the study and after obtaining the concurrence of the study’s Interim Analysis Data

Monitoring Committee. While the results showed overall improvement in patients treated with StemCells proprietary cells, the magnitude of the effect and the perceived trend of the effect over time did not justify continuing the study or exploring the variability in the initial patient observations, given the financial resources available to StemCells. Following this, in May 2016, StemCells’ Board of Directors approved a plan to wind down its current operations, having considered the decision to terminate the Pathway Study, available strategic alternatives and the current cash position. StemCells is evaluating opportunities to monetize its intellectual property, including data collected in its studies and trade secrets, as well as the transfer of StemCells proprietary HuCNS-SC cells and other assets through a potential sale. StemCells will not proceed with earlier plans to conduct a rights offering, for which StemCells had filed a registration statement with the SEC. As part of the wind down of our operations, StemCells conducted a reduction of work force impacting all of the remaining full-time employees, consisting of approximately 50 employees and exited our facilities, as of August 1, 2016. StemCells recorded approximately $3,803,000 in wind-down expenses for the quarter ended June 30, 2016.

As of August 1, 2016, StemCells had cash and cash equivalents of approximately $900,000. If StemCells plans to liquidate the Company, StemCells cannot determine with certainty the amount of any liquidating distribution to its stockholders and it is possible that there will be no liquidating distribution to stockholders. The amount of any cash distributed to StemCells stockholders will depend upon, among other things, StemCells’ current liquid assets offset by StemCells’ known and unknown liabilities as well as operating expenses associated with the wind down.

Critical Accounting Policies and the Use of Estimates

The accompanying discussion and analysis of StemCells’ financial condition and results of operations are based on StemCells’ condensed consolidated financial statements and the related disclosures, which have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires management to make estimates, assumptions, and judgments that affect the reported amounts in StemCells’ condensed consolidated financial statements and accompanying notes. These estimates form the basis for making judgments about the carrying values of assets and liabilities. StemCells bases its estimates and judgments on historical experience and on various other assumptions that StemCells believes to be reasonable under the circumstances, and StemCells has established internal controls related to the preparation of these estimates. Actual results and the timing of the results could differ materially from these estimates.

Stock-Based Compensation

U.S. GAAP requires StemCells to recognize expense related to the fair value of our stock-based payment awards, including employee stock options and restricted stock units. Under the provisions of U.S. GAAP, the fair value of StemCells’ employee stock-based payment awards is estimated at the date of grant using the Black-Scholes-Merton (Black-Scholes) option-pricing model and is recognized as expense ratably over the requisite service period. The Black-Scholes option-pricing model requires the use of certain assumptions, the most significant of which are StemCells’ estimates of the expected volatility of the market price of StemCells stock and the expected term of the award. StemCells’ estimate of the expected volatility is based on historical volatility. The expected term represents StemCells’ estimated period during which StemCells stock-based awards remain outstanding. StemCells estimates the expected term based on historical experience of similar awards, giving consideration to the contractual terms of the awards, vesting requirements, and expectation of future employee behavior, including post-vesting terminations.

In May 2016, StemCells’ Board of Directors approved a plan to wind down our current operations, having considered the decision to terminate the Pathway Study, the available strategic alternatives and StemCells’ current cash position. As part of the wind down of StemCells’ operations, StemCells conducted a reduction of its work force impacting all of its remaining full-time employees, consisting of approximately 50 employees, as of August 1, 2016. Unvested options and RSUs of the employees impacted were forfeited. As of June 30, 2016, total unrecognized compensation expense related to unvested awards of stock option and restricted stock units is not significant.

Warrant Liability

StemCells accounts for its warrants in accordance with U.S. GAAP which defines how freestanding contracts that are indexed to and potentially settled in a company’s own stock should be measured and classified. Authoritative accounting guidance prescribes that only warrants issued by StemCells under contracts that cannot be net-cash settled, and are both indexed to and settled in StemCells common stock, can be classified as equity.

As part of StemCells’ December 2011 financing, StemCells issued Series A Warrants with a five year term to purchase 666,667 shares at $16.80 per share and Series B Warrants with a ninety trading day term to purchase 666,667 units at $15.00 per unit. Each unit underlying the Series B Warrants consisted of one share of StemCells common stock and one Series A Warrant. In the first and second quarter of 2012, an aggregate of 225,000 Series B Warrants were exercised. For the exercise of these warrants, StemCells issued 225,000 shares of StemCells’ common stock and 225,000 Series A Warrants. The remaining 441,667 Series B Warrants expired unexercised by their terms on May 2, 2012. The Series A Warrants contain full ratchet anti-dilution price protection so that, in most situations, upon the issuance of any common stock or securities convertible into common stock at a price below the then-existing exercise price of the Series A Warrants, the Series A exercise price will be reset to the lower common stock sales price. As a result of StemCells’ April 2015 financing, the exercise price of the outstanding Series A warrants were reduced from $16.80 per share to $8.40 per share. Subsequently, as a result of StemCells’ sale of shares of StemCells’ common stock under a sales agreement entered into in 2009 and amended in 2012, the exercise price of the outstanding Series A warrants was reduced from $8.40 per share to $6.24 per share and as a result of StemCells’ March 2016 financing, the exercise price of these warrants was reduced to approximately $3.60 per share. As terms of the Series A Warrants do not meet the specific conditions for equity classification, StemCells is required to classify the fair value of these warrants as a liability, with subsequent changes in fair value to be recorded as income (loss) due to change in fair value of warrant liability. The fair value of the Series A Warrants is determined using a Black-Scholes model See Note 11 “Warrant Liability” in the notes to condensed consolidated financial statements of Part I, Item 1 of StemCells’ Form 10-Q for further information. The fair value is affected by changes in inputs to these models including StemCells’ stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. StemCells will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability. The estimated fair value of StemCells’ 2011 Series A warrant liability at June 30, 2016, was approximately $57,000.

In March 2016, StemCells raised gross proceeds of approximately $8,000,000 through an underwritten public offering of 2,222,250 units, at a price of $3.60 per unit, before deducting underwriting discounts and other offering expenses. Each unit consists of a fixed combination of one share of StemCells common stock, a Series A Warrant to purchase 0.50 of a share of StemCells’ common stock, and a Series B Warrant to purchase 0.75 of a share of StemCells’ common stock. Each Series A Warrant has an exercise price of $3.60 per share, is immediately exercisable, and will expire two years from the date of issuance. Each Series B Warrant has an exercise price of $5.04 per share, will become exercisable upon stockholder approval of an increase in StemCells’ authorized capital and the one-year anniversary of the issuance date, whichever is later, and will expire on the fifth anniversary of the date they become exercisable. In connection with the offering, StemCells granted the underwriters a 45-day option to purchase up to an additional 333,338 shares of StemCells’ common stock and/or warrants to purchase up to an additional 416,672 shares of StemCells’ common stock to cover over-allotments, if any. The option was exercised in part and StemCells issued an additional 166,473 of Series A warrants and 249,709 of Series B Warrants. The Series A and Series B Warrants contain full ratchet anti-dilution price protection for two years so that, in most situations, upon the issuance of any common stock or securities convertible into common stock at a price below the then-existing exercise price of the respective warrants, the exercise price of these warrants will be reset to the lower common stock sales price. The initial shares and warrants were offered under StemCells’ effective shelf registration statement previously filed with the SEC. StemCells intends to file a subsequent registration statement to register the common shares issuable when the Series B Warrants become exercisable. As terms of the Series A and Series B Warrants do not meet the specific conditions for equity classification, StemCells is required to classify the fair value of these warrants as a liability, with subsequent changes in fair value to be recorded as income (loss) due to change in fair value of warrant liability. The fair value of the Series A and Series B Warrants is determined using a Black-Scholes model. See Note 11 “Warrant Liability” in the notes to condensed consolidated financial statements of Part I, Item 1 of StemCells’ Form 10-Q for further information. The fair value is affected by changes in inputs to these models including StemCells’ stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. StemCells will continue to classify the fair value of the warrants as a liability until the warrants are exercised, expire or are amended in a way that would no longer require these warrants to be classified as a liability. The estimated fair value of StemCells warrant liability for the 2016 Series A and 2016 Series B warrants at June 30, 2016, was approximately $160,000 and $374,000 respectively.

Revenue Recognition

StemCells currently recognizes revenue resulting from the licensing and use of StemCells’ technology and intellectual property. Licensing agreements may contain multiple elements, such as upfront fees, payments related to the achievement of particular milestones and royalties. Revenue from upfront fees for licensing agreements that contain multiple elements are generally deferred and recognized on a straight-line basis over the term of the agreement. Fees associated with substantive at risk performance-based milestones are recognized as revenue upon completion of the scientific or regulatory event specified in the agreement, and royalties received are recognized as earned. Revenue from licensing agreements is recognized net of a fixed percentage due to licensors as royalties.

Results of Operations

StemCells’ results of operations have varied significantly from year to year and quarter to quarter and may vary significantly in the future due to the occurrence of material recurring and nonrecurring events, including without limitation the receipt and payment of recurring and nonrecurring licensing payments, the initiation or termination of clinical studies, research collaborations and development programs for both cell-based therapeutic products and research tools, unpredictable or unanticipated manufacturing and supply costs, unanticipated capital expenditures necessary to support StemCells’ business, developments in on-going patent prosecution and litigation, the on-going expenses to maintain StemCells’ facilities.

Revenue

Revenue for the three and six-month periods ended June 30, 2016, as compared with the same period in 2015, is summarized in the table below:

	Three months ended June 30,		Change in 2016 vs 2015		Six months ended June 30,		Change in 2016 vs 2015
	2016	2015	$	%	2016	2015	$	%
Revenue:
Revenue from licensing agreements	$29,311	$30,131	$(820)	(3)%	$52,475	$51,128	$1,347	3%

Second quarter ended June 30, 2016 versus second quarter ended June 30, 2015.    Total revenue in the second quarter of 2016 was approximately $29,000 compared to approximately $30,000 for the second quarter of 2015.

Six-month period ended June 30, 2016 versus six-month period ended June 30, 2015.    Total revenue in the six-month period ended June 30, 2016 was approximately $52,000 and approximately $51,000 for the same period of 2015.

Licensing revenue for the first quarters and six-month periods for 2016 and 2015 were not significant.

Operating Expenses

Operating expenses for the three and six-month periods ended June 30, 2016, as compared with the same period in 2015, is summarized in the table below:

	Three months ended June 30,		Change in 2016 vs 2015		Six months ended June 30,		Change in 2016 vs 2015
	2016	2015	$	%	2016	2015	$	%
Operating expenses:
Research and development	$3,694,097	$7,238,985	$(3,544,888)	(49)%	$8,902,802	$13,531,176	$(4,628,374)	(34)%
General and administrative	1,415,719	2,063,729	(648,010)	(31)%	6,044,053	4,752,925	1,291,128	27%
Wind-down expense	3,803,448	—	3,803,448	*	3,803,448	—	3,803,448	*
Total operating expenses	$8,913,264	$9,302,714	$(389,450)	(4)%	$18,750,303	$18,284,101	$466,202	3%

*	Calculation not meaningful

Research and Development Expenses

StemCells’ R&D expenses historically consisted primarily of salaries and related personnel expenses, costs associated with clinical trials and regulatory submissions, costs associated with preclinical activities such as toxicology studies, costs associated with cell processing and process development, certain patent-related costs such as licensing, facilities related costs such as allocated rent and operating expenses, depreciation, lab equipment and supplies. Clinical trial expenses include payments to vendors such as clinical research organizations, contract manufacturers, clinical trial sites, laboratories for testing clinical samples and consultants. Cumulative R&D costs incurred since StemCells refocused its activities on developing cell-based therapeutics (fiscal years 2000 through the six months ended June 30, 2016) were approximately $246 million. Over this period, the majority of these cumulative costs were related to: (i) characterization of StemCells’ proprietary HuCNS-SC cells, (ii) expenditures for toxicology and other preclinical studies, preparation and submission of applications to regulatory agencies to conduct clinical trials and obtaining regulatory clearance to initiate such trials, all with respect to its proprietary HuCNS-SC cells, (iii) preclinical studies and development of its human liver engrafting cells, (iv) costs associated with cell processing and process development, and (v) costs associated with StemCells’ clinical studies.

StemCells managed its R&D resources, including StemCells employees and facilities, across various projects rather than on a project-by-project basis for the following reasons. The allocations of time and resources change as the needs and priorities of individual projects and programs change, and many of StemCells researchers were assigned to more than one project at any given time. Furthermore, StemCells was exploring multiple possible uses for its proprietary HuCNS-SC cells, so much of StemCells R&D effort is complementary to and supportive of each of these projects. Lastly, much of StemCells’ R&D effort was focused on manufacturing processes, which can result in process improvements useful across cell types. StemCells also used external service providers to assist in the conduct of StemCells’ clinical trials and to provide various other R&D related products and services. Many of these costs and expenses were complementary to and supportive of each of StemCells’ programs. Because we StemCells does not have a development collaborator for any of StemCells’ product programs, StemCells was responsible for all costs incurred with respect to its product candidates.

In May 2016, StemCells decided to terminate its Phase II Pathway Study in spinal cord injury following an in-depth review of data from the study and after obtaining the concurrence of the study’s Interim Analysis Data Monitoring Committee. While the results showed overall improvement in patients treated with StemCells proprietary cells, the magnitude of the effect and the perceived trend of the effect over time did not justify continuing the study or exploring the variability in the initial patient observations, given the financial resources available to StemCells. Following this, in May 2016, StemCells’ Board of Directors approved a plan to wind down StemCells’ current operations, having considered the decision to terminate the Pathway Study, StemCells’ available strategic alternatives and StemCells’ current cash position. StemCells is evaluating opportunities to monetize StemCells’ intellectual property, including data collected in studies and trade secrets, as well as the transfer of StemCells’ proprietary HuCNS-SC cells and other assets through a potential sale. StemCells’ will not proceed with earlier plans to conduct a rights offering, for which StemCells had filed a registration statement with the SEC. As part of the wind down of StemCells’ operations, StemCells conducted a reduction of its work force impacting all of its remaining full-time employees, consisting of approximately 50 employees and exited its facilities, as of August 1, 2016. Effective May 31, 2016, in accordance with U.S. GAAP, StemCells’ recorded expenses associated with the wind-down of its operations in the period in which the liability was incurred. These expenses were recorded as wind-down expense in StemCells’ Condensed Consolidated Statement of Operations.

Second quarter ended June 30, 2016 versus second quarter ended June 30, 2015.    R&D expenses totaled approximately $3,694,000 in the second quarter of 2016 compared with $7,239,000 in the second quarter of 2015. The decrease of approximately $3,500,000, or 49%, in 2016 compared to 2015, was primarily attributable to the wind-down of StemCells’ research and development programs and other operations in May 2016.

Six-month period ended June 30, 2016 versus six-month period ended June 30, 2015.    R&D expenses totaled approximately $8,903,000 in the six-month period ended June 30, 2016 compared with $13,531,000 for the same period in 2015. The decrease of approximately $4,600,000, or 34%, in 2016 compared to 2015, was primarily attributable to the wind-down of StemCells’ research and development programs in May 2016.

General and Administrative Expenses

General and administrative (G&A) expenses are primarily comprised of salaries, benefits and other staff related costs associated with sales and marketing, finance, legal, human resources, information technology, and other administrative personnel, allocated facilities and overhead costs, external legal and other external general and administrative services. Effective May 31, 2016, in accordance with U.S. GAAP, StemCells recorded expenses associated with the wind-down of StemCells’ operations in the period in which the liability was incurred. These expenses were recorded as wind-down expense in StemCells’ Condensed Consolidated Statement of Operations.

Second quarter ended June 30, 2016 versus second quarter ended June 30, 2015.    G&A expenses totaled approximately $1,416,000 in the second quarter of 2016 compared with approximately $2,064,000 in the same period of 2015. The decrease of approximately $648,000, or 31%, in 2016 compared to 2015, was primarily attributable to the wind-down of StemCells’ operations in May 2016. Effective May 31, 2016, in accordance with U.S. GAAP, StemCells recorded expenses associated with the wind-down of StemCells operations in the period in which the liability was incurred. These expenses were recorded as wind-down expense in its Condensed Consolidated Statement of Operations.

Six-month period ended June 30, 2016 versus six-month period ended June 30, 2015.    G&A expenses totaled approximately $6,044,000 in the six-month period ended June 30, 2016 compared with approximately $4,753,000 in the same period of 2015. The increase of approximately $1,291,000, or 27%, in 2016 compared to 2015, was primarily attributable to a separation and consulting agreement with StemCells’ previous Chief Executive Officer who resigned in January 2016. The separation agreement included expenses of approximately $1,257,000 in salary and benefits, and approximately $920,000 in stock based compensation expense for accelerated vesting of his outstanding equity awards (net of cancellations). The increase was also attributable to higher costs for external services; primarily legal fees of approximately $753,000. The increase was partially offset by the wind-down of StemCells’ operations in May 2016. Effective May 31, 2016, in accordance with U.S. GAAP, StemCells recorded expenses associated with the wind-down of StemCells’ operations in the period in which the liability was incurred. These expenses were recorded as wind-down expense in StemCells’ Condensed Consolidated Statement of Operations.

Other Income (Expense)

Other income totaled approximately $11,399,000 in the second quarter of 2016 compared with other income of approximately $811,000 in the same period of 2015, and other income of approximately $11,652,000 for the six-month period ended June 30, 2016 compared with other income of approximately $421,000 for the six-month period ended June 30, 2015.

	Three months ended June 30,		Change in 2016 vs 2015		Six months ended June 30,		Change in 2016 vs 2015
	2016	2015	$	%	2016	2015	$	%
Other income (expense):
Change in fair value of warrant liability	$5,568,634	$988,367	$4,580,267	463%	$5,846,862	$641,037	$5,205,825	812%
Conversion of CIRM loan into a grant	8,916,641	—	8,916,641	*	8,916,641	—	8,916,641	*
Gain on extinguishment of loan payable	242,931	—	242,931	*	242,931	—	242,931	*
Write-down of fixed assets	(3,332,736)	—	(3,332,736)	*	(3,332,736)	—	(3,332,736)	*
Interest income	4,069	2,139	1,930	90%	8,312	3,533	4,779	135%
Interest expense	(128)	(146,267)	146,139	(100)%	(28,029)	(331,623)	303,594	(92)%
Other income (expense), net	—	(33,370)	33,370	(100)%	(2,100)	107,611	(109,711)	(102)%
Total other expense, net	$11,399,411	$810,869	$10,588,542	*	$11,651,881	$420,558	$11,231,323	*

*	Calculation not meaningful

Change in Fair Value of Warrant Liability

StemCells record changes in fair value of warrant liability as income or loss in StemCells’ Condensed Consolidated Statements of Operations. StemCells has warrants outstanding which were issued as part of several transactions and have classified the fair value of certain warrants that did not meet the specific conditions for equity classification as a liability. The fair value of the outstanding warrants is determined using the Black-Scholes-Merton (Black-Scholes) option pricing model, and is affected by changes in inputs to the various models, including StemCells’ stock price, expected stock price volatility, the contractual term, and the risk-free interest rate. The fair value of the warrant liability is revalued at the end of each reporting period. See Note 11 “Warrant Liability” in the notes to condensed consolidated financial statements of Part I, Item 1 of StemCells’ Form 10-Q for further information.

Conversion of CIRM loan into a grant

In April 2013, StemCells entered into an agreement with the California Institute for Regenerative Medicine (CIRM) under which CIRM would have provided up to approximately $19.3 million as a forgivable loan, in accordance with mutually agreed upon terms and conditions and CIRM regulations. The CIRM loan helped fund preclinical development of StemCells’ HuCNS-SC cells for Alzheimer’s disease. Between July 2013 and August 2014, StemCells received in aggregate, approximately $9.6 million as disbursements of the loan provided under the CIRM Loan Agreement. However, in December 2014, as findings under this preclinical study in Alzheimer’s disease did not meet certain pre-determined criteria for continued funding of this program by CIRM, the parties terminated the loan agreement and StemCells wound down this preclinical study which had been funded in part by the CIRM loan agreement. In February 2015, StemCells repaid CIRM approximately $679,000 of the aggregate loan proceeds received. Under the terms of the CIRM loan agreement, principal amount of approximately $8,917,000 and accrued interest of approximately $243,000 were forgiven. However, authoritative accounting guidance requires certain conditions (which includes a legal release from the creditor) to be met before a liability can be extinguished and derecognized. In May 2016, StemCells issued a letter to CIRM that constitutes notice that StemCells elected to convert its loan into a grant pursuant to the CIRM’s Loan Administration Policy, as amended effective April 25, 2016, and as if the forgiven loan balance had been total allowable project costs funded by CIRM. In the second quarter of 2016, StemCells re-classified the principal amount of approximately $8,917,000 as “Other income”.

Gain on Extinguishment of Debt

In April 2013, StemCells entered into an agreement with the California Institute for Regenerative Medicine (CIRM) under which CIRM would have provided up to approximately $19.3 million as a forgivable loan, in accordance with mutually agreed upon terms and conditions and CIRM regulations. The CIRM loan helped fund preclinical development of our HuCNS-SC cells for Alzheimer’s disease. Between July 2013 and August 2014, StemCells received in aggregate, approximately $9.6 million as disbursements of the loan provided under the CIRM Loan Agreement. However, in December 2014, as findings under this preclinical study in Alzheimer’s disease did not meet certain pre-determined criteria for continued funding of this program by CIRM, the parties terminated the loan agreement and StemCells wound down this preclinical study which had been funded in part by the CIRM loan agreement. In February 2015, StemCells repaid CIRM approximately $679,000 of the aggregate loan proceeds received. Under the terms of the CIRM loan agreement, principal amount of approximately $8,917,000 and accrued interest of approximately $243,000 were forgiven. However, authoritative accounting guidance requires certain conditions (which includes a legal release from the creditor) to be met before a liability can be extinguished and derecognized. In May 2016, StemCells issued a letter to CIRM that constitutes notice that StemCells elected to convert the loan into a Grant pursuant to the CIRM’s Loan Administration Policy, as amended effective April 25, 2016, and as if the forgiven loan balance had been total allowable project costs funded by CIRM. In the second quarter of 2016, StemCells re-classified the principal amount of approximately $8,917,000 as “Other income” and the accrued interest of approximately $243,000 as “Gain on extinguishment of a loan” in StemCells’ Condensed Consolidated Statement of Operations.

Write-down of Fixed Assets

May 30, 2016, StemCells’ Board of Directors approved a plan to wind down StemCells’ current operations, having considered the decision to terminate the Pathway Study, StemCells’ available strategic alternatives and StemCells’ current cash position. As part of the wind down of StemCells’ operations, StemCells conducted a reduction of its work force impacting all of its remaining full-time employees, consisting of approximately 50 employees, termed StemCells’ commercial lease agreements and exited StemCells’ two facilities located in Newark and Sunnyvale, California, as of August 1, 2016. By way of an auction, StemCells sold all of its tangible assets at its Newark facility in July 2016 and received approximately $800,000 in respect of such sale on August 1. In July 2016, the lease for StemCells’ Sunnyvale facility was taken over by an unrelated Company. As part of the lease transfer, the unrelated Company acquired all of StemCells’ tangible assets at this facility for $650,000. At June 30, 2016, StemCells wrote down these assets to its realizable value by a write-off of approximately $3,333,000 and classified the realizable value of these assets as “Assets held for sale” in StemCells’ Condensed Consolidated Balance Sheets.

Interest Income

Interest income in three-and six-month period ended June 30, 2016 and 2015 were not significant and is from the investment of StemCells’ cash balances in money market accounts and short-term money market instruments that are highly liquid and that preserves capital.

Interest Expense

Interest expense was approximately $128 in the second quarter of 2016 compared with approximately $146,000 for the second quarter of 2015. Interest expense was approximately $28,000 for the six-month period ended June 30, 2016 compared with approximately $332,000 for the six-month period ended June 30, 2015.

Interest expense in the three-and six month period of 2015 is primarily attributable to interest due under a Loan Agreement with SVB.

Other income (expense), net

Other expense of approximately $2,000 for the six-month period ended June 30, 2016 was primarily related to state franchise taxes. Other expense of approximately $33,000 in the second quarter of 2015 was primarily attributable to state franchise taxes paid. Other income of approximately $108,000 for the six-month period ended June 30, 2015 was primarily attributable to the gain on sale of StemCells’ Rhode Island property offset by state franchise taxes paid.

Liquidity and Capital Resources

Since StemCells’ inception, StemCells has financed its operations through the sale of common and preferred stock, the issuance of long-term debt and capitalized lease obligations, credit facilities, revenue from collaborative agreements, research grants, license fees, and interest income.

	June 30, 2016	December 31, 2015	Change
			$	%
Cash and cash equivalents	$2,448,761	$12,110,565	$(9,661,804)	(80)%

In summary, our cash flows were:

	Six months ended June 30,		Change in 2016 versus 2015
	2016	2015	$	%
Net cash used in operating activities	$(17,634,514)	$(16,484,500)	$(1,150,014)	7%
Net cash used in investing activities	$(15,434)	$(407,600)	$392,166	(96)%
Net cash provided by financing activities	$7,988,453	$21,847,407	$(13,858,954)	(63)%

Net Cash Used in Operating Activities

Net cash used in operating activities in the six-month period ended June 30, 2016 increased by approximately $1,150,000, or 15%, when compared to the same period of 2015. Cash used in operating activities is primarily driven by StemCells’ net loss as adjusted for non-cash charges and differences in the timing of operating cash flows.

Net Cash Used in Investing Activities

Net cash used in investing activities of approximately $15,000 in the six-month period ended June 30, 2016 was primarily for the purchase of lab equipment. Net cash used for investing activities of approximately $408,000 in the six-month period ended June 30, 2015 was primarily related to the purchase of lab equipment for approximately $557,000, offset by receipts of approximately $149,000 from the sale of StemCells’ property in Rhode Island.

Net Cash Provided by Financing Activities

Net cash of approximately $7,988,000 provided by financing activities in the six-month period ended June 30, 2016 was primarily attributable to net proceeds (net of offering expenses underwriting discounts and commissions) received from a financing transaction in March 2016, offset by repayment of loan, lease and other obligations. Net cash of approximately $21,847,000 provided by financing activities in the six-month period ended June 30, 2016 was primarily attributable to net proceeds of approximately $24,943,000 from a financing transaction in April 2015, partially offset by the repayment of loan, lease and other obligations.

StemCells has incurred significant operating losses and negative cash flows since inception. StemCells had not achieved profitability and may not be able to realize sufficient revenue to achieve or sustain profitability in the future. StemCells does not expect to be profitable in the next several years, but rather expects to incur additional operating losses. StemCells has limited liquidity and capital resources and must obtain significant additional capital resources in order to continue operations. StemCells had relied on cash balances and proceeds from equity and debt offerings, proceeds from the transfer or sale of StemCells’ intellectual property rights, equipment, facilities or investments, and government grants and funding from collaborative arrangements, to fund StemCells’ operations.

As of August 1, 2016, StemCells had cash and cash equivalents of approximately $900,000 and approximately $3 million under this universal shelf registration statement available for issuing debt or equity securities. If StemCells plans to liquidate the Company, StemCells cannot determine with certainty the amount of any liquidating distribution to its stockholders and it is possible that there will be no liquidating distribution to stockholders. The amount of any cash distributed to StemCells’ stockholders will depend upon, among other things, StemCells’ current liquid assets offset by StemCells’ known and unknown liabilities as well as operating expenses associated with the wind down.

Commitments

See Note 9, “Commitments and Contingencies” in the notes to condensed consolidated financial statements of Part I, Item 1 of StemCells’ Form 10-Q for further information.

Off-Balance Sheet Arrangements

StemCells’ has certain contractual arrangements that create potential risk for it and are not recognized in StemCells’ Condensed Consolidated Balance Sheets. Discussed below are those off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on StemCells’ financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Operating leases

StemCells leased various real properties under operating leases that generally require StemCells to pay taxes, insurance, maintenance, and minimum lease payments. Some of StemCells’ leases have options to renew.

Operating Leases — California

In December 2010, StemCells entered into a commercial lease agreement with BMR-Gateway Boulevard LLC (BMR), as landlord, for office and research space at BMR’s Pacific Research Center in Newark, California. The initial term of the lease was approximately eleven and one-half years and includes escalating rent payments which StemCells’ recognized as lease operating expense on a straight-line basis. StemCells was expected to pay approximately $17,869,000 in aggregate as rent over the term of the lease to BMR. In May 30, 2016, StemCells’ Board of Directors approved a plan to wind down StemCells’ current operations, having considered the decision to terminate the Pathway Study, StemCells’ available strategic alternatives and StemCells’ current cash position. As part of the wind down of StemCells’ operations, StemCells terminated its commercial lease agreement with BMR as of August 1, 2016, by agreeing to pay a lease termination fee of approximately $800,000 and forfeit StemCells’ security deposit of approximately $333,000 with BMR.

In March 2013, StemCells entered into a commercial lease agreement with Prologis, L.P. (Prologis), as landlord, for office and research space in Sunnyvale, California. The facility was for operations that supported

StemCells’ clinical development activities. The initial term of the lease was ten years and included escalating rent payments which StemCells recognized as lease operating expense on a straight-line basis. StemCells was expected to pay approximately $3,497,000 in aggregate rent over the term of the lease. As part of the lease, Prologis had agreed to provide StemCells financial allowances to build initial tenant improvements, subject to customary terms and conditions relating to landlord-funded tenant improvements. The tenant improvements were recorded as leasehold improvement assets and amortized over the term of the lease. In May 30, 2016, StemCells’ Board of Directors approved a plan to wind down current operations, having considered the decision to terminate the Pathway Study, its available strategic alternatives and StemCells’ current cash position. As part of the wind down of StemCells’ operations, StemCells terminated its commercial lease agreement with Prologis by having the existing lease assumed by an unrelated third party, effective as of August 1, 2016. StemCells is not expected to pay a lease termination fee and expects to receive a refund of the security deposit of $40,000 from Prologis.

With the exception of the operating leases discussed above, StemCells has not entered into any significant off balance sheet financial arrangements and has not established any special purpose entities. StemCells has not guaranteed any debts or commitments of other entities or entered into any options on non-financial assets.

Contractual Obligations

StemCells has periodically entered into licensing agreements with third parties to obtain exclusive or non-exclusive licenses for certain technologies. The terms of certain of these agreements require StemCells to pay future milestone payments based upon achievement of certain developmental, regulatory or commercial milestones. StemCells does not anticipate making any milestone payments under any of its licensing agreements for 2016. Milestone payments beyond fiscal year 2016 cannot be predicted or estimated, due to the uncertainty of achieving the required developmental, regulatory or commercial milestones.

StemCells does not have any material unconditional purchase obligations or commercial commitments related to capital expenditures, clinical development, clinical manufacturing, or other external services contracts at June 30, 2016.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF STEMCELLS

Interest Rate and Credit Risks

StemCells’ interest-bearing assets, or interest-bearing portfolio, consist of cash and cash equivalents. Our interest income is sensitive to changes in the general level of interest rates, primarily U.S. interest rates. At June 30, 2016, StemCells’ cash equivalents were primarily composed of money market accounts comprised of U.S. Treasury debt securities.

Equity Security and Foreign Exchange Risks

At June 30, 2016, the remaining assets and liabilities of StemCells’ UK subsidiaries included in StemCells’ Consolidated Balance Sheets were not significant because StemCells is currently not subject to material foreign currency exchange risk with respect to revenue transactions and cash balances, and StemCells has not to date entered into any hedging contracts.

MICROBOT BUSINESS

Overview

Microbot Medical Ltd., or Microbot, was incorporated on November 10, 2010 under the Israel Business Corporations Act. Microbot is a pre-clinical medical device company specializing in the research, design and development of next generation micro-robotics assisted medical technologies targeting the minimally invasive surgery space. Microbot is primarily focused on leveraging its micro-robotic technologies with the goal of improving surgical outcomes for patients.

Microbot is currently developing its first two product candidates: the Self Cleaning Shunt, or SCS, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and TipCAT, a self-propelling, semi-disposable endoscope that is being developed initially for use in colonoscopy procedures. Microbot’s product candidates are being designed to bring greater functionality to conventional medical devices and to reduce the known risks associated with such devices. Microbot is currently aiming to complete pre-clinical or clinical data collection for both product candidates within the next 24 months and is targeting approval or clearance for SCS by late 2018.

Microbot currently holds an intellectual property portfolio that comprises nine patent families, which include eight patents granted in the United States, eleven patents granted outside the United States, and 17 patent applications pending worldwide, with other patent applications under development, as well as an exclusive license to key components of its technology.

Industry Overview

Shunt Systems

Hydrocephalus is a medical condition in which there is an abnormal accumulation of cerebrospinal fluid, or CSF, in the brain that can cause increased intracranial pressure. It is estimated that one in every 500 babies are born with hydrocephalus, and over 1,000,000 people in the United States currently live with hydrocephalus.

Symptoms of hydrocephalus vary with age, disease progression and individual tolerance to the condition, but they can include convulsion, tunnel vision, mental disability or dementia-like symptoms and even death. Normal Pressure Hypocephalus (“NPH”) is a type of hydrocephalus that usually occurs in older adults. NPH is generally treated as distinct from other types of hydrocephalus because it develops slowly over time. In NPH, the drainage of CSF is blocked gradually and the excess fluid builds up slowly. This slow accumulation means that the fluid pressure may not be as high as in other types of hydrocephalus. It is estimated that more than 700,000 Americans have NPH, but less than 20% receive an appropriate diagnosis.

Hydrocephalus is most often treated by the surgical insertion of a shunt system. The shunt system diverts the flow of CSF from the brain’s ventricles (or the lumbar subarachnoid space) to another part of the body where the fluid can be more readily absorbed. Hydrocephalus shunt designs have changed little since their introduction in the 1950s. A shunt system typically consists of three parts: the distal tubing or shunt (a flexible and sturdy plastic tube), the ventricular catheter (the proximal catheter), and a valve. The end of the shunt system with the proximal catheter is placed in the ventricles (within the CSF) and the distal catheter is placed in the site of the body where the CSF can be drained. A valve is located along the shunt to maintain and regulate the rate of CSF flow. Current systems can be created from separate components or bought as complete units.

The treatment of hydrocephalus with existing shunt systems often includes complications as well. For example, approximately 50% of shunts used in the pediatric population fail within two years of placement and repeated neurosurgical operations are often required. Ventricular catheter blockage, or occlusions, is by far the most frequent event that results in shunt failure. Shunt occlusion occurs when there is a partial or complete blockage of the shunt that causes it to function intermittently or not at all. Such a shunt blockage can be caused by the accumulation of blood cells, tissue, or bacteria in any part of the shunt system. In the event of shunt occlusion, CSF begins to accumulate in the brain or lumbar region again and the symptoms of untreated hydrocephalus can reappear until a shunt replacement surgery is performed.

Although several companies are active in the field of hydrocephalus treatment and the manufacturing of shunt systems and shunt components, Microbot believes that the majority of those companies are focusing on the development of valves. The development of a “smart shunt” – a shunt that could provide for weaning form shunt dependency or increase personalized control through advanced control algorithms, that could provide data to the physician on patient conditions and shunt function with sensor based controls, or correct the high failure rate of existing shunt systems – is for the most part at an academic and conceptual level only. Reports of smart shunt technologies are typically focused on a subset of components with remaining factors left unspecified, such as hardware, control algorithms or power management. Microbot does not believe that a smart shunt has been developed to date. Because of the limited innovation in this area, Microbot believes an opportunity exists to provide patients suffering from hydrocephalus or NPH with a more effective instrument for treating their condition.

Endoscopic Equipment

Endoscopes are medical devices used to look inside a body cavity or organ with minimally invasive surgery. The North American flexible endoscopes market was valued at $1.27 billion in 2013, and is expected to reach $1.91 billion by 2018, at a CAGR of 8.5% during the period 2013 to 2018.

Colonoscopy is a procedure that allows a physician to examine the colon using an endoscope. It is a commonly performed procedure for the diagnosis and treatment of a range of conditions, including for the screening and surveillance of colorectal neoplasia, or colorectal cancer. Annually, between 15 and 20 million endoscopy procedures are conducted in the United States with reusable endoscope devices to screen various sections of a patient’s gastrointestinal, or GI, tract. However, according to data from the American Cancer Society, it is estimated that over 49,000 Americans will die from colorectal cancer and 95,000 new cases of colon cancer will be diagnosed in 2016. It is the third leading cause of cancer deaths in spite of being highly preventable with early identification and removal of colorectal adenomas, or polyps. Colonoscopy with removal of colorectal polyps has been shown to be the most effective way of preventing colorectal cancer. And colonoscopy is generally considered the gold standard for the detection and treatment of adenomas. However, using current colonoscopic technology, approximately 30% of polyps are missed. In addition, the technique remains underutilized – less than 50% of eligible Americans, based on guidelines established by organizations including the American Cancer Society, United States Preventive Services Task Force, and U.S. Multi-Society Task Force on Colorectal Cancer, have undergone screening, with more than 45% of colon cancers being diagnosed at a time when the cancer has become incurable. This reluctance can be linked to patients’ general discomfort associated with the colonoscopy screening procedure, due to the use of mechanical force to insert the endoscope into the colon. The procedure is widely perceived to be uncomfortable, and it also can sometimes damage or perforate the bowel wall.

Colonoscopy techniques that improve the Adenoma Detection Rate, or ADR, and reduce patient discomfort could optimize the potential of colonoscopy for the prevention of colorectal cancer. Microbot believes that it has the potential to develop a robotic endoscope product that addresses this issue of patient discomfort, which it believes will improve patients’ willingness to get this important screening test – with the additional benefit of providing a new tool to health care practitioners for use in the identification and treatment of colorectal polyps.

Microbot’s Product Pipeline

Self-Cleaning Shunt (SCS)

The Self-Cleaning Shunt, or SCS, device is designed to act as the ventricular catheter portion of a CSF shunt system that is used to relieve hydrocephalus and NPH. It is designed to work as an alternative to any ventricular catheter options currently on the market and to connect to all existing shunt system valves currently on the market, therefore, the successful commercialization of the SCS is not dependent on any single shunt system. Initially, Microbot expects the SCS device to be an aftermarket purchase that would be deployed to modify existing products by the end user. Microbot believes that the use of its SCS device will reduce, and potentially eliminate, shunt occlusions, and by doing so Microbot believes its SCS has the potential to become the gold-standard ventricular shunt in the treatment of Hydrocephalus and NPH.

The SCS device embeds an internal robotic cleaning mechanism in the lumen, or inside space, of the ventricular catheter which prevents cell accumulation and tissue ingrowth into the catheter. The SCS device consists of a silicone tube with a perforated titanium tip, which connects to a standard shunt valve at its distal end. The internal cleaning mechanism is embedded in the lumen of the titanium tip. Once activated, the cleaning mechanism keeps tissue from entering the catheter perforations while maintaining the CSF flow in the ventricular catheter.

The internal cleaning mechanism of the SCS device is activated by means of an induced magnetic field, which is currently designed to be externally generated by the patient through a user-friendly headset that transmits the magnetic field at a pre-determined frequency and operating sequence protocol. The magnetic field that is created by the headset is then captured by a flexible coil and circuit board that is placed just under the patient’s scalp in the location where the valve is located. The circuit board assembly converts the magnetic field into the power necessary to activate the cleaning mechanism within the proximal part of the ventricular catheter.

Microbot has completed the development of an SCS prototype and is currently completing the safety testing, general proof of concept testing and performance testing for the device, which Microbot began in mid-2013. Microbot had a pre-submission meeting with the FDA in early 2014, and has been working closely with Washington University in St. Louis to develop the protocol for and to execute the necessary animal study. Microbot expects the animal study to start by the end of 2016. Upon the completion of animal studies, Microbot may conduct clinical trials if they are requested by the FDA or if Microbot decides that the data from such trials would improve the marketability of the product candidate. Microbot believes that the first generation of its SCS device should receive regulatory approval or clearance from FDA by late 2018. The proposed indication for use of the SCS device would be for the treatment of hydrocephalus as a component of a shunt system when draining or shunting of CSF is indicated.

Microbot may also conduct clinical trials for the SCS in other countries where such trials are necessary for Microbot to sell its SCS device in such country’s market, although it has no current plans to do so.

TipCAT

The TipCAT is a semi-disposable, flexible, self-propelled endoscope. A mechanism comprising a series of interconnected balloons at the device’s tip provides the TipCAT with its forward locomotion capability. The device has the capability to self-propel within natural tubular lumens such as the colon, blood vessels, and the urinary tract. The TipCAT is designed to be fully-equipped with a contemporary endoscope, including a high-quality camera, steering capability and a standard working channel for treatments. The TipCAT thus offers functionality and visualization features equivalent to modern endoscopes, along with unique advantages associated with its physiologically adapted self-propelling mechanism, flexibility, and design.

The TipCAT consists of two parts:

•	A disposable self-propulsion module, which is a series of interconnected, sequentially inflatable balloons constructed on an inner tube (i.e., the working channel); and

•	A re-usable module isolated from contact with the tissue/body fluids, containing a camera, LED lighting and a steering system.

In the self-propulsion module, the air to inflate the balloons is supplied from a single channel. The sequential inflating and deflating of the balloons creates an inchworm-like forward motion. Therefore, unlike standard endoscopes, the TipCAT does not need to be mechanically forced into the patient’s lumen using external pressure; rather, it will gently advance itself through the organ’s anatomy. As a result, the TipCAT is designed to be able to reach every part of the lumen under examination regardless of the topography, be less operator dependent, and greatly reduce the likelihood of damage to lumen structure.

Furthermore, Microbot believes that use of the TipCAT will improve ADR by straightening the intestinal topography, smoothing colon topography and improving tissue visualization. In addition, by incorporating the TipCAT in therapeutic procedures, Microbot believes that the inflated balloons will provide the additional benefits of assisting the physician in centralizing endoscope optics and allowing for the colonoscope to be secured in each treatment position throughout the procedure, resulting in more efficient and effective procedures.

The TipCAT is also designed such that only disposable parts are in direct contact with the lumen tissue, which should eliminate the risk of cross contamination between patients and the need for post-use reprocessing. Reducing dependence on reprocessing procedures is important from a regulatory perspective because safety issues related to the reprocessing of reusable medical devices are a growing concern for regulatory authorities.

A TipCAT prototype was shown to self-propel and self-navigate in curved plastic pipes and curved ex-vivo colon. In addition, in its first feasibility study, the prototype device was tested in a live animal experiment and successfully self-propelled through segments of the animal’s colon, with no post-procedural damage. All tests were conducted at AMIT (Alfred Mann Institute of Technology at the Technion), prior to the licensing of TipCAT by Microbot. Microbot is currently reviewing the design and general proof of concept of the TipCAT and working closely with experts in the field to define the optimal design. Microbot expects animal studies for this device to begin in 2017. Upon the completion of animal studies, Microbot may conduct clinical trials if they are requested by the FDA or if Microbot decides that the data from such trials would improve the marketability of the product candidate. Regulatory approval or clearance for marketing the TipCAT colonoscope in the United States is targeted to occur soon after the applicable animal or clinical trials are completed, depending on when the applicable premarket submission is finalized and filed with FDA, and Microbot’s ability to raise money and conduct the necessary trials for approval.

Microbot also plans to further develop the TipCAT for application other diagnostic and therapeutic endoscopic procedures outside of colonoscopy, such as Chronic Total Occlusion, or CTO, urethroscopy and catheterization.

Microbot may conduct clinical trials for the TipCAT in other countries where such trials are necessary for Microbot to sell its TipCAT device in such country’s market, although it has no current plans to do so.

Strategy

Microbot’s goal is to generate sales of its products, once they have received regulatory approval, by establishing SCS and TipCAT devices as the standard-of-care in the eyes of doctors, surgeons, patients and medical facilities, as well as getting the support of payors and insurance companies. Microbot believes that it can achieve this objective by working with hospitals to demonstrate the key benefits of its products. Microbot’s strategy includes the following key elements:

•	Continue to refine existing product candidates and develop additional micro-robotic solutions. As Microbot prepares to bring its initial product candidates through pre-clinical and clinical trials, if necessary, and eventually to market, it continues to focus on improving its product candidates to respond to clinical data and patient and physician feedback. Microbot also expects to continue to innovate in the micro-robotics field by continuing to find ways of using its technology to solve unmet needs, with the overarching goal of providing a safer, more effective and more efficient surgical environment for patients and physicians.

•

Establish and leverage relationships with key institutions and leading clinicians. Microbot intends to develop relationships with a relatively small number of hospitals and clinics through its clinical stage. Microbot’s objective will be to maintain clinical focus with such hospitals and clinics so as to establish the SCS and TipCAT as the standard of care in such institutions for their respective procedures. Microbot also expects to identify key clinicians in the hydrocephalus and colonoscopy specialties with the expectation that such clinical focus will accelerate the adoption of its candidate products.

•	Invest in research and development. Microbot’s most significant expense has historically been research and development, and Microbot expects that this will continue in the future, including expenses it expects to incur to improve on its prototype products in order to respond to clinical data, to develop additional applications using its technologies and to develop future product candidates.

•	Explore partnerships for the introduction of Microbot’s products. Microbot intends to focus its marketing and sales efforts initially on pursuing collaborations with global medical device companies that have established sales and distribution networks. Microbot seeks to enter collaborations and partnerships with strategic players that offer synergies with Microbot’s product candidates and expertise.

•	Seek additional IP and technologies to complement and strengthen Microbot’s current IP portfolio. Microbot intends to continue exploring new technologies, IP and know-how to add to its current portfolio and to allow Microbot to enter new spaces and strengthen its overall product portfolio.

SCS Opportunities

The SCS is designed to prevent shunt occlusions in hydrocephalus and NPH patients who have undergone or are undergoing the surgical insertion of a shunt system. For purposes of its marketing strategy, Microbot has split the market for shunt systems into two sub-markets:

•	Primary shunt placement; and

•	Shunt replacement.

Microbot’s SCS device is universal (meaning that it is designed to be attachable to any valve on the market); therefore, Microbot’s initial go-to-market strategy is the development of strategic partnerships with leading global medical device companies with ready sales and distribution channels. Outside of a strategic partnership, it is most likely that Microbot’s SCS product will be initially used in shunt replacement surgeries to replace occluded ventricular catheters. Accordingly, Microbot intends to establish key hospital and clinic relationships that will allow it to diffuse the technology among experts and other stakeholders. Microbot is also planning to apply for the SCS device to be covered under the current reimbursement codes in the United States for use in hydrocephalus and NPH shunt procedures.

TipCAT Opportunities

Microbot expects that its initial go-to-market strategy for the TipCAT will be to establish key hospital and clinic relationships in the field of colonoscopy that will allow Microbot to introduce and then diffuse the technology among colonoscopy experts and other stakeholders. Generally, Microbot expects the hospitals and clinics selected for the TipCAT clinical trials to also start using the product commercially, which will help to promote and support market uptake of the TipCAT product. Because Microbot expects the use of the TipCAT to increase the number of colonoscopy procedures that can be performed at any such facility, Microbot will seek to promote the technology among the doctors and experts involved in the distribution and buying groups within such selected partner hospitals.

Competition

SCS Competitive Landscape

Several academic research groups, such as at the New Jersey Institute of Technology, are currently researching sensing and obstruction-resistant catheter designs, and the Smart Sensors and Integrated Microsystems (SSIM)

Program at Wayne State University has publicized that it is engaging in smart shunt development activity. However, based on its knowledge of the patented technologies, Microbot believes that these technologies are still early in the research and development cycle. The SCS also faces non-direct competition from Aqueduct Neurosciences, Inc., which is developing a non-shunt, electro-mechanical technology platform to control the draining of cerebrospinal fluid.

Microbot does not expect its SCS device to directly compete against shunt systems currently available in the market. The SCS device is designed to replace a component of existing shunt systems and is expected to be an aftermarket purchase that would be used to modify existing products by the end user. However, there can be no assurance that Microbot’s product candidate will be accepted by the shunt market as an alternative component.

TipCAT Competitive Landscape

The market for endoscopy products is highly competitive with several players operating both at a global and regional level. The leading players in the colonoscopy space are Pentax, Fuji and Olympus, which dominate the U.S. market for reusable colonoscopes. However, Microbot believes that the most relevant competitors to TipCAT are smaller companies such as GI View and SMART Medical Systems, which produce disposable, self-propelled colonoscopes.

GI View produces a colonoscope with 360° omni-directional visualization and offers self-propelled intubation created using balloons and low pressure CO2 gas. In addition, the GI View product is single use and disposable.

SMART Medical Systems’ product, which, according to publicly available information is being commercialized by Pentax, is introduced by a physician through a standard colonoscope’s tool channel and uses its balloon technology to anchor the bowel, which enables the colonoscope to be maneuvered beyond challenging lumen sections.

Microbot believes the TipCAT can successfully compete against its relevant competitors in that it offers all of the following attributes:

•	the ability to have varied dimensions during insertion and any subsequent point of a procedure, so as to accommodate the particular diameters of the organ at any moment, allow for the straightening of an organ’s topography and improve visualization;

•	disposability, which protects against cross-contamination;

•	a working channel for therapeutic interventions (and additional visualization capabilities);

•	lower cost; and

•	a self-propelling mechanism, allowing for passage through challenging anatomical structures without causing tissue trauma.

Some of Microbot’s competitors currently have significantly greater resources than Microbot does; have established relationships with healthcare professionals, customers and third-party payors; and have long-term contracts with group purchasing organizations in the United States. In addition, many of Microbot’s competitors have established distributor networks, greater resources for product development, sales and marketing, additional lines of products and the ability to offer financial incentives such as rebates, bundled products or discounts on other product lines that Microbot cannot provide.

Microbot’s products could also be rendered obsolete or uneconomical by technological advances developed in the future by existing or new competitors.

Intellectual Property

General

Microbot is currently developing its first two product candidates, the SCS and TipCAT based on technological platforms licensed from TRDF, as further discussed below, and Microbot plans to develop other micro-robotic solutions through internal research and development to strengthen its intellectual property position, and continue exploring strategic collaborations and accretive acquisition opportunities. Microbot currently holds an intellectual property portfolio that includes 9 patent families, which include 8 patents granted in the US, 11 patents granted outside the US, and 17 patent applications pending worldwide, with other patent applications under development.

Microbot relies on intellectual property licensed or developed, including patents, trade secrets, technical innovations, laws of unfair competition and various licensing agreements to provide its future growth and to build its competitive position. As Microbot continues to expand its intellectual property portfolio, it is critical for Microbot to continue to invest in filing patent applications to protect its technology, inventions, and improvements.

Microbot relies on a combination of patents, trade secret, copyright and other intellectual property rights and measures to aggressively protect its intellectual property. It also relies on other forms of intellectual property, including trade secrets and know-how, to maintain its competitive position. Microbot requires its employees and consultants to execute confidentiality agreements in connection with their employment or consulting relationships with Microbot. Microbot also requires its employees and consultants who work on its product candidates to agree to disclose and assign to Microbot all inventions conceived during the term of their service, while using Microbot property, or which relates to Microbot’s business.

Patent applications in the United States and in foreign countries are maintained in secrecy for a period of time after filing, which results in a delay between the actual discoveries and the filing of related patent applications and the time when discoveries are published in scientific and patent literature. Patents issued and patent applications filed relating to medical devices are numerous, and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to product candidates, products, devices or processes used or proposed to be used by Microbot. Microbot believes that the technologies it employs in its products and systems do not infringe the valid claims of any third party patents. There can be no assurance, however, that third parties will not seek to assert that Microbot devices and systems infringe their patents or seek to expand their patent claims to cover aspects of Microbot’s products and systems.

The medical device industry in general has been characterized by substantial litigation regarding patents and other intellectual property rights. Any such claims, regardless of their merit, could be time-consuming and expensive to respond to and could divert Microbot’s technical and management personnel. Microbot may be involved in litigation to defend against claims of infringement by other patent holders, to enforce patents issued to Microbot, or to protect Microbot’s trade secrets. If any relevant claims of third-party patents are upheld as valid and enforceable in any litigation or administrative proceeding, Microbot could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent, or to redesign Microbot’s products, devices or processes to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be available on terms acceptable to Microbot or Microbot would be successful in any attempt to redesign products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent Microbot from manufacturing and selling its products.

Issued U.S. patents which cover Microbot’s product candidates will expire between 2026 and 2031, excluding any patent term extensions that might be available following the grant of marketing authorization. Issued patents outside of the United States directed to Microbot’s product candidates will expire between 2026 and 2032.

License Agreement with the Technion

In June 2012, Microbot entered into a license agreement with Technion Research and Development Foundation Ltd., or TRDF, the technology transfer subsidiary of the Technion Institute of Technology, pursuant to which it obtained an exclusive, worldwide, royalty-bearing, sub-licensable license to certain patents and inventions relating to the SCS and TipCAT technology platforms and invented by Professor Shoham and in certain circumstances other TRDF-related persons. Pursuant to the terms of the license agreement, in order to maintain the license with respect to each platform, Microbot must use commercially reasonable efforts to develop products covered by the license, including meeting certain agreed upon development milestones. The milestones for SCS include commencing initial studies in humans by December 2018 and commencing a full clinical trial, if necessary, by December 2019. The milestones for TipCAT include commencing initial studies in humans by December 2018 and commencing a full clinical trial, if necessary, by December 2020. Failure to meet any development milestone will give TRDF the right to terminate the license with respect to the technology underlying the missed milestone. Although Microbot expects to meet the milestone requirements, TRDF has demonstrated flexibility with respect to amending the terms of the license to extend the milestone dates.

As partial consideration for the grant of the licenses under the agreement, Microbot issued a number of shares to TRDF equal to 3% of its issued and outstanding shares at such time on a fully diluted basis. Such shares were initially subject to antidilution protections but are no longer subject to adjustment. In addition, as partial consideration for the licenses granted, Microbot agreed to pay TRDF royalties of between 1.5% and 3.0% of net sales of products covered by the licenses, subject to certain reductions, and certain percentages of amounts received by Microbot in the event of sublicensing.

In the case of termination of the license by Microbot without cause or by TRDF for cause, TRDF has the right to receive a non-exclusive license from Microbot with respect to improvements to the licensed technologies made by Microbot. In such cases, TRDF would pay a royalty of 10% of the income received by TRDF in connection its sublicensing of such patent right and related intellectual property. If the license from TRDF were to be terminated with respect with either of the technology platforms underlying the SCS or the TipCAT, Microbot would no longer be able to continue its development of the related product candidate. However, Microbot believes that its current intellectual property portfolio, and its ongoing efforts to expand into other micro-robotic surgical technologies, will give it the flexibility to shift its resources towards developing and commercializing related products.

Research and Development

Microbot’s research and development programs are generally pursued by engineers and scientists employed by Microbot in its offices in Israel on a full-time basis or as consultants, or through partnerships with industry leaders in manufacturing and design and researchers in academia. Microbot is also working with subcontractors in developing specific components of its technologies.

The primary objectives of Microbot’s research and development efforts are to continue to introduce incremental enhancements to the capabilities of its candidate products and to advance the development of proposed products.

Microbot has received funds from the Office of the Chief Scientist in Israel, or OCS, for research and development activities. Microbot received a grant from the OCS in 2012, which grant reimbursed Microbot for 50% of its research and development expenses, up to $764,466. This first grant from the OCS ended in 2014. After the expiration of the first grant, Microbot received approval for an additional grant from the OCS which reimbursed Microbot for 50% of its research and development expenses for the period from May 1, 2014 through September 30, 2015, up to $924,166. After the expiration of the second grant, Microbot received an approval for a third grant from the Chief Scientist of Israel which reimbursed Microbot for 50% of its research and development expenses for the period from May 1, 2016 through April 30, 2017, up to $1,026,050. Microbot expects to continue to access government funding in the future.

For the fiscal year ended December 31, 2015, Microbot incurred research and development expenses of $822,759 compared to research and development expenses of $836,698 for the fiscal year ended December 31, 2014.

Microbot has already made plans to develop a second version of its SCS device that will have an embedded controller and battery. This alternative design will allow the cleaning mechanism to be automatically activated, without the need for the patient’s involvement in the activation process.

Manufacturing

Microbot does not have any manufacturing facilities or manufacturing personnel. Microbot currently relies, and expects to continue to rely, on third parties for the manufacturing of its product candidates for preclinical and clinical testing, as well as for commercial manufacturing if its product candidates receive marketing approval.

Commercialization

Microbot has not yet established a sales, marketing or product distribution infrastructure for its product candidates, which are still in development stages. Microbot plans to access the U.S. markets for hydrocephalus, NPH, and colonoscopy with its initial device offerings through strategic partnerships but may develop its own focused, specialized sales force or distribution channels once it has several commercialized products in its portfolio. Microbot has not yet developed a commercial strategy outside of the United States.

Government Regulation

General

Microbot’s medical technology products and operations are subject to extensive regulation in the United States and other countries. Most notably, if Microbot seeks to sell its products in the United States, its products will be subject to the Federal Food, Drug, and Cosmetic Act (FDCA) as implemented and enforced by the U.S. Food and Drug Administration (FDA). The FDA regulates the development, bench and clinical testing, manufacturing, labeling, storage, record-keeping, promotion, marketing, sales, distribution and post-market support and reporting of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. Regulatory policy affecting its products can change at any time.

Advertising and promotion of medical devices in the United States, in addition to being regulated by the FDA, are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims.

Foreign countries where Microbot wishes to sell its products may require similar or more onerous approvals to manufacture or market its products. Government agencies in those countries also enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of medical device products. These regulatory requirements can change rapidly with relatively short notice.

Other regulations Microbot encounters in the United States and in other jurisdictions are the regulations that are common to all businesses, such as employment legislation, implied warranty laws, and environmental, health and safety standards, to the extent applicable. In the future, Microbot will also encounter industry-specific government regulations that would govern its products, if and when they are developed for commercial use.

U.S. Regulation

The FDA governs the following activities that Microbot performs, will perform, upon the clearance or approval of its product candidates, or that are performed on its behalf, to ensure that medical products distributed domestically or exported internationally are safe and effective for their intended uses:

•	product design, and development;

•	product safety, testing, labeling and storage;

•	record keeping procedures; and

•	product marketing.

There are numerous FDA regulatory requirements governing the approval or clearance and subsequent commercial marketing of Microbot’s products. These include:

•	the timely submission of product listing and establishment registration information, along with associated establishment user fees;

•	continued compliance with the Quality System Regulation, or QSR, which require specification developers and manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label use or indication;

•	clearance or approval of product modifications that could significantly affect the safety or effectiveness of the device or that would constitute a major change in intended use;

•	Medical Device Reporting regulations (MDR), which require that manufacturers keep detailed records of investigations or complaints against their devices and to report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

•	adequate use of the Corrective and Preventive Actions process to identify and correct or prevent significant systemic failures of products or processes or in trends which suggest same;

•	post-approval restrictions or conditions, including post-approval study commitments;

•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device; and

•	notices of correction or removal and recall regulations.

Unless an exemption applies, before Microbot can commercially distribute medical devices in the United States, Microbot must obtain, depending on the classification of the device, either prior 510(k) clearance, 510(k) de-novo clearance or premarket approval (PMA), from the FDA. The FDA classifies medical devices into one of three classes based on the degree of risk associated with each medical device and the extent of regulatory controls needed to ensure the device’s safety and effectiveness:

•	Class I devices, which are low risk and subject to only general controls (e.g., registration and listing, medical device labeling compliance, MDRs, Quality System Regulations, and prohibitions against adulteration and misbranding) and, in some cases, to the 510(k) premarket clearance requirements;

•	Class II devices, which are moderate risk and generally require 510(k) or 510(k) de-novo premarket clearance before they may be commercially marketed in the United States as well as general controls and potentially special controls like performance standards or specific labeling requirements; and

•	Class III devices, which are devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a predicate device. Class III devices generally require the submission and approval of a PMA supported by clinical trial data.

Microbot expect the medical products in its pipeline currently to be classified as Class II. Class II devices are those for which general controls alone are insufficient to provide reasonable assurance of safety and effectiveness and there is sufficient information to establish special controls. Special controls can include performance standards, post-market surveillance, patient histories and FDA guidance documents. Premarket review and clearance by the FDA for these devices is generally accomplished through the 510(k) or 510(k) de-novo premarket notification process. As part of the 510(k) or 510(k) de-novo notification process, FDA may require the following:

•	Development of comprehensive product description and indications for use.

•	Completion of extensive preclinical tests and preclinical animal studies, performed in accordance with the FDA’s Good Laboratory Practice (GLP) regulations.

•	Comprehensive review of predicate devices and development of data supporting the new product’s substantial equivalence to one or more predicate devices.

•	If appropriate and required, certain types of clinical trials (IDE submission and approval may be required for conducting a clinical trial in the US).

Clinical trials involve use of the medical device on human subjects under the supervision of qualified investigators in accordance with current Good Clinical Practices (GCPs), including the requirement that all research subjects provide informed consent for their participation in the clinical study. A written protocol with predefined end points, an appropriate sample size and pre-determined patient inclusion and exclusion criteria, is required before initiating and conducting a clinical trial. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s Investigational device Exemption, or IDE, regulations that among other things, govern investigational device labeling, prohibit promotion of the investigational device, and specify recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” as defined by the FDA, the agency requires the device sponsor to submit an IDE application, which must become effective prior to commencing human clinical trials. The IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA denies the application or notifies the company that the investigation is on hold and may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE that requires modification, the FDA may permit a clinical trial to proceed under a conditional approval. In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board (IRB) for each clinical site. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but it must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements.

•	Assuming successful completion of all required testing, a detailed 510(k) premarket notification or 510(k) de-novo is submitted to the FDA requesting clearance to market the product. The notification includes all relevant data from pertinent preclinical and clinical trials, together with detailed information relating to the product’s manufacturing controls and proposed labeling, and other relevant documentation.

•	A 510(k) clearance letter from the FDA will authorize commercial marketing of the device for one or more specific indications for use.

•	After 510(k) clearance, Microbot will be required to comply with a number of post-clearance requirements, including, but not limited to, Medical Device Reporting and complaint handling, and, if applicable, reporting of corrective actions. Also, quality control and manufacturing procedures must continue to conform to QSRs. The FDA periodically inspects manufacturing facilities to assess compliance with QSRs, which impose extensive procedural, substantive, and record keeping requirements on medical device manufacturers. In addition, changes to the manufacturing process are strictly regulated, and, depending on the change, validation activities may need to be performed. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with QSRs and other types of regulatory controls.

After a device receives 510(k) clearance from FDA, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use or technological characteristics, requires a new 510(k) clearance or could require a PMA. The FDA requires each manufacturer to make the determination of whether a modification requires a new 510(k) notification or PMA in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance or PMA for a particular change, the FDA may retroactively require the manufacturer to seek 510(k) clearance or PMA. The FDA can also require the manufacturer to cease U.S. marketing and/or recall the modified device until additional 510(k) clearance or PMA approval is obtained.

The FDA and the Federal Trade Commission, or FTC, will also regulate the advertising claims of Microbot’s products to ensure that the claims Microbot makes are consistent with its regulatory clearances, that there is scientific data to substantiate the claims and that product advertising is neither false nor misleading.

To obtain 510(k) clearance, Microbot must submit a notification to the FDA demonstrating that its proposed device is substantially equivalent to a predicate device (i.e., a device that was in commercial distribution before May 28, 1976, a device that has been reclassified from Class III to Class I or Class II, or a 510(k)-cleared device). The FDA’s 510(k) clearance process generally takes from three to 12 months from the date the application is submitted but also can take significantly longer. If the FDA determines that the device or its intended use is not substantially equivalent to a predicate device, the device is automatically placed into Class III, requiring the submission of a PMA.

There is no guarantee that the FDA will grant Microbot 510(k) clearance for its pipeline medical device products, and failure to obtain the necessary clearances for its products would adversely affect Microbot’s ability to grow its business. Delays in receipt or failure to receive the necessary clearances, or the failure to comply with existing or future regulatory requirements, could reduce its business prospects.

Devices that cannot be cleared through the 510(k) process due to lack of a predicate device but would be considered low or moderate risk may be eligible for the 510(k) de-novo process. In 1997, the Food and Drug Administration Modernization Act, or FDAMA added the de novo classification pathway now codified in section 513(f)(2) of the FD&C Act. This law established an alternate pathway to classify new devices into Class I or II that had automatically been placed in Class III after receiving a Not Substantially Equivalent, or NSE, determination in response to a 510(k) submission. Through this regulatory process, a sponsor who receives an NSE determination may, within 30 days of receipt, request FDA to make a risk-based classification of the device through what is called a “de novo request.” In 2012, section 513(f)(2) of the FD&C Act was amended by section 607 of the Food and Drug Administration Safety and Innovation Act (FDASIA), in order to provide a second option for de novo classification. Under this second pathway, a sponsor who determines that there is no legally marketed device upon which to base a determination of substantial equivalence can submit a de novo request to FDA without first submitting a 510(k).

In the event that Microbot receives a Not Substantially Equivalent determination for either of its device candidates in response to a 510(k) submission, the Microbot device may still be eligible for the 510(k) de-novo classification process.

Devices that cannot be cleared through the 510(k) or 510(k) de-novo classification process require the submission of a PMA. The PMA process is much more time consuming and demanding than the 510(k)

notification process. A PMA must be supported by extensive data, including but not limited to data obtained from preclinical and/or clinical studies and data relating to manufacturing and labeling, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. After a PMA application is submitted, the FDA’s in-depth review of the information generally takes between one and three years and may take significantly longer. If the FDA does not grant 510(k) clearance to its products, there is no guarantee that Microbot will submit a PMA or that if Microbot does, that the FDA would grant a PMA approval of Microbot’s products, either of which would adversely affect Microbot’s business.

Foreign Regulation

In addition to regulations in the United States, Microbot will be subject to a variety of foreign regulations governing clinical trials, marketing authorization and commercial sales and distribution of its products in foreign countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval or clearance. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

International sales of medical devices are subject to foreign governmental regulations which vary substantially from country to country. Whether or not Microbot obtains FDA approval or clearance for its products, Microbot will be required to make new regulatory submissions to the comparable regulatory authorities of foreign countries before Microbot can commence clinical trials or marketing of the product in such countries. The time required to obtain certification or approval by a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. Below are summaries of the regulatory systems for medical devices in Europe and Israel, where Microbot currently anticipates marketing its products. However, its products may also be marketed in other countries that have different systems or minimal requirements for medical devices.

Europe. The primary regulatory body in Europe is the European Union, or E.U., which consists of 28 member states and has a coordinated system for the authorization of medical devices.

The E.U. has adopted legislation, in the form of directives to be implemented in each member state, concerning the regulation of medical devices within the European Union. The directives include, among others, the Medical Device Directive, or MDD, that establishes certain requirements with which medical devices must comply before they can be commercialized in the European Economic Area, or EEA (which comprises the member states of the E.U. plus Norway, Liechtenstein and Iceland). Under the MDD, medical devices are classified into four Classes, I, IIa, IIb, and III, with Class I being the lowest risk and Class III being the highest risk. However, the E.U. authorities, including the European Commission, do not have direct regulatory over medical device manufacturers under the MDD. Rather, the MDD directs E.U. Member States to implement laws and regulations consistent with the provisions set forth in the directive.

Under the MDD, to demonstrate compliance of a medical device with the essential requirements, manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. An accredited body known as a “Notified Body”, which is an entity designated by an E.U. Member State (or competent authority) to perform conformity assessments, will typically audit and examine the manufacturer’s quality system for the production, quality, design and final inspection of the medical devices and review a Technical File containing technical documents regarding the device, including but limited to, detailed device description, manufacturing information, preclinical and clinical tests, risk analysis, compliance with essential requirements, etc., before issuing a certification demonstrating compliance with the essential requirements. Medical devices that comply with the essential requirements are entitled to bear the Conformité Européene, or CE Mark. Medical devices properly bearing the CE Mark may be commercially distributed throughout the EEA. Under the MDD, notified bodies are also charged with performing periodic inspections to verify that a manufacturer’s quality system, particularly the production and quality controls, is adequately executed and maintained.

In addition, the MDD requires all medical device manufacturers to inform the competent authorities of their respective Member States of the address(es) of any business facilities and descriptions of any certified medical device products. The MDD also requires manufacturers to file vigilance reports in the event a device malfunction, deterioration in performance, or inadequate instructions or labeling results in, or could lead to, death or serious harm to a patient.

In September 2012, the European Commission published proposals for the revision of the EU regulatory framework for medical devices. The proposal would replace the MDD with a new regulation, the Medical Devices Regulation, or MDR. Unlike the MDD that must be implemented into national laws, the Medical Devices Regulation would be directly applicable in all EEA member states and so is intended to eliminate current national differences in regulation of medical devices. E.U. lawmakers published a revised draft of the proposed MDR in June 2016, which continues to be discussed within the Council of the European Union.

If finally adopted, the MDR is expected to enter into force in late 2016 and become applicable three years thereafter. The adoption of the MDR may, however, be materially delayed due to disagreements about specific portions of the regulation, as well as the implementation process. In its current form it would, among other things, impose additional reporting requirements on manufacturers of high risk medical devices, impose an obligation on manufacturers to appoint a “qualified person” responsible for regulatory compliance, and provide for more strict clinical evidence requirements. These new rules and procedures will likely result in increased regulatory oversight of all medical devices marketed in the E.U., and this may, in turn, increase the costs, time and requirements that need to be met in order to place a medical devices on the EEA market.

Microbot intends to apply for the CE Mark for each of its medical device products. There is no guarantee that Microbot will be granted a CE Mark for all or any of its pipeline products and failure to obtain the CE Mark would adversely affect its ability to grow its business.

Israel. Israel’s Medical Devices Law generally requires the registration of all medical products with the Ministry of Health, or MOH, Registrar as a precondition for production and distribution in Israel. Special exemptions may apply under limited circumstances and for purposes such as the provision of essential medical treatment, research and development of the medical device, and personal use, among others.

Registration of medical devices requires the submission of an application to the Ministry of Health Medical Institutions and Devices Licensing Department, or AMAR. An application for the registration of a medical device includes the following:

•	Name and address of the manufacturer, and of the importer as applicable;

•	Description of the intended use of the medical device and of its medical indications;

•	Technical details of the medical device and of its components, and in the event that the device or the components are not new, information should be provided on the date or renovation;

•	Certificate attesting to the safety of the device, issued by a competent authority of one of the following countries: Australia, Canada, European Community (EC), Member States (MSs), Israel, Japan, or the United States;

•	Information on any risk which may be associated with the use of the device (including precautionary measures to be taken);

•	Instructions for use of the device in Hebrew; the MOH may allow the instructions to be in English for certain devices;

•	Details of the standards to which the device complies;

•	Description of the technical and maintenance services, including periodic checks and inspections; and

•	Declaration, as appropriate: of the local manufacturer/importer, and of the foreign manufacturer.

If the application includes a certificate issued by a competent authority of one of the following “recognized” countries: Australia, Canada, European Community (CE) Member States (MSs), Japan, or the United States, the registration process is generally expedited, but could still take six to nine months for approval. If such certificate is not available, the registration process will take significantly longer and a license is rarely issued. Furthermore, the MOH will determine what type of testing is needed. In general, in the case of Israeli manufactured devices that are not registered or authorized in any “recognized” country, the application requires presentation of a risk analysis, a clinical evaluation, a summary of the clinical trials, and expert opinions regarding the device’s safety and effectiveness. Additional requirements may apply during the registration period, including follow-up reviews, to improve the quality and safety of the devices.

According to regulations issued by Israel’s Minister of Health in June 2013, a decision on a request to register a medical device must be delivered by AMAR within 120 days from the date of the request, although this rarely occurs. The current rules for the registration of medical devices do not provide for an expedited approval process.

Once granted by the MOH, a license (marketing authorization) for a medical device is valid for five years from the date of registration of the device, except for implants with a life-supporting function, for which the validity is for only two years from the date of registration. Furthermore, the holder of the license, the Israeli Registration Holder, or IRH, must do the following to maintain its license:

•	Reside and maintain a place of business in Israel and serve as the regulatory representative.

•	Respond to questions from AMAR concerning the registered products.

•	Report adverse events to AMAR.

•	Renew the registration on time to keep the market approval active.

•	Comply with post-marketing requirements, including reporting of adverse and unexpected events occurring in Israel or in other countries where the device is in use.

Getting a device listed on Israel’s four major Sick Funds (health insurance entities) is also necessary in order for Israeli hospitals and health care providers to order such products.

Microbot intends to apply for a license from the MOH for each of its medical devices. There is no guarantee that Microbot will be granted licenses for its pipeline products and failure to obtain such licenses would adversely affect its ability to grow its business.

Employees

Microbot currently has two full-time employees and one part time employee, each of whom is based in its principal executive office located in Yokneam, Israel. These employees oversee day-to-day operations of the Company supporting management and leading engineering, manufacturing, intellectual property and administration functions of the Company. As required, Microbot also engages consultants to provide services to the Company, including regulatory, legal and corporate services. Microbot has no unionized employees.

Microbot currently plans to hire an additional six to eight full-time employees within the next 12 months, whose principal responsibilities will be the support of its operational, research and development, and clinical development activities. In addition, Microbot intends to hire a chief financial officer prior to closing, initially on a part-time basis pending the consummation of the Merger and a chief operating officer shortly after the consummation of the Merger.

Facilities

Microbot’s principal executive office is located in premises of approximately 1,840 square feet at 5 Hamada Street, 2nd Floor, Yokneam, Israel. Microbot believes that this facility is adequate for its current needs. Microbot plans to relocate to a larger facility 12-18 months after the consummation of the Merger, which will provide the space and infrastructure necessary to accommodate its development work based on its current operating plan. Microbot does not own any real property.

Legal Matters

Microbot is not currently a party in any legal or governmental regulatory proceedings nor is Microbot currently aware of any pending or potential legal or governmental regulatory proceedings proposed to be initiated against us that would have a material adverse effect on its business, financial condition or operating results.

Corporate Information

Microbot’s principal executive office is located at 5 Hamada St. 2nd Floor, Yokneam Israel. Microbot’s telephone number is +972 (0) 4 820 0710. Microbot maintains a website at www.microbotmedical.com. Microbot’s website, and the information contained therein, is not part of this proxy statement.

MICROBOT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with Microbot’s financial statements and the related notes appearing elsewhere in this proxy statement. In addition to historical information, the following discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” on page 49 for additional factors relating to such statements, and see “Risk Factors–Risks Relating to Microbot,” beginning on page 29 for a discussion of certain risk factors applicable to Microbot’s business, financial condition and results of operation. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

Microbot is a pre-clinical medical device company specializing in the research, design and development of next generation micro-robotics assisted medical technologies targeting the minimally invasive surgery space. Microbot is primarily focused on leveraging its micro-robotic technologies with the goal of improving surgical outcomes for patients.

Microbot is currently developing its first two product candidates: the Self Cleaning Shunt, or SCS, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH; and TipCAT, a self-propelling, semi-disposable endoscope that is being developed initially for use in colonoscopy procedures. Microbot’s product candidates are being designed to bring greater functionality to conventional medical devices and to reduce the known risks associated with such devices. Microbot is currently aiming to complete pre-clinical or clinical data collection for both product candidates within the next 24 months and is targeting approval or clearance for SCS by late 2018.

Microbot has no products approved for commercial sale and has not generated any revenues from product sales since its inception in 2010. From inception to June 30, 2016, Microbot has raised net cash proceeds of approximately $5,178,000 to fund operations, primarily from government grants, loans, and private placement offerings of debt and equity securities.

Microbot has never been profitable and has incurred significant operating losses in each year since inception. Net losses for the six months ended June 30, 2016 and 2015 were approximately $440,000 and $484,000, respectively, and net losses for the years ended December 31, 2015 and 2014 were approximately $921,000 and $1,021,000, respectively. Substantially all of Microbot’s operating losses resulted from expenses incurred in connection with its research and development programs and from general and administrative costs associated with its operations. As of June 30, 2016, Microbot had a net working capital of approximately $670,000, consisting primarily of cash and cash equivalents. Microbot expects to continue to incur significant expenses and increasing operating losses for at least the next several years as it continues the clinical development of, and seeks regulatory approval for its product candidates. Accordingly, Microbot will continue to require substantial additional capital to continue its clinical development and potential commercialization activities. The amount and timing of Microbot’s future funding requirements will depend on many factors, including the timing and results of its clinical development efforts.

Estimated completion dates and costs for Microbot’s clinical development and research programs can vary significantly for each current and future product candidate and are difficult to predict. As a result, Microbot cannot estimate with any degree of certainty the costs it will incur in connection with development of its product candidates at this point in time. Microbot anticipates it will make determinations as to which programs and product candidates to pursue and how much funding to direct to each program and product candidate on an ongoing basis in response to the scientific success of early research programs, results of ongoing and future clinical trials, its ability to enter into collaborative agreements with respect to programs or potential product candidates, as well as ongoing assessments as to each current or future product candidate’s commercial potential.

Recent Developments

On August 15, 2016, Microbot entered into the Merger Agreement pursuant to which it will merge with Merger Sub, a wholly-owned subsidiary of StemCells in an all-stock transaction. Subject to the terms and conditions of the Merger Agreement, at the closing of the transaction, Microbot will be a wholly owned subsidiary of StemCells, which is expected to be renamed “Microbot Medical Inc.”

As a condition to the completion of the Merger, Microbot will conduct one or more private capital raises prior to the consummation of the Merger, pursuant to which Microbot is required to raise proceeds of at least $4.0 million. Microbot expects the proceeds from this financing, together with its existing cash and cash equivalents, to fund the combined company’s operations for at least 18 months after the closing of the Merger.

Following the closing of the Merger, StemCells stockholders will own approximately 5% of the combined company, with the remaining 95% of the combined company ownership comprised 75% of existing Microbot shareholders and 20% by certain advisors (which includes an existing Microbot shareholder) pursuant to Section 5.29 of the Merger Agreement. The transaction has been approved by the board of directors of both companies and the shareholders of Microbot are scheduled to vote on the Merger on September 14, 2016. The Merger is expected to close in the fourth quarter of 2016, subject to the approval of the stockholders of StemCells and other customary closing conditions, which are described in “The Merger Agreement” beginning on page 71.

In connection with the Merger, Microbot will be deemed to be the accounting acquirer because the shareholders of Microbot will effectively control the combined company following the Merger. The Merger will be treated as a reverse acquisition.

Financial Operations Overview

Research and Development Expenses

Research and development expenses consist primarily of salaries and related expenses and overhead for Microbot’s research, development and engineering personnel, prototype materials and research studies. Microbot expenses its research and development costs as incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of the costs associated with management costs, obtaining and maintaining Microbot’s patent portfolio, professional fees for accounting, auditing, consulting and legal services, and allocated overhead expenses.

Microbot expects that its general and administrative expenses may increase in the future as it expands its operating activities, maintains and expands its patent portfolio and incurs additional costs associated with the Merger, the preparation of becoming a public company and maintaining compliance with exchange listing and SEC requirements. Microbot expects these potential increases will likely include management costs, legal fees, accounting fees, directors’ and officers’ liability insurance premiums and expenses associated with investor relations.

Income Taxes

Microbot has incurred net losses and has not recorded any income tax benefits for the losses. It is still in its development stage and has not yet generated revenues, therefore, it is more likely than not that sufficient taxable income will not be available for the tax losses to be utilized in the future.

Critical Accounting Policies and Significant Judgments and Estimates

Microbot’s management’s discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires Microbot to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements. On an ongoing basis, Microbot evaluates its estimates and judgments, including those related to accrued research and development expenses. Microbot bases its estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

While Microbot’s significant accounting policies are described in more detail in the notes to its financial statements appearing elsewhere in this proxy statement, Microbot believes the following accounting policies are the most critical for fully understanding and evaluating its financial condition and results of operations.

Foreign Currency Translation

Microbot’s functional currency is the U.S. dollars, and its reporting currency is the U.S. dollar.

Government Grant and Input Tax Credit Recoveries

Microbot from time to time has received, and may in the future continue to receive, grants from the Israeli Office of the Chief Scientist to cover eligible company expenditures. These are presented as other income in the statement of operations and comprehensive loss as the grant funds are used for or applied towards a number of Microbot’s operating expenses, such as salaries and benefits, research and development and professional and consulting fees. The recoveries are recognized in the corresponding period when such expenses are incurred.

Research and Development Expenses

Microbot recognizes research and development expenses as incurred, typically estimated based on an evaluation of the progress to completion of specific tasks using data such as clinical site activations, manufacturing steps completed, or information provided by vendors on their actual costs incurred. Microbot determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. These estimates are made as of each balance sheet date based on facts and circumstances known to Microbot at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, Microbot will adjust the estimate accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are capitalized as prepaid expenses and recognized as expense in the period that the related goods are consumed or services are performed.

Microbot may pay fees to third-parties for manufacturing and other services that are based on contractual milestones that may result in uneven payment flows. There may be instances in which payments made to vendors will exceed the level of services provided and result in a prepayment of the research and development expense.

Results of Operations

Comparison of Six Months Ended June 30, 2016 and 2015

The following table sets forth the key components of Microbot’s results of operations for the six months ended June 30, 2016 and 2015 (in thousands):

	Six Months Ended June 30,		Increase/ (Decrease)
	2016	2015
Research and Development Expenses	263	462	(199)
General and Administrative Expenses	140	31	109
Financing Expenses	38	(9)	47

Research and Development Expenses.    Microbot’s research and development expenses were approximately $263,000 for the six months ended June 30, 2016, compared to approximately $462,000 for the same period in 2015. The decrease in research and development expenses of approximately $199,000 in 2016 was primarily due to a slowdown in activities while management concentrated on the Merger and a potential capital raise. Microbot expects its research and development expenses to increase over time as Microbot advances its development programs and begins pre-clinical and clinical trials for SCS and TipCAT.

General and Administrative Expenses.    General and administrative expenses were approximately $140,000 for the six months ended June 30, 2016, compared to approximately $31,000 for the same period in 2015. The increase in general and administrative expenses of approximately $109,000 in 2016 was primarily due to increased fees paid for management consulting services. Microbot believes its general and administrative expenses may increase over time as it advances its programs, increases its headcount and operating activities and incurs expenses associated with being a public company.

Financing Expenses.    Financing expenses were approximately $38,000 for the six months ended June 30, 2016, compared to income of approximately $9,000 for the same period in 2015. The increase in interest expenses of $47,000 in 2016 was primarily due to the revaluation of Microbot’s convertible loans and currency exchange differences.

Comparison of the Years Ended December 31, 2015 and 2014

The following table sets forth the key components of Microbot’s results of operations for the years ended December 31, 2015, 2014 (in thousands):

	2015	2014	Change in 2015 Versus 2014
Research and Development Expenses	823	837	(1.67)%
General and Administrative Expenses	92	65	41.53%
Financing Expenses	6	119	(95)%

Research and Development Expenses.    Research and development expenses, net for the fiscal year ended December 31, 2015 was $822,759, compared to $836,698 for the fiscal year ended December 31, 2014, a decrease of approximately $14,000 or 1.67%. This decrease was primarily attributable to a decrease in expenses relating to the submission of new and maintenance of existing patents and professional services. A portion of Microbot’s research and development expenses are paid for through grants received from time to time from the Office of Chief Scientist of the State of Israel. For the fiscal year ended December 31, 2015, Microbot received grants totaling $201,388, compared to grants totaling $429,633 for the fiscal year ended December 31, 2014.

Research and development expenses by major programs or categories were as follows (in thousands):

	2015	2014	Change in 2015 Versus 2014
Wages and related expenses	465	480	(3.1)%
Professional services	365	537	(32.0)%
Patents	37	116	(68.1)%
Other	158	134	(17.9)%
	$1,025	$1,267	(19.1)%

Less grants received from Chief Scientist	(201)	(429)	(53.1)%

Total	824	838

General and Administrative Expenses.    General and administrative expenses for the fiscal year ended December 31, 2015 was $92,018, compared to $65,113 for the fiscal year ended December 31, 2014, an increase of approximately $27,000, or 41.5%. This increase was primarily attributable to an increase in accounting and auditor services relating to a possible going-public transaction and capital raise in 2015.

Financing Expenses.    Financing expenses, net for the fiscal year ended December 31, 2015 was approximately $6,000, compared to approximately $119,000 for the fiscal year ended December 31, 2014. Interest expense consists primarily of bank fees and interest, and currency exchange differences. The decrease in interest expense in 2015 over 2014 was due to primarily to currency exchange differences, as well as to a lesser extent on accumulated interest on outstanding convertible loans.

Liquidity and Capital Resources

Microbot has incurred losses since inception and negative cash flows from operating activities for the six months ended June 30, 2016 and 2015 and for the years ended December 31, 2015 and 2014. As of June 30, 2016, Microbot had a net working capital of approximately $671,000, consisting primarily of cash and cash equivalents. Microbot anticipates that it will continue to incur net losses for the foreseeable future as it continues research and development efforts of its product candidates, hires additional staff, including clinical, scientific, operational, financial and management personnel, and incurs additional costs associated with being a public company.

Microbot has funded its operations through the issuance of capital stock, grants from the Israeli Office of the Chief Scientist, and convertible debt. As of June 30, 2016, Microbot had raised total net cash of $5,178,125, which was comprised of $3,121,958 upon the issuance of capital shares, a $200,000 strategic investment from Johnson & Johnson (non-equity and non-dilutive), approximately $1,162,000 upon the sale of convertible promissory notes in 2015 and 2016, and three grants from the Israeli Office of the Chief Scientist totaling $893,673. As of June 30, 2016, Microbot had a shareholders’ deficit of $504,493 and has incurred a total cumulative loss of $4,421,335 from inception (November 2010) to June 30, 2016 (which reflects a net cumulative loss of $3,626,451, after a deduction of the Chief Scientist grants which totaled $794,884).

Microbot’s independent registered public accounting firm included an explanatory paragraph in its report on Microbot’s financial statements as of and for the year ended December 31, 2015, describing the continuation of Microbot’s activities and its ability to fulfill its obligations as dependent upon its ability to receive financing from its shareholders or new investors.

Microbot plans to continue to fund its research and development and other operating expenses, and the associated losses from operations, through working capital obtained from the Microbot Private Placement, future issuances of debt and/or equity securities and potential collaborations or strategic partnerships with other entities. Microbot also expects to apply for additional grants from the Israeli Office of the Chief Scientist. The capital raises from issuances of convertible debt and equity securities could result in additional dilution to Microbot’s shareholders. In addition, to the extent Microbot determines to incur additional indebtedness, Microbot’s incurrence of additional debt could result in debt service obligations and operating and financing covenants that would restrict its operations. Microbot can provide no assurance that financing will be available in the amounts it needs or on terms acceptable to it, if at all. If Microbot is not able to secure adequate additional working capital when it becomes needed, Microbot may be required to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible and/or suspend or curtail planned research programs. Any of these actions could materially harm Microbot’s business.

Cash Flows

The following table provides a summary of the net cash flow activity for each of the periods set forth below (in thousands):

	Six Month Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014
Net cash used in operating activities	$(346)	$(405)	$(765)	$(1,063)
Net cash provided by financing activities	750	—	412	1,503
Net increase (decrease) in cash and cash equivalents	404	(407)	(354)	432

Comparison of the Six Months Ended June 30, 2016 and 2015

Cash used in operating activities for the six months ended June 30, 2016 was approximately $346,000, calculated by adjusting net loss from operations by approximately $94,000 to eliminate non-cash and expense items not involving cash flows such as depreciation and accumulated interest on convertible loans, as well as other changes in assets and liabilities resulting in non-cash adjustments in the income statement. Cash used in operating activities for the six months ended June 30, 2015 was approximately $484,000, similarly adjusted by approximately $79,000. Net cash provided by financing activities of $750,000 for the six months ended June 30, 2016 consisted of proceeds from the sale of convertible promissory notes to existing shareholders of Microbot, compared to $nil in the six months ended June 30, 2015.

Comparison of the Years Ended December 31, 2015 and 2014

Cash used in operating activities for the year ended December 31, 2015 was approximately $764,000, calculated by adjusting net loss from operations by approximately $156,000 to eliminate non-cash and expense items not involving cash flows such as depreciation and accumulated interest on convertible loans, as well as other changes in assets and liabilities resulting in non-cash adjustments in the income statement. Cash used in operating activities for the year ended December 31, 2014 was approximately $1,063,000, similarly adjusted by approximately $(42,000). Net cash provided by financing activities of $412,494 for the year ended December 31, 2015 consisted of proceeds from the sale of convertible promissory notes to existing shareholders of Microbot. Net cash provided by financing activities of approximately $1,500,000 for the year ended December 31, 2014 consisted of net proceeds from the exercise of outstanding warrants for shares of the Series A Preferred Stock of Microbot.

Operating Capital Requirements

To date, Microbot has not generated any revenues, and does not have any approved products. Microbot does not know when, or if, it will generate any revenue. Microbot does not expect to generate significant revenue unless and until it obtains regulatory approval of and commercialize one of its current or future product candidates. Microbot anticipates that it will continue to incur losses for the foreseeable future, and it expects the losses to increase as it continues the development of, and seeks regulatory approvals for, its product candidates, and begins to commercialize any approved products. Microbot is subject to all of the risks incident to the development of new medical devices, and it may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. Upon closing of the Merger, Microbot expects to incur additional costs associated with operating as a public company.

Based upon Microbot’s operating plans, Microbot does not currently have sufficient working capital to fund planned operating expenses for at least 12 months without additional cash. However, as a condition to the completion of the Merger, Microbot will conduct one or more private capital raises prior to the closing of the Merger, pursuant to which Microbot would raise at least $4.0 million in aggregate. Microbot expects the proceeds from this financing to fund the combined company’s operations for at least 18 months after the closing of the Merger. Microbot will require additional capital to complete the development, regulatory approval and, if approved, commercialization of SCS and TipCAT, and may also need to raise additional funds to pursue other development activities related to additional product candidates.

Until such time, if ever, as Microbot can generate substantial revenues, it expects to finance its cash needs through a combination of equity or debt financings, collaborations, strategic partnerships or licensing arrangements, and Israeli government grants. In any event, Microbot does not expect to achieve revenue prior to the use of cash resulting from the private placement. Other than with respect to the Microbot Private Placement, Microbot does not have any committed external sources of funds. Additional capital may not be available on reasonable terms, if at all. To the extent that Microbot raises additional capital through the sale of stock or convertible debt securities, the ownership interest of its shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common shareholders. Debt financing, if available, may involve agreements that include increased fixed payment obligations and covenants limiting or restricting Microbot’s ability to take specific actions, such as incurring additional debt, making capital expenditures, declaring dividends, selling or licensing intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. If Microbot raises additional funds through collaborations, strategic partnerships or licensing arrangements with third parties, it may have to relinquish valuable rights to its product candidates, intellectual property, future revenue streams or research programs, or grant licenses on terms that may not be favorable to it. If Microbot is unable to raise additional funds when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and commercialize its product candidate to others.

Promissory Notes

As of June 30, 2016, Microbot had outstanding convertible promissory notes with an aggregate principal amount of $1,162,000. Of such promissory notes, an aggregate principal amount of $412,000 were issued October 2015 with a maturity date of July 8, 2016 (the “October 2015 Notes”), and the remaining aggregate principal amount of $750,000 were issued in May 2016 with a maturity date of November 11, 2017 (the “May 2016 Notes”).

The October 2015 Notes had an interest rate of 10%, and at maturity converted into an aggregate of 452,650 Series A Preferred Shares and warrants to purchase an aggregate of 452,650 Series A Preferred Shares at an exercise price of $1.00 per share.

The May 2016 Notes have an interest rate of 10% per annum, payable with the principal on the maturity date. The May 2016 Notes will convert into equity upon the earlier to occur of a “reverse merger” (which would include the Merger) and a “qualified financing” resulting in $2 million or greater gross proceeds, each at a 20% discount to the applicable valuation. Microbot may also trigger a conversion upon the maturity date at a 20% discount to a deemed valuation of $15 million. The May 2016 Notes also permit prepayment under certain conditions.

Off Balance Sheet Arrangements

Microbot has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures about the Market Risk of Microbot

Interest Rate Risk

Microbot’s cash and cash equivalents as of June 30, 2016 consisted of readily available checking and money market funds. Microbot’s primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. However, because of the short-term nature of the instruments in Microbot’s portfolio, a sudden change in market interest rates would not be expected to have a material impact on Microbot’s financial condition and/or results of operations. Microbot does not believe that its cash or cash equivalents have significant risk of default or illiquidity. While Microbot believes its cash and cash equivalents do not contain excessive risk, Microbot cannot provide absolute assurance that in the future its investments will not be subject to adverse changes in market value. In addition, Microbot maintains significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.

Effects of Inflation

Inflation generally affects Microbot by increasing its clinical trial costs. Microbot does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein.

THE SPECIAL MEETING OF STEMCELLS STOCKHOLDERS

Date, Time and Place

The StemCells special meeting will be held on October 26, 2016, at 2:00 p.m., local time, at 39899 Balentine Drive, Suite 200, Newark, CA 94560.

Purpose of the StemCells Special Meeting

The StemCells special meeting will be held for the following purposes:

1.	To approve the proposal to adopt the Merger Agreement and the transactions contemplated thereby;

2.	To approve the Share Issuance Proposal;

3.	To approve the Reverse Stock Split Proposal;

4.	To approve the Authorized Shares Increase Proposal;

5.	To approve the Name Change Proposal;

6.	To approve the adjournment of the StemCells special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the StemCells Merger Proposals; and

7.	To conduct any other business as may properly come before the StemCells special meeting or any adjournment or postponement thereof.

StemCells Record Date; Shares Entitled to Vote; Principal Accountants

The Board of Directors of StemCells has fixed September 20, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the StemCells special meeting and any adjournment or postponement thereof. Only holders of record of shares of StemCells common stock at the close of business on the record date are entitled to notice of, and to vote at, the StemCells special meeting. At the close of business on the record date, StemCells had outstanding and entitled to vote 16,259,598 shares of common stock.

The StemCells common stock is the only class of securities entitled to vote at the StemCells special meeting. Each share of StemCells common stock outstanding on the StemCells record date entitles the holder thereof to one vote on each matter properly brought before the StemCells special meeting, exercisable in person or by proxy.

A representative from Grant Thornton is not expected to be present at the special meeting.

Quorum

In order to conduct the business described above at the StemCells special meeting, StemCells must have a quorum present. Stockholders who hold a majority of the StemCells common stock outstanding as of the close of business on the record date for the StemCells special meeting must be present, either in person or by proxy, in order to constitute a quorum to conduct business at the StemCells special meeting. As of the StemCells record date, there were 16,259,598 shares of StemCells common stock outstanding and entitled to vote at the StemCells special meeting. Accordingly, the presence, in person or by proxy, of the holders of 8,129,800 shares of StemCells common stock will be required in order to establish a quorum.

Required Vote

The proposals being submitted for approval by the StemCells stockholders at the StemCells special meeting will be approved or rejected on the basis of certain specific voting thresholds. In particular:

•	the approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the shares of StemCells common stock outstanding and entitled to vote on the matter, either in person or by proxy, at the StemCells special meeting;

•	the approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of StemCells common stock cast on the matter, either in person or by proxy, at the StemCells special meeting;

•	the approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the shares of StemCells common stock outstanding and entitled to vote on the matter, either in person or by proxy, at the StemCells special meeting;

•	the approval of the Authorized Shares Increase Proposal requires the affirmative vote of the holders of a majority of the shares of StemCells common stock outstanding and entitled to vote on the matter, either in person or by proxy, at the StemCells special meeting;

•	the approval of the Name Change Proposal requires the affirmative vote of the holders of a majority of the shares of StemCells common stock outstanding and entitled to vote on the matter, either in person or by proxy at the StemCells special meeting; and

•	the approval of the adjournment of the StemCells special meeting, if necessary, to solicit proxies if there are not sufficient votes in favor of the StemCells Merger Proposals, requires the affirmative vote of the holders of a majority of the StemCells common stock cast on the matter either in person or by proxy at the StemCells special meeting.

Approval of the Merger Agreement Proposal, the Share Issuance Proposal, the Reverse Stock Split Proposal, and the Authorized Shares Increase Proposal are required for the completion of the Merger. If any of these proposals are not approved by the StemCells stockholders, the Merger may not be completed.

Counting of Votes; Treatment of Abstentions and Incomplete Proxies

If a StemCells stockholder fails to submit a proxy card and fails to vote at the StemCells special meeting, such stockholder’s shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the StemCells special meeting, and will have no effect on the outcome of Proposals No. 2 (Share Issuance Proposal) and No. 6 (adjournment to solicit additional proxies, if necessary). However, the failure to submit a proxy card or vote at the StemCells special meeting will have the same effect as voting “AGAINST” Proposals No. 1 (Merger Agreement Proposal), No. 3 (Reverse Stock Split Proposal), No. 4 (Authorized Shares Increase Proposal), and No. 5 (Name Change Proposal).

If a StemCells stockholder submits a proxy card and affirmatively elects to abstain from voting, that proxy will be counted as present for the purpose of determining the presence of a quorum for the StemCells special meeting, but will not be voted at the StemCells special meeting. As a result, such abstention will have the same effect as voting “AGAINST” StemCells Proposal Nos. 1, 2, 3, 4, 5, and 6.

If a StemCells stockholder submits a proxy card without indicating how such stockholder wishes to vote, the shares of StemCells common stock represented by such proxy card will be counted as present for the purpose of determining the presence of a quorum for the StemCells special meeting and all of such shares will be voted “FOR” Proposal Nos. 1, 2, 3, 4, 5, and 6.

Voting by StemCells Directors and Executive Officers In connection with the execution and delivery of the Merger Agreement, on August 15, 2016, current and former directors and certain executive officers of StemCells entered into the StemCells Stockholder Voting Agreements pursuant to which each has agreed to vote the shares of StemCells common stock owned as of the record date of the StemCells’ special meeting in favor of the StemCells Merger Proposals. These voting agreements cover approximately 1% of StemCells common stock outstanding on the record date for the StemCells special meeting. Voting of Proxies by Registered Holders

Giving a proxy means that a StemCells stockholder authorizes the persons named in the enclosed proxy card to vote the stockholder’s shares at the StemCells special meeting in the manner such stockholder directs. If you are a registered StemCells stockholder (that is, you hold your stock in your own name), you may vote in person at the StemCells special meeting or vote by completing and returning the enclosed proxy card. Whether or not you plan to attend the StemCells special meeting, StemCells urges you to vote by proxy to ensure that your vote is counted. You may still attend the StemCells special meeting and vote in person even if you have already voted by proxy.

By mail. You may vote by mailing your signed StemCells proxy card in the enclosed return envelope. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the StemCells special meeting.

By Internet or by telephone. Follow the instructions on the StemCells proxy card to vote by Internet or telephone.

In person at the meeting. If you attend the StemCells special meeting, you may deliver your completed StemCells proxy card in person or you may vote by completing a ballot, which will be available at the special meeting.

Shares Held in Street Name

If your shares of StemCells common stock are held in street name in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by your broker or other nominee. You may not vote shares of StemCells common stock held in street name by returning a proxy card directly to StemCells or by voting in person at the StemCells special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Brokers or other nominees who hold shares of StemCells common stock in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals, even when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. None of the proposals being voted on at the StemCells special meeting will be classified as “routine.” “Broker non-votes” are shares held by a broker or other nominee that are represented at the StemCells special meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal. Therefore, if you are a StemCells stockholder and hold your shares in street name, you should instruct your broker or other nominee on how to vote your shares to ensure that your shares are voted with respect to each of the StemCells Merger Proposals. “Broker non-votes” will be counted for purposes of determining whether a quorum exists at the StemCells special meeting.

Revocability of Proxies and Changes to a StemCells Stockholder’s Vote

If you are a StemCells stockholder and wish to change your vote with respect to any proposal, you may do so by revoking your proxy at any time prior to the commencement of voting with respect to such proposal at the StemCells special meeting by:

•	sending a written notice stating that you would like to revoke your proxy to StemCells’ President at StemCells, Inc., 39899 Balentine Drive, Suite 200, Newark, CA 94560;

•	submitting new proxy instructions on a new proxy card with a later date; or

•	if you have voted by Internet or telephone, by casting a new vote over the Internet or by telephone as instructed above; or

•	attending the StemCells special meeting and voting in person (but note that your attendance alone will not revoke your proxy).

If you are a StemCells stockholder of record, revocation of your proxy or voting instructions by written notice must be received by StemCells’ President by no later than the close of business on October 25, 2016, although you may also revoke your proxy by attending the StemCells special meeting and voting in person. However, if your shares are held in street name by a broker or other nominee and you have instructed such broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those voting instructions.

Solicitation of Proxies

StemCells will bear the cost and expense of preparing, assembling, printing, and mailing this proxy statement, any amendments thereto, the proxy card, and any additional information furnished to the StemCells stockholders. StemCells will bear any fees paid to the SEC in connection with the filing of this proxy statement. StemCells may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners of StemCells common stock, including the costs of reimbursing brokerage houses and other custodians, nominees, and fiduciaries for their costs of forwarding this proxy statement and other solicitation materials to such beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers, and employees of each of StemCells by mail, telephone, fax, or other methods of communication. StemCells has retained Okapi Partners to assist StemCells in the solicitation of proxies from the StemCells stockholders in connection with the StemCells special meeting. Okapi will receive an initial start-up payment of $6,500 and a per unit fee for each call completed and each vote obtained as compensation for its services, plus reimbursement of out of pocket expenses. StemCells has agreed to indemnify Okapi against certain liabilities arising out of or in connection with its engagement.

Delivery of Proxy Materials to Households Where Two or More StemCells Stockholders Reside

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the StemCells special meeting, a number of brokers with account holders who are StemCells stockholders will be householding StemCells’ proxy materials. As a result, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the applicable stockholders. Once a StemCells stockholder receives notice from its broker that they will be householding communications to such stockholder’s address, householding will continue until such stockholder is notified otherwise or until such stockholder revokes its consent. If, at any time, a StemCells stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement, such stockholder should notify its broker or contact StemCells’ President at StemCells, Inc., 39899 Balentine Drive, Suite 200, Newark CA 94560. StemCells stockholders who currently receive multiple copies of this proxy statement at their address and would like to request householding of their communications should contact their broker.

Attending the StemCells Special Meeting

All StemCells stockholders as of the StemCells record date, or their duly appointed proxies, may attend the StemCells special meeting. If you are a registered StemCells stockholder (that is, if you hold your stock in your own name) and you wish to attend the StemCells special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the StemCells special meeting. You should also bring valid picture identification.

If your shares are held in street name in a stock brokerage account or by another nominee and you wish to attend the StemCells special meeting, you need to bring a copy of a brokerage or bank statement to the StemCells special meeting reflecting your stock ownership as of the StemCells record date. You should also bring valid picture identification.

STEMCELLS PROPOSALS

Proposal No. 1: To approve and adopt the Merger Agreement, and approve the transactions contemplated thereby

StemCells is asking its stockholders to consider and vote on a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger of Merger Sub with and into Microbot, with Microbot as the surviving corporation and a direct, wholly-owned subsidiary of StemCells. StemCells stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the transactions contemplated thereby. In particular, StemCells stockholders are directed to the Merger Agreement, which is attached as Annex A to this proxy statement.

Required Vote; Recommendation to StemCells Stockholders

Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the shares of StemCells common stock outstanding and entitled to vote on the matter, either in person or by proxy, at the StemCells special meeting. For purposes of the vote on this Merger Agreement Proposal, an abstention, a “broker non-vote,” or a failure to submit a proxy card or vote at the StemCells special meeting will have the same effect as voting “AGAINST” this Merger Agreement Proposal.

THE BOARD OF DIRECTORS OF STEMCELLS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE MERGER AGREEMENT PROPOSAL.

Proposal No. 2: To approve of the issuance of StemCells’ common stock in connection with the Merger to advisors and to shareholders of Microbot, in each case as contemplated by the Merger Agreement.

At the effective time of the Merger, without any action on the part of the holders of Microbot capital stock, each then-outstanding share of Microbot capital stock will be automatically converted into the right to receive a number of shares of StemCells common stock equal to the Exchange Ratio, as such ratio is calculated pursuant to the formula set forth in the Merger Agreement (see the section entitled “The Merger Agreement — Merger Consideration”). In addition, at the closing of the Merger, StemCells will grant its common stock to certain advisors as compensation for their work with respect to the Merger. The Exchange Ratio is based on the number of shares of StemCells common stock (after giving effect to the Reverse Stock Split described in Proposal No. 3 and including all shares of StemCells common stock issuable upon the conversion of any StemCells convertible security and shares of StemCells common stock to be issued to certain advisors with respect to the Merger representing, in the aggregate, 20% of StemCells’ post-closing capitalization) and Microbot capital stock outstanding, in each case calculated on a fully diluted basis immediately prior to the completion of the Merger, and will not be determined until that time. Accordingly, any changes in the number of shares of outstanding capital stock of either StemCells or Microbot prior to the completion of the Merger would result in a corresponding change to the Exchange Ratio.

As a result, upon completion of the Merger, Microbot shareholders are expected to receive shares of StemCells common stock representing an aggregate of approximately 75% of the outstanding shares of common stock of the combined company, calculated on a fully diluted basis. The Merger will have no effect on the number of shares of StemCells common stock held by current StemCells stockholders as of immediately prior to the completion of the Merger (subject to any changes in outstanding shares of StemCells common stock as a result of the proposed reverse stock split described in the Reverse Stock Split Proposal below). It is expected that upon completion of the Merger, such shares will represent an aggregate of approximately 5% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis.

Required Vote; Recommendation of the StemCells Board of Directors

Approval of this Share Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of StemCells common stock cast on the matter, either in person or by proxy, at the StemCells special meeting. A failure to submit a proxy card or vote at the StemCells special meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the StemCells special meeting, and will have no effect on the outcome of this Share Issuance Proposal. However, for purposes of the vote on this Share Issuance Proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting “AGAINST” this Share Issuance Proposal, and a “broker non-vote” will have no effect on the outcome of this Share Issuance Proposal.

Proposal No. 3: To amend StemCells’ restated certificate of incorporation to effect a reverse stock split of StemCells’ issued and outstanding common stock within the range of one-for-three to one-for-eleven (with the exact amount to be determined by StemCells’ Board of Directors prior to the completion of the Merger)

Overview

StemCells’ Board of Directors has unanimously adopted a resolution declaring advisable and recommending to the stockholders for their approval a proposal to amend the company’s restated certificate of incorporation, as amended to date, to effect a reverse stock split of StemCells’ issued and outstanding common stock at any whole number ratio between, and inclusive of, one-for-three and one-for-eleven (the “Reverse Stock Split”). Approval of this Proposal Number 3 would grant StemCells’ Board the authority, without further action by the stockholders, to carry out the Reverse Stock Split, at any time within three months after the date stockholder approval for the Reverse Stock Split is obtained from the stockholders, with the exact exchange ratio and timing of the Reverse Stock Split (if at all) to be determined at StemCells’ Board’s discretion. The Board’s decision whether or not (and when) to effect a Reverse Stock Split (and at what whole number ratio to effect the Reverse Stock Split) will be based on a number of factors, including market conditions, existing and anticipated trading prices for our common stock and the continued listing requirements of the NASDAQ Capital Market.

A sample form of the certificate of amendment relating to this Proposal Number 3, which StemCells would file with the Secretary of State of the State of Delaware to carry out the Reverse Stock Split, is attached to this proxy statement as Annex C.

As explained below, we are asking our stockholders to approve this Proposal Number 3 because we believe a Reverse Stock Split would result in a higher price per share for StemCells outstanding shares of our common stock, which should enable us to maintain our listing on NASDAQ and allow the combined company to meet the initial listing standards of the NASDAQ Capital Market.

What to Expect from a Reverse Stock Split

If approved by StemCells’ stockholders and Board, the Reverse Stock Split would be implemented simultaneously for all of StemCells’ then-outstanding common stock (the “Old Shares”) and the exchange ratio would be the same for all of our issued and outstanding shares of common stock. The Reverse Stock Split would affect all StemCells stockholders uniformly and would not affect any stockholder’s percentage ownership interests in StemCells, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share, because fractional shares would be rounded up to the nearest whole share. The Exchange Ratio will be adjusted as a result of the Reverse Stock Split. Shares of common stock issued pursuant to the Reverse Stock Split (the “New Shares”) would remain fully paid and nonassessable. Outstanding derivative securities exercisable for, or convertible into, our common stock would be proportionally adjusted, as would the exercise and conversion prices of those derivative securities.

Reasons for the Reverse Stock Split

The Board of Directors of StemCells approved the proposal authorizing the reverse stock split because it believes that a reverse stock split will allow the combined company to satisfy the initial listing requirements of the NASDAQ Capital Market, which listing is a condition to the completion of the Merger, and the Board of

Directors of StemCells also believes that the increased market price of StemCells common stock expected to result from the implementation of a reverse stock split may improve the marketability and liquidity of StemCells common stock.

NASDAQ Requirements for Listing on the NASDAQ Capital Market

StemCells common stock is currently quoted on the NASDAQ Capital Market. According to applicable NASDAQ Listing Rules, in a transaction constituting a “reverse merger” in which an issuer combines with a non-NASDAQ entity, resulting in a change of control of the issuer and potentially allowing the non-NASDAQ entity to obtain a NASDAQ listing, the issuer must apply for initial inclusion on the applicable NASDAQ market.

The Merger Agreement requires that StemCells use its reasonable best efforts to cause the shares of StemCells common stock to be approved, at or prior to the completion of the Merger, for listing (subject only to notice of issuance) on the NASDAQ Capital Market at and following the completion of the Merger, and the listing of the shares of StemCells common stock issuable pursuant to the Merger Agreement is a condition to both StemCells’ and Microbot’s obligations to complete the Merger.

The listing standards of the NASDAQ Capital Market require, among other things, a $4.00 per share minimum bid upon completion of the Merger. As of the date of the mailing of this proxy statement, StemCells has filed an initial listing application for the NASDAQ Capital Market in connection with the Merger.

The Board of Directors of StemCells expects that a reverse stock split of StemCells common stock will increase the market price of StemCells common stock so that the combined company is able to achieve the initial listing requirements for the NASDAQ Capital Market upon completion of the Merger and thereafter maintain compliance with the NASDAQ minimum bid price listing standard of $1.00 per share. In determining the exact ratio for the reverse stock split, StemCells intends to use a ratio from within the range of one-for-three to one-for-eleven that would result in a per share price of greater than $4.00 per share following the reverse stock split. Notwithstanding the foregoing, there can be no assurance that the market price per share following the Merger and the reverse stock split will remain in excess of the minimum bid price for a sustained period of time. In addition, there can be no assurance that the StemCells common stock, or the common stock of the combined company following the completion of the Merger, will not be delisted due to a failure to meet other continued listing requirements even if the market price per share of StemCells common stock on a post-reverse-stock-split basis remains in excess of the minimum bid requirement.

Additionally, the Board of Directors of StemCells believes that a listing on the NASDAQ Capital Market for the shares of common stock of the combined company may provide a broader market for the common stock of the combined company and facilitate the use of the common stock of the combined company in financing and other transactions.

Effects of the Reverse Stock Split

Following the effective date of the reverse stock split, each StemCells stockholder will own a reduced number of shares of StemCells common stock. However, the reverse stock split will affect all of the StemCells stockholders uniformly and will not, in and of itself, affect any StemCells stockholder’s percentage ownership interests in StemCells, except to the extent that the reverse stock split results in any of the StemCells stockholders owning a fractional share, as described below. Proportionate voting rights and other rights and preferences of the StemCells stockholders will not be affected by the reverse stock split, in and of itself, except to the extent that the reverse stock split results in any of the StemCells stockholders owning a fractional share, as described below. For example, a holder of 2% of the voting power of the outstanding shares of StemCells common stock immediately prior to the reverse stock split will continue to hold 2% of the voting power of the outstanding shares of StemCells common stock immediately following the reverse stock split and immediately prior to the completion of the Merger. The number of StemCells stockholders of record will not be affected by the reverse stock split.

The amendment to the StemCells restated certificate of incorporation to effect the reverse stock split, in and of itself, will not change the number of authorized shares of StemCells common stock. As a result, one of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares of StemCells common stock which are unissued relative to those which are issued. This effective increase will occur even if the proposal to amend the StemCells restated certificate of incorporation to increase the authorized shares of StemCells common stock up to 220,000,000 shares, as described in Proposal No. 4 below, is not approved. This could result in StemCells or the combined company having the ability to issue more shares without further stockholder approval. Neither StemCells nor Microbot have any current plan, commitment, arrangement, understanding, or agreement, written or oral, to issue shares of StemCells common stock, other than (a) in connection with the Merger, (b) to satisfy obligations under outstanding options to purchase shares of StemCells common stock, (c) to satisfy obligations under outstanding options and warrants to purchase Microbot capital stock as such options and warrants are exercised and (d) in connection with the conversion of outstanding convertible promissory notes of Microbot, each of which, to the extent still outstanding at the closing, will be assumed by StemCells in connection with the Merger (as more fully described elsewhere in this proxy statement).

The reverse stock split will reduce the number of shares of StemCells common stock available for issuance under StemCells’ equity incentive plans in proportion to the reverse stock split ratio selected within the range set forth in this proposal. Under the terms of the outstanding StemCells stock options, the reverse stock split will effect a reduction in the number of shares of StemCells common stock issuable upon exercise of such outstanding stock options in proportion to the reverse stock split ratio and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the reverse stock split, the number of shares of StemCells common stock issuable upon exercise of outstanding StemCells stock options will be rounded down to the nearest whole share and no cash payment will be made in lieu of any fractional shares of StemCells common stock that would otherwise be issuable pursuant to such options. The reverse stock split will not in and of itself change the value of a StemCells stock option.

StemCells common stock is currently registered under Section 12(b) of the Exchange Act, and StemCells is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of StemCells common stock under the Exchange Act. If the reverse stock split is implemented, and the combined company’s initial listing application with the NASDAQ Capital Market is approved, StemCells common stock will continue to be reported on the NASDAQ Capital Market under the symbol “STEM” (although NASDAQ will likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred). It is expected that following the Merger, the trading symbol of the combined company will be changed. Microbot has requested the ticker symbol “MBOT” for this purpose.

The following table provides estimates of the number of shares of StemCells common stock authorized, issued and outstanding, reserved for issuance, and authorized but neither issued nor reserved for issuance at the following times:

•	prior to the reverse stock split and the completion of the Merger;

•	giving effect to a one-for-three reverse stock split but prior to the completion of the Merger; and

•	giving effect to a one-for-eleven reverse stock split but prior to the completion of the Merger.

	Shares Authorized(2)	Shares Issued and Outstanding(1)	Shares Reserved for Issuance(1)	Number of Shares Authorized but Neither Issued nor Reserved for Issuance(1)
Prior to the reverse stock split	200,000,000	17,577,478	1,317,880	181,104,642
Giving effect to a one-for-three reverse stock split	200,000,000	5,859,159	439,293	193,701,547
Giving effect to a one-for-eleven reverse stock split	200,000,000	1,597,953	119,807	198,282,240

(1)	These estimates assume 16,259,598 shares of StemCells common stock issued and outstanding prior to the completion of the Merger, which was the number of shares of StemCells common stock issued and outstanding as of September 20, 2016, the record date, and such estimates do not include the shares of StemCells common stock issuable to Microbot shareholders or advisors in connection with the Merger.

(2)	Does not give effect to the Share Authorization Proposal.

Upon completion of the Merger, each share of Microbot capital stock will be converted into the right to receive a number of shares of StemCells common stock equal to the Exchange Ratio. As of September 23, 2016, the last practicable date before the printing of this proxy statement, 17,577,478 shares of StemCells common stock were outstanding calculated on a fully diluted basis and 9,920,689 shares of Microbot capital stock were outstanding calculated on a fully diluted basis. Because the Exchange Ratio gives effect to the reverse stock split, if the Merger had been completed as of September 23, 2016, assuming a reverse stock split ratio of one-for-three, each share of Microbot capital stock would have converted into and been exchanged for the right to receive 8.9 shares of StemCells common stock, which would have resulted in an aggregate issuance of 87,883,390 shares of StemCells common stock calculated on a fully diluted basis. If the Merger had been completed as of September 23, 2016, assuming a reverse stock split ratio of one-for-eleven, each share of Microbot capital stock would have converted into and been exchanged for the right to receive 2.4 shares of StemCells common stock, which would have resulted in an aggregate issuance of 23,969,288 shares of StemCells common stock calculated on a fully diluted basis.

Effective Date

The reverse stock split will become effective on the date of filing of the certificate of amendment to the StemCells restated certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, shares of StemCells common stock issued and outstanding immediately prior to such effective date will be combined and converted, automatically and without any action on the part of the StemCells stockholders, into new shares of StemCells common stock in accordance with the reverse stock split ratio determined prior to the completion of the Merger within the range set forth in this Reverse Stock Split Proposal.

No Payment for Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. StemCells stockholders of record who otherwise would be entitled to receive fractional shares, will experience a rounding down of their fractional share to the nearest whole share. The number of whole shares of StemCells common stock to be issued to any holder of Microbot ordinary shares will be rounded down to the nearest whole number of shares.

Exchange of Stock Certificates

As soon as practicable following the effective date of the reverse stock split, StemCells stockholders will be notified that the reverse stock split has been effected. StemCells’ transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a StemCells stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal to the exchange agent. StemCells stockholders should not destroy any StemCells stock certificates and should not submit any such certificates until requested to do so.

Accounting Consequences

The par value per share of StemCells common stock will remain unchanged at $0.01 per share following the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on StemCells’ balance sheet attributable to StemCells common stock will be reduced proportionally, based on the reverse stock split ratio, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of StemCells common stock outstanding. StemCells does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes the anticipated material U.S. federal income tax consequences of the reverse stock split. This summary is based upon current provisions of the Code, existing Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any such change could alter the tax consequences to StemCells or the StemCells stockholders, as described in this summary. This summary is not binding on the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein. No ruling has been or will be requested from the IRS in connection with the reverse stock split.

This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the reverse stock split. In addition, the discussion set forth below does not address any U.S. federal non-income tax or any state, local or foreign tax consequences of the reverse stock split and does not address the tax consequences of any transaction other than the reverse stock split. Moreover, this discussion does not address U.S. federal income tax consequences of the reverse stock split that may vary with individual circumstances or that are relevant to StemCells stockholders that are subject to particular rules, including, without limitation, persons whose functional currency is not the U.S. dollar; persons holding StemCells common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment; persons who are not U.S. Holders (as defined below); persons holding StemCells common stock through non-U.S. brokers or other non-U.S. intermediaries; banks, insurance companies, and other financial institutions; real estate investment trusts or regulated investment companies; brokers, dealers, or traders in securities; partnerships or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and investors therein); tax-exempt or governmental entities or organizations; persons deemed to sell StemCells common stock under the constructive sale provisions of the Code; persons who hold or receive StemCells common stock pursuant to the exercise of any employee stock options or otherwise as compensation; persons who hold their StemCells common stock other than as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment); and individual retirement accounts or other tax-deferred accounts or tax-qualified retirement plans.

This discussion is limited to holders of StemCells common stock that are U.S. Holders. For the purposes of this discussion, a “U.S. Holder” is a beneficial owner of StemCells common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States, including without limitation an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds StemCells common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level.

The Reverse Stock Split is expected to qualify as a “recapitalization” within the meaning of Section 368(a) of the Code. Assuming the reverse stock split so qualifies, the following consequences will result:

•	no gain or loss will be recognized by StemCells as a result of the reverse stock split;

•	a StemCells stockholder generally will recognize no gain or loss upon the receipt of StemCells common stock in the reverse stock split;

•	a StemCells stockholder’s aggregate tax basis in the post-reverse stock split shares of StemCells common stock received in the reverse stock split will be equal to the aggregate tax basis of the pre-reverse stock split shares of StemCells common stock exchanged therefor; and

•	a StemCells stockholder’s holding period of the post-reverse stock split shares of StemCells common stock received in the reverse stock split will include such stockholder’s holding period of the pre-reverse stock split shares exchanged therefor.

U.S. Holders of StemCells common stock that acquired their shares on different dates and/or at different prices should consult their tax advisors regarding the proper allocation of the tax basis and holding periods of such shares.

StemCells stockholders are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split in light of their personal circumstances and the consequences of the reverse stock split under U.S. federal non-income tax laws and state, local, and foreign tax laws.

No Appraisal Rights

Under the DGCL, StemCells stockholders are not entitled to appraisal rights with respect to the proposed amendment to the StemCells restated certificate of incorporation to effect the reverse stock split and StemCells will not independently provide the StemCells stockholders with any such rights.

Required Vote; Recommendation of the Board of Directors of StemCells

The approval of this Reverse Stock Split Proposal will be necessary to enable the combined company to maintain the listing on the NASDAQ Capital Market upon completion of the Merger, if StemCells’ stock price remains below $4.00 per share prior to the Merger.

Approval of this Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the shares of StemCells common stock outstanding and entitled to vote on the matter, either in person or by proxy, at the StemCells special meeting. For purposes of the vote on this Reverse Stock Split Proposal, an abstention, a “broker non-vote,” or a failure to submit a proxy card or vote at the StemCells special meeting will have the same effect as voting “AGAINST” this Reverse Stock Split Proposal.

THE BOARD OF DIRECTORS OF STEMCELLS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

Proposal No. 4: To amend StemCells’ restated certificate of incorporation to increase the number of authorized shares of StemCells common stock from 200,000,000 to 220,000,000 shares

Overview

The Board of Directors of StemCells has unanimously approved a proposal to amend the StemCells restated certificate of incorporation to increase the authorized number of shares of StemCells common stock from 200,000,000 shares to 220,000,000 shares. The Board of Directors of StemCells has recommended that this proposal be presented to the StemCells stockholders for approval. The text of the form of proposed amendment to the StemCells restated certificate of incorporation to increase the authorized shares of StemCells common stock to 220,000,000 shares is included as an attachment to this proxy statement in Annex C.

Reasons for the Increase in Authorized Shares

Although at present, apart from the shares to be issued in connection with the Merger and the transactions contemplated thereby, the Board of Directors of StemCells has no other plans to issue the additional shares of StemCells common stock, it desires to have such shares available to provide additional flexibility to use StemCells capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include, among others:

•	raising capital;

•	providing equity incentives to employees, officers, and directors; and

•	establishing strategic relationships with other companies.

The terms of the additional shares of StemCells common stock will be identical to those of the currently outstanding shares of StemCells common stock. Neither StemCells nor Microbot have any current plans, commitments, arrangements, understandings, or agreements, written or oral, to issue shares of StemCells common stock, other than in connection with the Merger and the transactions contemplated thereby, to satisfy obligations under outstanding options to purchase shares of StemCells common stock, and to satisfy obligations under outstanding options and warrants to purchase Microbot capital stock as such options and warrants are exercised (following the completion of the Merger), each of which will be assumed by StemCells in connection with the Merger.

By approving this amendment, the StemCells stockholders will (i) approve a series of amendments to the StemCells restated certificate of incorporation pursuant to which any whole number of shares of StemCells common stock between 200,000,000 and up to 220,000,000 would be authorized for issuance and (ii) authorize the Board of Directors of StemCells to (a) file only one such amendment, and (b) abandon each amendment not selected. In addition, StemCells may elect not to undertake an increase in authorized shares of StemCells common stock.

Required Vote; Recommendation of the Board of Directors of StemCells

Depending on the ratio for the reverse stock split contemplated in connection with the Merger, the approval of this Authorized Shares Increase Proposal may be necessary to enable StemCells to issue the required number of shares of StemCells common stock issuable to Microbot shareholders in connection with the Merger.

Approval of this Authorized Shares Increase Proposal requires the affirmative vote of the holders of a majority of the shares of StemCells common stock outstanding and entitled to vote on the matter either in person or by proxy at the StemCells special meeting. For purposes of the vote on this Authorized Shares Increase Proposal, an abstention, a “broker non-vote,” or a failure to submit a proxy card or vote at the StemCells special meeting will have the same effect as voting “AGAINST” this Authorized Shares Increase Proposal.

THE BOARD OF DIRECTORS OF STEMCELLS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AUTHORIZED SHARES INCREASE PROPOSAL.

Proposal No. 5: To amend StemCells’ restated certificate of incorporation to change the name of StemCells from “StemCells, Inc.” to “Microbot Medical Inc.”

General

The Board of Directors of StemCells has unanimously approved a proposal to amend the StemCells restated certificate of incorporation to change the name of the corporation from “StemCells, Inc.” to “Microbot Medical Inc.” immediately upon the completion of the Merger. The Board of Directors of StemCells has recommended that this proposal be presented to the StemCells stockholders for approval. The text of the form of the proposed amendment to the StemCells restated certificate of incorporation is attached to this proxy statement as Annex C.

The primary reason for the corporate name change is to allow for recognition of the combined company’s business following the completion of the Merger and to comply with StemCells’ obligations under the Merger Agreement. The current name will no longer accurately reflect the business of the combined company and the mission of the combined company subsequent to the completion of the Merger.

Insofar as the proposed new corporate name will reflect the combined company’s business following the completion of the Merger, the proposed name change and the amendment to the StemCells restated certificate of incorporation, even if approved by the StemCells stockholders at the StemCells special meeting, will only be filed with the office of the Secretary of State of the State of Delaware and, therefore become effective, as, if and when the Merger is completed.

Required Vote; Recommendation of the Board of Directors of StemCells

Approval of this Name Change Proposal requires the affirmative vote of the holders of a majority of the shares of StemCells common stock outstanding and entitled to vote on the matter, either in person or by proxy, at the StemCells special meeting. For purposes of the vote on this Name Change Proposal, an abstention, a “broker non-vote,” or a failure to submit a proxy card or vote at the StemCells special meeting will have the same effect as voting “AGAINST” this Name Change Proposal.

THE BOARD OF DIRECTORS OF STEMCELLS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAME CHANGE PROPOSAL.

Proposal No. 6: To approve the adjournment of the StemCells special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3, 4, or 5

StemCells is asking its stockholders to vote on a proposal to approve the adjournment of the StemCells special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the StemCells Merger Proposals.

Required Vote; Recommendation of the Board of Directors of StemCells

Approval of the adjournment of the StemCells special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the StemCells Merger Proposals requires the affirmative vote of the holders of a majority of the shares of StemCells common stock cast, either in person or by proxy, at the StemCells special meeting. A “broker non-vote” or a failure to submit a proxy card or vote at the StemCells special meeting will have no effect on the outcome of the vote for this Proposal No. 6. For purposes of the vote on this Proposal No. 6, an abstention will have the same effect as a vote “AGAINST” such proposal.

THE BOARD OF DIRECTORS OF STEMCELLS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE STEMCELLS SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE STEMCELLS MERGER PROPOSALS.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following information and all other information contained in this proxy statement does not give effect to the proposed reverse stock split described in Proposal No. 3 of this proxy statement.

The following unaudited pro forma combined financial statements were prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, and give effect to the Merger between StemCells and Microbot. For accounting purposes, Microbot is considered to be acquiring StemCells in the Merger. Microbot was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Microbot security holders are expected to own approximately 80% of the voting interests of the combined company immediately following the closing of the Merger; (ii) directors appointed by Microbot will constitute the board of directors of the combined company; and (iii) employees of Microbot will constitute the entire management of the combined company.

The unaudited pro forma combined balance sheet as of June 30, 2016 assumes that the Merger took place on June 30, 2016 and combines the historical balance sheets of StemCells and Microbot as of June 30, 2016. The unaudited pro forma combined statement of operations for the six months ended June 30, 2016 assumes that the Merger took place as of January 1, 2016, and combines the historical results of StemCells and Microbot for the six months ended June 30, 2016. The unaudited pro forma combined statement of operations for the year ended December 31, 2015 assumes that the Merger took place as of January 1, 2015, and combines the historical results of StemCells and Microbot for the year ended December 31, 2015. The historical financial statements of StemCells and Microbot have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

Because Microbot will be treated as the accounting acquirer, Microbot’s assets and liabilities will be recorded at their precombination carrying amounts and the historical operations that are reflected in the financial statements will be those of Microbot. StemCells’ assets and liabilities will be measured and recognized at their fair values as of the transaction date, and consolidated with the assets, liabilities and results of operations of Microbot after the consummation of the Merger.

The unaudited pro forma combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma combined financial statements. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of the amount, if any, of capital raised by Microbot between entering the Merger Agreement and closing of the Merger; the amount of cash used by StemCells’ operations between the signing of the Merger Agreement and the closing of the Merger; the timing of closing of the Merger; StemCells’ stock price at the closing of the Merger; the results of certain valuations and other studies that have yet to be completed; and other changes in StemCells’ assets and liabilities that occur prior to the completion of the Merger.

The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Microbot and StemCells been a combined company during the specified period.

The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the separate Microbot and StemCells historical financial statements, and their respective management’s discussion and analysis of financial condition and results of operations. Microbot’s historical unaudited financial statements for six months ended June 30, 2016 and historical audited financial statements for the year ended December 31, 2015 are included elsewhere in this proxy statement. StemCells’ historical unaudited consolidated financial statements for the three months ended June 30, 2016 are included in its Quarterly Report on Form 10-Q as filed with the SEC on May 10, 2016 and its historical audited consolidated financial statements for the year ended December 31, 2015 are included in its Annual Report on Form 10-K as filed with the SEC on March 15, 2016.

Unaudited Pro Forma Consolidated Balance Sheet

June 30, 2016

	StemCells, Inc.	Microbot Medical Ltd.	Pro Forma Merger Adjustment		Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents (A)	$2,448,761	$840,853	$2,000,000		$5,289,614
Restricted cash	—	—	—		—
Trust account	2,300,000	—	—		2,300,000
Other receivables and current assets	87,201	42,924	—		130,125

Total current assets	4,835,962	883,777	2,000,000		7,719,739
Property and equipment, net	—	31,911	—		31,911
Assets held for sale	1,450,000	—	—		1,450,000
Goodwill			31,726,446		31,726,446
Other intangible assets, net (B)	38,827	—	1,461,173		1,500,000

Total assets	$6,324,789	$915,688	$35,187,619		$42,428,096

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,171,777	$8,091	$—		$4,179,868
Accrued expenses and other current liabilities	2,343,032	205,813	—		2,548,845
Accrued expenses wind-down expenses	3,943,310	—	—		3,943,310
Deferred revenue, current	16,826	—	—		16,826

Total current liabilities	10,474,945	213,904	—		10,668,849
Loan payable (A)			2,000,000		2,000,000
Fair value of warrant liability	591,037	—	—		591,037
Deferred revenue, non-current	20,845	—	—		20,845
Other long-term liabilities	126,439	—	—		126,439

Total liabilities	11,213,266	213,904	2,000,000		13,427,170

Liabilities and Stockholders’ Deficit
Stockholders’ deficit:
Common stock (C)	117,291	2,616	(117,291)		2,616
Additional paid-in capital (C)	458,679,539	3,119,342	(458,679,539)		32,624,761
			1,206,277	(D)
			28,299,142	(E)
Convertible loan (D)		1,206,277	(1,206,277)		—
Accumulated deficit	(463,732,581)	(3,626,451)	463,732,581		(3,626,451)
Accumulated other comprehensive income (C)	47,274		(47,274)		—

Total stockholders’ equity	(4,888,477)	701,784	33,187,619		29,000,926

Total liabilities and stockholders’ equity (deficit)	$6,324,789	$915,688	$35,187,619		$42,428,096

Unaudited Pro Forma Consolidated Statement of Operations

For the Six Months Ended June 30, 2016

	StemCells Inc.	Microbot Medical Ltd.	Pro Forma Merger Adjustment	Pro Forma Combined
Revenue:
Revenue from licensing agreements	52,475	—	—	52,475

Operating expenses:
Research and development	8,902,802	262,524	—	9,165,326
General and administrative	6,044,053	140,103	—	6,184,156
Wind-down expense	3,803,448	—	—	3,803,448

Total operating expenses	18,750,303	402,627	—	19,152,930

Loss from operations	(18,697,828)	(402,627)	—	(19,100,455)
Other income (expense):
Change in fair value of warrant liability	5,846,862	—	—	5,846,862
Conversion of CIRM loan into a grant	8,916,641	—	—	8,916,641
Gain on extinguishment of loan payable	242,931	—	—	242,931
Write-down of fixed assets	(3,332,736)	—	—	(3,332,736)
Interest income	8,312	—	—	8,312
Interest expense	(28,029)	—	—	(28,029)
Other income (expense), net	(2,100)	(37,612)	—	(39,712)

Total other expense, net	11,651,881	(37,612)	—	11,614,269

Net income (loss)	$(7,045,947)	$(440,239)	$—	$(7,486,186)

Basic and diluted net income (loss) per share	$(0.66)	$(0.10)	$—	$(0.02)
Weighted average number of common shares outstanding, basic and diluted	10,746,212	9,920,689	333,965,033	349,252,245

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2015

	StemCells Inc.	Microbot Medical Ltd.	Pro Forma Merger Adjustment	Pro Forma Combined
Revenue:
Revenue from licensing agreements	116,887	—	—	116,887

Operating expenses:
Research and development	27,110,909	822,759	—	27,933,668
General and administrative	9,334,174	92,018	—	9,426,192
Wind-down expense	392,230	—	—	392,230

Total operating expenses	36,837,313	914,777	—	37,752,090

Loss from operations	(36,720,426)	(914,777)	—	(37,635,203)
Other income (expense)			—
Change in fair value of warrant liability	913,587	—	—	913,587
Impairment of other intangible assets	(239,241)	—	—	(239,241)
Interest income	7,544	—	—	7,544
Interest expense	(506,319)	—	—	(506,319)
Other income (expense), net	129,829	(6,063)	—	123,766

Total other expense, net	305,400	(6,063)	—	299,337

Net income (loss)	$(36,415,026)	$(920,840)	$—	$(37,335,866)

Basic and diluted net income (loss) per share	$(4.56)	$(0.20)	$—	$(0.11)
Weighted average number of common shares outstanding, basic and diluted	7,983,948	9,920,689	333,965,033	346,489,981

*	Adjusted for the 1-for-12 reverse stock split of StemCells Inc. in May 2016.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

1. Description of Transaction and Basis of Presentation

The unaudited pro forma combined financial statements were prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of StemCells and Microbot.

Description of Transaction

On August 15, 2016, StemCells entered the Merger Agreement with Microbot and Merger Sub. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Microbot, Merger Sub will cease to exist and Microbot will survive as a wholly-owned subsidiary of the Company, which is referred to as the Merger. The respective boards of directors of StemCells and Microbot have approved the Merger Agreement and the transactions contemplated thereby.

At the effective time of the Merger, each outstanding share of Microbot capital stock will be automatically converted into the right to receive that number of shares of Company common stock as determined pursuant to the Exchange Ratio. In addition, at the effective time: (i) all outstanding options to purchase shares of Microbot stock will be assumed by the Company and converted into options to purchase shares of Company common stock, in each case appropriately adjusted based on the Exchange Ratio; and (ii) all outstanding warrants to purchase shares of the capital stock of Microbot will be assumed by the Company and converted into warrants to purchase shares of Company common stock, in each case appropriately adjusted based on the Exchange Ratio. No fractional shares of Company common stock will be issued in the Merger. Following the consummation of the Merger, former shareholders of Microbot are expected to own 75% of the combined company, certain advisors with respect to the Merger are expected to own 20% of the combined company and current stockholders of the Company are expected to own 5% of the combined company, in each case based on the fully diluted shares of each company prior to the consummation of the Merger.

Basis of Presentation

Microbot has preliminarily concluded that the merger represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Microbot has not yet completed a valuation analysis of the fair market value of StemCells’ assets to be acquired and liabilities to be assumed. Using the total consideration for the merger, StemCells has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma combined balance sheet. The final purchase price allocation will be determined when Microbot has completed the detailed valuations and other studies and necessary calculations. The final allocation could differ materially from the preliminary allocation used to prepare the pro forma adjustments. The final allocation may include (1) changes in fair values of property and equipment, (2) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed and (3) other changes to assets and liabilities.

Microbot and StemCells did not record any provision or benefit for income taxes during the six months ended June 30, 2016 or during the year ended December 31, 2015 because each company expects to incur a pre-tax loss in 2016 and incurred a pre-tax loss in 2015 and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no tax effects have been provided for the pro forma adjustments described in Note 3, “Pro Forma Adjustments.”

2. Preliminary Purchase Price

Pursuant to the Merger Agreement, at the closing of the merger, StemCells will issue to Microbot shareholders a number of shares of StemCells common stock representing approximately 95% of the outstanding shares of common stock of the combined company. The estimated preliminary purchase price, which represents the consideration transferred to StemCells stockholders in the reverse merger is calculated based on the number of shares of common stock of the combined company that StemCells stockholders will own as of the closing of the merger. The accompanying unaudited pro forma combined financial statements reflect an estimated purchase price of approximately $28.3 million, which consists of the following:

Estimated number of shares of the combined company to be owned by StemCells stockholders(1)	17,577,107
Multiplied by the assumed price per share of StemCells common stock(2)	$1.61

Estimated purchase price	$28,299,142

(1)	Represents the number of shares of common stock of the combined company that StemCells stockholders would own as of the closing of the merger pursuant to the Merger Agreement, including restricted stock awards and common stock underlying outstanding restricted stock units attributed to precombination services rendered by certain StemCells employees and directors. This amount is calculated, for purposes of these unaudited pro forma combined financial statements, as 17,577,107 shares of StemCells common stock outstanding as of August 29, 2016 on a fully diluted basis that includes, unvested restricted stock units to purchase 139,310 shares of common stock, vested incentive stock options to purchase 35,798 shares of common stock, and outstanding warrants to purchase 1,144,282 shares of common stock.

The number of shares of common stock StemCells will issue to Microbot shareholders, for purposes of these unaudited pro forma combined financial statements, is calculated pursuant to the terms of the Merger Agreement based on StemCells common stock outstanding as of August 29, 2016, as follows:

Shares of StemCells common stock outstanding as of August 29, 2016	16,257,717
Outstanding warrants	1,144,282
Shares of StemCells common stock subject to outstanding restricted stock units	175,108

Adjusted outstanding shares of StemCells common stock	17,577,107
Divided by the assumed percentage of StemCells ownership of combined company	5%
Estimated adjusted total shares of common stock of combined company	351,542,140
Multiplied by the assumed percentage of Microbot ownership of combined company	95%
Estimated shares of StemCells common stock issued to advisors and Microbot shareholders upon closing of merger	333,965,033

(2)	For pro forma purposes, the fair value of StemCells common stock used in determining the purchase price was $1.61 per share based on the closing price of StemCells common stock on August 29, 2016, the most recent practicable date. The pro forma information is illustrative only and the total purchase price at closing of the merger will be adjusted based upon the actual closing price of the common stock of StemCells. A $0.01 increase (decrease) in the per share stock price would increase (decrease) the total purchase price by approximately $176,000.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of StemCells based on their estimated fair values as of the merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the total preliminary estimated purchase price to the acquired assets and liabilities assumed of StemCells based on the estimated fair values as of June 30, 2016 is as follows:

Cash, cash equivalents	$2,448,761
Trust account	2,300,000
Other receivables	47,201
Other assets, current	40,000
Assets held for sale	1,450,000
Other intangible assets, net	1,500,000
Goodwill	31,726,446
Accounts Payable	(4,171,777)
Accrued expenses and other current liabilities	(2,343,032)
Accrued expenses wind-down expenses	(3,943,310)
Deferred revenue, current	(16,826)
Fair value of warrant liability	(591,037)
Deferred revenue, non current	(20,845)
Other long-term liabilities	(126,439)

Net assets acquired	$28,299,142

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until Microbot’s management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements. The final allocation may include (1) changes in fair values of property and equipment, (2) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed and (3) other changes to assets and liabilities.

3. Pro Forma Adjustments

The unaudited pro forma combined financial statements include pro forma adjustments that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

Based on Microbot’s management’s review of StemCells’ summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of StemCells to conform to the accounting policies of Microbot are not expected to be significant.

The unaudited pro forma combined financial statements do not reflect the effect of the anticipated StemCells reverse stock split.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

A. On August 15, 2016, concurrently with the execution of the Merger Agreement, the StemCells issued a 5.0% secured note (the “Note”) to the Investor, in the principal amount of $2 million, for value received, payable upon the earlier of (i) 30 days following the consummation of the Merger and (ii) December 31, 2016. Proceeds

from the Note are to be used for closing costs in connection with the Merger and operational expenses leading to such closing.

B. Represents the estimated value of StemCells’ intellectual property.

C. To reflect the elimination of StemCells historical stockholders’ equity balances, including additional paid-in capital and accumulated deficit.

D. Assumes conversion of the convertible loan into common stock of Microbot.

E. Estimated number of shares of StemCells common stock to be issued (i) to Microbot shareholders in connection with the closing of the Merger and (ii) to Microbot advisors pursuant to the terms of the Merger Agreement.

DESCRIPTION OF STEMCELLS CAPITAL STOCK

Description of Common Stock

As of the date of this proxy statement, StemCells is authorized to issue 200 million shares of common stock, par value $0.01 per share. As of September 8, 2016, StemCells had 16,259,598 shares of common stock outstanding and approximately 241 registered stockholders.

The following summary of certain provisions of the common stock of StemCells does not purport to be complete. You should refer to the restated certificate of incorporation and restated by-laws of StemCells, both of which have been filed with the SEC. The summary below is also qualified by provisions of applicable law.

General

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for dividend payments. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

NASDAQ Capital Market Listing

StemCells’ common stock is listed on the NASDAQ Capital Market under the symbol “STEM.”

Transfer Agent and Registrar

The transfer agent and registrar for StemCells’ common stock is Computershare Trust Company, N.A.

Description of Preferred Stock

As of the date of this proxy, StemCells is authorized to issue 1,000,000 shares of preferred stock, par value $0.01 per share. As of September 8, 2016, StemCells had zero shares of our preferred stock outstanding or designated. The following summary of certain provisions of preferred stock does not purport to be complete. You should refer to our restated certificate of incorporation and our restated by-laws, both of which have been filed with the SEC. The summary below is also qualified by provisions of applicable law.

General

StemCells’ board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

Anti-Takeover Provisions of StemCells’ Certificate of Incorporation and By-laws

In addition to the Board of Directors of StemCells’ ability to issue shares of preferred stock, the StemCells restated certificate of incorporation and amended and restated by-laws contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of StemCells and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our Board of Directors.

The following provisions of StemCells restated certificate or incorporation and amended and restated by-laws may have the anti-takeover effect of preventing, discouraging or delaying a change in control of StemCells:

Classified Board of Directors; removal of directors for cause.    The restated certificate of incorporation and restated by-laws provide for the Board of Directors to be divided into three classes serving staggered terms. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a three-year term of office. All directors elected to our classified Board of Directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The Board of Directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The Board of Directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the Board of Directors may only be removed for cause and only by the affirmative vote of 80% of the outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the Board of Directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common stock from obtaining control of our Board of Directors until our second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Advance notice provisions for stockholder proposals.    The StemCells restated by-laws establish an advance notice procedure for stockholder nominations of candidates for election to our Board of Directors, as well as procedures for including proposed nominations at special meetings at which directors are to be elected. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, and who has complied with the procedures and requirements set forth in the by-laws. Although the by-laws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, these by-laws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of StemCells.

Special meetings of stockholders.    Special meetings of the stockholders may be called only by the Board of Directors, president or secretary upon the application of a majority of the directors. Stockholders are not permitted to call a special meeting or to require our Board of Directors to call a special meeting.

No stockholder action by written consent.    StemCells’ restated certificate of incorporation and restated by-laws do not permit our stockholders to act by written consent. As a result, any action to be effected by StemCells stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-majority stockholder vote required for certain actions.    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless the corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. StemCells’ restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal certain provisions of our restated certificate of incorporation. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our restated by-laws by the stockholders. Our restated by-laws may be amended or repealed by a vote of a majority of the total number of authorized directors.

Provisions of Delaware Law Governing Business Combinations

StemCells is subject to the “business combination” provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any “business combination” transactions with any “interested stockholder” for a period of three years after the date on which the person became an “interested stockholder,” unless:

•	prior to such date, the Board of Directors approved either the “business combination” or the transaction which resulted in the “interested stockholder” obtaining such status; or

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the “business combination” is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire the combined company.

PRINCIPAL STOCKHOLDERS OF STEMCELLS

Except as otherwise noted, the following table sets forth certain information regarding the beneficial ownership of our common stock as of September 8, 2016 by:

•	each of StemCells’ executive officers;

•	each of StemCells’ directors;

•	all of StemCells’ current directors and executive officers as a group; and

•	each stockholder known by StemCells to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of September 8, 2016 pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 16,259,598 shares of common stock outstanding on September 8, 2016. For additional information, see the sections entitled “The Merger—Interests of the StemCells Directors and Executive Officers in the Merger” and “Principal Stockholders of Combined Company.”

StemCells believes that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o StemCells, Inc., 39899 Balentine Drive, Newark, CA 94560.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class Beneficially Owned
Directors and Named Executive Officers
Eric Bjerkholt(1)	10,867	*
Ricardo Levy(1)	9,724	*
Ian Massey	19,970	*
Greg Schiffman	67,796	*
John Schwartz(2)	16,641	*
Ken Stratton(3)	22,913	*
(All current directors and executive officers as a group persons)(4)	60,145	*

*	Less than one percent

(1)	Includes 249 shares issuable upon exercise of fully vested stock options.

(2)	Includes 269 shares issuable upon exercise of fully vested stock options.

(3)	Includes 1,259 shares issuable upon exercise of fully vested stock options.

(4)	Includes 3,414 shares issuable upon exercise of fully vested stock options.

PRINCIPAL SHAREHOLDERS OF MICROBOT

The following table and the related notes present information on the beneficial ownership of shares of Microbot’s capital stock as of September 8, 2016 by:

•	each director of Microbot;

•	each executive officer of Microbot;

•	all of Microbot’s current directors and executive officers as a group; and

•	each shareholder known by Microbot to beneficially own more than five percent of Microbot’s common stock on an as-converted basis.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The number of shares owned, total shares beneficially owned and the percentage of common stock beneficially owned below assumes, in each case, the conversion of all 3,452,650 shares of outstanding Series A Preferred Stock into Microbot common stock on a one-for-one basis, for a total of 8,428,390 shares of common stock outstanding on an as-converted basis on September 8, 2016. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within 60 days of September 8, 2016 are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. For the purposes of this section, references to common stock are to the ordinary shares, par value NIS.001 per share, of Microbot.

This table is based on information supplied by Microbot officers, directors and principal shareholders. Except as indicated in the footnotes to this table, Microbot believes that the shareholders named in this table have sole voting and investment power with respect to all shares of Microbot common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Microbot Medical, 5 Hamada Street, Yokneam 20692, Israel.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and Executive Officers
Harel Gadot(1)	1,320,242	14.95%
Yoav Waizer	—	—
Moshe Shoham(2)	881,240	10.16%
Yoseph Bornstein(3)	1,833,300	21.75%
Solomon Mayer	—	—
All current directors and executive officers as a group (5 persons)(4)	4,034,782	44.45%

Five Percent Shareholders
LSA - Life Science Accelerator Ltd.(3)	1,833,300	21.75%
Technion Research and Development Foundation	1,228,558	14.58%
MEDX Ventures Group LLC(5)	1,320,242	14.98%
Alpha Capital Anstalt(6)	1,821,453	21.35%
Leon Lewkowicz(7)	908,000	10.58%
Saber Holding GmbH(8)	1,308,000	15.24%

(1)	Includes 403,592 shares of common stock issuable upon the exercise of options granted to MEDX Ventures Group. All of such shares and options are held by MEDX Ventures Group LLC, which is beneficially owned by Mr. Gadot. See Note 6 below.

(2)	Includes 244,700 shares of common stock issuable upon the exercise of options in accordance with the terms of Microbot’s 2015 Stock Option Plan and 42,900 shares of Series A Preferred Stock.
(3)	Based on representations and other information made or provided to Microbot by Mr. Bornstein, Mr. Bornstein is the CEO and Director of LSA - Life Science Accelerator Ltd. (“LSA”) and of Shizim Ltd. (“Shizim”), and Mr. Bornstein is the majority equity owner of Shizim. Shizim is the majority equity owner of LSA. Accordingly, Mr. Bornstein may be deemed to share voting and investment power over the shares beneficially owned by these entities.
(4)	Includes shares of common stock issuable upon the exercise of options as set forth in footnotes (1) and (2).
(5)	Includes 403,592 shares of common stock issuable upon the exercise of granted to MEDX Ventures Group. Mr. Gadot is the Chief Executive Officer, Company Group Chairman and majority equity owner of MEDX Venture Group and thus may be deemed to share voting and investment power over the shares beneficially owned by this entity.
(6)	Consists of 1,501,750 shares of Series A Preferred Stock and warrants to purchase 101,750 shares of Series A Preferred Stock. Mr. Konrad Ackerman and Dr. Nicola Feuerstein, both directors of Alpha Capital Anstalt, have voting and dispositive control of such shares. Does not include shares that would be issuable upon the conversion of a convertible promissory note of Microbot held by Alpha Capital Anstalt, upon the closing of the Merger. The address of Alpha Capital is Lettstrasse 32, 9490 Vaduz, Liechtenstein.
(7)	Consists of 754,000 shares of Series A Preferred Stock and warrants to purchase 154,000 shares of Series A Preferred Stock. Does not include shares that would be issuable upon the conversion of a convertible promissory note of Microbot held by Mr. Lewkowicz, upon the closing of the Merger.
(8)	Consists of 1,154,000 shares of Series A Preferred Stock and warrants to purchase 154,000 shares of Series A Preferred Stock held directly by Saber Holding GmbH. Avram Berkson and Sandra Berkson may be deemed to share voting and investment power over the shares beneficially owned by this entity. Does not include shares that would be issuable upon the conversion of a convertible promissory note of Microbot held by Saber Holding GmbH, upon the closing of the Merger.

PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY

The following table and the related notes present information on the beneficial ownership of shares of the combined company by:

•	each prospective director of the combined company (other than the additional directors to be designated);

•	each executive officer of the combined company (other than any additional executive officers to be designated);

•	all of the combined company’s prospective directors (other than the additional directors to be designated) and executive officers as a group; and

•	each stockholder known by us to beneficially own more than five percent of the combined company’s common stock on an as-converted basis.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The number of shares owned, total shares beneficially owned and the percentage of common stock beneficially owned assumes, in each case, the consummation of the Merger, for a total of approximately 315,591,899 shares of the combined company’s common stock to be outstanding immediately following the consummation of the Merger. Does not include any warrants, options or other convertible securities of the combined company expected to be outstanding at the closing of the Merger, except that shares of the combined company’s common stock subject to options, warrants and other convertible securities currently exercisable or which may become exercisable within 60 days of September 8, 2016 are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. The table below does not give effect to the proposed reverse stock split described in Proposal No. 3.

This table is based on information supplied by each prospective director, officer and principal stockholder of the combined company. All share numbers set forth below take into account the exchange of each common share of Microbot outstanding immediately prior to the Merger for approximately 26.6 shares of StemCells common stock in connection with the Merger. Except as indicated in footnotes to this table, the combined company believes that the stockholders named in this table have sole voting and investment power with respect to all shares of StemCells common stock shown to be beneficially owned by them, based on information provided by such stockholders. Unless otherwise indicated, the address for each prospective director and executive officer of the combined company listed is: c/o Microbot Medical, 5 Hamada Street, Yokneam 20692, Israel.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and Executive Officers
Harel Gadot(1)	35,087,335	10.76%
Yoav Waizer	—	—
Moshe Shoham(2)	23,420,224	7.27%
Yoseph Bornstein(3)	48,722,592	15.44%
Solomon Mayer	—	—
All current directors and executive officers as a group (5 persons)(4)	107,230,151	32.23%

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Five Percent Stockholders
LSA - Life Science Accelerator Ltd.(3)	48,722,592	15.44%
Technion Research and Development Foundation	32,650,701	10.35%
MEDX Ventures Group LLC(5)	35,087,335	10.76%
Alpha Capital Anstalt(6)	86,199,747	27.09%
Leon Lewkowicz(7)	27,743,892	8.68%
Saber Holding GmbH(8)	38,374,469	12.01%
GreenBlock Capital(9)	17,577,107	5.0%
Lane Ventures(10)	17,577,107	5.0%

(1)	Includes 10,726,039 shares of the combined company’s common stock issuable upon the exercise of options granted to MEDX Ventures Group. All of such shares and options are held by MEDX Ventures Group LLC, which is beneficially owned by Mr. Gadot. See Note 5 below.
(2)	Includes 6,503,255 shares of the combined company’s common stock issuable upon the exercise of options in accordance with the terms of Microbot’s 2015 Stock Option Plan.
(3)	Based on representations and other information made or provided to Microbot by Mr. Bornstein, Mr. Bornstein is the CEO and Director of LSA and of Shizim, and Mr. Bornstein is the majority equity owner of Shizim. Shizim is the majority equity owner of LSA. Accordingly, Mr. Bornstein may be deemed to share voting and investment power over the shares beneficially owned by these entities.
(4)	Includes shares of the combined company’s common stock issuable upon the exercise of options as set forth in footnotes (1) and (2).
(5)	Includes 10,726,039 shares of the combined company’s common stock issuable upon the exercise of options granted to MEDX Ventures Group. Mr. Gadot is the Chief Executive Officer, Company Group Chairman and majority equity owner of MEDX Venture Group and thus may be deemed to share voting and investment power over the shares beneficially owned by this entity.
(6)	Includes: (a) 35,154,214 shares of the combined company’s common stock to be issued to Alpha Capital Anstalt (“Alpha”) as an adviser with respect to the Merger as provided for in the Merger Agreement; (b) 173,106 shares of StemCells common stock held by Alpha prior to the closing of the Merger; (c) 2,704,153 shares of the combined company’s common stock issuable upon the exercise of Microbot warrants; and (d) an estimated 8,257,115 shares of the combined company’s common stock expected to be issued at the closing of the Merger upon the conversion of outstanding convertible notes of Microbot held by Alpha. The actual number of shares of the combined company underlying such convertible notes is expected to change based on the actual closing date of the Merger to take into account accrued interest through the closing. Mr. Konrad Ackerman and Dr. Nicola Feuerstein, both directors of Alpha Capital Anstalt, have voting and dispositive control of such shares. The address of Alpha Capital is Lettstrasse 32, 9490 Vaduz, Liechtenstein.
(7)	Includes 4,092,772 shares of the combined company’s common stock issuable upon the exercise of Microbot warrants, and an estimated 3,612,483 shares of the combined company’s common stock expected to be issued at the closing of the Merger upon the conversion of outstanding convertible notes of Microbot held by Mr. Lewkowicz. The actual number of shares of the combined company underlying such convertible notes is expected to change based on the actual closing date of the Merger to take into account accrued interest through the closing.
(8)	Includes 4,092,772 shares of the combined company’s common stock issuable upon the exercise of Microbot warrants, and an estimated 3,612,483 shares of the combined company’s common stock expected to be issued at the closing of the Merger upon the conversion of outstanding convertible notes of Microbot held by Saber Holding GmbH. The actual number of shares of the combined company underlying such convertible notes is expected to change based on the actual closing date of the Merger to take into account accrued interest through the closing. Avram Berkson and Sandra Berkson may be deemed to share voting and investment power over the shares beneficially owned by this entity.
(9)	Consists of 17,577,107 shares of the combined company’s common stock to be issued to GreenBlock Capital as an adviser with respect to the Merger as provided for in the Merger Agreement.
(10)	Consists of 17,577,107 shares of the combined company’s common stock to be issued to Lane Ventures as an adviser with respect to the Merger as provided for in the Merger Agreement.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires StemCells officers and directors, and persons who own more than ten percent of a registered class of StemCells’ equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish StemCells with copies of all forms that they file pursuant to Section 16(a). Based on the StemCells’ review of the copies of such forms received by it and written representations from certain reporting persons, StemCells believes that during fiscal 2015, its executive officers, directors and 10% stockholders complied with all other applicable filing requirements.

Stockholder Proposals

Stockholders who wish to present proposals for inclusion in the company’s proxy materials for the 2017 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible, the stockholder proposals must be received by our corporate secretary on or before November 23, 2016.

Stockholders who wish to make a proposal at the 2017 Annual Meeting of Stockholders, other than one that will be included in our proxy materials, must notify us no later than February 6, 2017 (see Rule 14a-4 under the Exchange Act). If a stockholder who wishes to present a proposal at the 2017 Annual Meeting of Stockholders fails to notify us by February 6, 2017, the proxies that management solicits for the meeting will confer discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting.

Proposals that are not received in a timely manner will not be voted on at the 2017 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of President, 39899 Balentine Drive, Suite 200, Newark, CA 94560.

WHERE YOU CAN FIND MORE INFORMATION

StemCells files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that StemCells files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. StemCells SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

TRADEMARK NOTICE

“HuCNS-SC” cells, “Phase II Pathway Study” and “Phase II Radient Study” are trademarks of StemCells in the United States and other jurisdictions. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

MICROBOT MEDICAL LTD.

INDEPENDENT AUDITORS’ REPORT TO THE SHAREHOLDERS OF

MICROBOT MEDICAL LTD.

We have audited the accompanying financial statements of Microbot Medical Ltd. (“the Company”), which comprise the balance sheets as of December 31, 2014 and 2013 and the related statement of operations, statements of changes in shareholders’ equity (deficit) and statements of cash flows for the two years then ended and the related notes to the financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013 and the results of operations, changes in shareholders’ equity and cash flows for the two years then ended in accordance with generally accepted accounting principles in the United States of America.

Without qualifying our opinion, we draw attention to Note 1D to the financial statements regarding risk factors and the Company’s business condition. As described in that note, the Company is dependent on outside financing and on the continuing support of its investors.

Brightman Almagor Zohar & Co.

Certified Public Accountants

Member of Deloitte Touche Tohmatsu Limited

Israel

March 25, 2015

MICROBOT MEDICAL LTD.

BALANCE SHEETS

		As of December 31,
	Note	2014	2013
ASSETS

Current assets
Cash and cash equivalents	3	$790,246	$358,536
Other receivables and current assets	4	114,211	83,147

		904,457	441,683

Long-term receivables		—	3,590

Fixed Assets, net	5	53,401	58,346

		957,858	503,619

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Trade accounts payable	6	19,815	39,593
Other current liabilities	7	81,457	89,373

		101,272	128,966

Commitments	8

Shareholders’ equity
Share capital	9	2,616	1,741
Additional paid-in capital		3,119,342	1,617,450
Accumulated deficit		(2,265,372)	(1,244,538)

		856,586	374,653

		$957,858	$503,619

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

STATEMENTS OF OPERATIONS

		Year ended December 31,
	Note	2014	2013
Research expenses, net	10	$836,698	$761,127
General and administrative expenses	11	65,113	44,166

Operating loss		901,811	805,293
Financing expenses (income), net	12	119,023	(580)

Loss for the year		$1,020,834	$804,713

Basic and diluted loss per share (in USD)		(0.135)	(0.107)

Weighted average number of shares outstanding used in computing basic and diluted loss per share - in thousands		7,541	7,541

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Share Capital	Additional paid-in capital		Receipts on account of shares	Accumulated deficit	Total
Balance - December 31, 2012	$301		$—	$1,618,890	$(439,825)	$1,179,366
Issuance of shares	1,440		1,617,450	(1,618,890)	—	—
Loss for the year	—		—	—	(804,713)	(804,713)

Balance - December 31, 2013	$1,741	$	(*)1,617,450	$—	$(1,244,538)	$374,653
Issuance of shares	875		1,501,892	—	—	1,502,767
Loss for the year	—		—	—	(1,020,834)	(1,020,834)

Balance - December 31, 2014	$2,616		$3,119,342	$—	$(2,265,372)	$856,586

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2014	2013
CASH FLOWS - OPERATING ACTIVITIES:
Loss for the year	$(1,020,834)	$(804,713)
Adjustments required to present cash flows from operating activities (Appendix A)	(42,385)	51,154

Net cash used in operating activities	(1,063,219)	(753,559)

CASH FLOWS - INVESTMENT ACTIVITIES:
Investment in fixed assets	(11,428)	(42,874)
Deposit for operational leasing	3,590	(3,590)

Net cash used in investment activities	(7,838)	(46,464)

CASH FLOWS - FINANCING ACTIVITIES:
Issuance of shares	1,502,767	—
Short-term credit from banking entities, net	—	(51,000)

Net cash provided by (used in) financing activities	1,502,767	(51,000)

Increase (decrease) in cash and cash equivalents	431,710	(851,023)

Cash and cash equivalents - beginning of year	358,536	1,209,559

Cash and cash equivalents - end of year	$790,246	$358,536

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2014	2013
AppendixA - Adjustments required to present cash flows from operating activities:

Income and expense items not involving cash flows:
Depreciation	$16,373	$14,088

	16,373	14,088

Changed in assets and liabilities:
Decrease (increase) in other receivables	(31,064)	13,083
Increase (decrease) in trade payables	(19,778)	11,339
Increase (decrease) in other payables	(7,916)	12,644

	(58,758)	37,066

	$(42,385)	$51,154

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - GENERAL

A.	Description of business

The Company was incorporated and registered with the Registrar of Companies on November 10, 2010 and commenced its business operations in January 2011. The Company is engaged in the research and development of medical equipment.

B.	Definitions

The Company	-	Microbot Medical Ltd.

Related parties	-	as defined in Accounting Standards Codification 850 (ASC 850)

USD or $	-	the U.S. dollar.

NIS	-	New Israeli Shekel.

TRDF	-	Technion Research and Development Foundation.

C.	Use of estimates

The preparation of financial statements in conformity with U.S GAAP requires management to make estimates and assumptions pertaining to transactions and matters whose ultimate effect on the financial statements cannot precisely be determined at the time of financial statements preparation. Although these estimates are based on management’s best judgment, actual results may differ from these estimates.

D.	Risk factors and Company’s business condition

The Company has a limited operating history and faces a number of risks, including uncertainties regarding the development of its product. Additionally, the Company expects that it will continue to incur significant operating costs and losses in connection with the development of its products and financing of its business development operations.

As of the date of the financial statements, the continuation of the Company’s activities and its obligations are dependent upon the receipt of financing from its shareholders or new investors.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the preparation of the financial statements are as follows:

A.	Basis of presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in United Sates of America (“US GAAP”).

B.	Financial statement in U.S. dollars

The functional currency of the Company is the U.S dollar (“dollar”) since the dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

B.	Financial statement in U.S. dollars (Cont.)

Transactions and balances denominated in dollars are presented at their original amounts. Transactions and balances denominated in foreign currencies have been re-measured to dollars in accordance with the provisions of ASC 830-10, “Foreign Currency Translation”.

All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

C.	Cash and cash equivalents

Cash and cash equivalents consist of cash and on demand deposits in banks, and other short-term liquid investments (primarily interest-bearing time deposits) with original maturities of less than three months.

D.	Fair value of financial instruments

The carrying values of cash and cash equivalents, other receivables and prepaid expenses, marketable equity securities and other accounts payable approximate their fair value due to the short-term maturity of these instruments. The fair value of derivative warrant liabilities was estimated using the Black Scholes Merton formula based on inputs including (i) the price of the Company’s shares; (ii) the exercise price of the warrant; (iii) risk-free interest; (iv) term available to exercise or redeem the security and (v) the volatility of the Company’s share during the relevant term.

E.	Fixed assets

Property and equipment are presented at cost, net of investment grants received and less accumulated depreciation. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets, as follows:

%
Research equipment and software	25-33
Leasehold improvements	10
Furniture and office equipment	7

F.	Related parties

Detailed disclosure has been provided regarding transactions with related parties as defined in Accounting Standards Codification 850 (ASC 850). See Note 13 regarding these transactions.

G.	Share premium

A premium representing surplus receipts due to shares on their nominal value (see Note 9).

H.	Liabilities due to termination of employer-employee relations

The employees of the Company are included under Article 14 of the Severance Compensation Act, 1963 (“Article 14”) for a portion of their salaries. According to Article 14, these employees are entitled to monthly deposits made by the Company on their behalf with insurance companies.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

H.	Liabilities due to termination of employer-employee relations (Cont.)

Payments in accordance with Article 14 release the Company from any future severance payments (under the Severance Compensation Act, 1963) with respect of those employees. The aforementioned deposits are not recorded as an asset in the Company’s balance sheet, and there is no liability recorded as the Company does not have a future obligation to make any additional payments.

I.	Basic and diluted net loss per share

Basic loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all potentially dilutive common shares had been issued, using the treasury stock method, in accordance with ASC 260-10 “Earnings per Share”. Potentially dilutive common shares were excluded from the diluted loss per share calculation because they were anti-dilutive.

J.	Research and development expenses, net

Research and development expenses, are charged to the statement of operations as incurred. Grants for funding of approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and applied as a deduction from the research and development expenses.

NOTE 3 - CASH AND CASH EQUIVALENTS

	As of December 31,
	2014	2013
Israeli currency	$630,826	$121,100
Deposits in foreign currency	149,662	226,507
Short-term shekel deposits	9,758	10,929

	$790,246	$358,536

NOTE 4 - OTHER RECEIVABLE AND CURRENT ASSETS

	As of December 31,
	2014	2013
Advances to suppliers	$—	$499
Government institutions	13,349	130
Prepaid expenses	33,334	18,412
Shareholders	2,342	778
Grants receivable from chief scientist	65,187	63,328

	$114,211	$83,147

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5 - FIXED ASSETS, NET

	As of December 31,
	2014	2013
Cost:
Research equipment and software	$28,654	$24,588
Furniture and office equipment	56,705	49,343
Leasehold improvements	4,649	4,649

	90,008	78,580
Accumulated Depreciation:
Research equipment and software	12,733	7,538
Furniture and office equipment	22,774	12,061
Leasehold improvements	1,100	635

	36,607	20,234

	$53,401	$58,346

NOTE 6 - TRADE ACCOUNTS PAYABLE

	As of December 31,
	2014	2013
Accounts payable	$19,694	$31,582
Outstanding checks	121	8,011

	$19,815	$39,593

NOTE 7 - OTHER CURRENT LIABILITIES

	As of December 31,
	2014	2013
Employees	$56,946	$17,996
Government institution	17,754	5,262
Expenses payable	3,708	54,463
Other	3,049	11,652

	$81,457	$89,373

NOTE 8 - COMMITMENTS

A.	Office of the Chief Scientist

The Company obtained from the Chief Scientist of the State of Israel grants for participation in research and development for the years 2012 through 2015, and, in return, the Company is obligated to pay royalties amounting to 3% of its future sales up to the amount of the grant. The grant is linked to the exchange rate of the dollar and bears interest of Libor per annum.

Through the year ended December 31, 2015, total grants obtained amounted to $507,390.

The refund of the grants is contingent upon the successful outcome of the Company’s research and development programs and the attainment of sales. The Company has no obligation to refund these

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 8 - COMMITMENTS (Cont.)

A.	Office of the Chief Scientist (Cont.)

grants, if sales are not generated. The financial risk is assumed completely by the Government of Israel. The grants are received from the Government on a project-by-project basis. If the project fails the Company has no obligation to repay any grant received for the specific unsuccessful or aborted project.

B.	In June 2012, the Company received approval from the Chief Scientist (“CS”) for participation in research and development expenses of up to NIS 2,973,010 (USD 764,466). The CS will participate in 50% of these expenses for the period from July 1, 2012 until April 30, 2014.

As of the date of the financial statements, the Company had received a refund for its participation in the amount of NIS 1,189,204 (USD 305,787).

C.	In August 2014, the Company received approval from the CS for participation in research and development expenses of up to NIS 3,594,082 (USD 924,166). The CS will participate in 50% of these expenses for the period from May 1, 2014 until September 30, 2015.

As of the date of the financial statements, the Company had received a refund for its participation in the amount of NIS 784,034 (USD 201,603).

D.	The Company signed an agreement with the Technion Research and Development Foundation (hereinafter “TRDF”) in June 2012 by which the TRDF transferred a global, exclusive, royalty-bearing license to the Company in accordance with the license agreement. As partial consideration for the license, the Company shall pay TRDF royalties on net sales (between 1.5%-3%) and on sublicense income as detailed in the agreement.

NOTE 9 - SHAREHOLDERS’ EQUITY

A.	Composition of share capital

Number of ordinary shares of NIS 0.001 par value	As of December 31
	2014	2013
Authorized	20,000,000	20,000,000

Issued and outstanding	4,541,500	4,541,500

Number of preferred A shares of NIS 0.001 par value	As of December 31,
	2014	2013
Authorized	4,000,000	4,000,000

Issued and outstanding	3,000,000	1,500,000

B.	Share capital developments

(1)	On November 10, 2010, the date of incorporation, the Company issued 800,000 ordinary shares, NIS 0.001 nominal value each, to its founders.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 - SHAREHOLDERS’ EQUITY (Cont.)

B.	Share capital developments (Cont.)

(2)	On February 6, 2012, the Company performed a recapitalization of the Company’s share capital by which the Company issued 3,565,000 ordinary shares, NIS 0.001 nominal value each, in accordance with the recapitalization.

a.	The Company allocated 1,021,410 ordinary shares, NIS 0.001 nominal value each, to TRDF in accordance with the recapitalization.

(3)	The Company allocated 2,543,590 ordinary shares, NIS 0.001 nominal value each, to its founders in accordance with the recapitalization.

(4)	In June 2012, the Company allocated 135,000 ordinary shares, NIS 0.001 nominal value each, to TRDF as partial consideration for the transfer of an exclusive, royalty-bearing license in accordance with the license agreement.

(5)	On August 29, 2012, the Company received an investment of USD 1,500,000 from a number of investors in accordance with the share purchase agreement. In addition, the Company issued warrants in a ratio of 1:1 for the option to purchase the Company’s series A preferred shares, NIS 0.001 nominal value each.

In 2013, the Company allocated 1,500,000 series A preferred shares, NIS 0.001 nominal value each, to the investors.

In February 2014, the investors exercised the warrants for 1,500,000 series A preferred shares, NIS 0.001 nominal value each, for total consideration of USD 1,500,000.

(6)	Pursuant to the allocation of the series A preferred shares in 2013, the Company allocated an additional 41,500 ordinary shares, NIS 0.001 nominal value each, to the TRDF in accordance with Company’s obligations as outlined in the license agreement in consideration for intellectual property received and in the framework of the anti-dilution rights issued.

NOTE 10 - RESEARCH EXPENSES, NET

	As of December 31,
	2014	2013
Wages and related expenses	$479,717	$576,331
Materials	27,083	31,841
Patents	115,853	—
Office and maintenance	15,258	16,524
Rent	28,689	25,401
Professional services	537,422	321,697
Depreciation	5,223	4,804
Other	57,086	11,117

	1,266,331	987,715
Less grants received from Chief Scientist	(429,633)	(226,588)

	$836,698	$761,127

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 11 - GENERAL AND ADMINISTRATIVE EXPENSES

	As of December 31,
	2014	2013
Professional services	$3,761	$6,647
Legal fees	2,237	8,447
Travel	23,306	9,573
Depreciation	12,404	9,100
Other	23,405	10,399

	$65,113	$44,166

NOTE 12 - FINANCINGS EXPENSES, NET

	As of December 31,
	2014	2013
Bank fees and interest	$1,704	$1,039
Exchange differences	117,319	(1,619)

	$119,023	$(580)

NOTE 13 - RELATED PARTIES

A.	L.S.A. Life Sciences Accelerator Ltd.

1.	The Company and L.S.A. Life Sciences Accelerator Ltd. are related parties, within the definition of that term in ASC 830.

2.	L.S.A. Life Sciences Accelerator Ltd. has a 24.3% holding in the Company’s share capital.

B.	The Technion R&D Foundation Ltd.

The Technion R&D Foundation Ltd. holds 15.88% of the Company’s total share capital.

C.	MEDX Ventures Group LLC

1.	The Company and the MEDX Ventures Group LLC are related parties, within the definition of that term in ASC 830.

2.	The MEDX Ventures Group LLC holds 12.16% of the Company’s total share.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 14 - TAXES ON INCOME

A.	The Company is taxed according to Israeli tax laws:

1.	Corporate tax rates in Israel

The Israeli corporate tax rate was 26.5% and 25% in the years 2014 and 2013.

2.	The entity is still in its development stage and has not yet generated revenues, therefore, it is more likely than not that sufficient taxable income will not be available for the tax losses to be utilized in the future. Therefore, a valuation allowance was recorded to reduce the deferred tax assets to its recoverable amounts.

	Year ended December 31
	2014	2013
Deferred tax assets:
Deferred taxes due to carryforward losses	$600	$311

	600	311

Valuation allowance	(600)	(311)

Net deferred tax asset	$—	$—

INDEPENDENT AUDITORS’ REPORT TO THE SHAREHOLDERS OF

MICROBOT MEDICAL LTD.

We have audited the accompanying financial statements of Microbot Medical Ltd. (“the Company”), which comprise the balance sheets as of December 31, 2015 and 2014 and the related statement of operations, statements of changes in shareholders’ equity (deficit) and statements of cash flows for the two years then ended and the related notes to the financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014 and the results of operations, changes in shareholders’ equity and cash flows for the two years then ended in accordance with generally accepted accounting principles in the United States of America.

Without qualifying our opinion, we draw attention to Note 1D to the financial statements regarding risk factors and the Company’s business condition. As described in that note, the Company is dependent on outside financing and on the continuing support of its investors.

Brightman Almagor Zohar & Co.

Certified Public Accountants

Member of Deloitte Touche Tohmatsu Limited

Israel

July 27, 2016

MICROBOT MEDICAL LTD.

BALANCE SHEETS

		As of December 31,
	Note	2015	2014
ASSETS

Current assets
Cash and cash equivalents	3	$436,717	$790,246
Other receivables and current assets	4	49,761	114,211

		486,478	904,457

Long-term receivables		3,584	—

Fixed Assets, net	5	37,680	53,401

		527,742	957,858

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Trade accounts payable	6	24,661	19,815
Other current liabilities	7	148,236	81,457

		172,897	101,272

Long-term liabilities
Convertible loans from shareholders	8	419,099	—

Commitments	9

Shareholders’ equity
Share capital	10	2,616	2,616
Additional paid-in capital		3,119,342	3,119,342
Accumulated deficit		(3,186,212)	(2,265,372)

		(64,254)	856,586

		$527,742	$957,858

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

STATEMENTS OF OPERATIONS

		Year ended December 31,
	Note	2015	2014
Research expenses, net	11	$822,759	$836,698
General and administrative expenses	12	92,018	65,113

Operating loss		914,777	901,811
Financing expenses, net	13	6,063	119,023

Loss for the year		$920,840	$1,020,834

Basic and diluted loss per share (in USD)		(0.122)	(0.135)

Weighted average number of shares outstanding used in computing basic and diluted loss per share - in thousands		7,541	7,541

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Share Capital	Additional paid-in capital	Accumulated deficit	Total
Balance - December 31, 2013	$1,741	$1,617,450	$(1,244,538)	$374,653
Issuance of shares	875	1,501,892	—	1,502,767
Loss for the year	—	—	(1,020,834)	(1,020,834)

Balance - December 31, 2014	$2,616	$3,119,342	$(2,265,372)	$856,586
Loss for the year	—	—	(920,840)	(920,840)

Balance - December 31, 2015	$2,616	$3,119,342	$(3,186,212)	$(64,254)

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2015	2014
CASH FLOWS - OPERATING ACTIVITIES:
Loss for the year	$(920,840)	$(1,020,834)
Adjustments required to present cash flows from operating activities (Appendix A)	156,342	(42,385)

Net cash used in operating activities	(764,498)	(1,063,219)

CASH FLOWS - INVESTMENT ACTIVITIES
Investment in fixed assets	(1,525)	(11,428)
Deposit for operational leasing	—	3,590

Net cash used in investment activities	(1,525)	(7,838)

CASH FLOWS - FINANCING ACTIVITIES:
Issuance of shares	—	1,502,767
Receipt of loans from shareholders	412,494	—

Net cash provided by financing activities	412,494	1,502,767

Increase (decrease) in cash and cash equivalents	(353,529)	431,710

Cash and cash equivalents - beginning of year	790,246	358,536

Cash and cash equivalents - end of year	$436,717	$790,246

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2015	2014
AppendixA - Adjustments required to present cash flows from operating activities:

Income and expense items not involving cash flows:
Depreciation	$17,246	$16,373
Accumulated interest on convertible loans	6,605	—

	23,851	16,373

Changed in assets and liabilities:
Decrease (increase) in other receivables	60,865	(31,064)
Increase (decrease) in trade payables	4,847	(19,778)
Increase (decrease) in other payables	66,779	(7,916)

	132,491	(58,758)

	$156,342	$42,385

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - GENERAL

A.	Description of business

The Company was incorporated and registered with the Registrar of Companies on November 10, 2010 and commenced its business operations in January 2011. The Company is engaged in the research and development of medical equipment.

B.	Definitions

The Company	-	Microbot Medical Ltd

Related parties	-	as defined in Accounting Standards Codification 850 (ASC 850)

USD or $	-	the U.S. dollar.

TRDF	-	Technion Research and Development Foundation

C.	Use of estimates

The preparation of financial statements in conformity with U.S GAAP requires management to make estimates and assumptions pertaining to transactions and matters whose ultimate effect on the financial statements cannot precisely be determined at the time of financial statements preparation. Although these estimates are based on management’s best judgment, actual results may differ from these estimates.

D.	Risk factors and Company’s business condition

The Company has a limited operating history and faces a number of risks, including uncertainties regarding the development of its product. Additionally, the Company expects that it will continue to incur significant operating costs and losses in connection with the development of its products and financing of its business development operations.

As of the date of the financial statements, the continuation of the Company’s activities and its obligations are dependent upon the receipt of financing from its shareholders or new investors

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the preparation of the financial statements are as follows:

A.	Basis of presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in United Sates of America (“US GAAP”).

B.	Financial statement in U.S. dollars

The functional currency of the Company is the U.S dollar (“dollar”) since the dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

B.	Financial statement in U.S. dollars (Cont.)

Transactions and balances denominated in dollars are presented at their original amounts. Transactions and balances denominated in foreign currencies have been re-measured to dollars in accordance with the provisions of ASC 830-10, “Foreign Currency Translation”.

All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

C.	Cash and cash equivalents

Cash and cash equivalents consist of cash and demand deposits in banks, and other short-term liquid investments (primarily interest-bearing time deposits) with original maturities of less than three months.

D.	Fair value of financial instruments:

The carrying values of cash and cash equivalents, other receivable and prepaid expenses, marketable equity securities and other accounts payable approximate their fair value due to the short-term maturity of these instruments.

E.	Fixed assets

Property and equipment are presented at cost, net of investment grants received and less accumulated depreciation. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets, as follows:

%
Research equipment and software	25-33%
Leasehold improvements	10
Furniture and office equipment	7

F.	Related parties

Detailed disclosure has been provided regarding transactions with related parties as defined in Accounting Standards Codification 850 (ASC 850). See Note 13 regarding these transactions.

G.	Share premium

A premium representing surplus receipts due to shares on their nominal value (see Note 9).

H.	Liabilities due to termination of employer-employee relations

The employees of the Company are included under Article 14 of the Severance Compensation Act, 1963 (“Article 14”) for a portion of their salaries. According to Article 14, these employees are entitled to monthly deposits made by the Company on their behalf with insurance companies.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

H.	Liabilities due to termination of employer-employee relations (Cont.)

Payments in accordance with Article 14 release the Company from any future severance payments (under the Severance Compensation Act, 1963) with respect of those employees. The aforementioned deposits are not recorded as an asset in the Company’s balance sheet, and there is no liability recorded as the Company does not have a future obligation to make any additional payments.

I.	Basic and diluted net loss per share:

Basic loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all potentially dilutive common shares had been issued, using the treasury stock method, in accordance with ASC 260-10 “Earnings per Share”. Potentially dilutive common shares were excluded from the diluted loss per share calculation because they were anti-dilutive.

J.	Research and development expenses, net:

Research and development expenses, are charged to the statement of operations as incurred. Grants for funding of approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and applied as a deduction from the research and development expenses.

K.	Convertible debentures:

Proceeds from the sale of debt securities with a conversion feature are allocated to equity based on the intrinsic value of such conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options”, with a corresponding discount on the debt instrument recorded in liabilities which is amortized in finance expense over the term of the loan.

NOTE 3 - CASH AND CASH EQUIVALENTS

	As of December 31,
	2015	2014
Cash	$426,992	$630,826
Deposits	9,725	159,420

	$436,717	$790,246

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 - OTHER RECEIVABLE AND CURRENT ASSETS

	As of December 31,
	2015	2014
Government institutions	$9,820	$13,349
Prepaid expenses	25,383	33,334
Shareholders	14,558	2,341
Grants receivable from chief scientist	—	65,187

	$49,761	$114,211

NOTE 5 - FIXED ASSETS, NET

	As of December 31,
	2015	2014
Cost:
Research equipment and software	$28,654	$28,654
Furniture and office equipment	58,230	56,705
Leasehold improvements	4,649	4,649

	91,533	90,008
Accumulated Depreciation:
Research equipment and software	18,383	12,733
Furniture and office equipment	33,905	22,774
Leasehold improvements	1,565	1,100

	53,853	36,607

	$37,680	$53,401

NOTE 6 - TRADE ACCOUNTS PAYABLE

	As of December 31,
	2015	2014
Accounts payable	$24,533	$19,694
Outstanding checks	128	121

	$24,661	$19,815

NOTE 7 - OTHER CURRENT LIABILITIES

	As of December 31,
	2015	2014
Employees	$51,867	$56,946
Government institution	18,231	17,754
Expenses payable	68,455	3,708
Chief scientist	9,872	—
Other	(189)	3,049

	$148,236	$81,457

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 8 - CONVERTIBLE LOAN FROM SHAREHOLDERS

On October 8, 2015, the Company signed a convertible loan agreement with the shareholders. According to the loan agreement, the Company will receive an amount up to USD 500,000.

The loan bears interest of 10%.

The company concluded the conversion feature is not a Beneficial Conversion Feature pursuant to the provisions of ASC 470-20. Accordingly, the proceeds were recorded in liabilities in their entirely.

NOTE 9 - COMMITMENTS

A.	Office of the Chief Scientist

The Company obtained from the Chief Scientist of the State of Israel grants for participation in research and development for the years 2013 through 2015, and, in return, the Company is obligated to pay royalties amounting to 3% of its future sales up to the amount of the grant. The grant is linked to the exchange rate of the dollar and bears interest of Libor per annum.

Through the year ended December 31, 2015, total grants obtained amounted to $705,930.

The refund of the grants is contingent upon the successful outcome of the Company’s research and development programs and the attainment of sales. The Company has no obligation to refund these grants, if sales are not generated. The financial risk is assumed completely by the Government of Israel. The grants are received from the Government on a project-by-project basis. If the project fails the Company has no obligation to repay any grant received for the specific unsuccessful or aborted project.

B.	In June 2012, the Company received approval from the Chief Scientist (“CS”) for participation in research and development expenses of up to NIS 2,973,010 (USD 764,466). The CS will participate in 50% of these expenses for the period from July 1, 2012 until April 30, 2014.

As of the date of the financial statements, the Company had received a refund for its participation in amount of NIS 1,189,204 (USD 305,787).

C.	In August 2014, the Company received approval from the CS for participation in research and development expenses of up to NIS 3,594,082 (USD 924,166). The CS will participate in 50% of these expenses for the period from May 1, 2014 until September 30, 2015.

As of the date of the financial statements, the Company had received a refund for its participation in amount of NIS 1,554,156 (USD 400,143).

D.	The Company signed an agreement with the Technion Research and Development Foundation (hereinafter “TRDF”) in June 2012 by which the TRDF transferred a global, exclusive, royalty-bearing license to the Company in accordance with the license agreement. As partial consideration for the license, the Company shall pay TRDF royalties on net sales (between 1.5%-3%) and on sublicense income as detailed in the agreement.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 10 - SHARE CAPITAL

A.	Composition of share capital

Number of ordinary shares of NIS 0.001 par value	As of December 31
	2015	2014
Authorized	20,000,000	20,000,000

Issued and outstanding	4,541,500	4,541,500

Number of preferred A shares of NIS 0.001 par value	As of December 31,
	2015	2014
Authorized	4,000,000	4,000,000

Issued and outstanding	3,000,000	3,000,000

B.	Share capital developments

(1)	On November 10, 2010, the date of incorporation, the Company issued 800,000 ordinary shares, NIS 0.001 nominal value each, to its founders.

(2)	On February 6, 2012, the Company performed a recapitalization of the Company’s share capital by which the Company issued 3,565,000 ordinary shares, NIS 0.001 nominal value each, in accordance with the recapitalization.

a.	The Company allocated 1,021,410 ordinary shares, NIS 0.001 nominal value each, to TRDF in accordance with the recapitalization.

b.	The Company allocated 2,543,590 ordinary shares, NIS 0.001 nominal value each, to its founders in accordance with the recapitalization.

(3)	In June 2012, the Company allocated 135,000 ordinary shares, NIS 0.001 nominal value each, to TRDF as partial consideration for the transfer of an exclusive, royalty-bearing license in accordance with the license agreement.

(4)	On August 29, 2012, the Company received an investment of USD 1,500,000 from a number of investors in accordance with the share purchase agreement. In addition, the Company issued warrants in a ratio of 1:1 for the option to purchase the Company’s series A preferred shares, NIS 0.001 nominal value each.

In 2013, the Company allocated 1,500,000 series A preferred shares, NIS 0.001 nominal value each, to the investors.

In February 2014, the investors exercised the warrants for 1,500,000 series A preferred shares, NIS 0.001 nominal value each, for total consideration of USD 1,500,000.

(5)	Pursuant to the allocation of the series A preferred shares in 2013, the Company allocated an additional 41,500 ordinary shares, NIS 0.001 nominal value each, to the TRDF in accordance with Company’s obligations as outlined in the license agreement in consideration for intellectual property received and in the framework of the anti-dilution rights issued.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 11 - RESEARCH EXPENSES, NET

	Year ended December 31,
	2015	2014
Wages and related expenses	$464,481	$479,717
Materials	11,072	27,083
Patents	36,967	115,853
Office and maintenance	11,122	15,258
Rent	29,442	28,689
Professional services	364,638	537,422
Depreciation	6,392	5,223
Other	100,033	57,086

	1,024,147	1,266,331
Less grants received from chief scientist	(201,388)	(429,633)

	$822,759	$836,698

NOTE 12 - GENERAL AND ADMINISTRATIVE EXPENSES

	Year ended December 31,
	2015	2014
Professional services	$35,063	$3,761
Legal fees	5,323	2,237
Travel	14,592	23,306
Depreciation	10,646	12,404
Other	26,394	23,405

	$92,018	$65,113

NOTE 13 - FINANCE EXPENSES, NET

	Year ended December 31,
	2015	2014
Bank fees and interest	$7,362	$1,704
Exchange differences	(1,299)	117,319

	$6,063	$119,023

NOTE 14 - RELATED PARTIES

A.	L.S.A. Life Sciences Accelerator Ltd.

1.	The Company and L.S.A. Life Sciences Accelerator Ltd. are related parties, within the definition of that term in ASC 830.

2.	L.S.A. Life Sciences Accelerator Ltd. has a 24.3% holding in the Company’s share capital.

B.	The Technion R&D Foundation Ltd.

The Technion R&D Foundation Ltd. holds 15.88% of the Company’s total share capital.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 14 - RELATED PARTIES (Cont.)

C.	MEDX Ventures Group LLC

1.	The Company and the MEDX Ventures Group LLC are related parties, within the definition of that term in ASC 830. MEDX is providing management consulting service in monthly consideration of 17 thousand USD

2.	The MEDX Ventures Group LLC holds 12.16% of the Company’s total share.

NOTE 15 - TAXES ON INCOME

A.	The Company is taxed according to Israeli tax laws:

1.	Corporate tax rates in Israel

The Israeli corporate tax rate was 26.5% in the years 2015 and 2014.

2.	The entity is still in its development stage and has not yet generated revenues, therefore, it is more likely than not that sufficient taxable income will not be available for the tax losses to be utilized in the future. Therefore, a valuation allowance was recorded to reduce the deferred tax assets to its recoverable amounts.

	Year ended December 31
	2015	2014
	In thousands
Deferred tax assets:
Deferred taxes due to carryforward losses	$844	$600

	844	600

Valuation allowance	(844)	(600)

Net deferred tax asset	$—	$—

NOTE 16 - SUBSEQUENT EVENTS

A.	On March 29, 2016, the company’s program with the Chief Scientist (“CS”) was segregated into two separate programs, one for subcontractors outside of Israel and the other for all other expenses incurred in Israel.

With regard to the subcontractors incurred in Israel program, the Company received approval from the Chief Scientist (“CS”) for participation in research and development expenses of up to NIS 3,041,529 (USD 794,963). The CS will participate in 60% of these expenses.

With regard to the expenses outside of Israel program, the Company received approval from the Chief Scientist (“CS”) for participation in research and development expenses of up to NIS 825,000 (USD 215,630). The CS will participate in 30% of these expenses.

B.	On May 11, 2016 The Company signed a convertible loan agreement with several invertors. According to the loan agreement, the Company will receive an amount of USD 750,000.

MICROBOT MEDICAL LTD.

BALANCE SHEETS

		As of June 30,		As of December 31,
		2016	2015	2015
	Note	Unaudited
ASSETS

Current assets
Cash and cash equivalents	3	$840,853	$383,680	$436,717
Other receivables and current assets	4	42,924	75,237	49,761

		883,777	458,917	486,478

Long term receivables		—	—	3,584

Fixed Assets, net	5	31,911	46,196	37,680

		915,688	505,113	527,742

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Trade accounts payable	6	8,091	44,174	24,661
Other current liabilities	7	205,813	88,676	148,236

		213,904	132,850	172,897

Long term liabilities
Convertible loan from shareholders	8	1,206,277	—	419,099

Commitments	9

Shareholders’ equity (deficit)
Share capital	10	2,616	2,616	2,616
Additional paid-in capital		3,119,342	3,119,342	3,119,342
Accumulated deficit		(3,626,451)	(2,749,695)	(3,186,212)

		(504,493)	372,263	(64,254)

		$915,688	$505,113	$527,742

The accompanying notes are an integral part of the financial statements.

Harel Gadot - Director

Date of approval: September 6, 2016

MICROBOT MEDICAL LTD.

STATEMENTS OF OPERATIONS

		Six months ended June 30,		Year ended December 31,
		2016	2015	2015
	Note	Unaudited
Research expenses, net	11	$262,524	$461,994	$822,759
General and administrative expenses	12	140,103	31,309	92,018

Operating loss		402,627	493,303	914,777
Financing expenses (income), net	13	37,612	(8,980)	6,063

Loss for the period		$440,239	$484,323	$920,840

Basic and diluted loss per share (in USD)		(0.058)	(0.64)	(0.122)

Weighted average number of shares outstanding used in computing basic and diluted loss per share - in thousands		7,541	7,541	7,541

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Share Capital	Additional paid-in capital	Accumulated deficit	Total
Balance - January 1, 2016	$2,616	$3,119,342	$(3,186,212)	$(64,254)
Loss for the year	—	—	(440,239)	(440,239)

Balance - June 30, 2016	$2,616	$3,119,342	$(3,626,451)	$(504,493)

	Share Capital	Additional paid-in capital	Accumulated deficit	Total
Balance - January 1, 2015	$2,616	$3,119,342	$(2,265,372)	$856,586
Loss for the year	—	—	(484,323)	(484,323)

Balance - June 30, 2015	$2,616	$3,119,342	$(2,749,695)	$372,263

	Share Capital	Additional paid-in capital	Accumulated deficit	Total
Balance - January 1, 2015	$2,616	$3,119,342	$(2,265,372)	$856,586
Loss for the year	—	—	(920,840)	(920,840)

Balance - December 31, 2015	$2,616	$3,119,342	$(3,186,212)	$(64,254)

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

STATEMENTS OF CASH FLOWS

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015
	Unaudited
CASH FLOWS - OPERATING ACTIVITIES:
Loss for the period	$(440,239)	$(484,323)	$(920,840)
Adjustments required to present cash flows from operating activities (Appendix A)	94,375	79,282	156,342

Net cash used in operating activities	(345,864)	(405,041)	(764,498)

CASH FLOWS - INVESTMENT ACTIVITIES
Investment in fixed assets	—	(1,525)	(1,525)

Net cash used in investment activities	—	(1,525)	(1,525)

CASH FLOWS - FINANCING ACTIVITIES:
Receipt of convertible loans from shareholders	750,000	—	412,494

Net cash provided by financing activities	750,000	—	412,494

Increase (decrease) in cash and cash equivalents	404,136	(406,566)	(353,529)

Cash and cash equivalents - beginning of year	436,717	790,246	790,246

Cash and cash equivalents - end of year	$840,853	$383,680	$436,717

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

STATEMENTS OF CASH FLOWS

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015
	Unaudited
AppendixA - Adjustments required to present cash flows from operatingactivities:

Income and expense items not involving cash flows:
Depreciation	$5,769	$8,730	$17,246
Accumulated interest on convertible loans	37,178	—	6,605

	42,947	8,730	23,851

Changes in assets and liabilities:
Decrease (increase) in other receivables	10,421	38,974	60,865
Increase (decrease) in trade payables	(16,570)	24,359	4,847
Increase in other payables	57,577	7,219	66,779

	51,428	70,552	132,491

	$94,375	$79,282	$156,342

The accompanying notes are an integral part of the financial statements.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - GENERAL

A.	Description of business

The Company was incorporated and registered with the Registrar of Companies on November 10, 2010 and commenced its business operations in January 2011. The Company is engaged in the research and development of medical equipment.

B.	Definitions

The Company	-	Microbot Medical Ltd.

Related parties	-	as defined in Accounting Standards Codification 850 (ASC 850)

Dollar, USD or $	-	the U.S. dollar.

TRDF	-	Technion Research and Development Foundation.

C.	Use of estimates

The preparation of financial statements in conformity with U.S GAAP requires management to make estimates and assumptions pertaining to transactions and matters whose ultimate effect on the financial statements cannot precisely be determined at the time of financial statements preparation. Although these estimates are based on management’s best judgment, actual results may differ from these estimates.

D.	Risk factors and Company’s business condition

To date the Company has not generated any revenues from its activities and has incurred substantial operating losses. Management expects the Company to continue to generate substantial operating losses and to continue to fund its operations primarily through utilization of its current financial resources and through additional raises of capital, however there can be no assurance that such additional funds will be available on terms acceptable to the Company or that the Company will not incur additional unforeseen costs or expenses. Such conditions raise substantial doubts about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the preparation of the financial statements are as follows:

A.	Basis of presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

B.	Financial statement in U.S. dollars

The functional currency of the Company is the dollar since the dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future.

Transactions and balances denominated in dollars are presented at their original amounts. Transactions and balances denominated in foreign currencies have been re-measured to dollars in accordance with the provisions of ASC 830-10, “Foreign Currency Translation”.

All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

C.	Cash and cash equivalents

Cash and cash equivalents consist of cash and demand deposits in banks, and other short-term liquid investments (primarily interest-bearing time deposits) with original maturities of less than three months.

D.	Fair value of financial instruments

The carrying values of cash and cash equivalents, other receivable and prepaid expenses, marketable equity securities and other accounts payable approximate their fair value due to the short-term maturity of these instruments.

E.	Fixed assets

Property and equipment are presented at cost, net of investment grants received and less accumulated depreciation. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets, as follows:

%
Research equipment and software	25-33
Leasehold improvements	10
Furniture and office equipment	7

F.	Related parties

Detailed disclosure has been provided regarding transactions with related parties as defined in Accounting Standards Codification 850 (ASC 850). See Note 14 regarding these transactions.

G.	Share premium

A premium representing surplus receipts due to shares on their nominal value (see Note 10).

H.	Liabilities due to termination of employer-employee relations

The employees of the Company are included under Article 14 of the Severance Compensation Act, 1963 (“Article 14”) for a portion of their salaries. According to Article 14, these employees are entitled to monthly deposits made by the Company on their behalf with insurance companies.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

H.	Liabilities due to termination of employer-employee relations (Cont.)

Payments in accordance with Article 14 release the Company from any future severance payments (under the Severance Compensation Act, 1963) with respect of those employees. The aforementioned deposits are not recorded as an asset in the Company’s balance sheet, and there is no liability recorded as the Company does not have a future obligation to make any additional payments.

I.	Basic and diluted net loss per share

Basic loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all potentially dilutive common shares had been issued, using the treasury stock method, in accordance with ASC 260-10 “Earnings per Share”. Potentially dilutive common shares were excluded from the diluted loss per share calculation because they were anti-dilutive.

J.	Research and development expenses, net

Research and development expenses, are charged to the statement of operations as incurred. Grants for funding of approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and applied as a deduction from the research and development expenses.

K.	Convertible debentures

Proceeds from the sale of debt securities with a conversion feature are allocated to equity based on the intrinsic value of such conversion feature in accordance with ASC 470-20 “Debt with Conversion and Other Options”, with a corresponding discount on the debt instrument recorded in liabilities which is amortized in finance expense over the term of the loan.

NOTE 3 - CASH AND CASH EQUIVALENTS

	As of June 30,		As of December 31,
	2016	2015	2015
	Unaudited
Cash	$840,853	$373,612	$426,992
Deposits	—	10,068	9,725

	$840,853	$383,680	$436,717

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 - OTHER RECEIVABLE AND CURRENT ASSETS

	As of June 30,		As of December 31,
	2016	2015	2015
	Unaudited
Government institutions	$7,146	$21,841	$9,820
Prepaid expenses	27,426	38,265	25,383
Shareholders	169	15,131	14,558
Advances for suppliers	8,183	—	—

	$42,924	$75,237	$49,761

NOTE 5 - FIXED ASSETS, NET

	As of June 30,		As of December 31,
	2016	2015	2015
	Unaudited
Cost:
Research equipment and software	$28,654	$28,654	$28,654
Furniture and office equipment	58,230	58,230	58,230
Leasehold improvements	4,649	4,649	4,649

	91,533	91,533	91,533
Accumulated Depreciation:
Research equipment and software	20,683	15,558	18,383
Furniture and office equipment	37,142	28,447	33,905
Leasehold improvements	1,797	1,332	1,565

	59,622	45,337	53,853

	$31,911	$46,196	$37,680

NOTE 6 - TRADE ACCOUNTS PAYABLE

	As of June 30,		As of December 31,
	2016	2015	2015
	Unaudited
Accounts payable	$8,091	$40,682	$24,533
Outstanding checks	—	3,492	128

	$8,091	$44,174	$24,661

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 - OTHER CURRENT LIABILITIES

	As of June 30,		As of December 31,
	2016	2015	2015
	Unaudited
Employees	$59,785	$69,161	$51,867
Government institution	13,084	18,920	18,231
Expenses payable	34,155	—	68,455
Other	—	595	(189)
Chief Scientist	98,789	—	9,872

	$205,813	$88,676	$148,236

NOTE 8 - CONVERTIBLE LOAN FROM SHAREHOLDERS

A.	On October 8, 2015, the Company borrowed an aggregate of $412,494 from certain existing shareholders of the Company, evidenced by convertible promissory notes executed by the Company (the “October 2015 Notes”).

The October 2015 Notes had a maturity date of July 8, 2016, and had an interest rate of 10%.

The company concluded the conversion feature is not a Beneficial Conversion Feature pursuant to the provisions of ASC 470-20. Accordingly, the proceeds were recorded in liabilities in their entirely.

B.	On May 11, 2016 the Company borrowed an aggregate of $750,000 from certain existing shareholders of the Company, evidenced by convertible promissory notes executed by the Company (the “May 2016 Notes”). The May 2016 Notes have a maturity date of November 11, 2017 and bear an interest at a fixed rate of 10% per annum beginning on the issuance date, payable with the principal on the maturity date. The May 2016 Notes will convert into equity upon the earlier to occur of a “reverse merger” (which would include the merger with StemCells (see Note 16)) and a “qualified financing” resulting in $2 million or greater gross proceeds, each at a 20% discount to the applicable valuation. The Company may also trigger a conversion upon the maturity date at a 20% discount to a deemed valuation of $15 million. The May 2016 Notes also permit prepayment under certain conditions.

The company concluded the conversion feature is not a Beneficial Conversion Feature pursuant to the provisions of ASC 470-20. Accordingly, the proceeds were recorded in liabilities in their entirely.

NOTE 9 - COMMITMENTS

A.	Office of the Chief Scientist

The Company obtained from the Chief Scientist of the State of Israel (“CS”) grants for participation in research and development for the years 2013 through 2016, and, in return, the Company is obligated to pay royalties amounting to 3% of its future sales up to the amount of the grant. The grant is linked to the exchange rate of the dollar and bears interest of Libor per annum.

Through the period ended June 30, 2016, total grants obtained amounted to $893,673.

The refund of the grants is contingent upon the successful outcome of the Company’s research and development programs and the attainment of sales. The Company has no obligation to refund these grants, if sales are not generated. The financial risk is assumed completely by the Government of

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9 - COMMITMENTS (Cont.)

A.	Office of the Chief Scientist (Cont.)

Israel. The grants are received from the Government on a project-by-project basis. If the project fails the Company has no obligation to repay any grant received for the specific unsuccessful or aborted project.

B	In June 2012, the Company received approval from the CS for participation in research and development expenses of up to NIS 2,973,010 (USD 764,466). The CS will participate in 50% of these expenses for the period from July 1, 2012 until April 30, 2014.

As of the date of the financial statements, the Company had received a refund for its participation in the amount of NIS 1,189,204 (USD 305,787).

C.	In August 2014, the Company received approval from the CS for participation in research and development expenses of up to NIS 3,594,082 (USD 924,166). The CS will participate in 50% of these expenses for the period from May 1, 2014 until September 30, 2015.

As of the date of the financial statements, the Company had received a refund for its participation in the amount of NIS 1,554,156 (USD 400,143).

D.	On March 29, 2016, the Company’s program with the CS was segregated into two separate programs, one for subcontractors outside of Israel and the other for all other expenses incurred in Israel.

With regard to the subcontractors incurred in Israel program, the Company received approval from the CS for participation in research and development expenses of up to NIS 3,041,529 (USD 794,963). The CS will participate in 60% of these expenses.

With regard to the expenses outside of Israel program, the Company received approval from the CS for participation in research and development expenses of up to NIS 825,000 (USD 215,630). The CS will participate in 30% of these expenses. As of the date of the financial statements, the Company had received a refund for its participation in the amount of NIS 725,826 (USD 187,743).

E.	The Company signed an agreement with the TRDF in June 2012 by which the TRDF transferred a global, exclusive, royalty-bearing license to the Company in accordance with the license agreement. As partial consideration for the license, the Company shall pay TRDF royalties on net sales (between 1.5%-3%) and on sublicense income as detailed in the agreement.

NOTE 10 - SHARE CAPITAL

A.	Composition of share capital

	As of June 30,		As of December 31,
	2016	2015	2015
	Unaudited
Number of ordinary shares of NIS 0.001 par value
Authorized	20,000,000	20,000,000	20,000,000

Issued and outstanding	4,541,500	4,541,500	4,541,500

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 10 - SHARE CAPITAL (Cont.)

A.	Composition of share capital (Cont.)

	As of June 30,		As of December 31,
	2016	2015	2015
	Unaudited
Number of preferred A shares of NIS 0.001 par value
Authorized	4,000,000	4,000,000	4,000,000

Issued and outstanding	3,000,000	3,000,000	3,000,000

B.	Share capital developments

(1)	On November 10, 2010, the date of incorporation, the Company issued 800,000 ordinary shares, NIS 0.001 nominal value each, to its founders.

(2)	On February 6, 2012, the Company performed a recapitalization of the Company’s share capital by which the Company issued 3,565,000 ordinary shares, NIS 0.001 nominal value each, in accordance with the recapitalization.

a.	The Company allocated 1,021,410 ordinary shares, NIS 0.001 nominal value each, to TRDF in accordance with the recapitalization.

b.	The Company allocated 2,543,590 ordinary shares, NIS 0.001 nominal value each, to its founders in accordance with the recapitalization.

(3)	In June 2012, the Company allocated 135,000 ordinary shares, NIS 0.001 nominal value each, to TRDF as partial consideration for the transfer of an exclusive, royalty-bearing license in accordance with the license agreement.

(4)	On August 29, 2012, the Company received an investment of USD 1,500,000 from a number of investors in accordance with a Series A Preferred Share purchase agreement. In addition, the Company issued warrants in a ratio of 1:1 for the option to purchase the Company’s series A preferred shares, NIS 0.001 nominal value each.

In 2013, the Company allocated 1,500,000 series A preferred shares, NIS 0.001 nominal value each, to the investors.

In February 2014, the investors exercised the warrants referred to above for 1,500,000 Series A Preferred Shares, NIS 0.001 nominal value each, for total consideration of USD 1,500,000.

(5)	Pursuant to the allocation of the Series A Preferred Shares in 2013, the Company allocated an additional 41,500 ordinary shares, NIS 0.001 nominal value each, to the TRDF in accordance with Company’s obligations as outlined in the license agreement in consideration for intellectual property received and in the framework of the anti-dilution rights issued.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 11 - RESEARCH EXPENSES, NET

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015
	Unaudited
Wages and related expenses	$228,657	$235,869	$464,481
Materials	49,915	10,390	11,072
Patents	18,774	17,301	36,967
Office and maintenance	4,330	4,475	11,122
Rent	25,341	732	29,442
Professional services	12,424	226,115	364,638
Depreciation	1,587	3,048	6,392
Other	10,898	36,070	100,033

	351,925	534,000	1,024,147
Less grants received from chief scientist	(89,401)	(72,006)	(201,388)

	$262,524	$461,994	$822,759

NOTE 12 - GENERAL AND ADMINISTRATIVE EXPENSES

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015
	Unaudited
Professional services	$125,601	$8,016	$35,063
Legal fees	4,995	—	5,323
Travel	2,919	5,442	14,592
Depreciation	3,274	5,272	10,646
Other	3,314	12,579	26,394

	$140,103	$31,309	$92,018

NOTE 13 - FINANCING EXPENSES INCOME, NET

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015
	Unaudited
Bank fees and interest	$20,900	$438	$7,362
Exchange differences	16,712	(9,418)	(1,299)

	$37,612	$(8,980)	$6,063

NOTE 14 - RELATED PARTIES

A.	L.S.A. Life Sciences Accelerator Ltd.

1.	The Company and L.S.A. Life Sciences Accelerator Ltd., a shareholder of the Company controlled by one of the Company’s directors, are related parties, within the definition of that term in ASC 830.

MICROBOT MEDICAL LTD.

NOTES TO THE FINANCIAL STATEMENTS

NOTE 14 - RELATED PARTIES (Cont.)

A.	L.S.A. Life Sciences Accelerator Ltd. (Cont.)

2.	L.S.A. Life Sciences Accelerator Ltd. has a 24.3% holding in the Company’s share capital.

B.	The Technion R&D Foundation Ltd.

The Technion R&D Foundation Ltd. holds 15.88% of the Company’s total share capital.

C.	MEDX Ventures Group LLC

1.	The Company and MEDX Ventures Group LLC, a shareholder of the Company controlled by the Company’s Chairman and CEO, are related parties, within the definition of that term in ASC 830.

2.	MEDX Ventures Group LLC holds 12.16% of the Company’s total share.

NOTE 15 - TAXES ON INCOME

A.	The Company is taxed according to Israeli tax laws:

1.	Corporate tax rates in Israel

The Israeli corporate tax rate was 26.5% and 25% in the years 2015 and 2016 and onwards.

2.	The entity is still in its development stage and has not yet generated revenues, therefore, it is more likely than not that sufficient taxable income will not be available for the tax losses to be utilized in the future. Therefore, a valuation allowance was recorded to reduce the deferred tax assets to its recoverable amounts.

	As of June 30,		As of December 31,
	2016	2015	2015
	In thousands		In thousands
	Unaudited
Deferred tax assets:
Deferred taxes due to carryforward losses	$861	$729	$844

	861	729	844

Valuation allowance	(861)	(729)	(844)

Net deferred tax asset	$—	$—	$—

NOTE 16 - SUBSEQUENT EVENTS

On July 8, 2016, the October 2015 Notes converted, in accordance with their terms at maturity, into an aggregate of 452,650 Series A Preferred Shares and warrants to purchase an aggregate of 452,650 Series A Preferred Shares at an exercise price of $1.00 per share.

On August 15, 2016 the Company has entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), with StemCells, Inc. (“StemCells”) and C&RD Israel Ltd., a wholly-owned subsidiary of StemCells (“Merger Sub”), pursuant to which Merger Sub would merge with and into the Company, with the Company as the surviving corporation and a wholly-owned subsidiary of StemCells (the “Merger”). StemCells common stock is currently listed on the Nasdaq Capital Market.. The Merger is expected to close in the fourth quarter of 2016 upon the fulfillment of certain conditions precedent, as outlined in the Merger Agreement.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STEMCELLS, INC.,

C&RD ISRAEL LTD.

AND

MICROBOT MEDICAL LTD.

Dated as of August 15, 2016

A-i

A-ii

A-iii

Execution Version

AGREEMENT AND PLAN OF

MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (as amended or modified in accordance with its terms, this “Agreement”) is made and entered into as of August 15, 2016 by and among StemCells, Inc., a Delaware corporation (“Parent”), C&RD Israel Ltd., an Israeli corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Microbot Medical Ltd., a company organized under the laws of the State of Israel (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the provisions of Sections 314-327 the Companies Law of the State of Israel, 5759-1999 (together with the rules and regulations promulgated thereunder, the “ICL”), pursuant to which Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. The board of directors of Parent has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Parent and its stockholders, and has determined to recommend that Parent stockholders approve, among other things, the Parent Charter Amendment and the issuance of Parent Common Stock as contemplated by this Agreement.

C. The board of directors of Merger Sub has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and Parent as the sole stockholder of Merger Sub.

D. The board of directors of the Company has unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and has determined to recommend that Company stockholders adopt the Agreement and approve the Merger.

E. In order to induce Parent and Merger Sub to enter into this Agreement and to cause the Merger to be consummated, the Company has entered into a letter agreement with certain investors to provide financing of at least $4.0 million, which amount would provide the Surviving Corporation with at least eighteen (18) months of cash to fund operations of Parent post-Closing, assuming the Net Cash at Closing is zero, such funding to be received by the Company at least two (2) business days prior to the Closing of the Merger (the “Company Private Placement”).

F. It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

G. Immediately after the execution of this Agreement, each of the Key Company Stockholders will execute and deliver to Parent a Voting Agreement, substantially in the form attached here to as Exhibit B-1 (the “Company Voting Agreement”).

H. Immediately after the execution of this Agreement, each of the Key Parent Stockholders will execute and deliver to the Company a Voting Agreement, substantially in the form attached hereto as Exhibit B-2 (the “Parent Voting Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions hereof, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

1.1 Merger of Merger Sub into the Company. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions Sections 314 through 327 of the ICL: (i) Merger Sub (as the target company (Chevrat Ha’Ya’ad)) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet)); (ii) the separate existence of Merger Sub shall cease; and (iii) the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent governed by Israeli law. The Company, as the surviving entity of the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing; Effective Time. Unless this Agreement is terminated pursuant to ARTICLE VIII hereof, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. Eastern Time on a date to be specified by the parties hereto (the “Closing Date”), which date shall be no later than the second (2nd) business day after satisfaction or waiver of the conditions set forth in ARTICLE VI and ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing), unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Ropes & Gray LLP located at Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall file with the Israeli Companies Registrar (the “Companies Registrar”) a notice informing the Companies Registrar of the Merger and requesting that, promptly after notice that the Closing has occurred, the Companies Registrar issue a certificate evidencing the completion of the Merger, in accordance with Section 325(5) of the ICL (the “Certificate of Merger”). The Merger shall become effective upon issuance by the Companies Registrar, after the Closing, of the Certificate of Merger (the “Effective Time”).

1.3 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the ICL. Without limiting the foregoing, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company in accordance with the ICL, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Association. The parties hereto shall take all necessary action so that, at the Effective Time, the articles of association of the Company shall be amended and restated in their entirety in such form and substance as shall be reasonably agreeable to Parent, Merger Sub and the Company, to be determined in good faith no later than five (5) business days after the date hereof, until thereafter changed or amended as provided therein or by Applicable Law.

1.5 Board of Directors and Officers of the Surviving Corporation.

(a) The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, and shall hold office in accordance with the articles of association of the Surviving Corporation, in each case until his or her successor is duly elected or appointed and qualified or until his earlier death, resignation or removal.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time and shall hold such offices in accordance with the bylaws of the Surviving Corporation, in each case until his or her successor is duly appointed and qualified or until his earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Stock. As of the Effective Time, by virtue of the Merger, and without any action on the part of the holders of any outstanding shares of Company Stock or capital stock of Merger Sub:

(a) Except as otherwise provided in Section 2.1(b) or Section 2.3, each share of Company Stock outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio (all such shares of Parent Common Stock to be issued pursuant to this Section 2.1(a) are collectively referred to herein as the “Merger Consideration”), it being understood that the shares of Parent Common Stock issuable as Merger Consideration will be subject to the restrictions set forth in this Section 2.1(a). As of the Effective Time, all such converted shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Company Stock (each, a “Certificate”) shall thereafter represent only the right to receive the applicable portion of the Merger Consideration in exchange therefor in accordance with Section 2.2.

(b) Each share of Company Stock held by the Company or owned by Parent or any of the Parent Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) The certificates representing shares of Parent Common Stock issuable in the Merger hereunder, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legends (along with any other legends that may be required under applicable foreign, state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

2.2 Payment of Consideration.

(a) Prior to the Effective Time, Parent shall enter into an agreement with a bank or trust company selected by Parent and reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) for the purpose of delivering the Merger Consideration in exchange for Certificates.

(b) At or prior to the Effective Time, Parent shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of Company Stock, for exchange pursuant to this Section 2.2, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1. The shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or other distributions received by the Exchange Agent with respect to such shares of Parent Common Stock are referred to collectively as the “Exchange Fund”.

(c) Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that (i) the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) which shall otherwise be in customary form and contain such provisions as Parent may reasonably specify) for use in the exchange of such holder’s Certificates for the applicable portion of the Merger Consideration. Thereafter, each such holder of shares of Company Stock that have been converted into the right to receive the applicable portion of the Merger Consideration shall be entitled to receive such applicable portion of the Merger Consideration in respect of such shares of Company Stock, in each case upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal and all other documents reasonably required by the Exchange Agent. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such applicable portion of the Merger Consideration. In addition, no dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to any holder of Company Stock until such holder surrenders or transfers the applicable Certificate(s) in accordance with this Section 2.2(c) (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and other distributions, without interest).

(d) The transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the applicable portion of the Merger Consideration to the extent provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 2.2 that remains unclaimed by the holders of Company Stock following the first (1st) anniversary of the Closing Date shall be delivered to Parent or Parent’s designee, and any such holders who have not exchanged Certificates for the applicable portion of the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent, as unsecured creditors thereof, for satisfaction of their claims for such applicable portion of the Merger Consideration. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to any holder of Company Stock as of immediately prior to the Effective Time for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Immediately prior to such time when the amounts would otherwise escheat to or become property of any Government Authority, any amounts remaining unclaimed by holders of Company Stock immediately prior to the Effective Time shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. The number of whole shares to be issued to any holder of Company Stock shall be rounded down to the nearest whole number of shares of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder). Holders of Company Stock shall receive no consideration in lieu of fractional shares of Parent Common Stock.

(g) If any shares of Company Stock outstanding as of immediately prior to the Effective Time are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase or similar agreement with the Company or under which the Company has any rights, then (except to the extent provided in any binding agreement between the Company and the holder thereof): (i) the shares of Parent Common Stock issued in exchange for such shares of Company Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, the

Company shall use its reasonable best efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase or similar agreement.

2.3 [Intentionally Omitted]

2.4 Company Stock Options.

(a) At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Stock Option in accordance with the terms of the Microbot 2015 Stock Option Plan (the “Company Equity Plan”) and the terms of the Contract by which such Company Stock Option is evidenced. All rights with respect to Company Common Stock under Company Stock Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Stock Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Stock Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Stock Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Stock Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Stock Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Stock Option shall otherwise remain unchanged as a result of the assumption of such Company Stock Option; provided, however, that the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each Company Stock Option assumed by Parent.

(b) [Intentionally Omitted]

(c) At the Effective Time, Parent may assume the Company Equity Plan. If Parent assumes the Company Equity Plan, then, under such the Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under Applicable Law, using the share reserves of the Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Company Stock Options that are assumed by Parent pursuant to Section 2.4(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in the Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to the administration of the Company Equity Plan.

(d) Prior to the Effective Time, the Company and Parent shall take all action that may be necessary (under the Company Equity Plan and otherwise) to effectuate the provisions of this Section 2.4 and to ensure that, from and after the Effective Time, holders of Company Stock Options have no rights with respect thereto other than those specifically provided in this Section 2.4.

2.5 Company Warrants.

(a) At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall be converted into and become a warrant to purchase Parent

Common Stock, and Parent shall assume such Company Warrant in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Warrant and the terms of the Contract by which such Company Warrant is evidenced. All rights with respect to Company Preferred Stock under the Company Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by multiplying the number of shares of Company Preferred Stock that were subject to such Company Warrant immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent shall be determined by dividing the per share exercise price of Company Preferred Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged as a result of the assumption of such Company Warrant; provided, however, that the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each Company Warrant assumed by Parent.

(b) Prior to the Effective Time, the Company shall take all actions necessary or reasonably requested by Parent (including obtaining any necessary consents) to effectuate the provisions of this Section 2.5.

2.6 Required Withholdings. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration such amounts, if any, as may be required to be deducted or withheld therefrom under the Code or any other Applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been delivered or otherwise paid to the Person to whom such amounts would otherwise have been delivered or otherwise paid pursuant to the Merger and this Agreement.

2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration as contemplated by this ARTICLE II.

2.8 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur, as a result of any reclassification, recapitalization, stock split (including any reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Exchange Ratio shall be appropriately adjusted to eliminate the effect of such event on the Exchange Ratio or any such other amounts payable pursuant to this Agreement.

2.9 Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date as follows, in each case subject to the exceptions set forth in the disclosure schedule delivered to Parent and dated as of the date hereof (the “Company Disclosure Schedule”):

3.1 Organization, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company does not have any Subsidiaries or own an equity interest in any other Person. The Company is duly qualified to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each foreign jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Company Material Adverse Effect.

(b) The Company is not in violation of any provision of its articles of association or other organizational documents (in each case, as applicable). Schedule 3.1(b) of the Company Disclosure Schedule sets forth: (i) each foreign jurisdiction in which the Company is qualified to do business; and (ii) the names of the current directors and officers of the Company. The Company has made available to Parent accurate and complete copies of the articles of association and any other organizational documents (in each case, as applicable) of the Company, in each case as currently in effect.

3.2 Authority Relative to This Agreement. The Company has all requisite corporate power and authority to deliver this Agreement and to perform its covenants and obligations hereunder. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, other than the approval of this Agreement and the transactions contemplated hereby, including the Merger, by holders of a majority of the Company Stock voted at the Company Special Meeting or by Written Consent, including by a majority of each class of shares of capital stock of the Company (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing, regardless of whether enforcement is sought in equity or at law.

3.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of the Company in connection with the consummation by the Company of the transactions contemplated hereby, including the Merger, except: (i) for the filings and notifications required by the ICL; (ii) for receipt of a Certificate of Merger from the Companies Registrar in accordance with the ICL; (iii) approval of the Office of Chief Scientist at the Israeli Ministry of Economy and (iv) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not reasonably be expected to result in a Company Material Adverse Effect. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, including the Merger, by the Company, nor compliance by the Company with all of the provisions hereof will, subject to obtaining the Company Stockholder Approval in accordance with Applicable Law: (x) conflict with or result in any breach of any provision of the articles of association, memorandum of association or other organizational documents (in each case, as applicable) of the Company; (y) violate any Applicable Law; or (z) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in any material change in or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under any of the terms, conditions or provisions of any material Company Contract. Schedule 3.3 of the Company Disclosure Schedule lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, including the Merger, under any material Company Contracts.

3.4 Board Approval. The board of directors of the Company has: (a) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated hereby, including the Merger; (b) determined that the transactions contemplated hereunder are in the best interests of the Company and its shareholders and that creditors of the Company are not anticipated to be adversely affected as a result of the Merger; and (c) subject to Section 5.3(d), resolved to make and maintain the Company Board Recommendation.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 4,000,000 shares of Company Preferred Stock. As of the date hereof, there were: (i) 4,571,848 shares of Company Common Stock outstanding; (ii) Company Stock Options to purchase an aggregate of 903,592 shares of Company Common Stock are outstanding or committed for grant; (iii) 2,409,750 shares of Company Preferred Stock outstanding; and (iv) no treasury shares. As of the date hereof, other than (x) 500,000 shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plan and 403,592 shares of Company Common Stock reserved for issuance underlying options granted to the Chief Executive Officer of the Company, (y) 409,750 shares of Company Preferred Stock reserved for issuance under outstanding Company Warrants and (z) 598,225 shares of Company Preferred Stock reserved for issuance upon the conversion of outstanding convertible debentures of the Company (such number of shares assuming accrued interest of three months from issue date), the Company has no shares of Company Stock reserved for issuance.

(b) All outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, and were not issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right under any provision of Applicable Law, the Company’s articles of association or any Company Contract that was not duly waived.

(c) Schedule 3.5(c) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each outstanding Company Stock Option, including with respect to each such Company Stock Option, the holder, date of grant, exercise price, vesting schedule, expiration date, number of shares of Company Common Stock subject thereto and an indication of the form of award pursuant to which such Company Stock Option was granted. Except as set forth in Section 3.5(a) or Schedule 3.5(c) of the Company Disclosure Schedule, there are no issued, reserved for issuance or outstanding: (i) equity interests in, other voting securities of or other ownership interests in the Company; (ii) securities of the Company convertible into or exchangeable for equity interests in, other voting securities of or other ownership interests in the Company; (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any equity interests in, other voting securities of or other ownership interests in the Company or securities directly or indirectly convertible into or exercisable or exchangeable for equity interests in, other voting securities of or other ownership interests in the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any equity interests in, other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(d) An accurate and complete copy of the Company Equity Plan, and of the forms of all agreements and instruments and any amendments thereto relating to or issued under each thereof, have been made available to Parent. There are no agreements to amend, modify or supplement any such agreements, instruments or forms. Each award under the Company Equity Plan was granted in accordance with the terms of the Company Equity Plan, and each Company Stock Option was granted with a per share exercise price no lower than par or nominal value of one (1) share of Company Common Stock.

3.6 Compliance with Laws. The Company has not violated or failed to comply with any Applicable Law material to the operation of the Company’s business.

3.7 Company Financial Statements. The financial statements for the Company as of and for the years ended December 31, 2013, 2014 and 2015 as provided to Parent prior to the date hereof, are herein referred to as the “Audited Financial Statements.” The financial statements for the Company as of June 30, 2016 as provided to Parent prior to the date hereof, are herein referred to as the “Unaudited Financial Statements” and, with the Audited Financial Statements, the “Company Financial Statements.” The balance sheet of the Company as of June 30, 2016 is herein referred to as the “Company Balance Sheet”. Each of: (i) the Audited Financial Statements (including, in each case, any related notes thereto) was prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as in effect on the date of such Audited Financial Statements (or such other date as may be reflected in such Audited Financial Statements), in each case applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (ii) the Company Financial Statements (including, in each case, any related notes thereto) fairly presented, in all material respects, the financial position of the Company at the respective dates thereof and the results of their operations and cash flows for the periods indicated, consistent with the books and records of the Company (except as may be indicated in the notes thereto or, in the case of any unaudited portion of the Company Financial Statements, except as such unaudited portion of the Company Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material). No financial statements of any Person other than the Company actually included in the Company Financial Statements are required by GAAP to be included in the Company Financial Statements. Except as required by GAAP, the Company has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. The Company has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted (or would reasonably be expected to result) in an adjustment to, or any restatement of, the Company Financial Statements. No current or former independent auditor for the Company has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with the Company on a matter of accounting practices.

3.8 Title to Property. The Company has good title to all of its material tangible properties, interests in tangible properties and tangible assets, both real and personal, reflected in the Company Balance Sheet, and have valid leasehold interests in all material leased properties and assets, in each case free and clear of all mortgages, claims, liens, pledges, charges or encumbrances of any kind or character (collectively, “Liens”) other than Permitted Liens. Schedule 3.8 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by the Company.

3.9 Absence of Undisclosed Liabilities. The Company has no liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, other than: (i) liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (ii) liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice that, individually or in the aggregate, do not exceed $100,000; (iii) liabilities for performance of obligations under Company Contracts; and (iv) liabilities and obligations under this Agreement and investment banking, accounting, legal and other fees incurred by the Company in connection with the negotiation, execution and delivery of this Agreement.

3.10 Absence of Changes or Events. Except as contemplated by this Agreement, since June 30, 2016: (i) there has been no Company Material Adverse Effect; and (ii) there has not been any action or omission by the Company that, if taken during the Interim Period without Parent’s consent, would constitute a breach of Section 5.1.

3.11 Capital Stock of Subsidiaries. The Company does not directly or indirectly own any interest in any Person.

3.12 Litigation.

(a) Except as disclosed on Schedule 3.12(a) of the Company Disclosure Schedule, there is no private or governmental investigation, claim, action, suit (whether in law or in equity), arbitration, mediation or proceeding of any nature (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company, or any of its officers, directors and managers (in their capacities as such), or involving any of its assets, before any Government Authority, arbitrator or mediator. There is no Action pending or, to the knowledge of the Company, threatened which in any manner challenges, seeks to or is reasonably likely to prevent, enjoin, alter or delay the consummation of any of the transactions contemplated by this Agreement, including the Merger, or otherwise prevent or delay the Company from performing its obligations hereunder.

(b) There is no outstanding judgment, order, writ, injunction, rule or decree of any arbitrator, mediator or Government Authority (each, an “Order”) to which the Company or any of its assets is or was a party or by which the Company, or any of its assets is bound, the terms of which have not been satisfied by the Company.

3.13 Insurance. Schedule 3.13 of the Company Disclosure Schedule lists: (i) all insurance policies (including all workers’ compensation insurance policies) covering the business, properties or assets of the Company or any Company Employee Benefit Plan or its fiduciaries; (ii) the premiums and coverages of such policies; and (iii) all claims in excess of $100,000 made against any such policies since January 1, 2013. All such policies are in effect, and accurate and complete copies of all such policies have been made available to Parent. The Company has not received written notice of the cancellation or threat of cancellation of any of such policies.

3.14 Contracts and Commitments.

(a) Except as set forth on Schedule 3.14(a) of the Company Disclosure Schedule, the Company is not a party to or bound by any of the following:

(i) any Contract that provides for post-employment or post-consulting liabilities or obligations, including severance pay;

(ii) any Contract under which payments or obligations will be increased, accelerated or vested by the occurrence (whether alone or in conjunction with any other event) of any of the transactions contemplated by this Agreement, including the Merger, or under which the value of the payments or obligations will be calculated on the basis of any of the transactions contemplated by this Agreement, including the Merger, whether pursuant to a change in control or otherwise;

(iii) any Contract currently in force relating to the disposition or acquisition of assets where the fair market value of such assets exceeds $100,000, in each case other than inventory sold in the ordinary course of business;

(iv) any Contract relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise or Person;

(v) any Contract for the purchase of materials, supplies, equipment or services, under which the aggregate payments made to one party or group of related parties during the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $100,000;

(vi) any Contract relating to the guarantee (whether absolute or contingent) by the Company of (A) the performance of any other Person (other than the Company) or (B) the whole or any part of the indebtedness or liabilities of any other Person (other than the Company);

(vii) any Contract relating to the indemnification by the Company of its officers, directors, managers or agents;

(viii) any material Contract of indemnification or guaranty;

(ix) any power of attorney authorizing the incurrence of an obligation on the part of the Company;

(x) any Contract which limits or restricts (A) where the Company may conduct business, (B) the type or lines of business (current or future) in which the Company may engage or (C) any acquisition of assets or stock (tangible or intangible) by the Company;

(xi) any Contract under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $100,000;

(xii) any Contract for the borrowing or lending of money, or the availability of credit (except credit extended by the Company to customers in the ordinary course of business and consistent with past practice);

(xiii) any Contract relating to any hedging, option (other than options granted to service providers in connection with the performance of services), derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

(xiv) any collective bargaining agreements;

(xv) any Contract relating to the employment of individuals who serve as officers of the Company; or

(xvi) any Contract that would otherwise be required to be filed as an exhibit to a periodic report under the Exchange Act, as provided by Item 601 of Regulation S-K promulgated under the Exchange Act.

Each Contract of the type described in this Section 3.14(a) and in existence as of the date hereof is referred to herein as a “Company Contract”.

(b) An accurate and complete copy of each Company Contract (including all amendments thereto) has been made available to Parent.

(c) Neither the Company nor, to the knowledge of the Company, any other party to a Company Contract, is in material breach, violation or default under, or has received written notice that it has breached, violated or defaulted under (nor, to the knowledge of the Company, does there exist any condition under which, with the passage of time or the giving of notice or both, would reasonably be expected to cause such a breach, violation or default under), any Company Contract material to the Company’s operation of its business.

(d) Each Company Contract is a valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms and is in full force and effect, in each case except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

3.15 Labor Matters; Employment and Labor Contracts.

(a) Except as disclosed on Schedule 3.15(a) of the Company Disclosure Schedule, the Company is not party to any union Contract or other collective bargaining agreement, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company.

(b) There is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company. No petition for certification has been filed and is pending or, to the knowledge of the Company, threatened to be filed before the National Labor Relations Board or any comparable foreign regulatory agency or body with respect to any employees of the Company. There are no material Actions pending or, to the knowledge of the Company, threatened between the Company and any of its employees. Except as disclosed on Schedule 3.15(b) of the Company Disclosure Schedule, the employment of each of the employees of the Company is “at will” and the Company has no contractual obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees. The Company is not currently a party, or has since January 1, 2013 been a party, to any Contract whereby it leases employees or other service providers from another Person.

(c) No current or former employee of the Company is, or since January 1, 2013 has been, employed by the Company outside of the United States or Israel.

3.16 Intellectual Property Rights.

(a) Schedule 3.16(a) of the Company Disclosure Schedule accurately identifies and describes each proprietary product or service currently licensed to the Company, developed, manufactured, marketed or sold by or on behalf of the Company, including products or services currently designated as development candidates with a unique internal name by the Company.

(b) Schedule 3.16(b) of the Company Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, exclusively licensed to the Company or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each Company IP that is a granted patent that in any way covers any product or service identified in Schedule 3.16(a) of the Company Disclosure Schedule. The Company has provided to Parent reasonable access to accurate and complete copies of all applications and correspondence to and from the Government Authority related to each such item of Registered IP. For the avoidance of doubt, for published applications and patents, the Company furnishing to Parent the relevant application, serial or patent number of the Registered IP shall be considered reasonable access.

(c) Schedule 3.16(c) of the Company Disclosure Schedule accurately identifies: (i) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that (x) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (y) is not incorporated into, or used directly in the development, manufacturing or distribution of, any of the Company’s products or services and (z) is generally available on standard terms for less than $25,000); (ii) the corresponding Contract(s) pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (iii) whether the license or licenses granted to the Company is exclusive or non-exclusive.

(d) Schedule 3.16(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted by the Company any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. Except as set forth on Schedule 3.16(d) of the Company Disclosure Schedule, neither the Company are bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP anywhere in the world, except field and geographical restrictions in applicable licenses to Company IP granted to the Company.

(e) The Company has provided to Parent an accurate and complete copy of each standard form of Company IP Contract used by the Company at any time since January 1, 2013, including each standard form of: (i) employee agreement containing any intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (iii) confidentiality or nondisclosure agreement (each as applicable). Schedule 3.16(e) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent.

(f) The Company exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company as identified in Schedule 3.16(c) of the Company Disclosure Schedule or otherwise as identified in Schedule 3.16(b)) free and clear of any Liens (other than non-exclusive licenses granted pursuant to the Contracts listed in Schedule 3.16(d) of the Company Disclosure Schedule and the Permitted Liens listed in Schedule 3.16(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to perfect the rights of the Company in the Company IP have been validly executed, delivered and, if related to Registered IP, filed in a timely manner with the appropriate Government Authority, where required.

(ii) Except for Registered IP identified on Schedule 3.16(b) of the Company Disclosure Schedule, no funding, facilities or personnel of any Government Authority were used, directly or indirectly, to develop or create, in whole or in part, any of the Company IP.

(iii) Since January 1, 2013, the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(iv) To the Company’s knowledge, the Company owns or otherwise has, and as of immediately following the Effective Time the Surviving Corporation will continue to have, the Intellectual Property Rights needed to conduct their respective businesses as currently conducted and commercialize the products and services that are currently being developed.

(g) To the Company’s knowledge, all Company IP that is Registered IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing, to the Company’s knowledge:

(i) Each U.S. patent application and U.S. patent in which the Company has an ownership interest or exclusive license and the right to prosecute was filed within one (1) year of a printed publication, public use or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company has an ownership interest or exclusive license and the right to prosecute was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public.

(ii) Except as set forth on Schedule 3.16(g)(ii) of the Company Disclosure Schedule, no trademark or trade name owned, used or applied for by the Company conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any trademark owned, used or applied for by or on behalf of the Company.

(iii) Each item of Company IP that is Registered IP is in compliance with all legal requirements, other than any legal requirement that can be met with reasonable effort with respect to such Registered IP so as to avoid revocation, cancellation, or lapse or otherwise adversely affect its enforceability, use, or priority, and all filings, payments and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline. Except as set forth on Schedule 3.16(g)(iii)(a) of the Company Disclosure Schedule, no application for a patent, copyright or trademark registration or any other type of Registered IP owned or exclusively licensed to and filed by or on behalf of the Company at any time since January 1, 2013 has been abandoned or allowed to lapse. Schedule 3.16(g)(iii)(b) of the Company Disclosure Schedule accurately identifies and describes each action, filing and payment that has arisen as of the date hereof and that must be taken or made on or before the date that is one hundred eighty (180) days after the date hereof in order to maintain an item of Company IP that is Registered IP in full force and effect.

(iv) All assignments to the Company of inventorship, authorship or ownership rights relating to Company IP that is Registered IP are valid and enforceable. Each of the Patents identified on Schedule 3.16(b) of the Company Disclosure Schedule as being owned by the Company properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such Patent is pending. Each of the Patents identified on Schedule 3.16(c) of the Company Disclosure Schedule as being exclusively licensed to the Company properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such Patent is pending.

(v) Except as set forth on Schedule 3.16(g)(v) of the Company Disclosure Schedule, no interference, opposition, reissue, reexamination or other Action is, or since January 1, 2013 has been, pending or, to the Company’s knowledge, threatened, in which the scope, validity or enforceability of any Company IP that is Registered IP is being or has been or is expected by the Company to be contested or challenged. To the Company’s knowledge, there is no basis for a claim that any Company IP that is Registered IP is invalid or unenforceable.

(h) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP has signed an agreement containing an assignment of Intellectual Property Rights to the Company. No current or former stockholder, officer, director, employee, consultant or contractor of the Company has any claim, right (whether or not currently exercisable) or interest to or in any Company IP. To the Company’s knowledge, no employee of the Company is: (x) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company; or (y) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality obligations. Since January 1, 2013, the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(i) The Company has taken all reasonable steps for a company of its size and resources to maintain the confidentiality of and otherwise protect and enforce their rights in all material proprietary information that the Company holds, or purports to hold, as a trade secret.

(j) The Company is, and the Company never was, a contributor to any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(k) To the Company’s knowledge, since January 1, 2013 no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Schedule 3.16(k) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since January 1, 2013 by or to the Company or any of its Representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(l) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby, including the Merger, will, with or without notice or lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) a breach of any license agreement listed or required to be listed in Schedule 3.16(c) of the Company Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(m) To the Company’s knowledge, the Company has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person, including but not limited to, by the making, using, or selling of any proprietary products or services set forth in Schedule 3.16(a) of the Company Disclosure Schedule. Without limiting the generality of the foregoing, except as set forth on Schedule 3.16(m) of the Company Disclosure Schedule, (i) no infringement, misappropriation or similar claim or Action is pending or, to the Company’s knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Action and (ii) the Company has never received any written notice or other written communication (whether in electronic form or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Rights of another Person.

(n) Except as disclosed on Schedule 3.16(n) of the Company Disclosure Schedule or pursuant to licenses for off-the-shelf software, the Company is not a party to any Contract requiring any future payment of royalties by the Company for the use of any Intellectual Property Rights or Intellectual Property.

(o) To the Company’s knowledge, the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right.

(p) No claim or Action involving any Intellectual Property or Intellectual Property Right owned by or exclusively licensed to the Company is pending or, to the Company’s knowledge, has been threatened, except for any such claim or Action that, if adversely determined, would not adversely affect: (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company; or (ii) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by or on behalf of the Company.

3.17 Taxes.

(a) The Company has filed all material Tax Returns required to be filed by them, and all such Tax Returns are accurate and complete in all material respects. The Company has paid all Taxes due and payable as shown on such Tax Returns. No unresolved deficiencies for any Taxes have been proposed, asserted or assessed, in each case, in writing, against the Company, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

(b) Since June 30, 2010, the Company: (i) has not granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax other than as the result of extending the due date of a Tax Return; (ii) has not granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iii) has not received a written inquiry from any taxing authority regarding the filing of Tax Returns in a jurisdiction where it is not presently filing Tax Returns; or (iv) has not availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. There are no current audits of federal, state, local or foreign Tax Returns of the Company by any taxing authority.

(c) The Company has not assumed any material liability for the Taxes of another Person under any Contract which liability remains unpaid. The Company is not bound by any Tax sharing agreement or similar arrangements (including any Tax indemnity arrangements) the principal subject of which is Taxes.

(d) There is no Lien for Taxes on any of the assets of the Company, except for Permitted Liens.

(e) The Company has properly withheld on all material amounts paid to employees and have paid over such amounts to the appropriate taxing authorities.

(f) The Company is not and has not been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign Tax law) other than a group the common parent of which is or was the Company.

(g) The Company has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code, including, without limitation, any action or transaction that would cause the Merger to fail to satisfy the continuity of business enterprise or continuity of interest requirements set forth in Treasury Regulations Section 1.368-1(d) and 1.368-1(e), respectively.

(h) Notwithstanding any provision of this Agreement to the contrary, (i) the foregoing provisions of this Section 3.17 constitute the sole and exclusive representations and warranties by the Company regarding Taxes, Tax Returns and other matters relating to Taxes.

3.18 [Intentionally Omitted]

3.19 Regulatory Matters.

(a) The Company holds all material licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances of a Government Authority, and, to the extent required, have submitted all material notices to, all Government Authorities that regulate the quality, identity, strength, purity, safety, efficacy or manufacturing of the Company’s current or under-development products (any such Government Authority, a “Company Regulatory Agency”) required for the lawful operation of the businesses of the Company (the “Company Permits”), except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Company Permits are valid and in full force and effect. None of such Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.19(a) of the Company Disclosure Schedules, the Company is the sole and exclusive owner of the Company Permits and the associated filings and applications with any Company Regulatory Agency, including any 510(k) submission, premarket approval, investigational device exemption application, comparable regulatory application or filing made or held by or issued to the Company (collectively, the “Company Regulatory Filings”) and hold all right, title and interest in and to all Company Regulatory Filings free and clear of any Lien other than Permitted Liens. The Company has not granted any third party any right or license to use, access or reference any of the Company Regulatory Filings, including, without limitation, any of the know-how contained in any of the Company Regulatory Filings or rights (including any regulatory exclusivities) associated with each such Company Regulatory Filing.

(b) Since January 1, 2013, there has not occurred any breach or violation of, default (with or without notice or lapse of time or both) under or event giving rise to any right of termination, amendment or cancellation of (with or without notice or lapse of time or both), any Company Permit, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance in all material respects with the terms of all Company Permits, and no event has occurred and no facts or circumstances exist that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit.

(c) Since January 1, 2013, all material applications, submissions, information and data utilized by the Company as the basis for, or submitted by or, to the knowledge of the Company, on behalf of the Company in connection with, any and all requests for Company Permits when submitted to the applicable Company Regulatory Agency, were, to the Company’s knowledge, accurate and complete in all material respects as of the date of submission, and any updates, changes, corrections or modifications to such applications, submissions, information and data required under Applicable Law have been submitted to the applicable Company Regulatory Agency.

(d) Since January 1, 2013, the Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for any Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or similar policies under Applicable Law. To the knowledge of the Company, neither the Company’s agents or subcontractors has been convicted of any crime or engaged in any conduct which has resulted or could result in debarment or disqualification by any applicable Government Authority, and there are no proceedings pending or threatened that reasonably might be expected to result in criminal or civil liability or debarment or disqualification by any applicable Government Authority.

(e) The Company nor, to the knowledge of the Company, any director, officer, agent, employee or other Person associated with or acting on behalf of the Company has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar Applicable Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(f) Since January 1, 2013, there has not been any voluntarily or involuntarily initiated, conducted, or issued recall, market withdrawal, safety alert, warning, “dear doctor” letter, market correction, or investigator notice relating to an alleged material lack of safety or efficacy of any product of the Company or product candidate of the Company.

(g) The Company is in compliance in all material respects with all Applicable Laws and any other letters, notices or guidance issued by any Government Authority which regulate the sale of medical device products in any jurisdiction. There are no pending or, to the knowledge of the Company, threatened regulatory Actions (other than non-material routine or periodic inspections or reviews) against the Company. Since January 1, 2013 there have been no written notices, reports, warning letters, or untitled letters alleging or asserting noncompliance in any material respect with any Applicable Law relating to the Company or the products or product candidates of the Company or any subpoenas or investigative demands or other written inquiries that would reasonably be interpreted as raising a compliance concern sent or delivered by any Government Authority with regard to any product or any product candidate of the Company.

(h) [Intentionally Omitted]

(i) The Company is and has been in compliance in all material respects with all Applicable Laws requiring the maintenance or submission of reports or records under requirements administered by any applicable Government Authority.

(j) To the knowledge of the Company, all studies, tests, and preclinical and clinical research being conducted by the Company, and to the knowledge of the Company, on behalf of the Company, are being, and at all times have been, conducted in compliance in all material respects with all Applicable Laws.

(k) Neither the Company nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company, nor, to the knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) of the Company is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Government Authority concerning compliance with the laws governing Federal Health Care Programs or any comparable foreign program.

(l) Neither the Company nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company, nor, to the knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) of the Company: (i) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act of 1935, codified at Title 42, Chapter 7, of the United States Code (the “Social Security Act”); (iii) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (iv) to the knowledge of the Company, is the target or subject of any current investigation by a Government Authority relating to any Federal Health Care Program related offense; or (v) is currently charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program or any comparable foreign program.

(m) To the knowledge of the Company, there are no pending or threatened filings against the Company of an action relating to the Company under any foreign, federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(n) To the knowledge of the Company, the Company is not under investigation by any Government Authority for a violation of the Health Insurance Portability and Accountability Act of 1995, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), or the regulations contained in 45 C.F.R. Parts 160 and 164, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations, or any comparable state or local laws. To the knowledge of the Company, the Company has been in compliance in all material respects with foreign, federal and state data breach laws.

3.20 Environmental Matters.

(a) No Hazardous Materials are present, as a result of the actions of the Company or, to the knowledge of the Company, as a result of any actions of any other Person, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased, in each case as would result in a material violation of any Environmental Laws.

(b) The Company has not transported, stored, used, manufactured, disposed of, released or exposed any Person to Hazardous Materials in material violation of any Environmental Law, nor has the Company disposed of, transported, sold, used, released, exposed any Person to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in material violation of any Environmental Laws.

(c) No material Action is pending or, to the knowledge of the Company, threatened, concerning any Company Permit, Hazardous Material or Hazardous Materials Activity of the Company. Since January 1, 2013, the Company has not received written notice that the Company is responsible, or potentially responsible, for the investigation, remediation, cleanup or similar action at any property presently or formerly used by the Company for recycling, disposal or handling of Hazardous Materials.

3.21 Proxy Statement. The information regarding the Company supplied by the Company for inclusion in the proxy statement to be sent to Parent’s stockholders in connection with the solicitation of proxies in favor of (i) the approval of the Parent Charter Amendment and (ii) the Reverse Stock Split (if applicable) and (iii) the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement (and any amendment or supplement thereto) (the “Proxy Statement”), in each case, at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to Parent stockholders and at the time of the Parent Special Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.21 will not apply to statements or omissions included in the Proxy Statement (and, in each case, any amendment or supplement thereto) based upon information regarding Parent or any Parent Subsidiary supplied to the Company in writing by Parent for use therein. The Proxy Statement (and, in each case, any amendment or supplement thereto) will, subject to Section 5.3(d), include the Company Board Recommendation.

3.22 Finders or Brokers. The Company has not employed or retained any investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, including the Merger.

3.23 Takeover Statutes. The Company has taken all action necessary to exempt or exclude this Agreement and the transactions contemplated hereby, including the Merger, from: (i) the restrictions on business combinations set forth in Section 2 of the Israeli Anti-Trust Law-1988; and (ii) any other similar antitakeover law, statute or regulation (each, a “Takeover Statute”). Accordingly, no Takeover Statute applies to this Agreement or the transactions contemplated hereby, including the Merger, with respect to the Company. The Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date as follows, in each case subject to the exceptions set forth in the disclosure schedule delivered to the Company and dated as of the date hereof (the “Parent Disclosure Schedule”) and to any disclosures set forth in the Parent SEC Documents (without giving effect to any amendment to any such Parent SEC Document filed on or after the date of this Agreement and excluding any disclosures that contain general, cautionary, predictive or forward-looking statements):

4.1 Organization, Etc.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the laws of the State of Israel, respectively, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of the Subsidiaries of Parent, all of which are listed on Schedule 4.1(b) of the Parent Disclosure Schedule (the “Parent Subsidiaries”), was duly organized or formed, is validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and the Parent Subsidiaries is duly qualified to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each foreign jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Parent Material Adverse Effect.

(b) Neither Parent nor any of the Parent Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other charter documents (in each case, as applicable). Schedule 4.1(b) of the Parent Disclosure Schedule sets forth: (i) the full name of each Parent Subsidiary and any other entity in which Parent has an equity interest, together with details regarding its capitalization and the ownership interest of Parent (and each other Person, if applicable) therein; (ii) the jurisdiction in which each such Parent Subsidiary or other entity is organized; (iii) each foreign jurisdiction in which Parent and each of the Parent Subsidiaries is qualified to do business; and (iv) the names of the current directors and officers of Parent and each Parent Subsidiary (or their equivalents in the case of any Parent Subsidiary that is not a corporation). Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws, certificate of formation, limited liability company agreement and any other charter documents (in each case, as applicable) of Parent and each Parent Subsidiary, in each case as currently in effect.

4.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority: (i) to execute and deliver this Agreement; and (ii) assuming the approval of the Parent Charter Amendment, the Reverse Stock Split (if applicable) and the issuance of shares of Parent Common Stock pursuant to this Agreement, in each case, by the holders of a majority of the outstanding shares of Parent Common Stock present and entitled to vote thereon at the Parent Special Meeting (or at any adjournment or postponement thereof) (the “Parent Stockholder Approval”) and the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by Parent as the sole stockholder of Merger Sub, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the boards of directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub (other than obtaining the Parent Stockholder Approval and the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by Parent as the sole stockholder of Merger Sub, and filing the Certificate of Merger with the Companies Registrar) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing, regardless of whether enforcement is sought in equity or at law.

4.3 No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of the Parent or any Parent Subsidiary in connection with the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, except: (i) for the filing of the Certificate of Merger as required by the ICL and (ii) where the failure to make such filing or notification or to obtain such permit, authorization, consent or approval would not reasonably be expected to result in a Parent Material Adverse Effect. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation of the transactions contemplated hereby, including the Merger, by Parent and Merger Sub, nor compliance by Parent and Merger Sub with all of the provisions hereof will, subject to obtaining the Parent Stockholder Approval in accordance with Applicable Law (and subject to the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, by Parent as the sole stockholder of Merger Sub): (x) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, certificate of formation, limited liability company or other charter documents (in each case, as applicable) of Parent or any Parent Subsidiary; (y) violate any Applicable Law; or (z) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in any material change in or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under any of the terms, conditions or provisions of any material Parent Contract. Schedule 4.3 of the Parent Disclosure Schedule lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, including the Merger, under any material Parent Contracts.

4.4 Board Approval. The board of directors of Parent has: (a) approved an amendment to the certificate of incorporation of Parent (the “Parent Charter Amendment”) to effect, without any further action on the part of Parent or any stockholder of Parent, (i) an increase to the number of authorized shares of Parent Common Stock to a number to be determined by the Company, if necessary, (ii) a change of the name of Parent to “Microbot Medical Inc.” or any other name designated by the Company and (iii) the Reverse Stock Split; (b) approved the change of Parent’s trading symbol to a symbol chosen by the Company; (c) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated hereby, including the Merger; (d) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Parent and Parent’s stockholders; and (e) subject to Section 5.4(d), resolved to make and maintain the Parent Board Recommendation. The board of directors of Merger Sub has: (A) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated hereby, including the Merger; and (B) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Merger Sub and Parent as the sole stockholder of Merger Sub.

4.5 Capitalization.

(a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of the date hereof, there were: (i) 12,006,856 shares of Parent Common Stock outstanding; (ii) Parent Stock Options and restricted stock units to purchase an aggregate of 233,515 shares of Parent Common Stock; (iii) no shares of Parent Preferred Stock outstanding or designated; and (iv) no treasury shares. As of the date hereof, other than 6,898,841 shares of Parent Common stock reserved for issuance upon the exercise of outstanding warrants, 202,872 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 2006 Equity Incentive Plan (as amended from time to time prior to the date hereof, the “2006 Plan”), and an aggregate of 1,284,576 shares of Parent Common Stock reserved for issuance pursuant to both Parent’s 2012 Commencement Incentive Plan (as amended from time to time prior to the date hereof, the “2012 Plan”) and Parent’s 2013 Equity Incentive Plan (as amended from time to time prior to the date hereof, and together with the 2006 Plan and the 2012 Plan, the “Parent Stock Plans”), Parent has no shares of Parent Common Stock reserved for issuance.

(b) All outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, and were not issued in violation of, any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right under any provision of Applicable Law, Parent’s certificate of incorporation or bylaws or any Parent Contract. No Parent Subsidiary owns any Parent Common Stock.

(c) Schedule 4.5(c) of the Parent Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each outstanding Parent Stock Option, including with respect to each such Parent Stock Option, the holder, date of grant, exercise price, vesting schedule, expiration date, number of shares of Parent Common Stock subject thereto and an indication of the form of award pursuant to which such Parent Stock Option was granted. Except as set forth in Schedule 4.5(c) of the Parent Disclosure Schedule, there are no issued, reserved for issuance or outstanding: (i) equity interests in, other voting securities of or other ownership interests in Parent; (ii) securities of Parent convertible into or exchangeable for equity interests in, other voting securities of or other ownership interests in Parent; (iii) warrants, calls, options or other rights to acquire from Parent, or other obligations of Parent to issue, any equity interests in, other voting securities of or other ownership interests in Parent or securities directly or indirectly convertible into or exercisable or exchangeable for equity interests in, other voting securities of or other ownership interests in Parent; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any equity interests in, other voting securities of or other ownership interests in Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). The issuance of Parent Common Stock as contemplated by this Agreement will not cause any adjustment to the number of shares of Parent Common Stock issuable upon conversion or exercise of any outstanding Parent Stock Options or other convertible Parent Securities.

(d) Accurate and complete copies of each Parent Stock Plan, and of the forms of all agreements and instruments and any amendments thereto relating to or issued under each thereof, have been made available to the Company. There are no agreements to amend, modify or supplement any such agreements, instruments or forms. Each award under a Parent Stock Plan was granted in accordance with the terms of such Parent Stock Plan, and each Parent Stock Option was granted with a per share exercise price no lower than the fair market value of one (1) share of Parent Common Stock as of the grant date, as determined by the board of directors of Parent in good faith.

4.6 Compliance with Laws. Neither Parent nor any Parent Subsidiary has violated or failed to comply with any Applicable Law material to the operation of Parent’s business.

4.7 Parent SEC Documents.

(a) Since January 1, 2013, Parent has timely filed with the Securities and Exchange Commission (the “SEC”) all required forms, reports, statements, certifications, prospectuses and documents required to be filed by it with the SEC (collectively, and together with any exhibits and schedules thereto and any other information incorporated therein, the “Parent SEC Documents”). Each of the Parent SEC Documents complied as to form, when filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), in all material respects with Applicable Law, including the applicable provisions of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and in each case, any rules and regulations promulgated thereunder, each as in effect on the date so filed (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing). No Parent Subsidiary is required to file any statements, reports, schedules, forms or other documents with the SEC.

(b) Accurate and complete copies of the Parent SEC Documents have been made available (including via EDGAR) to the Company. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing, or, if a registration statement, as amended or supplemented, if applicable, by a filing prior to the date of this Agreement pursuant to the Securities Act, on the date such registration statement or amendment became effective), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from SEC staff with respect to the Parent SEC Documents. To Parent’s knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation, other than any review or investigation initiated as a result of the transactions contemplated by this Agreement.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC (and such disclosure controls and procedures are effective) and all such material information is, in all material respects, made known to Parent’s principal executive officer and principal financial officer.

(d) Parent has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements, and such system of internal controls over financial report is reasonably effective. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of Parent’s board of directors: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information; and (ii) any material fraud, within the knowledge of Parent, that involves management or other employees who have a significant role in Parent’s internal controls over financing reporting. As of the date hereof, there is no reason to believe that Parent’s independent auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when required. To the knowledge of Parent, neither Parent nor any of the Parent Subsidiaries nor Parent’s independent auditors have identified or been made aware of: (x) any significant deficiency or material weakness in the design or operation of Parent’s internal controls; (y) any illegal act or fraud, whether or not material, that involves Parent’s management or other employees; or (z) any reasonably credible claim or allegation regarding any of the foregoing.

(e) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Parent SEC Documents, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this section, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Parent is, and has at all times since January 1, 2013 been, in compliance in all material respects with the applicable listing requirements of the Exchange, and has not since January 1, 2008 received any notice asserting any non-compliance with the listing requirements of the Exchange.

4.8 Parent Financial Statements. The consolidated financial statements for Parent and the Parent Subsidiaries as of and for the years ended December 31, 2013, 2014 and 2015 and the quarter ended June 30, 2016, in each case provided to the Company prior to the date hereof, are herein referred to as the “Parent Financial Statements” and the balance sheet of Parent as of June 30, 2016 is herein referred to as the “Parent Balance Sheet”. Each of the Parent Financial Statements (including, in each case, any related notes thereto): (i) was prepared in accordance with GAAP as in effect on the date of such Parent Financial Statements (or such other date as may be reflected in such Parent Financial Statements), in each case applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of any unaudited portion of the Parent Financial Statements, except as such unaudited portion of the Parent Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material); and (ii) fairly presented, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, consistent with the books and records of Parent and the Parent Subsidiaries (except as may be indicated in the notes thereto or, in the case of any unaudited portion of the Parent Financial Statements, except as such unaudited portion of the Parent Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material). No financial statements of any Person other than Parent and the Parent Subsidiaries actually included in the Parent Financial Statements are required by GAAP to be included in the Parent Financial Statements. Except as required by GAAP, Parent has not, between the last day of its most recently ended fiscal year and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. Parent has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year that is currently outstanding or that resulted (or would reasonably be expected to result) in an adjustment to, or any restatement of, the Parent Financial Statements. No current or former independent auditor for Parent has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with Parent on a matter of accounting practices.

4.9 Title to Property. Parent and the Parent Subsidiaries have good title to all of their respective material tangible properties, interests in tangible properties and tangible assets, both real and personal, reflected in the Parent Balance Sheet, and have valid leasehold interests in all material leased properties and assets, in each case free and clear of all Liens other than Permitted Liens. Schedule 4.9 of the Parent Disclosure Schedule identifies each parcel of real property owned or leased by Parent or any of the Parent Subsidiaries.

4.10 Absence of Undisclosed Liabilities. Neither Parent, nor any of the Parent Subsidiaries or the entities listed on Schedule 4.1(b) of the Parent Disclosure Schedule has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, other than: (i) liabilities identified as such in the “liabilities” column of the Parent Balance Sheet; (ii) liabilities that have been incurred by Parent since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice that, individually or in the aggregate, do not exceed $100,000; (iii) liabilities for performance of obligations under Parent Contracts; and (iv) liabilities and obligations under this Agreement and investment banking, accounting, legal and other fees incurred by Parent in connection with the negotiation, execution and delivery of this Agreement. To the knowledge of Parent, all of the accounts payable and accrued expenses of Parent and the Parent Subsidiaries, as of the date of this Agreement, are disclosed on Schedule 4.10 of the Parent Disclosure Schedules.

4.11 Absence of Changes or Events. Except as contemplated by this Agreement, since March 31, 2016: (i) there has been no Parent Material Adverse Effect; and (ii) there has not been any action or omission by Parent or any of the Parent Subsidiaries that, if taken during the Interim Period without the Company’s consent, would constitute a breach of Section 5.2.

4.12 Capital Stock of Subsidiaries. Parent is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Parent Subsidiaries and the entities listed on Schedule 4.1(b) of the Parent Disclosure Schedule. All of such shares or other equity interests have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by Parent free and clear of any Lien with respect thereto, in each case other than Permitted Liens or as otherwise described on Schedule 4.12 of the Parent Disclosure Schedule. There are no proxies or voting agreements with respect to such shares or other equity interests, and there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments obligating Parent or any of the Parent Subsidiaries to issue, transfer, sell, repurchase or redeem any shares of capital stock or other equity securities of any Parent Subsidiary or any other securities convertible into, exercisable for, or evidencing the right to subscribe for any such shares (collectively, the “Parent Subsidiary Securities”). Except as set forth on Schedule 4.1(b) of the Parent Disclosure Schedule, Parent does not directly or indirectly own any interest in any Person.

4.13 Litigation.

(a) Except as disclosed on Schedule 4.13(a) of the Parent Disclosure Schedule, there is no Action pending or, to the knowledge of Parent, threatened against Parent, any of the Parent Subsidiaries or any of their respective officers, directors and managers (in their capacities as such), or involving any of their respective assets, before any Government Authority, arbitrator or mediator. There is no Action pending or, to the knowledge of Parent, threatened which in any manner challenges, seeks to or is reasonably likely to prevent, enjoin, alter or delay the consummation of any of the transactions contemplated by this Agreement, including the Merger, or otherwise prevent or delay Parent or Merger Sub from performing its obligations hereunder.

(b) There is no outstanding Order to which Parent, any Parent Subsidiary or any of their respective assets is or was a party or by which Parent, any Parent Subsidiary or any of their respective assets is bound, the terms of which have not been satisfied by Parent or such Parent Subsidiary.

4.14 Insurance. Schedule 4.14 of the Parent Disclosure Schedule lists: (i) all insurance policies (including all workers’ compensation insurance policies) covering the business, properties or assets of Parent and the Parent Subsidiaries or any Parent Employee Benefit Plan or its fiduciaries; (ii) the premiums and coverages of such policies; (iii) all claims in excess of $100,000 made against any such policies since January 1, 2013; and (iv) all claims made against any such policies that remain open and/or unresolved as of the date of this Agreement. All such policies are in effect, and accurate and complete copies of all such policies have been made available to the Company. Parent has not received written notice of the cancellation or threat of cancellation of any of such policies.

4.15 Contracts and Commitments.

(a) Except as set forth on Schedule 4.15(a) of the Parent Disclosure Schedule, none of Parent, the Parent Subsidiaries nor any of the entities listed on Schedule 4.1(b) of the Parent Disclosure Schedule is a party to or bound by any of the following:

(i) any Contract that provides for post-employment or post-consulting liabilities or obligations, including severance pay;

(ii) any Contract under which payments or obligations will be increased, accelerated or vested by the occurrence (whether alone or in conjunction with any other event) of any of the transactions contemplated by this Agreement, including the Merger, or under which the value of the payments or obligations will be calculated on the basis of any of the transactions contemplated by this Agreement, including the Merger, whether pursuant to a change in control or otherwise;

(iii) any Contract currently in force relating to the disposition or acquisition of assets where the fair market value of such assets exceeds $100,000, in each case other than inventory sold in the ordinary course of business;

(iv) any Contract relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise or Person, excluding wholly-owned Parent Subsidiaries;

(v) any Contract for the purchase of materials, supplies, equipment or services, under which the aggregate payments made to one party or group of related parties after during the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $100,000;

(vi) any Contract relating to the guarantee (whether absolute or contingent) by Parent or any of the Parent Subsidiaries of (A) the performance of any other Person (other than Parent or a wholly-owned Parent Subsidiary) or (B) the whole or any part of the indebtedness or liabilities of any other Person (other than Parent or a wholly-owned Parent Subsidiary);

(vii) any Contract relating to the indemnification by Parent of its officers, directors, managers or agents;

(viii) any material Contract of indemnification or guaranty;

(ix) any power of attorney authorizing the incurrence of an obligation on the part of Parent or the Parent Subsidiaries;

(x) any Contract which limits or restricts (A) where Parent or any of the Parent Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which Parent or any of the Parent Subsidiaries may engage or (C) any acquisition of assets or stock (tangible or intangible) by Parent or any of the Parent Subsidiaries;

(xi) any Contract under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $100,000;

(xii) any Contract for the borrowing or lending of money, or the availability of credit (except credit extended by Parent or any of the Parent Subsidiaries to customers in the ordinary course of business and consistent with past practice);

(xiii) any Contract relating to any hedging, option (other than options granted to service providers in connection with the performance of services), derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

(xiv) any collective bargaining agreements;

(xv) any Contract relating to the employment of individuals who serve as officers of Parent or any Parent Subsidiary; or

(xvi) any Contract that would otherwise be required to be filed as an exhibit to a periodic report under the Exchange Act, as provided by Item 601 of Regulation S-K promulgated under the Exchange Act.

Each Contract of the type described in this Section 4.15(a) and in existence as of the date hereof is referred to herein as a “Parent Contract”.

(b) An accurate and complete copy of each Parent Contract (including all amendments thereto) has been made available to the Company.

(c) Neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any other party to a Parent Contract, is in material breach, violation or default under, or has received written notice that it has breached, violated or defaulted under (nor, to the knowledge of Parent, does there exist any condition under which, with the passage of time or the giving of notice or both, would reasonably be expected to cause such a breach, violation or default under), any Parent Contract material to the operation of Parent’s business.

(d) Each Parent Contract is a valid, binding and enforceable obligation of Parent and any applicable Parent Subsidiary and, to the knowledge of Parent, of the other party or parties thereto, in accordance with its terms and is in full force and effect, in each case except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

4.16 Labor Matters; Employment and Labor Contracts.

(a) Except as disclosed on Schedule 4.16(a) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is party to any union Contract or other collective bargaining agreement, nor, to the knowledge of Parent, are there any activities or proceedings of any labor union to organize any employees of Parent or any Parent Subsidiary.

(b) There is no labor strike, slowdown or stoppage pending or, to the knowledge of Parent, threatened against Parent or any of Parent Subsidiaries. No petition for certification has been filed and is pending or, to the knowledge of Parent, threatened to be filed before the National Labor Relations Board with respect to any employees of Parent or any of the Parent Subsidiaries. There are no material Actions pending or, to the knowledge of Parent, threatened between Parent or any of the Parent Subsidiaries and any of their respective employees. Except as disclosed on Schedule 4.16(b) of the Parent Disclosure Schedule, the employment of each of the employees of Parent and each Parent Subsidiary is “at will” and neither Parent nor any Parent Subsidiary has any contractual obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. Neither Parent nor any Parent Subsidiary is currently a party to any Contract whereby it leases employees or other service providers from another Person.

(c) No current or former employee of Parent or any Parent Subsidiary is, or since January 1, 2013 has been, employed by Parent or any Parent Subsidiary outside of the United States.

4.17 Intellectual Property Rights.

(a) Schedule 4.17(a) of the Parent Disclosure Schedule accurately identifies and describes each proprietary product or service currently developed, manufactured, marketed or sold by or on behalf of Parent or any of the Parent Subsidiaries, including products or services currently designated as development candidates with a unique internal name by Parent or any of the Parent Subsidiaries.

(b) Parent has provided Company with a true, accurate, and complete (i) patent docket dated June 7, 2016 and (ii) 2016 IP budget, dated February 16, 2016, showing: Schedule 4.17(b) of the Parent Disclosure Schedule accurately identifies: (i) each item of Registered IP in which Parent or any of the Parent Subsidiaries has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest and (iv) each Parent IP that is a granted patent that in any way covers any product or service identified in Schedule 4.17(a) of the Parent Disclosure Schedule.

(c) Schedule 4.17(c) of the Parent Disclosure Schedule accurately identifies: (i) all Intellectual Property Rights or Intellectual Property licensed to Parent or any of the Parent Subsidiaries (other than any non-customized software that (x) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (y) is not incorporated into, or used directly in the development, manufacturing or distribution of, any of Parent’s or the Parent Subsidiaries’ products or services and (z) is generally available on standard terms for less than $25,000); (ii) the corresponding Contract(s) pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to Parent or the Parent Subsidiaries; and (iii) whether the license or licenses granted to Parent or the Parent Subsidiaries are exclusive or non-exclusive.

(d) Schedule 4.17(d) of the Parent Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted by Parent or any of the Parent Subsidiaries any license under, or otherwise has received or acquired any exclusive right (whether or not currently exercisable) or interest in, any Parent IP. Except as set forth on Schedule 4.17(d) of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries are bound by, and no Parent IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Parent or any of the Parent Subsidiaries to use, exploit, assert or enforce any Parent IP anywhere in the world, except field and geographical restrictions in applicable licenses to Parent IP granted to Parent.

(e) Parent has provided to the Company an accurate and complete copy of each standard form of Parent IP Contract used by Parent or any of the Parent Subsidiaries at any time since January 1, 2013, including each standard form of: (i) employee agreement containing any intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (iii) confidentiality or nondisclosure agreement. Schedule 4.17(e) of the Parent Disclosure Schedule accurately identifies each Parent IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Company.

(f) Parent and the Parent Subsidiaries exclusively own all right, title and interest to and in Parent IP (other than Intellectual Property Rights exclusively licensed to Parent or the Parent Subsidiaries as identified in Schedule 4.17(c) of the Parent Disclosure Schedule or otherwise as identified in Schedule 4.17(b)) free and clear of any Liens (other than non-exclusive licenses granted pursuant to the Contracts listed in Schedule 4.17(d) of the Parent Disclosure Schedule and the Permitted Liens listed in Schedule 4.17(d) of the Parent Disclosure Schedule). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to perfect the rights of Parent and the Parent Subsidiaries in Parent IP have been validly executed, delivered and, if related to Registered IP, filed in a timely manner with the appropriate Government Authority, where required.

(ii) Except for Registered IP identified on Schedule 4.17(b) of the Parent Disclosure Schedule, no funding, facilities or personnel of any Government Authority were used, directly or indirectly, to develop or create, in whole or in part, any of Parent IP.

(iii) Since January 1, 2013, neither Parent nor any of the Parent Subsidiaries have assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(g) To Parent’s knowledge, all Parent IP that is Registered IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing, to Parent’s knowledge:

(i) Each U.S. patent application and U.S. patent in which Parent or any of the Parent Subsidiaries has an ownership interest or exclusive license and the right to prosecute was filed within one (1) year of a printed publication, public use or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which Parent or any of the Parent Subsidiaries has an ownership interest or exclusive license and the right to prosecute was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public.

(ii) Except as set forth on Schedule 4.17(g)(ii) of the Parent Disclosure Schedule, no trademark or trade name owned, used or applied for by Parent or any of the Parent Subsidiaries conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any trademark owned, used or applied for by or on behalf of Parent or any of the Parent Subsidiaries.

(iii) Each item of Parent IP that is Registered IP is in compliance with all legal requirements, other than any legal requirement that can be met with reasonable effort with respect to such Registered IP so as to avoid revocation, cancellation, or lapse or otherwise adversely affect its enforceability, use, or priority, and all filings, payments and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline.

(iv) All assignments to Parent of inventorship, authorship or ownership rights relating to Parent IP that is Registered IP are valid and enforceable.

(v) Except as set forth on Schedule 4.17(g)(v) of the Parent Disclosure Schedule, no interference, opposition, reissue, reexamination or other Action is, or since January 1, 2013 has been, pending or, to Parent’s knowledge, threatened, in which the scope, validity or enforceability of any Parent IP that is Registered IP is being or has been or is expected by Parent to be contested or challenged. To Parent’s knowledge, there is no basis for a claim that any Parent IP that is Registered IP is invalid or unenforceable.

(h) Each Person who is or was an employee or contractor of Parent or any of the Parent Subsidiaries and who is or was involved in the creation or development of any Parent IP has signed an agreement containing an assignment of Intellectual Property Rights to Parent or one of the Parent Subsidiaries. No current or former stockholder, officer, director, employee, consultant or contractor of Parent or any of the Parent Subsidiaries has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP. To Parent’s knowledge, no employee of Parent or any of the Parent Subsidiaries is: (x) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Parent or the Parent Subsidiaries; or (y) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality obligations. Since January 1, 2013, neither Parent nor any of the Parent Subsidiaries have assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(i) Parent and the Parent Subsidiaries have taken all reasonable steps for a company of its size and resources to maintain the confidentiality of and otherwise protect and enforce their rights in all material proprietary information that Parent or any of the Parent Subsidiaries holds, or purports to hold, as a trade secret.

(j) Neither Parent nor any of the Parent Subsidiaries are, and neither Parent nor any of the Parent Subsidiaries ever were, a contributor to any industry standards body or similar organization that could require or obligate Parent or any of the Parent Subsidiaries to grant or offer to any other Person any license or right to any Parent IP.

(k) To Parent’s knowledge, since January 1, 2013 no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Parent IP.

(l) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby, including the Merger, will, with or without notice or lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Parent IP; (ii) a breach of any license agreement listed or required to be listed in Schedule 4.17(c) of the Parent Disclosure Schedule; (iii) the release, disclosure or delivery of any Parent IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of Parent IP.

(m) To Parent’s knowledge, neither Parent nor any of the Parent Subsidiaries have infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person, including but not limited to, by the making, using, or selling of any proprietary products or services set forth in Schedule 4.17(a) of the Parent Disclosure Schedule. Without limiting the generality of the foregoing, except as set forth on Schedule 4.17(m) of the Parent Disclosure Schedule, (i) no infringement, misappropriation or similar claim or Action is pending or, to Parent’s knowledge, threatened against Parent or any of the Parent Subsidiaries or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by Parent or any of the Parent Subsidiaries with respect to such claim or Action and (ii) neither Parent nor any of the Parent Subsidiaries have ever received any written notice or other written communication (whether in electronic form or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Rights of another Person.

(n) Except as disclosed on Schedule 4.17(n) of the Parent Disclosure Schedule or pursuant to licenses for off-the-shelf software, Parent is not a party to any Contract requiring any future payment of royalties by Parent or any of the Parent Subsidiaries for the use of any Intellectual Property Rights or Intellectual Property.

(o) To Parent’s knowledge, neither Parent nor any of the Parent Subsidiaries are bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim. Neither Parent nor any of the Parent Subsidiaries have ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right.

(p) No claim or Action involving any Intellectual Property or Intellectual Property Right owned by or exclusively licensed to Parent or any of the Parent Subsidiaries is pending or, to Parent’s knowledge, has been threatened, except for any such claim or Action that, if adversely determined, would not adversely affect: (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by Parent or any of the Parent Subsidiaries; or (ii) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by or on behalf of Parent or any of the Parent Subsidiaries.

(q) The failure by Parent or any Parent Subsidiary to register, reregister, renew, extend, or reapply, or otherwise keep effective, the Parent IP, shall not give any current licensor, licensee or other third Person having an interest in any such Parent IP the right to demand penalties (cash or otherwise) from Parent or any Parent Subsidiary.

(r) With respect to all registered Parent IP that Parent has permitted to lapse, Parent has timely notified all licensees, licensors and other third Persons having a contractual right with respect to any such Parent IP, of such lapsed Parent IP.

4.18 Taxes.

(a) Parent and each of the Parent Subsidiaries have filed all material Tax Returns required to be filed by them, and all such Tax Returns are accurate and complete in all material respects. Parent and each of the Parent Subsidiaries have paid (or Parent has paid on behalf of each of the Parent Subsidiaries) all Taxes due and payable as shown on such Tax Returns. No unresolved deficiencies for any Taxes have been proposed, asserted or assessed, in each case, in writing, against Parent or any of the Parent Subsidiaries, other than deficiencies that are reflected by reserves maintained in accordance with GAAP and are being contested in good faith and by appropriate procedures.

(b) Since June 30, 2010, neither Parent nor any of the Parent Subsidiaries: (i) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax other than as the result of extending the due date of a Tax Return; (ii) has granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iii) has received a written inquiry from any taxing authority regarding the filing of Tax Returns in a jurisdiction where it is not presently filing Tax Returns; or (iv) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction. There are no current audits of federal, state, local or foreign Tax Returns of Parent or of any of the Parent Subsidiaries by any taxing authority.

(c) Neither Parent nor any of the Parent Subsidiaries has assumed any material liability for the Taxes of another Person under any Contract which liability remains unpaid. Neither Parent nor any of the Parent Subsidiaries is bound by any Tax sharing agreement or similar arrangements (including any Tax indemnity arrangements) the principal subject of which is Taxes.

(d) There is no Lien for Taxes on any of the assets of Parent or any of the Parent Subsidiaries, except for Permitted Liens.

(e) Neither Parent nor any of the Parent Subsidiaries is party to any contract or arrangement that could, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, result, separately or in the aggregate, in the payment of any “excess parachute payment” to a “disqualified individual” for purposes of Section 280G or Section 4999 of the Code and the regulations thereunder (and any comparable provisions of state, local or foreign Tax law).

(f) Parent and each of the Parent Subsidiaries have properly withheld on all material amounts paid to employees and have paid over such amounts to the appropriate taxing authorities.

(g) Neither Parent nor any Parent Subsidiary is or has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign Tax law) other than a group the common parent of which is or was Parent.

(h) Neither Parent nor Merger Sub has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code, including, without limitation, any action or transaction that would cause the Merger to fail to satisfy the continuity of business enterprise or continuity of interest requirements set forth in Treasury Regulations Section 1.368-1(d) and 1.368-1(e), respectively.

(i) Notwithstanding any provision of this Agreement to the contrary, (i) the foregoing provisions of this Section 4.18 constitute the sole and exclusive representations and warranties by the Parent regarding Taxes, Tax Returns and other matters relating to Taxes.

4.19 Employee Benefit Plans; ERISA.

(a) Schedule 4.19(a) of the Parent Disclosure Schedule lists all: (i) “employee pension benefit plans” as defined in Section 3(2) of ERISA (“Pension Plans”); (ii) “employee welfare benefit plans” as defined in Section 3(1) of ERISA (“Welfare Plans”) whether or not subject to ERISA; (iii) stock bonus, stock option, restricted stock, phantom stock, stock appreciation right, stock purchase or other equity compensation plans; bonus, profit-sharing, change-in-control or other incentive plans; deferred compensation arrangements; severance plans; holiday or vacation plans; sabbatical programs; relocation arrangements; or any other material fringe benefit programs; and (iv) other material employee benefit or compensation plans, programs, policies or arrangements excluding any that are Parent Contracts, in each case covering employees and directors of Parent or any Parent Subsidiary that either are maintained or contributed to by Parent or any of the Parent Subsidiaries or to which Parent or any of the Parent Subsidiaries is obligated to make payments or otherwise has or may have any liability (collectively, the “Parent Employee Benefit Plans”).

(b) With respect to each Parent Employee Benefit Plan, Parent and each of the Parent Subsidiaries are in compliance with and have performed all obligations required under, in each case, in all material respects, the applicable provisions of ERISA, the Code and other Applicable Laws, and the terms of such Parent Employee Benefit Plan and each Parent Employee Benefit Plan has been administered in compliance with its terms and Applicable Laws, including ERISA and the Code.

(c) All material contributions to, and material payments from the Parent Employee Benefit Plans that are required to have been made in accordance with the Parent Employee Benefit Plans have been timely made, and timely deposits of employee contributions have been made.

(d) With respect to each Parent Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, each such Parent Employee Benefit Plan and the trusts, if any, maintained thereunder, are the subjects of a favorable determination or opinion letter from the IRS with respect to its qualification or Tax exemption, as the case may be, and no event has occurred and no condition exists with respect to the form or operation of such Parent Employee Benefit Plan that would cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA or the Code. No Parent Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has permitted investment in Parent Securities.

(e) There are no: (i) Actions pending or, to the knowledge of Parent, threatened by any Government Authority involving the Parent Employee Benefit Plans; nor (ii) Actions pending or, to the knowledge of Parent, threatened claims (other than routine claims for benefits) against any Parent Employee Benefit Plans, against the assets of any of the trusts under any Parent Employee Benefit Plans or against any fiduciary of any Parent Employee Benefit Plans or against Parent or any Parent Subsidiary with respect to such Parent Employee Benefit Plans or asserting any rights or claims to benefits under any Parent Employee Benefit Plan or against the assets of any trust under such Parent Employee Benefit Plan. To the knowledge of Parent, there are no facts which would form the basis for any Action contemplated by this Section 4.19(e).

(f) For the past six (6) years from the date hereof, none of Parent, any of the Parent Subsidiaries nor any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Plans or Welfare Plans maintained by Parent or any of the Parent Subsidiaries, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) except as would not create a material liability for Parent, other than one which qualifies for an applicable statutory exemption.

(g) None of Parent, any of the Parent Subsidiaries nor any of the Parent ERISA Affiliates sponsors, maintains, administers or contributes to, nor have they, in the past six (6) years from the date hereof, sponsored, maintained, administered or contributed to, or had any liability with respect to, any Pension Plan subject to Title IV of ERISA, Sections 412, 430 or 4971 of the Code or Section 302 of ERISA. No Parent Employee Benefit Plan is: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iii) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(h) With respect to each of the Parent Employee Benefit Plans, accurate and complete copies of the following documents have been made available to the Company: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Benefit Plan that is subject to ERISA and Code reporting requirements.

(i) None of the Welfare Plans maintained by Parent or any of the Parent Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and then only at the expense of the participant or the participant’s beneficiary.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Merger, will, either alone or in combination with a termination of employment: (i) entitle any current or former employee, officer, director or other service provider of Parent or any of the Parent Subsidiaries to severance pay, a change of control payment or any other payment by the Company, or Parent and any of the Parent Subsidiaries; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or other service provider, in either case pursuant to a Parent Employee Benefit Plan.

(k) Parent and each Parent Subsidiary is in compliance in all material respects with the WARN Act. In the past two (2) years: (i) neither Parent nor any Parent Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one (1) or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Parent or any of the Parent Subsidiaries; and (iii) neither Parent nor any Parent Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither Parent nor any Parent Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof or any similar event that when aggregated with enough such other events would trigger the advance notice requirements of the WARN Act.

4.20 Regulatory Matters.

(a) Parent and the Parent Subsidiaries hold all material licenses, permits, franchises, variances, registrations, exemptions, orders and other governmental authorizations, consents, approvals and clearances, and have submitted all material notices to, all Government Authorities, including all authorizations under the FDCA, the PHSA and the regulations of the FDA promulgated thereunder, and any other Government Authority that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of Parent’s current or under-development products (any such Government Authority, a “Parent Regulatory Agency”) required for the lawful operation of the businesses of Parent and the Parent Subsidiaries as presently conducted (the “Parent Permits”). All such Parent Permits are valid and in full force and effect. None of such Parent Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. Parent and the Parent Subsidiaries are the sole and exclusive owner of the Parent Permits and the associated filings and applications with the FDA or other Parent Regulatory Agency, including any biologics license application, new drug application, 510(k) submission, premarket approval, investigational new drug or investigational device exemption application, comparable regulatory application or filing made or held by or issued to Parent and the Parent Subsidiaries (collectively, the “Parent Regulatory Filings”) and hold all right, title and interest in and to all Parent Regulatory Filings free and clear of any Lien. Parent and the Parent Subsidiaries have not granted any third party any right or license to use, access or reference any of the Parent Regulatory Filings, including, without limitation, any of the know-how contained in any of the Parent Regulatory Filings or rights (including any regulatory exclusivities) associated with each such Parent Regulatory Filing.

(b) Since January 1, 2013, there has not occurred any breach or violation of, default (with or without notice or lapse of time or both) under or event giving rise to any right of termination, amendment or cancellation of (with or without notice or lapse of time or both), any Parent Permit. Parent and the Parent Subsidiaries are in compliance in all material respects with the terms of all Parent Permits, and no event has occurred and no facts or circumstances exist that, to the knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Parent Permit.

(c) Since January 1, 2013, all material applications, submissions, information and data utilized by Parent or the Parent Subsidiaries as the basis for, or submitted by or, to the knowledge of Parent, on behalf of Parent or the Parent Subsidiaries in connection with, any and all requests for Parent Permits when submitted to the FDA or other Parent Regulatory Agency, were accurate and complete in all material respects as of the date of submission, and any updates, changes, corrections or modifications to such applications, submissions, information and data required under Applicable Law have been submitted to the FDA or other Parent Regulatory Agency.

(d) Since January 1, 2013, neither Parent nor any of the Parent Subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Parent Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or similar policies under Applicable Law. Neither Parent’s nor any of the Parent Subsidiaries’ agents or subcontractors has been convicted of any crime or engaged in any conduct which has resulted or could result in debarment or disqualification by the FDA or any other Government Authority, and there are no proceedings pending or threatened that reasonably might be expected to result in criminal or civil liability or debarment or disqualification by the FDA or any other Government Authority.

(e) Neither Parent nor any of the Parent Subsidiaries nor, to the knowledge of Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of Parent or any of the Parent

Subsidiaries has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA or any similar Applicable Law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(f) Since January 1, 2013, there has not been any voluntarily or involuntarily initiated, conducted, or issued recall, market withdrawal, safety alert, warning, “dear doctor” letter, market correction, or investigator notice relating to an alleged material lack of safety or efficacy of any product of Parent or product candidate of Parent.

(g) Parent is in compliance in all material respects with all Applicable Laws and any other letters, notices or guidance issued by the FDA or any Government Authority which regulate the sale of pharmaceutical products or biological, or device products in any jurisdiction. There are no pending or, to the knowledge of Parent, threatened regulatory Actions (other than non-material routine or periodic inspections or reviews) against Parent or its Subsidiaries. Since January 1, 2013 there have been no written notices, reports, warning letters, or untitled letters alleging or asserting noncompliance in any material respect with any Applicable Law relating to Parent or any Parent Subsidiary or the products or product candidates of Parent or any Parent Subsidiary or any subpoenas or investigative demands or other written inquiries that would reasonably be interpreted as raising a compliance concern sent or delivered by any Government Authority with regard to any product or any product candidate of Parent or any Parent Subsidiary.

(h) There are no ongoing manufacturing operations by Parent or by any Parent Subsidiary.

(i) Parent is and has been in compliance in all material respects with all Applicable Laws requiring the maintenance or submission of reports or records under requirements administered by the FDA or any other Government Authority, including Adverse Experiences, Serious Adverse Events, and Serious Injuries. There have been no Serious Adverse Events or Serious Injuries associated with the use (including in clinical trials) of the products or product candidates of Parent or any Parent Subsidiary that have not been reported to the FDA in accordance with Applicable Law.

(j) To the knowledge of Parent, all studies, tests, and preclinical and clinical research being conducted by Parent and Parent Subsidiaries, and to the knowledge of Parent, on behalf of Parent and Parent Subsidiaries, were at all times, conducted incompliance in all material respects with all Applicable Laws, including, as applicable, good laboratory practice regulations set forth in 21 C.F.R. Part 58, good clinical practices, as defined or recognized by the FDA, including the ICH Tripartite Guideline for Good Clinical Practice, other applicable provisions of the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812, and comparable laws of any other Government Authority; and there are no ongoing studies, tests, or preclinical or clinical research being conducted by, or on behalf of, Parent or any Parent Subsidiary. No clinical trial conducted by Parent or any Parent Subsidiary or, to the knowledge of Parent, on behalf of Parent or any Parent Subsidiary has been terminated or suspended prior to completion for safety or non-compliance reasons, and neither the FDA nor any other Government Authority, clinical investigator or institutional review board that has or had jurisdiction over or participated in any such clinical trial has initiated, or, to the knowledge of Parent, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any such ongoing clinical trial, or to disqualify, restrict or debar any clinical investigator or other Person or entity involved in any such clinical trial.

(k) Neither Parent nor any Parent Subsidiary nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of Parent or any Parent Subsidiary, nor, to the knowledge of Parent, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) of Parent or any Parent Subsidiary is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Government Authority concerning compliance with the laws governing Federal Health Care Programs.

(l) Neither Parent nor any Parent Subsidiary nor any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) of Parent or any Parent Subsidiary, nor, to the knowledge of the Parent, any agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(1)(ii)) of Parent or any Parent Subsidiary: (i) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (iii) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (iv) to the knowledge of Parent, is the target or subject of any current investigation by a Government Authority relating to any Federal Health Care Program related offense; or (v) is currently charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program.

(m) To the knowledge of Parent, there are no pending or threatened filings against Parent or any Parent Subsidiary of an action relating to Parent or any Parent Subsidiary under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(n) To the knowledge of Parent, neither Parent nor any Parent Subsidiary is under investigation by any Government Authority for a violation of HIPAA or the regulations contained in 45 C.F.R. Parts 160 and 164, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations, or any comparable state or local laws. Neither Parent nor any Parent Subsidiaries are “covered entities” as that term is defined in HIPAA. Parent and the Parent Subsidiaries have been in compliance in all material respects with federal and state data breach laws.

4.21 Environmental Matters.

(a) No Hazardous Materials are present, as a result of the actions of Parent or any of the Parent Subsidiaries or, to the knowledge of Parent, as a result of any actions of any other Person, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of the Parent Subsidiaries has at any time owned, operated, occupied or leased, in each case as would result in a material violation of any Environmental Laws.

(b) Neither Parent nor any of the Parent Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed any Person to Hazardous Materials in material violation of any Environmental Law, nor has Parent or any of the Parent Subsidiaries engaged in any Hazardous Materials Activities in material violation of any Environmental Laws.

(c) No material Action is pending or, to the knowledge of Parent, threatened, concerning any Parent Permit, Hazardous Material or Hazardous Materials Activity of Parent or any of the Parent Subsidiaries. Since January 1, 2013, Parent and the Parent Subsidiaries have not received written notice that Parent or any of the Parent Subsidiaries are responsible, or potentially responsible, for the investigation, remediation, cleanup or similar action at any property presently or formerly used by Parent or any of the Parent Subsidiaries for recycling, disposal or handling of Hazardous Materials.

4.22 Proxy Statement. The Proxy Statement, at the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to Parent stockholders and at the time of the Parent Special Meeting (or any adjournment or postponement thereof), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.22 will not apply to statements or omissions included in the Proxy Statement (and any amendment or supplement thereto) based upon information regarding the Company supplied to Parent in writing by the Company for use therein (it being understood that all other information in the Proxy Statement (and any amendment or supplement thereto) will be deemed to have been supplied by Parent). The Proxy Statement (and any amendment or supplement thereto) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and, subject to Section 5.4(d), the Proxy Statement will include the Parent Board Recommendation.

4.23 Finders or Brokers. Except for the entities listed on Schedule 4.23, an accurate and complete copy of each of whose engagement letters have been provided to the Company prior to the date hereof, neither Parent nor any of the Parent Subsidiaries has employed or retained any investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, including the Merger.

4.24 Takeover Statutes. Parent has taken all action necessary to exempt or exclude this Agreement and the transactions contemplated hereby, including the Merger, from all applicable Takeover Statutes. Accordingly, no Takeover Statute applies to this Agreement or the transactions contemplated hereby, including the Merger, with respect to Parent. Parent does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

4.25 Valid Issuance. The shares of Parent Common Stock to be issued as Merger Consideration pursuant to this Agreement have been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

ARTICLE V

COVENANTS

5.1 Conduct of Company Business During Interim Period. Except as contemplated or required by this Agreement or as expressly consented to in writing by Parent, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time (the “Interim Period”), the Company will: (i) conduct its operations according to its ordinary course of business; (ii) use its reasonable best efforts to preserve intact its business, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, distributors, consultants, customers and others having business relationships with it, except in each case, to the extent that the termination of any such services or relationships is in the ordinary course of business; and (iii) not take any action which would reasonably be expected to adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth on Schedule 5.1 of the Company Disclosure Schedule, during the Interim Period, the Company will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly, do any of the following:

(a) other than in the ordinary course of business or after prior written notice to Parent, (i) enter into any Contract that would have been a Company Contract were the Company a party or subject thereto on the date of this Agreement; or (ii) terminate or amend in any material respect any Company Contract or waive any material right thereunder;

(b) other than after prior written notice to Parent, adopt any new severance plan or grant any severance or termination payments to any officer or director of the Company, except payments pursuant to written agreements or policies existing on the date hereof and previously disclosed in writing to Parent or as required by applicable Israeli law;

(c) other than in the ordinary course of business, after prior written notice to Parent, or with respect to the Company Private Placement, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or other equity security or split, combine or reclassify any capital stock or other equity security or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity security;

(d) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity security, except pursuant to rights of repurchase of any such shares under the Company Equity Plan;

(e) other than with respect to the Company Private Placement, cause, permit or propose any material amendments to the certificate of incorporation, bylaws, certificate of formation or limited liability company agreement (in each case, as applicable) of the Company;

(f) other than in the ordinary course of business, sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

(g) other than in the ordinary course of business or with respect to the Company Private Placement, incur any indebtedness for borrowed money or guarantee any such indebtedness, or issue or sell any debt securities, or warrants or rights to acquire debt securities, of the Company;

(h) enter into any “keep well” or other contract to maintain any financial statement condition of any Person other than a wholly-owned Subsidiary or enter into any arrangement having the economic effect of the foregoing;

(i) [Intentionally Omitted];

(j) pay, discharge, settle, compromise or satisfy any material pending or threatened Action, claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment or discharge of liabilities or obligations of the Company with respect to amounts owed to vendors or suppliers in the ordinary course of business, (ii) settlements or compromises of Actions in the ordinary course of business, (iii) settlements or compromises involving payments by the Company not in excess of $100,000 individually, or more than $250,000 in the aggregate, and (iv) with respect to Taxes;

(k) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets, any partnership, association or joint venture, or other than with respect to the Company Private Placement, any material change in capitalization;

(l) [Intentionally Omitted];

(m) maintain its books and records in a manner other than in the ordinary course of business consistent with past practice;

(n) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency, except in the ordinary course of business;

(o) institute any material change in its accounting methods, principles or practices other than as required by GAAP or for purposes of compliance with the Exchange and the Securities Act and Exchange Act;

(p) in respect of any Taxes: (i) except as required by Applicable Law, change any material election, change any material accounting method, enter into any material closing agreement, settle any material claim or assessment or consent to any material extension or waiver of the limitation period applicable to any material claim or assessment or amend any material Tax Return; or (ii) enter into any material Tax-sharing agreement or similar arrangement (including any Tax indemnity arrangement) the principal subject of which is Taxes;

(q) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities, other than the Company Private Placement, the grant of Company Stock Options to new employees or other employees of the Company, the issuance of any shares of Company Stock upon the exercise of Company Stock Options or existing warrants, or upon the conversion of existing convertible promissory notes; (ii) file a registration statement under the Securities Act with respect to an initial public offering of any Company Securities; or (iii) amend any term of any Company Security (whether by merger, consolidation or otherwise);

(r) enter into any agreement that, prior to the Effective Time, would limit the Company, or following the Effective Time, would limit Parent, the Surviving Corporation or any of the other Parent Subsidiaries, from engaging in any line of business, competing with any Person or selling any product or service;

(s) [Intentionally Omitted];

(t) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(u) agree or commit to do any of the foregoing.

5.2 Conduct of Parent Business During Interim Period. Except as contemplated or required by this Agreement or as expressly consented to in writing by the Company, during the Interim Period, each of Parent and the Parent Subsidiaries will: (i) timely file all required Parent SEC Documents required to be filed by it with the SEC under Applicable Law in a timely manner, with such Parent SEC Documents complying as to form, when filed, in all material respects with Applicable Law; (ii) maintain compliance in all material respects with the applicable listing requirements of the Exchange; and (iii) not take any action which would reasonably be expected to adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth on Schedule 5.2 of the Parent Disclosure Schedule, during the Interim Period, Parent will not, and will not permit the Parent Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), directly or indirectly, do any of the following:

(a) other than in the ordinary course of business, (i) enter into any Contract that would have been a Parent Contract were Parent or any of the Parent Subsidiaries a party or subject thereto on the date of this Agreement; or (ii) terminate or amend in any material respect any Parent Contract or waive any material right thereunder;

(b) adopt any new severance plan or grant any severance or termination payments to any officer or director of Parent or any of the Parent Subsidiaries, except payments pursuant to written agreements or policies existing on the date hereof and previously disclosed in writing to the Company;

(c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or other equity security or split, combine or reclassify any capital stock or other equity security or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity security;

(d) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity security, except pursuant to rights of repurchase of any such shares under any Parent Stock Plan;

(e) cause, permit or propose any material amendments to the certificate of incorporation, bylaws, certificate of formation or limited liability company agreement (in each case, as applicable) of Parent or any of the Parent Subsidiaries;

(f) other than in the ordinary course of business, sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Parent and the Parent Subsidiaries, taken as a whole;

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness, in each case, other than in the ordinary course of business or pursuant to the secured note and corresponding security agreement entered into by Parent in connection with this Agreement (the “Debt Commitment”), or issue or sell any debt securities or warrants or rights to acquire debt securities of Parent or any Parent Subsidiary, as the case may be;

(h) enter into any “keep well” or other contract to maintain any financial statement condition of any Person other than a wholly-owned Parent Subsidiary or enter into any arrangement having the economic effect of the foregoing;

(i) adopt or amend any employee benefit or employee equity purchase or employee option plan, hire any employee or otherwise enter into any employment Contract, pay any special bonus or special remuneration to any director or employee of Parent or any Parent Subsidiary, except any such amendments required by Applicable Law, or increase the salaries or wage rates of the officers or employees of Parent or any Parent Subsidiary, except increases in the salaries or wage rates of non-officer employees in the ordinary course of business or except as required by the terms of a Parent Contract as in existence on the date hereof;

(j) pay, discharge, settle, compromise or satisfy any pending or threatened Action, claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment or discharge of liabilities or obligations of Parent with respect to amounts owed to vendors or suppliers in the ordinary course of business; (ii) settlements or compromises of Actions in the ordinary course of business, (iii) settlements or compromises involving payments by Parent or any Parent Subsidiary not in excess of $100,000 individually, or more than $250,000 in the aggregate, and (iv) with respect to Taxes;

(k) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any Contract with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets, equity or other securities, any material change in capitalization, or any partnership, association or joint venture;

(l) (i) purchase any insurance policy; (ii) fail to renew any insurance policy naming it as a beneficiary or a loss payee; or (iii) take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered;

(m) maintain its books and records in a manner other than in the ordinary course of business consistent with past practice;

(n) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

(o) institute any change in its accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC;

(p) in respect of any Taxes: (i) except as required by Applicable Law, change any material election, change any material accounting method, enter into any material closing agreement, settle any material claim or assessment or consent to any material extension or waiver of the limitation period applicable to any material claim or assessment or amend any material Tax Return; or (ii) enter into any material Tax-sharing agreement or similar arrangement (including any Tax indemnity arrangement) the principal subject of which is Taxes;

(q) except as expressly contemplated by this Agreement, including in connection with the Warrant Amendment, (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Parent Securities or

Parent Subsidiary Securities, other than the issuance of any shares of Parent Common Stock upon the exercise of Parent Stock Options or Parent Securities existing on the date of this Agreement; or (ii) amend any term of any Parent Security or any Parent Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(r) enter into any agreement that would limit Parent, the Surviving Corporation or any of the other Parent Subsidiaries, from engaging in any line of business, competing with any Person or selling any product or service;

(s) make capital expenditures in excess of $50,000 in the aggregate or any expenditures not contemplated by the budget of Parent previously delivered to the Company and updated through the date of this Agreement;

(t) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(u) agree or commit to do any of the foregoing.

5.3 No Solicitation by the Company.

(a) Subject to Section 5.3(b) and Section 5.3(d), during the Interim Period, the Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, except as otherwise provided below: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing any non-public information relating to the Company), or knowingly induce or knowingly take any other action which would reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.3, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to knowingly facilitate or knowingly induce any effort or attempt to make or implement an Acquisition Proposal (including any Acquisition Proposal received prior to the date of this Agreement); (iii) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under this Agreement, or enter into any of the foregoing; or (iv) agree, resolve or commit to do any of the foregoing. The Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal. The Company shall promptly deny to any third party access to any data room (virtual or actual) containing any confidential information previously furnished to any such third party relating to any Acquisition Proposal.

(b) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to obtaining the Company Stockholder Approval, in response to an unsolicited written Acquisition Proposal that the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal (and that did not result from a violation of Section 5.3(a)), the Company may, upon a good faith determination by the board of directors of the Company (after receiving the advice of its outside counsel) that failure to take such action would be inconsistent with the Company’s board of directors’ fiduciary duties to the Company’s stockholders under Applicable Law: (x) furnish information with respect to the Company to the Person making such Acquisition Proposal (and such Person’s Representatives), provided that the Company and such Person first enter into a confidentiality agreement with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent and that would not prohibit compliance by the Company with the provisions of this Section 5.3, and provided further that all such information shall have been previously provided to Parent or is concurrently provided to Parent at the same time that it is provided to such Person; and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal.

(c) The Company shall promptly, but in no event later than forty-eight (48) hours, notify Parent in writing if any proposal, offer or inquiry is received by, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Acquisition Proposal. Such notice shall advise Parent in writing of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or other request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and the material terms of any such proposal, offer, inquiry or other request and of the status of any such discussions or negotiations relating thereto (including providing Parent with any additional written materials received relating to such proposal, offer, inquiry or other request).

(d) The board of directors of the Company shall not: (i) fail to make the Company Board Recommendation to the Company’s stockholders in accordance with Section 5.8(b); (ii) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, the Company Board Recommendation; (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to as a “Change in Company Board Recommendation”). Notwithstanding the foregoing, the board of directors of the Company may, at any time prior to obtaining the Company Stockholder Approval, take any of the actions set forth in Section 5.3(d)(i)-(ii) below, provided that prior to taking any such action, the Company complies with Section 5.3(e) of this Agreement:

(i) effect a Change in Company Board Recommendation in response to an Acquisition Proposal if the board of directors of the Company concludes in good faith: (A) after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law; and (B) after consultation with the Company’s outside counsel, that the Acquisition Proposal constitutes a Superior Proposal; and

(ii) effect a Change in Company Board Recommendation in response to an Intervening Event if the board of directors of the Company concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under Applicable Law.

(e) Notwithstanding anything to the contrary set forth in Section 5.3(d), the board of directors of the Company shall not be entitled to make a Change in Company Board Recommendation as contemplated by Section 5.3(d)(i) or Section 5.3(d)(ii) unless: (i) the Company shall have first provided prior written notice to Parent that it intends to take any of the foregoing actions (a “Company Notice”), which Company Notice shall, if the basis for the proposed action by the board of directors of the Company is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the board of directors of the Company is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, including a copy of the definitive acquisition agreement in the form to be entered into (it being understood and agreed that the delivery of such Company Notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation); and (ii) Parent does not make, within three (3) business days after the receipt of such Company Notice, a proposal that would, in the good faith judgment of the board of directors of the Company (after consultation with outside counsel), cause such events, facts and circumstances to no longer form the basis for the board of directors of the Company to effect a Change in Company Board Recommendation or cause the Acquisition Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be, provided that (x) any material change in such events, facts and circumstances or any amendment to any material term of such Superior Proposal or (y) with respect to any previous Change in Company Board Recommendation, any material change in the principal stated rationale by the Company board of directors for such previous Change in Company Board Recommendation, shall, in the case of either (x) or (y), require a new Company Notice and a new three (3) business day period.

(f) Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company or the board of directors of the Company from: (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel, the failure to make such disclosure would be inconsistent with the Company’s board of directors’ fiduciary duties to the Company’s stockholders under Applicable Law; provided, however, that this Section 5.3(f) shall not affect the obligations of the Company and the board of directors of the Company and the rights of Parent under Section 5.3(d) and Section 5.3(e) to the extent applicable to such disclosure (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information (other than the Company or the board of directors of the Company taking any action set forth in Section 5.3(d) and Section 5.3(e) of this Agreement) to the Company’s stockholders that is required to be made to such stockholders under Applicable Law or in satisfaction of the Company’s board of directors’ fiduciary duties under Applicable Law, shall be deemed to be a Change in Company Board Recommendation).

5.4 No Solicitation by Parent.

(a) Subject to Section 5.4(b) and Section 5.4(d), during the Interim Period, Parent shall not, nor shall it authorize or permit any of the Parent Subsidiaries or any of its or their respective Representatives to, directly or indirectly, except as otherwise provided below: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing any non-public information relating to Parent or any Parent Subsidiary), or knowingly induce or knowingly take any other action which would reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.4, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to knowingly facilitate or knowingly induce any effort or attempt to make or implement an Acquisition Proposal (including any Acquisition Proposal received prior to the date of this Agreement); (iii) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring Parent to abandon or terminate its obligations under this Agreement, or enter into any of the foregoing; or (iv) agree, resolve or commit to do any of the foregoing. Parent shall, and shall cause the Parent Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal. Parent shall promptly deny to any third party access to any data room (virtual or actual) containing any confidential information previously furnished to any such third party relating to any Acquisition Proposal.

(b) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to obtaining the Parent Stockholder Approval, in response to an unsolicited written Acquisition Proposal that the board of directors of Parent determines in good faith (after consultation with its outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal (and that did not result from a violation of Section 5.4(a)), Parent may, upon a good faith determination by the board of directors of Parent (after receiving the advice of its outside counsel) that failure to take such action would be inconsistent with the Parent’s board of directors’ fiduciary duties to Parent’s stockholders under Applicable Law: (x) furnish information with respect to Parent to the Person making such Acquisition Proposal (and such Person’s Representatives), provided that Parent and such Person first enter into a confidentiality agreement with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to the Company and that would not prohibit compliance by Parent with the provisions of this Section 5.4, and provided further that all such information shall have been previously provided to the Company or is concurrently provided to the Company at the same time that it is provided to such Person; and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal.

(c) Parent shall promptly, but in no event later than forty-eight (48) hours, notify the Company in writing if any proposal, offer or inquiry is received by, or any discussions or negotiations are sought to be initiated or continued with, Parent in respect of any Acquisition Proposal. Such notice shall advise the Company in writing of Parent’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person and shall, in any such notice to the Company, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or other request), and thereafter shall promptly keep the Company informed of all material developments affecting the status and the material terms of any such proposal, offer, inquiry or other request and of the status of any such discussions or negotiations relating thereto (including providing the Company with any additional written materials received relating to such proposal, offer, inquiry or other request).

(d) The board of directors of Parent shall not: (i) fail to make the Parent Board Recommendation to Parent’s stockholders in accordance with Section 5.7(b); (ii) withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, the Parent Board Recommendation; (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to as a “Change in Parent Board Recommendation”). Notwithstanding the foregoing, the board of directors of Parent may, at any time prior to obtaining the Parent Stockholder Approval, take any of the actions set forth in Section 5.4(d)(i)-(ii) below, provided that prior to taking any such action, Parent complies with Section 5.4(e) of this Agreement:

(i) effect a Change in Parent Board Recommendation in response to an Acquisition Proposal if the board of directors of Parent concludes in good faith: (A) after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Parent’s stockholders under Applicable Law; and (B) after consultation with Parent’s financial advisor and outside counsel, that the Acquisition Proposal constitutes a Superior Proposal; and

(ii) effect a Change in Parent Board Recommendation in response to an Intervening Event if the board of directors of Parent concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Parent’s stockholders under Applicable Law.

(e) Notwithstanding anything to the contrary set forth in Section 5.4(d), the board of directors of Parent shall not be entitled to make a Change in Parent Board Recommendation as contemplated by Section 5.4(d)(i) or Section 5.4(d)(ii) unless: (i) Parent shall have first provided prior written notice to the Company that it intends to take any of the foregoing actions (a “Parent Notice”), which Parent Notice shall, if the basis for the proposed action by the board of directors of Parent is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the board of directors of Parent is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, including a copy of the definitive acquisition agreement in the form to be entered into (it being understood and agreed that the delivery of such Parent Notice shall not, in and of itself, be deemed to be a Change in Parent Board Recommendation); and (ii) the Company does not make, within three (3) business days after the receipt of such Parent Notice, a proposal that would, in the good faith judgment of the board of directors of Parent (after consultation with outside counsel), cause such events, facts and circumstances to no longer form the basis for the board of directors of Parent to effect a Change in Parent Board Recommendation or cause the

Acquisition Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be, provided that (x) any material change in such events, facts and circumstances or any amendment to any material term of such Superior Proposal or (y) with respect to any previous Change in Parent Board Recommendation, any material change in the principal stated rationale by the Parent board of directors for such previous Change in Parent Board Recommendation, shall, in the case of either (x) or (y), require a new Parent Notice and a new three (3) business day period.

(f) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit Parent or the board of directors of Parent from: (i) taking and disclosing to Parent’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to Parent’s stockholders if, in the good faith judgment of the board of directors of Parent, after consultation with outside counsel, the failure to make such disclosure would be inconsistent with the Parent’s board of directors’ fiduciary duties to Parent’s stockholders under Applicable Law; provided, however, that this Section 5.4(f) shall not affect the obligations of Parent and the board of directors of Parent and the rights of the Company under Section 5.4(d) and Section 5.4(e) to the extent applicable to such disclosure (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information (other than Parent or the board of directors of Parent taking any action set forth in Section 5.4(d) and Section 5.4(e) of this Agreement) to Parent’s stockholders that is required to be made to such stockholders under Applicable Law or in satisfaction of the Parent’s board of directors’ fiduciary duties under Applicable Law, shall be deemed to be a Change in Parent Board Recommendation).

5.5 Access to Information. During the Interim Period, each of Parent and the Company shall, and shall cause its respective Representatives to, upon reasonable notice and request: (i) furnish to each other and each other’s Representatives reasonable access during normal business hours to its offices, properties, personnel, books and records; and (ii) furnish to each other and each other’s Representatives such financial and operating data and other information as may be reasonably requested, including reports to the Company and its designated Representatives regarding the use of Parent’s cash funds prior to the Closing Date. Any investigation pursuant to this Section 5.5 shall be conducted in a manner so as not to interfere unreasonably with the conduct of the business of Parent or the Parent Subsidiaries or the Company. In addition, nothing contained in this Section 5.5 shall require Parent or the Parent Subsidiaries or the Company to take any action that would, in the good faith judgment of Parent or the Company, as applicable, constitute a waiver of the attorney-client or similar privilege or trade secret protection held by Parent or the Parent Subsidiaries or the Company, as applicable, or violate confidentiality obligations owing to third parties; provided, however, that each of Parent and the Company shall make a good faith effort to accommodate any reasonable request from the other for access or information pursuant to this Section 5.5 in a manner that does not result in such a waiver or violation. All information furnished pursuant to this Section 5.5 shall be subject to that certain Mutual Confidential Disclosure Agreement, dated as of June 8, 2016, with Parent and the other signatory thereto (the “Investor”), which is also applicable to and binding upon Company pursuant to the Letter of Intent between Parent, Company and the Investor named therein, dated July 27, 2016 (the “Confidentiality Agreement”).

5.6 Parent Proxy Statement; Related Matters.

(a) Following the date hereof, as soon as reasonably practicable, Parent shall prepare and file with the SEC the Proxy Statement (which Proxy Statement shall comply with the rules and regulations promulgated by the SEC). In connection with the foregoing, each party shall promptly notify the other of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other party copies of all correspondence between such party and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and its Representatives will be given a reasonable opportunity to be involved in the drafting of the Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC. Parent and the Company shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. Each of Parent and the Company shall promptly furnish to each other all information, and take all such other actions (including using its reasonable best efforts to obtain any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.6(a). Whenever any party hereto learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Proxy Statement pursuant to Applicable Law, such party shall promptly inform the other of such event or fact and comply with all of its obligations pursuant to this Section 5.6(a) relating to effecting such amendment or supplement to the Proxy Statement.

5.7 Parent Special Meeting; Parent Board Recommendation.

(a) Following the date hereof, Parent will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold as promptly as practicable a special meeting of Parent’s stockholders (the “Parent Special Meeting”) to seek the Parent Stockholder Approval, including mailing the Proxy Statement to its stockholders as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC. Parent’s obligation to call, convene and hold the Parent Special Meeting shall not be affected by a Change in Parent Board Recommendation, unless the Agreement is terminated pursuant to ARTICLE VIII. Parent, subject to Section 5.4, will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the issuance of shares of Parent Common Stock pursuant to this Agreement, and will take all other action reasonably necessary or advisable to obtain the Parent Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement (as determined by Parent in good faith and upon the advice of outside counsel) is provided to Parent’s stockholders a reasonable time in advance of the Parent Special Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Parent Special Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient shares of Parent Common Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Parent Special Meeting or to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

(b) To the extent reasonably necessary to comply with applicable listing criteria of the Exchange or otherwise to permit the issuance of the Merger Consideration hereunder (either alone or in conjunction with the Parent Charter Amendment to increase the authorized shares of Parent Common Stock), Parent will submit to the holders of Parent Common Stock at the Parent Special Meeting a proposal to approve a reverse stock split of Parent Common Stock whereby each share of Parent Common Stock issued and outstanding immediately prior to the filing of such amendment to the certificate of incorporation of Parent shall be converted into and become a number of fully paid and nonassessable shares of Parent Common Stock, with such at a reverse stock split ratio in the range mutually agreed to by the Company and Parent (the “Reverse Stock Split”).

(c) Except as permitted by Section 5.4: (i) the board of directors of Parent shall recommend that Parent’s stockholders vote in favor of (A) the Parent Charter Amendment, (B) the Reverse Stock Split, as applicable, and (C) the issuance of shares of Parent Common Stock pursuant to this Agreement at the Parent Special Meeting (or any adjournment or postponement thereof) (the “Parent Board Recommendation”); and (ii) the Proxy Statement shall include the Parent Board Recommendation.

5.8 Company Special Meeting; Company Board Recommendation.

(a) Following the date hereof, the Company will take all action necessary in accordance with the ICL and its articles of association to duly call, give notice of, convene and hold as promptly as practicable a special meeting of the Company’s stockholders (the “Company Special Meeting”) to seek the Company Stockholder Approval, including mailing any applicable materials to its stockholders as promptly as reasonably practicable. Alternatively, in accordance with the ICL and its articles of association, the Company may seek the Company Stockholder Approval by written consent (the “Written Consent”). The Company’s obligation to call, convene and hold the Company Special Meeting shall not be affected by a Change in Company Board Recommendation, unless the Agreement is terminated pursuant to ARTICLE VIII. The Company, subject to Section 5.3, will use its reasonable best efforts to solicit from its stockholders proxies or Written Consent in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, and will take all other action necessary or advisable to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the information provided to the Company’s stockholders (as determined by the Company in good faith and upon the advice of outside counsel) is provided to the Company’s stockholders a reasonable time in advance of the Company Special Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Company Special Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient shares of Company Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Company Special Meeting or to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

(b) Except as permitted by Section 5.3: (i) the board of directors of the Company shall recommend that the Company’s stockholders vote in favor of (A) the adoption of this Agreement and (B) the approval of the transactions contemplated by this Agreement, including the Merger, at the Parent Special Meeting (or any adjournment or postponement thereof) or by Written Consent (the “Company Board Recommendation”); and (ii) the Proxy Statement shall include the Company Board Recommendation.

5.9 Reasonable Best Efforts.

(a) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall as promptly as practicable following the date of this Agreement use its reasonable best efforts to obtain and maintain in connection with the transactions contemplated by this Agreement, including the Merger, all approvals, consents, registrations, permits, authorizations and other confirmations of all Government Authorities, which, if not obtained, would result in a Parent Material Adverse Effect or Company Material Adverse Effect, as applicable or would result in the failure to satisfy the conditions set forth in Articles VI and VII.

(b) Each of Parent, Merger Sub and the Company shall: (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any Applicable Laws or requested to be made by any Government Authority in connection with the transactions contemplated by this Agreement, including the Merger; (ii) supply the other or its Representatives with any material information that may be required or requested by any Government Authority in connection with such filings or submissions; and (iii) use their reasonable best efforts to offer to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including the Merger, including by taking all such actions and doing all such things necessary to resolve such objections, if any, as any Government Authority or Person may assert under any Applicable Laws and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Government Authority so as to enable the transactions contemplated hereby, including the Merger, to be consummated as soon as expeditiously possible. In furtherance of the foregoing, the Company shall as promptly as practicable following the date of this Agreement take all actions and provide all requisite documents and notifications relating to this Agreement and the transactions contemplated hereby, including the Merger, as is required to obtain approval for the consummation of the transactions contemplated by this Agreement, including the Merger, from the Office of the Chief Scientist at the Israeli Ministry of Economy.

(c) Each of the Parent, Merger Sub and the Company shall use reasonable best efforts to structure the Merger to qualify as a reorganization under the provisions of Section 368 of the Code. Both prior to and after the Effective Time, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed, in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(d) Parent shall use reasonable best efforts to initiate and process the liquidation or transfer the assets of, pay or satisfy all obligations and other liabilities of, and dissolve, Stem Cells Sciences Holdings Limited and Stem Cell Sciences (UK) Limited, it being understood that the completion of the liquidation of such entities will not be complete prior to the Closing as a result of waiting periods required under Applicable Law and accordingly will not be a condition to the Closing.

5.10 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to any of the transactions contemplated hereby, including the Merger, Parent, Merger Sub and the Company agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except to the extent that Parent, Merger Sub or the Company, as the case may be, is advised by outside counsel that such public statement is required by Applicable Law.

5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (i) the occurrence or nonoccurrence of any event which would be likely to cause the failure of either of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be met as of any time during the Interim Period; (ii) the Company’s receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, including the Merger (unless such consent has been previously identified on Schedule 3.3 of the Company Disclosure Schedule); or (iii) the existence of any facts or circumstances that would reasonably be expected to result in a Company Material Adverse Effect. Parent shall give prompt notice to the Company of: (x) the occurrence or nonoccurrence of any event which would be likely to cause the failure of either of the conditions set forth in Section 7.1(a) or Section 7.1(b) to be met as of any time during the Interim Period; (y) Parent’s or any Parent Subsidiary’s receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, including the Merger (unless such consent has been previously identified on Schedule 4.3 of the Parent Disclosure Schedule); or (z) the existence of any facts or circumstances that would reasonably be expected to result in a Parent Material Adverse Effect. The delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor be deemed to have amended any of the disclosures set forth in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of a representation or warranty that otherwise might have existed hereunder by reason of such material development. No disclosure after the date of this Agreement of the untruth of any representation and warranty made in this Agreement will operate as a cure of any breach of the failure to disclose the information, or of any untrue representation or warranty made herein.

5.12 Indemnification of Parent Directors and Officers.

(a) From and after the Effective Time, Parent shall continue to indemnify and hold harmless each present and former director or officer of Parent or any Parent Subsidiary (each, together with such Person’s heirs, executors or administrators, a “Parent Indemnified Person”) against any Damages incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or any Action instituted by any Parent Indemnified Person to enforce this Section 5.12 or any other indemnification or advancement right of such Parent Indemnified Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Parent is currently permitted to indemnify such Parent Indemnified Person under Applicable Law and under its certificate of incorporation and bylaws as in effect on the date of this Agreement (including the advancing of expenses to the fullest extent permitted under Applicable Law).

(b) Parent shall not enter into any Contract relating to the indemnification of the officers or directors of Parent or any Parent Subsidiary, or of any other Person, during the Interim Period without the prior written consent of the Company, which may be withheld in its reasonable discretion, it being understood that any such agreements will not expand the rights of Parent’s officers or directors or impose new obligations, costs or expenses on the Surviving Corporation or on Parent post-Closing beyond what is provided for or contemplated in this Section 5.12.

(c) Prior to the Effective Time, Parent shall purchase, and for a period of six (6) years following the Effective Time Parent shall continue in effect, a directors’ and officers’ liability “tail” insurance policy or policies covering the Parent Indemnified Persons for events occurring at or prior to the Effective Time, which insurance shall be of at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the Parent Indemnified Persons than the coverage, amounts, terms and conditions of the directors’ and officers’ liability insurance policy maintained by Parent as of the date of this Agreement.

(d) The rights of each Parent Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Parent Indemnified Person may have under the certificate of incorporation and bylaws of Parent or any other similar organizational documents of Parent or any of its Subsidiaries, any other indemnification agreement or arrangement, the DGCL or otherwise. This Section 5.12 shall survive the consummation of the Merger, and is intended to be for the benefit of, and shall be enforceable by, the Parent Indemnified Persons, their heirs and personal representatives, shall be binding on Parent, the Surviving Corporation and their successors and assigns and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Parent Indemnified Persons. In the event that Parent, the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) are obligated to honor the indemnification obligations set forth in this Section 5.12. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent or any of the Parent Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to, or in substitution for, any such claims under any such policies.

5.13 [Intentionally Omitted.]

5.14 Composition of Parent Board, Management.

(a) Parent shall take all actions necessary to ensure that, effective as of immediately following the Effective Time, Parent’s existing Board of directors shall resign and the replacement board of directors shall consist of the members designated by the Company in writing within five (5) business days of the date of this Agreement, each to hold office from and after the Effective Time until the earliest of the appointment of his respective successor, his resignation or his proper removal. To the extent required by Applicable Law, Parent shall file and distribute a Schedule 14F prior to the Closing Date to permit such members to so hold office from the Effective Time.

(b) Parent shall take all actions necessary to ensure that, effective as of immediately following the Effective Time, Parent’s remaining employees and officers shall resign and the replacement executive officers of Parent shall consist of the members designated by the Company in writing within five (5) business days of the date of this Agreement, each to hold office from and after the Effective Time until the earliest of the appointment of his respective successor, his resignation or his proper removal.

5.15 Parent Consent as Sole Stockholder of Merger Sub. Parent shall deliver to the Company within two (2) business days of the date of this Agreement evidence of its approval, as the sole stockholder of Merger Sub, of the adoption of this Agreement and of the transactions contemplated hereby, including the Merger.

5.16 Exchange Listing.

(a) Parent shall promptly, and in any event within five (5) business days after the filing of the preliminary Proxy Statement, contact the Exchange to determine the requirements for the shares of Parent Common Stock to be listed on the Exchange at and after the Effective Time. Parent shall use its reasonable best efforts to (a) cause the shares of Parent Common Stock to be approved, at or prior to the Effective Time, for listing (subject only to notice of issuance) on the Exchange at and after the Effective Time, including paying any required fees and submitting any listing application and listing agreement, if any, required by the Exchange at least 60 days prior to the Effective Time, and (b) change the trading symbol of Parent to a symbol chosen by the Company, effective at, or as soon as practicable after, the Effective Time.

(b) Parent shall use its best efforts to do all things necessary or advisable to continue the listing of Parent Common Stock on the Exchange, and shall promptly provide the Company with true, correct and complete copies of any and all correspondences with and to the Exchange. Any responses by Parent with respect to any communication by the Exchange shall be provided to the Exchange only after providing the Company with reasonable opportunity to provide advice and input in respect of such response.

5.17 Takeover Statutes. At all times prior to the Effective Time, each of Parent and the Company shall: (i) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger; and (ii) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated hereby, including the Merger.

5.18 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

5.19 Stockholder Litigation. Parent shall give the Company the opportunity to participate in, and if the Company so elects, Parent and the Company shall reasonably cooperate with respect to, the defense or settlement of any stockholder litigation against Parent and/or its directors or executive officers relating to the Merger, this Agreement or any transaction contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement, and Parent shall not settle or offer to settle any such litigation without the prior written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed.

5.20 No Control. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct Parent’s or any Parent Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, Parent will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Parent Subsidiaries’ respective operations.

5.21 Parent Charter Amendment. Immediately prior to the Effective Time, and subject to obtaining the Parent Stockholder Approval, Parent shall file with the Secretary of State of the State of Delaware the Parent Charter Amendment.

5.22 Net Cash Position.

(a) Parent shall prepare and deliver (such date of delivery, the “Cash Determination Date”) to the Company ten (10) business days prior to the anticipated Closing (the “Anticipated Closing Date”), a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, the Net Cash of Parent as of the Cash Determination Date and Parent’s good faith estimate of Net Cash to be held by Parent as of the Closing, together with the work papers and back-up materials used in preparing such Net Cash Schedule. After delivery of the Net Cash Schedule by Parent, the Company shall have an opportunity to review the Net Cash Schedule and Parent shall provide the Company and its Representatives with access to the books and records, books of account, accountant’s work papers, and personnel and accountants of Parent and shall cause the employees, accountants and other Representatives of Parent to cooperate with the Company and its Representatives at reasonable times and upon reasonable notice in connection with their review of such documents and information. Neither delivery of the Net Cash Schedule nor any review thereof (or failure to review) by the Company or its Representatives shall be deemed to be a waiver of the conditions set forth in Section 7.1(d).

(b) Within five (5) business days after Parent delivers the Net Cash Schedule (a “Response Date”), the Company will have the right to dispute any part of the Net Cash Schedule by delivering a written notice to Parent setting forth in reasonable detail any item in the Net Cash Schedule that the Company believes is not correct (a “Dispute Notice”).

(c) If on or prior to the Response Date, (i) the Company notifies Parent in writing that it has no objections to the Net Cash Schedule, or (ii) the Company fails to deliver a Dispute Notice as provided in Section 5.22(b), then the Net Cash Schedule will be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Date for purposes of this Agreement, and Parent will not be required to determine the Net Cash again provided that the Closing Date occurs no later than ten (10) business days after the Cash Determination Date unless additional liabilities have accrued between the Cash Determination Date and the Closing Date, in which case Parent will be required to determine the Net Cash again prior to the Closing Date taking into account such additional liabilities and submit a new Net Cash Schedule pursuant to Section 5.22(a).

(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Parent and the Company will promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Net Cash, which agreed upon amount will be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Date for purposes of this Agreement.

(e) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of the Net Cash at the Cash Determination Date pursuant to Section 5.22(d) within three (3) business days after delivery of the Dispute Notice (or such other period as Parent and Company may mutually agree upon), then the Company may pursue any available remedy under this Agreement, including (without limiting Parent’s rights and remedies under this Agreement) asserting that the closing condition set forth in Section 7.1(d) has not been satisfied or asserting that it may terminate this Agreement pursuant to Section 8.1(g).

5.23 Treatment of Parent Warrants. Promptly following the date of this Agreement, Parent will use reasonable best efforts to enter into agreements or other Contracts by no later than August 18, 2016 with certain of the institutional holders holding Parent’s outstanding and unexercised warrants providing for the surrender or amendment of such warrants, together with such other terms and conditions as may be agreed upon between Parent and the Company (the “Warrant Amendment”).

5.24 Validity of Private Placement for Merger Shares. In connection with the solicitation of the Company Stockholder Approval, the Company shall deliver to any individual or entity listed on Schedule 5.29 and each holder of Company Stock or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Company Stock or any other equity security of the Company, a standard form of accredited investor questionnaire. In reliance on such accredited investor questionnaires, Parent and the Company shall take such action as reasonably necessary to ensure that the issuance of shares of Parent Common Stock in the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” laws.

5.25 [Intentionally Omitted].

5.26 Company Private Placement. The Company shall conduct one or more private capital raises prior to the Closing, to effect the Company Private Placement.

5.27 Employee Waiver and Release. Parent shall use its reasonable best efforts to obtain duly executed and delivered waiver and release agreements, in form and substance reasonable acceptable to the Company, with the employees of Parent and of Parent Subsidiaries, all of whom are listed on Schedule 5.27 of the Parent Disclosure Schedule.

5.28 Unaudited Financial Statements. The Company shall revise and update its Unaudited Financial Statements within 14 (fourteen) days of the date of this Agreement, so the Unaudited Financial Statements are prepared in accordance with GAAP.

5.29 Additional Equity Obligations. At Closing, Parent shall issue to the consultants listed on Schedule 5.29 of the Parent Disclosure Schedule the number of shares of Parent Common Stock (or other securities as agreed to in writing by such consultant and the parties hereto) set forth opposite such consultant’s name representing, in the aggregate, 20% of Parent’s post-Closing capitalization on the Closing Date (on a fully diluted basis calculated on the same basis as Parent Fully Diluted Stock).

5.30 Parent IP. Subject to Section 4.17(q), it is acknowledged and agreed by the parties hereto that nothing in this Agreement requires or obligates Parent, the Surviving Corporation or any surviving Parent Subsidiary, to preserve intact, maintain in good standing or existence, or maintain the registration of, any Parent IP at any time.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

6.1 Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained at the Parent Special Meeting (or at any adjournment or postponement thereof).

6.2 Company Stockholder Approval. The Company Stockholder Approval shall have been obtained at the Company Special Meeting (or at any adjournment or postponement thereof).

6.3 Statute or Decree. No Applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Government Authority, which remains in effect and which prohibits the consummation of the Merger or otherwise makes the Merger illegal.

6.4 Listing of Shares. The Parent Common Stock shall be listed on the Exchange and shall have been approved for listing (subject only to notice of issuance) on the Exchange under a symbol chosen by the Company, effective at the Effective Time.

6.5 Exchange Act Registration. Parent shall be registered under Section 12(b) of the Exchange Act.

6.6 OCS Approval. The Company shall have obtained the approval of the transactions contemplated by this Agreement, including the Merger, of the Office of Chief Scientist at the Israeli Ministry of Economy.

ARTICLE VII

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

7.1 Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV (other than those representations and warranties specifically set forth in clause “(ii)” below) shall be true and correct at and as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially”, “Parent Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Parent Material Adverse Effect; and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 4.5 shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time; and (iii) the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2, clause “(i)” of Section 4.11, Section 4.23 and Section 4.24 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time.

(b) Parent and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date, disregarding the agreements and obligations set forth in Section 5.23.

(c) There shall not have occurred and be continuing any Parent Material Adverse Effect between the date of this Agreement and the Closing Date.

(d) The Net Cash of Parent at the Closing shall not be less than zero.

(e) Parent shall have furnished to the Company a certificate executed by its principal executive officer to evidence compliance with the conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.1(c) and Section 7.1(d) of this Agreement.

7.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a) (i) The representations and warranties of the Company set forth in ARTICLE III (other than those representations and warranties specifically set forth in clause “(ii)” below) shall be true and correct at and as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially”, “Company Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties set forth in Section 3.5 shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time; and (iii) the representations and warranties set forth in Section 3.1, Section 3.2, clause “(i)” of Section 3.10, Section 3.22 and Section 3.23 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time.

(b) The Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) There shall not have occurred and be continuing any Company Material Adverse Effect between the date of this Agreement and the Closing Date.

(d) The Company Private Placement shall have been consummated.

(e) The Company shall have furnished to Parent a certificate executed by its principal executive officer to evidence compliance with the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval or Company Stockholder Approval is obtained (except as otherwise set forth below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by November 15, 2016 (the “Outside Date”); provided however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by Parent or the Company if any Applicable Law irrevocably prohibits or makes the Merger illegal, or if an Order has been entered by a Government Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such Order has become final and non-appealable, provided in each case that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) has performed its obligations under Section 5.9 to resist, resolve or remove such Applicable Law or Order;

(d) by Parent or the Company if the Parent Special Meeting shall have been held and completed (including any adjournments or postponements thereof), Parent’s stockholders shall have taken a final vote on a proposal to approve (i) the Parent Charter Amendment, (ii) the Reverse Stock Split, if applicable, and (iii) the issuance of shares of Parent Common Stock pursuant to this Agreement, and the Parent Stockholder Approval shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Parent Stockholder Approval is attributable to a failure on the part of such party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time pursuant to this Agreement;

(e) by Parent or the Company if the Company Special Meeting shall have been held and completed (including any adjournments or postponements thereof), the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, and the Company Stockholder Approval shall not have been obtained; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to obtain the Company Stockholder Approval is attributable to a failure on the part of such party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time pursuant to this Agreement;

(f) by Parent, upon a breach of any representation, warranty, covenant or obligation on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such breach by the Company or inaccuracy in the Company’s representations and warranties cannot be cured by the Company or, if capable of being cured, shall not have been cured by the Company, in each case within thirty (30) days following receipt by the Company of written notice of such breach or inaccuracy from Parent (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such proposed termination);

(g) by the Company, upon a breach of any representation, warranty, covenant or obligation on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that such breach by Parent or Merger Sub or inaccuracy in Parent’s or Merger Sub’s representations and warranties cannot be cured by Parent or Merger Sub or, if capable of being cured, shall not have been cured by Parent or Merger Sub, in each case within thirty (30) days following receipt by Parent of written notice of such breach or inaccuracy from the Company (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such proposed termination);

(h) by the Company if, prior to obtaining the Parent Stockholder Approval, the board of directors of Parent has (i) effected any Change in Parent Board Recommendation; (ii) failed to publicly reaffirm the Parent Board Recommendation within two (2) business days of the Company’s request; or (iii) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act;

(i) by the Company if Parent, after receiving an Acquisition Proposal, shall have materially violated or breached any of its obligations under Section 5.4(b) with respect to such Acquisition Proposal;

(j) by the Company prior to August 19, 2016 if holders of at least eighty percent (80%) of the outstanding Series B Warrants issued on March 14, 2016 have not agreed to the Warrant Amendment by August 18, 2016 (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(j) if it shall have materially breached this Agreement and remains in breach of this Agreement as of the date of such proposed termination);

(k) by Parent if, prior to obtaining the Company Stockholder Approval, the board of directors of the Company has (i) effected any Change in Company Board Recommendation; (ii) failed to publicly reaffirm the Company Board Recommendation within two (2) business days of Parent’s request; or (iii) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act;

(l) by Parent if the Company, after receiving an Acquisition Proposal, shall have materially violated or breached any of its obligations under Section 5.3(b) with respect to such Acquisition Proposal; or

(m) automatically without action of either of the parties hereto if Investor has not funded the initial $2.0 million pursuant to the Debt Commitment within one (1) business day of the date of this Agreement.

8.2 Notice of Termination; Effect of Termination. A party desiring to terminate this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the valid termination of this Agreement as provided in Section 8.1, except as set forth in this Section 8.2 or in Section 8.3, each of which shall survive the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto other than liability for any breach of this Agreement occurring prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the Merger, shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE IX

MISCELLANEOUS

9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, and (b) this ARTICLE IX.

9.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by the written agreement of Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after either the Parent Stockholder Approval or the Company Stockholder Approval is obtained there shall be no amendment or waiver that, pursuant to Applicable Law, requires further Parent Stockholder Approval or Company Stockholder Approval, as applicable, without the receipt of such further Parent Stockholder Approval or Company Stockholder Approval, as applicable.

9.3 Waiver of Compliance; Consents. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be deemed effective when given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

9.4 Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been effectively given: (i) upon personal delivery to the recipient; (ii) by email; provided, that the email is confirmed by the means described in clauses (i), (ii) or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at the following addresses:

if to Parent or Merger Sub, to:	StemCells, Inc.
39899 Balentine Drive, Suite 200
Newark, CA 94560 Attention: General Counsel
Email: Ken.Stratton@stemcellsinc.com

with a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Marko Zatylny
Email : Marko.Zatylny@ropesgray.com

if to the Company, to:	Microbot Medical Ltd.
5 Hamada St.
Yokneam 2069204, Israel
Attention: Harel Gadot
Email: Harel@microbotmedical.com

with copies to:	Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
East Tower, 15th Floor
Uniondale, NY 11556
Attention: Stephen E. Fox
Email: sfox@rmfpc.com

and	Mintz, Levin, Cohn, Ferris, Glovsky
and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: John R. Pomerance, Esq.
Email: JPomerance@mintz.com

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 9.4.

9.5 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than: (i) the parties hereto; and (ii) the Parent Indemnified Persons only after the Effective Time and only with respect to Section 5.12.

9.6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, and, with respect to the Merger, the laws of the State of Israel, without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

9.7 Specific Enforcement; Consent to Jurisdiction. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations pursuant to this Agreement in accordance with its specified terms or otherwise breach such terms. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that: (i) any party has an adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. In addition, each of the parties hereto: (x) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any state court located in the State of Delaware in the event that any dispute arises out of this Agreement or the transactions contemplated hereby, including the Merger; (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (z) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby, including the Merger, in any court other than a federal court located in the State of Delaware or a state court located in the State of Delaware.

9.8 Exclusive Remedy. The sole and exclusive remedy of each party hereto in the event of a breach of any representation or warranty set forth in this Agreement by another party hereto shall be: (i) termination of this Agreement in accordance with ARTICLE VIII; or (ii) the remedies set forth in Section 9.7.

9.9 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) shall be deemed to be their original signatures for all purposes.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include masculine and feminine genders.

(b) When calculating the time period before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in calculating such period will be excluded (for example, if an action is to be taken within two (2) days of a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday). If the last day of such period is a non-business day, the period in question will end on the next succeeding business day.

(c) As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”.

(d) Except as otherwise expressly indicated, all references in this Agreement to a “Section”, “Article”, “Preamble”, “Recitals” or “Exhibit” are intended to refer to a Section, Article, the Preamble, the Recitals or an Exhibit of this Agreement, and all references to a “Schedule” are intended to refer to a Schedule of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable.

(e) As used in this Agreement, the terms “hereof”, “hereunder”, “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision, Section, Exhibit or Schedule of this Agreement.

(f) Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations among the parties hereto. Consequently, this Agreement will be interpreted without reference to any rule or precept of Applicable Law that states that any ambiguity in a document be construed against the drafter.

(g) Any reference in this Agreement to “$” or “dollars” will mean U.S. dollars.

(h) All references to any section of any law include any amendment of, and/or successor to, that section.

(i) The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(j) All terms defined in this Agreement shall have such defined meanings when used in the Parent Disclosure Schedule or Company Disclosure Schedule or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

9.12 Entire Agreement. This Agreement and the Confidentiality Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Parent Disclosure Schedule and the Company Disclosure Schedule), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE MERGER.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

STEMCELLS, INC.

By:	Ian J. Massey
Name:	Ian J. Massey, Ph.D.
Title:	President and Chief Executive Officer

C&RD ISRAEL LTD.

By:	Asaf Elkoni
Name:	Asaf Elkoni
Title:	Director

MICROBOT MEDICAL LTD.

By:	Harel Gadot
Name:	Harel Gadot
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by a party to this Agreement) contemplating or otherwise relating to any transaction or series of related transactions involving any:

(a) merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which: (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of voting securities of the Subject Company; or (ii) the Subject Company issues securities representing more than 15% of the outstanding shares of any class of voting securities of the Subject Company;

(b) sale, lease, exchange, transfer, acquisition or disposition of any assets that constitute or account for: (i) 15% or more of the consolidated net revenues of the Subject Company, consolidated net income of the Subject Company or consolidated book value of the Subject Company; or (ii) 15% or more of the fair market value of the assets of the Subject Company; or

(c) liquidation or dissolution of the Subject Company.

“Action” shall have the meaning set forth in Section 3.12(a).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Applicable Law” shall mean, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Government Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Audited Financial Statements” shall have the meaning set forth in Section 3.7.

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.7.

“Certificate” shall have the meaning set forth in Section 2.1(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Change in Company Board Recommendation” shall have the meaning set forth in Section 5.3(d).

“Change in Parent Board Recommendation” shall have the meaning set forth in Section 5.4(d).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in the Recitals to this Agreement.

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“Companies Registrar” shall have the meaning set forth in Section 1.2.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company Balance Sheet” shall have the meaning set forth in Section 3.7.

“Company Board Recommendation” shall have the meaning set forth in Section 5.8(b).

“Company Common Stock” shall mean the ordinary shares, par or nominal value NIS 0.01 per share, of the Company.

“Company Contract” shall have the meaning set forth in Section 3.14(a).

“Company Disclosure Schedule” shall have the meaning set forth in ARTICLE III.

“Company Employee Benefit Plans” shall have the meaning set forth in Section 3.18(a).

“Company Equity Plan” shall have the meaning set forth in Section 2.4(a).

“Company Financial Statements” shall have the meaning set forth in Section 3.7.

“Company Fully Diluted Stock” shall mean, as of any specific time, the total number of shares of Company Common Stock outstanding, together with (i) all shares of Company Common Stock issuable upon the conversion of any shares of Company Preferred Stock then outstanding or Company Preferred Stock issuable under any note, warrant or other Contract; and (ii) all shares of Company Common Stock that the Company may be required to issue or deliver pursuant to any (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Company Common Stock; or (B) outstanding security or Contract that is or may become convertible into or exchangeable for any shares of Company Common Stock, in each case of clause “(A)” and “(B)” regardless of the conversion or exercise price, whether vested or unvested and any other terms and conditions thereof.

“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned (solely or jointly) by or exclusively licensed to the Company.

“Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, covenant not to assert or enforce or granting of any other rights in, any Intellectual Property Right, including but not limited to any Company IP or other Intellectual Property developed by, with, or for the Company.

“Company Material Adverse Effect” shall mean any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company, except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company; (ii) changes in or affecting the industries in which the Company operates to the extent they do not disproportionately affect the Company in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of the Parent or Merger Sub or expressly required by this Agreement; and (v) continued losses from operations or decreases in cash balances of the Company; or (b) prevent the ability of Company to consummate the transactions contemplated hereby..

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“Company Notice” shall have the meaning set forth in Section 5.3(e).

“Company Permits” shall have the meaning set forth in Section 3.19(a).

“Company Preferred Stock” shall mean the Series A Preferred Stock of the Company, par or nominal value NIS 0.001 per share and any other class or series of preferred stock of the Company issued after the date of this Agreement.

“Company Private Placement” shall have the meaning set forth in Section 5.27.

“Company Regulatory Agency” shall have the meaning set forth in Section 3.19(a).

“Company Regulatory Filings” shall have the meaning set forth in Section 3.19(a).

“Company Securities” shall have the meaning set forth in Section 3.5(c).

“Company Special Meeting” shall have the meaning set forth in Section 5.8(a).

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Stock Option” shall mean an option to purchase shares of Company Common Stock granted under the Company Equity Plan or otherwise to employees of the Company for compensation purposes.

“Company Stockholder Approval” shall have the meaning set forth in Section 3.2.

“Company Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Company Warrant” shall mean a warrant to purchase shares of Company Stock.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.5.

“Contract” shall mean, with respect to any Person, any agreement, instrument, contract, obligation, commitment or arrangement, in each case, in writing, to which such Person is a party, other than any Company Employee Benefit Plan or any Parent Employee Benefit Plan.

“Damages” shall mean any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Companies Registrar” shall have the meaning set forth in Section 1.2.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Environmental Law” shall mean any Applicable Law, rule or regulation promulgated by any Government Authority relating to: (i) the control of any potential Hazardous Materials or protection of the air, water or land; (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of Hazardous Materials; (iii) human health and safety with respect to exposures to and management of Hazardous Materials; or (iv) the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

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“Exchange” shall mean the NASDAQ Capital Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.2(a).

“Exchange Fund” shall have the meaning set forth in Section 2.2(b).

“Exchange Ratio” shall mean that number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the product obtained by multiplying (A) 3 (three) times (B) the Parent Fully Diluted Stock, as determined immediately prior to the Effective Time (but after effecting the Reverse Stock Split, if applicable, and including the shares of Parent Common Stock issued pursuant to Section 5.29); by (ii) the Company Fully Diluted Stock, as determined immediately prior to the Effective Time. For purposes of clarity, (a) absent the issuance of the Parent Common Stock pursuant to Section 5.29, holders of Parent Common Stock prior to the Closing will hold, on a fully diluted basis, five percent (5%) of Parent after giving effect to the Merger and issuing the Merger Consideration and (b) assuming the issuance of the Parent Common Stock pursuant to Section 5.29, holders of Company Securities prior to the Closing will hold, on a fully diluted basis, seventy five percent (75%) of Parent after giving effect to the Merger and issuing the Merger Consideration.

“FCPA” shall have the meaning set forth in Section 3.19(e).

“FDA” shall mean the United States Food and Drug Administration.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act of 1938, as amended.

“Federal Health Care Program” shall mean Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program.

“GAAP” shall have the meaning set forth in Section 3.7.

“Government Authority” shall mean any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority (including the Exchange).

“Hazardous Materials” shall mean and include any substance that has been designated by any Government Authority or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant thereto, in all cases excluding office and janitorial supplies (insofar as they are stored or used in the ordinary course of business).

“Hazardous Materials Activities” shall have the meaning set forth in Section 3.20(b).

“HIPAA” shall have the meaning set forth in Section 3.19(n).

“Intellectual Property” shall mean and include all algorithms, biological materials, cell lines, clinical data, chemical compositions or structures, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks, methods, processes, proprietary information, protocols, schematics, specifications, software, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

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“Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) Patents rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in the foregoing clauses (i) through (v).

“Interim Period” shall have the meaning set forth in Section 5.1.

“Intervening Event” shall mean, with respect to Person, a material event or circumstance that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known or reasonably foreseeable by the board of directors of such Person, provided that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Investor” shall have the meaning set forth in Section 5.5.

“IRS” shall have the meaning set forth in Section 3.18(h).

“Key Company Stockholder” shall mean each of MEDX Ventures Group LLC, Moshe Shoham, Leon Lewkowicz and Life Science Accelerator Ltd.

“Key Parent Stockholder” shall mean each of Eric Bjerkholt, R. Scott Greer, Ricardo B. Levy, Gregory Schiffman, John J. Schwartz, Kenneth B. Stratton, Alan Trounson and Irving L. Weissman.

An individual shall be deemed to have “knowledge” of a particular fact, circumstance or matter if such individual is aware of such fact, circumstance or matter after reasonable inquiry. A Person (other than an individual) shall be deemed to have “knowledge” of a particular fact, circumstance or other matter if any individual who is serving, at the time the same is to be determined, as a director or officer of such Person has knowledge of such fact, circumstance or other matter.

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.1(a).

“Merger Sub” shall have the meaning set forth in the Preamble to this Agreement.

“Net Cash” means, as of any particular time, on a consolidated basis, (x) Parent’s and Parent Subsidiaries’ cash and cash equivalents, short-term investments, and restricted cash, plus (y) accounts receivable as specifically contemplated by the line item “other receivables” in Parent’s unaudited balance sheet for the fiscal period ended June 30, 2016 and filed with the SEC, but only to the extent of cash collections thereon through the Closing Date, minus (z) the aggregate of the following obligations and liabilities of Parent and Parent Subsidiaries, to the extent such obligations and liabilities are probable and can be reasonably estimated (including those cash-settled liabilities and obligations that would be reflected on a balance sheet prepared in accordance with GAAP), calculated without duplication:

(i) All current liabilities (other than non-cash current liabilities) and long term liabilities (other than non-cash long term liabilities), including but not limited to any litigation costs, accounts payable and severance payments;

(ii) All indebtedness for borrowed money or in respect of capitalized leases or the purchase of assets (including all principal, accrued interest thereon (and if such indebtedness is not prepayable, all remaining interest to be paid or accrued through maturity thereof), and any other amounts payable to the holders of such indebtedness as a result of or in connection with, the consummation of the Contemplated Transactions);

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(iii) Any and all contractual cash obligations, including but not limited to operating lease payments, capital lease equipment and loan payables. Notwithstanding the foregoing, the calculation of the obligations and liabilities in calculating Net Cash herein shall exclude any obligations or liabilities of Parent to the Investor or any of its affiliates or assignees; provided that such amount shall not exceed $4.4 million; and

(iv) any litigation costs, expenses, settlements and judgments (whether actual or projected).

“Net Cash Schedule” shall have the meaning set forth in Section 5.22.

“Order” shall have the meaning set forth in Section 3.12(b).

“Outside Date” shall have the meaning set forth in Section 8.1(b).

“Parent” shall have the meaning set forth in the Preamble to this Agreement.

“Parent Balance Sheet” shall have the meaning set forth in Section 4.8.

“Parent Board Recommendation” shall have the meaning set forth in Section 5.7(c).

“Parent Charter Amendment” shall have the meaning set forth in Section 4.4.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent Contract” shall have the meaning set forth in Section 4.15(a).

“Parent Disclosure Schedule” shall have the meaning set forth in ARTICLE IV.

“Parent Employee Benefit Plans” shall have the meaning set forth in Section 4.19(a).

“Parent ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including Parent or any of the Parent Subsidiaries.

“Parent Financial Statements” shall have the meaning set forth in Section 4.8.

“Parent Fully Diluted Stock” shall mean, as of any specific time, the total number of shares of Parent Common Stock outstanding, together with (i) all shares of Parent Common Stock issuable upon the conversion of any shares of Parent Preferred Stock then outstanding or Parent Preferred Stock issuable under any note, warrant or other Contract; and (ii) all shares of Parent Common Stock that the Company may be required to issue or deliver pursuant to any (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of Parent Common Stock; or (B) outstanding security or Contract that is or may become convertible into or exchangeable for any shares of Parent Common Stock, in each case of clause “(A)” and “(B)” regardless of the conversion or exercise price, whether vested or unvested and any other terms and conditions thereof.

“Parent Indemnified Person” shall have the meaning set forth in Section 5.12(a).

“Parent IP” shall mean all Intellectual Property Rights and Intellectual Property owned (solely or jointly) by or exclusively licensed to Parent or any of the Parent Subsidiaries.

“Parent IP Contract” shall mean any Contract to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries is bound, that contains any assignment or license of,

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covenant not to assert or enforce or granting of any other rights in, any Intellectual Property Right, including but not limited to any Parent IP or other Intellectual Property developed by, with, or for Parent or any of the Parent Subsidiaries.

“Parent Material Adverse Effect” shall mean any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and the Parent Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole; (ii) changes in or affecting the industries in which Parent operates to the extent they do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, in any material respect; (iii) changes, effects or circumstances resulting from the announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby or compliance with the terms of this Agreement; (iv) any specific action taken at the written request of the Company or expressly required by this Agreement; (v) continued losses from operations or decreases in cash balances of Parent or the Parent Subsidiaries or on a consolidated basis among Parent and the Parent Subsidiaries; and (vi) any further reductions, either voluntary or involuntary, in Parent’s personnel; or (b) prevent or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated hereby, in each case when viewed on a long-term or short-term basis. No change, circumstance, condition, development, effect, event, occurrence, result or state of facts relating to Parent’s Intellectual Property, equipment and leasehold improvements shall be taken into account in determining whether there has been a Parent Material Adverse Effect.

“Parent Notice” shall have the meaning set forth in Section 5.4(e).

“Parent Permits” shall have the meaning set forth in Section 4.20(a).

“Parent Preferred Stock” shall mean the undesignated or designated preferred stock, par value $0.01 per share, of Parent.

“Parent Regulatory Agency” shall have the meaning set forth in Section 4.20(a).

“Parent Regulatory Filings” shall have the meanings set forth in Section 4.20(a).

“Parent SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Parent Securities” shall have the meaning set forth in Section 4.5(c).

“Parent Special Meeting” shall have the meaning set forth in Section 5.7(a).

“Parent Stock Option” shall mean an option to purchase shares of Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plans” shall have the meaning set forth in Section 4.5(a).

“Parent Stockholder Approval” shall have the meaning set forth in Section 4.2.

“Parent Subsidiaries” shall have the meaning set forth in Section 4.1(a).

“Parent Subsidiary Securities” shall have the meaning set forth in Section 4.12.

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“Parent Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Patents” shall mean patents and patent applications (including provisional, continuation, divisional, continuation-in-part, reexamination, and reissue patent applications and any patents issuing therefrom) and utility models, industrial designs, and other government-issued rights protecting inventions and industrial designs, however denominated, registered with any governmental entity and all applications for any of the foregoing.

“Pension Plans” shall have the meaning set forth in Section 4.19(a).

“Permitted Liens” shall mean and include: (i) Liens for current Taxes not yet due and payable or which are being contested in good faith; (ii) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business; (v) Liens securing debt reflected on the Company Balance Sheet or Parent Balance Sheet, as applicable; (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business; (vii) Liens recorded pursuant to any Environmental Law; (xiii) licenses of Intellectual Property; or (ix) Liens or failures to have good and valid title which have not had, or would not reasonably be expected to result in, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

“Person” shall mean any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

“PHSA” shall mean the Public Health Service Act of 1944, as amended.

“Proxy Statement” shall have the meaning set forth in Section 3.21.

“Registration Statement” shall have the meaning set forth in Section 5.26.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Government Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Representatives” shall mean a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Reverse Stock Split” shall have the meaning set forth in Section 5.7(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.7(a).

“SEC” shall have the meaning set forth in Section 4.7(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Social Security Act” shall have the meaning set forth in Section 3.19(l).

“Subject Company” shall mean a party to this Agreement who is the subject of an Acquisition Proposal.

“Subsidiary”, when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which: (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar

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functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise); or (ii) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (provided that, for purposes of this definition, references to 15% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%) which the board of directors of the Subject Company determines in good faith (after consultation with its financial advisor): (i) to be reasonably likely to be consummated if accepted; and (ii) to be more favorable to the Subject Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by the other party in response to such Acquisition Proposal and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 3.23.

“Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations imposed by law for the Taxes of another Person, including under Treasury Regulations Section 1.1502-6 and analogous provisions of foreign, state and local law.

“Tax Return” or “Tax Returns” refers to all federal, state and local and foreign returns, schedules, estimates, information statements and reports filed or required to be filed by Parent, the Parent Subsidiaries, or the Company, in each case, relating to Taxes.

“Warrant Amendment” shall have the meaning set forth in Section 5.23.

“WARN Act” shall mean the U.S. Worker Adjustment and Retraining Notification Act and the rules and regulations issued thereunder and any similar applicable state or local law and the rules and regulations issued thereunder.

“Welfare Plans” shall have the meaning set forth in Section 4.19(a).

“Written Consent” shall have the meaning set forth in Section 5.8(a).

**************

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EXHIBIT B-1

FORM OF PARENT STOCKHOLDER VOTING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) dated August 15, 2016, is entered into among Microbot Medical Ltd., a company organized under the laws of the State of Israel (“Company”), and each of the stockholders listed on Schedule I to this Agreement (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, StemCells, Inc., a Delaware corporation (“Parent”), [MERGER SUB], an Israeli corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger and Reorganization, dated as of August 15, 2016 (as it may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which and upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving entity (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares (the “Shares”) of Parent Common Stock, set forth opposite such Stockholder’s name on Schedule I attached hereto (such Shares, together with any other shares of capital stock of Parent acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or any other convertible or exchangeable securities or similar instruments), being collectively referred to herein as such Stockholder’s “Subject Shares”);

WHEREAS, as a condition to the consummation of the Merger, and in order to induce the Company to enter into the Merger Agreement and consummate the Merger, the Company has required that each Stockholder agree, and each Stockholder is willing to agree, to the matters set forth herein;

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the Company, on the one hand, and each Stockholder, severally and not jointly, on the other hand, agree as follows:

Section 1. Defined Terms. Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

Section 2. Voting of Shares.

(a) Voting. Until this Agreement or the Merger Agreement is terminated in accordance with its terms, Stockholder hereby agrees to vote (or cause to be voted) all of Stockholder’s Subject Shares, at every annual, special or other meeting of the stockholders of Parent, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

(i) in favor of the approval of the Parent Charter Amendment, the Reverse Stock Split and the issuance of shares of Parent Common Stock pursuant to the Merger Agreement, and any actions required in furtherance thereof;

(ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Parent under the Merger Agreement; and

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(iii) against (A) any Acquisition Proposal involving Parent or any of its subsidiaries, or (B) any action that is intended, or would reasonably be expected, to impede, interfere with, prevent, delay, postpone or adversely affect the Merger or the transactions contemplated by the Merger Agreement.

Prior to the termination of this Agreement, Stockholder shall not enter into any agreement, understanding or arrangement (whether written or oral) with any Person to vote or give instructions in any manner inconsistent with clauses “(i)”, “(ii)” or “(iii)” of this Section 2(a).

(b) Grant of Irrevocable Proxy.

(i) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to the Company a proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permitted by law with respect to the securities referred to therein (the “Proxy”); and (ii) if applicable, Stockholder shall cause to be delivered to the Company an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding Subject Shares that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act) but not of record by Stockholder.

(ii) Stockholder shall not enter into any tender, voting or other agreement, understanding or arrangement, or grant a proxy or power of attorney with respect to Stockholder’s Subject Shares that is inconsistent with this Agreement or otherwise take any other action with respect to Stockholder’s Subject Shares that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby or under any proxy delivered to the Company by Stockholder or on Stockholder’s behalf.

Section 3. Fiduciary Responsibilities. Stockholder does not make (or shall not be deemed to have made) any agreement or understanding herein in such person’s capacity as a director or officer of Parent. Without limiting the generality of the foregoing, Stockholder signs solely in his, her or its capacity as the record and beneficial owner of Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by Stockholder (or an affiliate or designee of Stockholder) in his or her capacity as an officer or director of Parent in exercising his or her or Parent’s or Parent’s board of directors’ rights in connection with the Merger Agreement or otherwise and such actions shall not be deemed to be a breach of this Agreement.

Section 4. Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company as follows:

(a) Binding Agreement. Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Stockholder has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) No Conflict. Neither the execution and delivery of this Agreement by Stockholder, nor the performance by Stockholder of its obligations hereunder will (i) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws or as would not prevent, delay or otherwise impair Stockholder’s ability to perform its obligations hereunder) with, or notification to, any Government Authority, (ii) if Stockholder is an entity, result in a violation of, or default under, or conflict with any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, trust, agreement, instrument, commitment,

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arrangement or understanding applicable to Stockholder or Stockholder’s Subject Shares, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of Stockholder’s Subject Shares, except, in the case of clause (iii), as would not prevent, delay or otherwise impair Stockholder’s ability to perform its obligations hereunder, (iv) require any consent, authorization or approval of any Person other than a Government Authority, except, in the case of clause (iv), as would not prevent, delay or otherwise impair Stockholder’s ability to perform its obligations hereunder or (v) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to Stockholder or Stockholder’s Subject Shares. If Stockholder is a married individual and Stockholder’s Subject Shares constitute community property or otherwise need spousal approval in order for this Agreement to be a legal, valid and binding obligation of Stockholder, this Agreement has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, Stockholder’s spouse, enforceable against such spouse in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) Ownership of Shares. Stockholder is the record and beneficial owner of the Shares and options, warrants and any additional rights to acquire Shares set forth opposite Stockholder’s name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except for any such encumbrances arising hereunder. Other than as set forth on Schedule I, as of the date of this Agreement, Stockholder does not own (beneficially or otherwise) any shares of Parent Common Stock or any options, warrants, notes or other rights to acquire shares of Parent Common Stock. No Person has any right to acquire from Stockholder any of the securities set forth on Schedule I and Stockholder has no obligation to sell or dispose of any such securities. Except for the rights granted to the Company under this Agreement, Stockholder holds exclusive power to vote the Shares set forth opposite Stockholder’s name on Schedule I attached hereto.

(d) Broker Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of Stockholder in connection with its entering into this Agreement.

(e) Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date hereof and will be accurate in all respects at all times prior to the termination of this Agreement as if made on and as of any such time or date.

Section 5. Transfer and Other Restrictions. Until this Agreement is terminated in accordance with its terms:

(a) Certain Prohibited Transfers. Stockholder agrees not to (directly or indirectly):

(i) (A) sell, transfer, pledge, encumber, assign, make any short sale of, or enter into any hedging or similar transaction having the same economic effect as a sale, or otherwise dispose of Stockholder’s Subject Shares or any interest contained therein, or (B) enter into any contract, option or other arrangement or understanding with respect to any matter referred to in clause “(A)” relating to the Stockholder’s Subject Shares or any interest contained therein (each of the matters in clauses “(A)” and “(B”) collectively referred to herein as a “Transfer”);

(ii) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to Stockholder’s Subject Shares, other than this Agreement;

(iii) enter into, or deposit Stockholder’s Subject Shares into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of Stockholder’s Subject Shares; or

(iv) commit or agree to take any of the foregoing actions.

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(b) Permitted Transfers. Section 5(a) hereof shall not prohibit a Transfer of Subject Shares by Stockholder (any such Transfer, a “Permitted Transfer”): (i) if Stockholder is an individual: (A) to any member of Stockholder’s immediate family; or to a trust or other estate planning vehicle for the benefit of Stockholder or any member of Stockholder’s immediate family; or (B) upon the death of Stockholder to Stockholder’s heirs; (ii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation, trust or other business entity under common control with Stockholder; or (iii) to another holder of the capital stock of Parent that has signed a voting agreement in substantially the form hereof; provided however, that a Transfer referred to on this Section 5(b) shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement and provides a Proxy as required by Section 2(b) hereof.

(c) Efforts. Stockholder agrees not to take any action which would make any representation or warranty of Stockholder herein untrue or incorrect in any material respect as of any time prior to the termination hereof or take any action that would have the effect of preventing or disabling it from performing its obligations under this Agreement. Subject to Section 3 hereof, until this Agreement is terminated in accordance with its terms, Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary or desirable to vote (or cause to be voted) all of Stockholder’s Subject Shares in accordance with Section 2(a) of this Agreement (including executing and delivering additional documents as the Company may request, at the cost and expense of the Company).

(d) Additional Shares. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Parent on, of or affecting Stockholder’s Subject Shares or (ii) Stockholder becomes the beneficial owner of any additional shares of Parent Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2(a) hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of Parent held by Stockholder immediately following the effectiveness of the events described in clause (i) or Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Stockholder’s Subject Shares hereunder. Stockholder hereby agrees, until this Agreement is terminated in accordance with its terms, to notify the Company of the number of any new shares of Parent Common Stock acquired by Stockholder, if any, after the date hereof.

Section 6. No Solicitation. Until this Agreement is terminated in accordance with its terms, Stockholder shall not, nor shall Stockholder permit any investment banker, attorney or other advisor or representative of the Stockholder to, directly or indirectly through another Person, take any action that Parent is prohibited from taking or authorizing to be taken pursuant to Section 5.4 of the Merger Agreement; provided, however, that any action which is permitted by the Merger Agreement to be taken by Stockholder (or an affiliate or designee of Stockholder) in his or her capacity as a director or officer of Parent or which is permitted by Section 3 hereof shall not be prohibited by the foregoing so long as such action is taken by Stockholder (or such affiliate or designee) in his or her actual capacity as a director or officer of Parent.

Section 7. Specific Enforcement; Jurisdiction. Stockholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with the terms hereof or were otherwise breached and that the Company shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity. It is accordingly agreed that the Company will be entitled to an injunction or injunctions to prevent breaches of this Agreement or the Proxy and to enforce specifically the terms and provisions of this Agreement or the Proxy in any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of Stockholder and the Company hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or the Proxy, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any

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such court, and (c) agrees that it will not bring any action relating to this Agreement or the Proxy or any of the transactions contemplated by this Agreement in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

Section 8. Termination. This Agreement shall terminate and cease to have any force or effect on the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the written agreement of the Company and Stockholder to terminate this Agreement, (c) the consummation of the Merger, and (d) the amendment, modification or waiver of the Merger Agreement to alter the Merger Consideration in a manner adverse to Stockholder unless such amendment, modification or waiver has been consented to by Stockholder in writing prior to or simultaneously with such amendment, modification or waiver; provided, however, that (i) Sections 8 through 19 shall survive any termination of this Agreement and (ii) termination of this Agreement shall not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.

Section 9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight carrier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other as shall be specified by the parties by like notice: (a) if to Parent, to the appropriate address set forth in Section 9.4 of the Merger Agreement (with a copy to Ropes & Gray LLP); (b) if to the Company, to the appropriate address set forth in Section 9.4 of the Merger Agreement (with a copy to each of Ruskin Moscou Faltischek, P.C. and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.), and (c) if to Stockholder, to the appropriate address set forth on Schedule I hereto.

Section 10. Stockholder Information. Stockholder agrees to permit Parent to publish and disclose in the Proxy Statement and any other public disclosure that the Company and Parent mutually determine to be necessary and desirable in connection with the Merger and any of the other transactions contemplated by the Merger Agreement the identity of Stockholder and the ownership of securities of Parent or the Company and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and the Proxy. Parent shall provide drafts of such disclosures to be made in the Proxy Statement and such other public disclosures to Stockholder reasonably in advance of such disclosures and shall consider in good faith any comments provided by Stockholder in a timely manner.

Section 11. Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Stockholder’s Subject Shares shall pass, whether by operation of law or otherwise, including Stockholder’s heirs, guardians, administrators or successors.

Section 12. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 13. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Company and Stockholder.

Section 14. Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder shall be assigned (by operation of law or otherwise) or delegated to any Person without the prior written consent of the other parties hereto and any attempted assignment or delegation thereof shall be void ab initio. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s heirs, beneficiaries, executors, successors, representatives and permitted assigns. Nothing in this Agreement is intended to confer on any Person (other than the parties hereto and their successors and permitted assigns) any rights or remedies of any nature.

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Section 15. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission, electronic delivery or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement and shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

Section 16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

Section 17. Waiver. Subject to the remainder of this Section 17, at any time prior to the termination of this Agreement, any party hereto may: (i) extend the time for performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party to this Agreement or in any document (including the Proxy) delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any power, right, privilege or remedy available to such party arising out of this Agreement, unless such waiver is expressly set forth in a written instrument duly executed and delivered by the party waiving such power, right, privilege or remedy; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 18. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 19. Several Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of each Stockholder who is a signatory to this Agreement are several and not joint. In no event shall any Stockholder who is a signatory to this Agreement have any liability or obligation with respect to the acts or omissions of any other Stockholder who is also a signatory to this Agreement.

Section 20. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed, individually or by its respective officer thereunto duly authorized, as of the date first written above.

MICROBOT MEDICAL LTD.

By:
Name:
Title:

STOCKHOLDER:

By:
Name:

STOCKHOLDER:

By:
Name:

STOCKHOLDER:

By:
Name:

STOCKHOLDER:

By:
Name:

STOCKHOLDER:

By:
Name:

STOCKHOLDER:

By:
Name:

STOCKHOLDER:

By:
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STOCKHOLDER:

By:
Name:

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SCHEDULE I TO

VOTING AGREEMENT

Name	Shares of Parent Common Stock	Options to Purchase Parent Common Stock

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EXHIBIT A

FORM OF IRREVOCABLE PROXY

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IRREVOCABLE PROXY

Each undersigned stockholder (each a “Stockholder”) of StemCells, Inc., a Delaware corporation (“Parent”), severally and not jointly, hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Microbot Medical Ltd., a company organized under the laws of the State of Israel (the “Company”) and Harel Gadot, solely in his capacity as an executive officer of the Company, and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder’s rights with respect to the outstanding shares of capital stock of Parent owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy. (The shares of the capital stock of Parent referred to in the immediately preceding sentence are referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by Stockholder with respect to any of the Shares are hereby revoked, and Stockholder agrees that no subsequent proxies inconsistent with this Proxy will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between the Company and Stockholder (the “Voting Agreement”), and is granted in consideration of and as an inducement to the Company entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, CR&D Israel Ltd., an Israeli corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and the Company (the “Merger Agreement”), whereby Merger Sub will be merged with and into the Company (the “Merger”). This proxy will terminate on the termination of the Voting Agreement in accordance with its terms.

Prior to the termination of the Voting Agreement or the Merger Agreement, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by Stockholder, at any meeting of the stockholders of Parent, however called, or at any adjournment or postponement thereof and on every action or approval by written consent of the stockholders of Parent:

(i) in favor of the approval of the Parent Charter Amendment, the Reverse Stock Split and the issuance of shares of Parent Common Stock pursuant to the Merger Agreement, and any actions required in furtherance thereof;

(ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Parent under the Merger Agreement; and

(iii) against (a) any Acquisition Proposal (as defined in the Merger Agreement) involving Parent or any of its subsidiaries, or (b) any action that is intended, or would reasonably be expected, to impede, interfere with, prevent, delay, postpone or adversely affect the Merger or the transactions contemplated by the Merger Agreement.

Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this proxy so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

[Signature page follows]

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Dated: August , 2016	STOCKHOLDER

Signature

Printed Name

Number of shares of capital stock of Parent owned of record as of the date of this proxy:

Number of options to purchase capital stock of Parent owned of record as of the date of this proxy:

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Exhibit B-2

FORM OF COMPANY STOCKHOLDER VOTING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) dated August 15, 2016, is entered into among StemCells, Inc., a Delaware Corporation (“Parent”), each of the stockholders listed on Schedule I to this Agreement (each a “Stockholder” and collectively, the “Stockholders”), and Microbot Medical Ltd., a company organized under the laws of the State of Israel (“Company”).

W I T N E S S E T H:

WHEREAS, Parent, C&RD Israel Ltd., an Israeli corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger and Reorganization, dated as of August 15, 2016 (as it may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which and upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving entity (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares (the “Shares”) of Company Stock, set forth opposite such Stockholder’s name on Schedule I attached hereto (such Shares, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or any other convertible or exchangeable securities or similar instruments), being collectively referred to herein as such Stockholder’s “Subject Shares”);

WHEREAS, as a condition to the consummation of the Merger, and in order to induce Parent to enter into the Merger Agreement and consummate the Merger, Parent has required that each Stockholder agree, and each Stockholder is willing to agree, to the matters set forth herein;

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, Parent, on the one hand, and each Stockholder, severally and not jointly, on the other hand, agree as follows:

Section 1. Defined Terms. Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

Section 2. Voting of Shares.

(a) Voting. Until this Agreement or the Merger Agreement is terminated in accordance with its terms, Stockholder hereby agrees to vote (or cause to be voted) all of Stockholder’s Subject Shares, at every annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

(i) in favor of the Merger and the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, and any actions required in furtherance thereof;

(ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and

(iii) against (A) any Acquisition Proposal involving the Company or any of its subsidiaries, or (B) any action that is intended, or would reasonably be expected, to impede, interfere with, prevent, delay, postpone or adversely affect the Merger or the transactions contemplated by the Merger Agreement.

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Prior to the termination of this Agreement, Stockholder shall not enter into any agreement, understanding or arrangement (whether written or oral) with any Person to vote or give instructions in any manner inconsistent with clauses “(i)”, “(ii)” or “(iii)” of this Section 2(a).

(b) Grant of Irrevocable Proxy.

(i) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permitted by law with respect to the securities referred to therein (the “Proxy”); and (ii) if applicable, Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding Subject Shares that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act) but not of record by Stockholder.

(ii) Stockholder shall not enter into any tender, voting or other agreement, understanding or arrangement, or grant a proxy or power of attorney with respect to Stockholder’s Subject Shares that is inconsistent with this Agreement or otherwise take any other action with respect to Stockholder’s Subject Shares that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby or under any proxy delivered to Parent by Stockholder or on Stockholder’s behalf.

Section 3. Fiduciary Responsibilities. If Stockholder (or an affiliate or designee of Stockholder) is or becomes during the term hereof a director or officer of the Company, Stockholder does not make (or shall not be deemed to have made) any agreement or understanding herein in such person’s capacity as such director or officer of the Company. Without limiting the generality of the foregoing, Stockholder signs solely in his, her or its capacity as the record and beneficial owner of Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by Stockholder (or an affiliate or designee of Stockholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company’s or the Company’s board of directors’ rights in connection with the Merger Agreement or otherwise and such actions shall not be deemed to be a breach of this Agreement.

Section 4. Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent as follows:

(a) Binding Agreement. Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Stockholder has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) No Conflict. Neither the execution and delivery of this Agreement by Stockholder, nor the performance by Stockholder of its obligations hereunder will (i) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws or as would not prevent, delay or otherwise impair Stockholder’s ability to perform its obligations hereunder) with, or notification to, any Government Authority, (ii) if Stockholder is an entity, result in a violation of, or default under, or conflict with any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, trust, agreement, instrument, commitment, arrangement or understanding applicable to Stockholder or Stockholder’s Subject Shares, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of Stockholder’s Subject

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Shares, except, in the case of clause (iii), as would not prevent, delay or otherwise impair Stockholder’s ability to perform its obligations hereunder, (iv) require any consent, authorization or approval of any Person other than a Government Authority, except, in the case of clause (iv), as would not prevent, delay or otherwise impair Stockholder’s ability to perform its obligations hereunder or (v) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to Stockholder or Stockholder’s Subject Shares. If Stockholder is a married individual and Stockholder’s Subject Shares constitute community property or otherwise need spousal approval in order for this Agreement to be a legal, valid and binding obligation of Stockholder, this Agreement has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, Stockholder’s spouse, enforceable against such spouse in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) Ownership of Shares. Stockholder is the record and beneficial owner of the Shares and options, warrants and any additional rights to acquire Shares set forth opposite Stockholder’s name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except for any such encumbrances arising hereunder. Other than as set forth on Schedule I, as of the date of this Agreement, Stockholder does not own (beneficially or otherwise) any shares of Company Stock or any options, warrants, notes or other rights to acquire shares of Company Stock. No Person has any right to acquire from Stockholder any of the securities set forth on Schedule I and Stockholder has no obligation to sell or dispose of any such securities. Except for the rights granted to Parent under this Agreement, Stockholder holds exclusive power to vote the Shares set forth opposite Stockholder’s name on Schedule I attached hereto.

(d) Broker Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of Stockholder in connection with its entering into this Agreement.

(e) Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date hereof and will be accurate in all respects at all times prior to the termination of this Agreement as if made on and as of any such time or date.

Section 5. Transfer and Other Restrictions. Until this Agreement is terminated in accordance with its terms:

(a) Certain Prohibited Transfers. Stockholder agrees not to (directly or indirectly):

(i) (A) sell, transfer, pledge, encumber, assign, make any short sale of, or enter into any hedging or similar transaction having the same economic effect as a sale, or otherwise dispose of Stockholder’s Subject Shares or any interest contained therein, or (B) enter into any contract, option or other arrangement or understanding with respect to any matter referred to in clause “(A)” relating to the Stockholder’s Subject Shares or any interest contained therein (each of the matters in clauses “(A)” and “(B”) collectively referred to herein as a “Transfer”);

(ii) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to Stockholder’s Subject Shares, other than this Agreement;

(iii) enter into, or deposit Stockholder’s Subject Shares into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of Stockholder’s Subject Shares; or

(iv) commit or agree to take any of the foregoing actions.

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(b) Permitted Transfers. Section 5(a) hereof shall not prohibit a Transfer of Subject Shares by Stockholder (any such Transfer, a “Permitted Transfer”): (i) if Stockholder is an individual: (A) to any member of Stockholder’s immediate family; or to a trust or other estate planning vehicle for the benefit of Stockholder or any member of Stockholder’s immediate family; or (B) upon the death of Stockholder to Stockholder’s heirs; (ii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation, trust or other business entity under common control with Stockholder, or if Stockholder is a trust, to a beneficiary; or (iii) to another holder of the capital stock of the Company that has signed a voting agreement in substantially the form hereof; provided however, that a Transfer referred to on this Section 5(b) shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement and provides a Proxy as required by Section 2(b) hereof.

(c) Efforts. Stockholder agrees not to take any action which would make any representation or warranty of Stockholder herein untrue or incorrect in any material respect as of any time prior to the termination hereof or take any action that would have the effect of preventing or disabling it from performing its obligations under this Agreement. Subject to Section 3 hereof, until this Agreement is terminated in accordance with its terms, Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary or desirable to vote (or cause to be voted) all of Stockholder’s Subject Shares in accordance with Section 2(a) of this Agreement (including executing and delivering additional documents as Parent may request, at the cost and expense of Parent).

(d) Additional Shares. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting Stockholder’s Subject Shares or (ii) Stockholder becomes the beneficial owner of any additional shares of Company Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2(a) hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by Stockholder immediately following the effectiveness of the events described in clause (i) or Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Stockholder’s Subject Shares hereunder. Stockholder hereby agrees, until this Agreement is terminated in accordance with its terms, to notify Parent of the number of any new shares of Company Stock acquired by Stockholder, if any, after the date hereof.

Section 6. Appraisal Rights. Stockholder hereby agrees not to exercise any appraisal rights or any dissenters’ rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the Merger.

Section 7. No Solicitation. Until this Agreement is terminated in accordance with its terms, Stockholder shall not, nor shall Stockholder permit any investment banker, attorney or other advisor or representative of the Stockholder to, directly or indirectly through another Person, take any action that the Company is prohibited from taking or authorizing to be taken pursuant to Section 5.3 of the Merger Agreement; provided, however, that any action which is permitted by the Merger Agreement to be taken by Stockholder (or an affiliate or designee of Stockholder) in his or her capacity as a director or officer of the Company or which is permitted by Section 3 hereof shall not be prohibited by the foregoing so long as such action is taken by Stockholder (or such affiliate or designee) in his or her actual capacity as a director or officer of the Company.

Section 8. Specific Enforcement; Jurisdiction. Stockholder agrees that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with the terms hereof or were otherwise breached and that Parent shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity. It is accordingly agreed that Parent will be entitled to an injunction or injunctions to prevent breaches of this Agreement or the Proxy and to enforce specifically the terms and provisions of this Agreement or the Proxy in any state or federal court located

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in the State of Delaware or in the Court of Chancery of the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of Stockholder and Parent hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or the Proxy, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the Proxy or any of the transactions contemplated by this Agreement in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

Section 9. Termination. This Agreement shall terminate and cease to have any force or effect on the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the written agreement of Parent and Stockholder to terminate this Agreement, (c) the consummation of the Merger, and (d) the amendment, modification or waiver of the Merger Agreement to alter the Merger Consideration in a manner adverse to Stockholder unless such amendment, modification or waiver has been consented to by Stockholder in writing prior to or simultaneously with such amendment, modification or waiver; provided, however, that (i) Sections 8 through 19 shall survive any termination of this Agreement and (ii) termination of this Agreement shall not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.

Section 10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight carrier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other as shall be specified by the parties by like notice: (a) if to Parent, to the appropriate address set forth in Section 9.4 of the Merger Agreement (with a copy to Ropes & Gray LLP); (b) if to the Company, to the appropriate address set forth in Section 9.4 of the Merger Agreement (with a copy to each of Ruskin Moscou Faltischek, P.C. and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.), and (c) if to Stockholder, to the appropriate address set forth on Schedule I hereto.

Section 11. Stockholder Information. Stockholder agrees to permit Parent to publish and disclose in the Proxy Statement and any other public disclosure that Parent and the Company mutually determine to be necessary and desirable in connection with the Merger and any of the other transactions contemplated by the Merger Agreement the identity of Stockholder and the ownership of securities of the Company or Parent and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and the Proxy. Parent shall provide drafts of such disclosures to be made in the Proxy Statement and such other public disclosures to Stockholder reasonably in advance of such disclosures and shall consider in good faith any comments provided by Stockholder in a timely manner.

Section 12. Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Stockholder’s Subject Shares shall pass, whether by operation of law or otherwise, including Stockholder’s heirs, guardians, administrators or successors.

Section 13. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 14. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Parent and Stockholder.

Section 15. Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder shall be assigned (by operation of law or otherwise) or delegated to any Person without the prior written consent

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of the other parties hereto and any attempted assignment or delegation thereof shall be void ab initio. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s heirs, beneficiaries, executors, successors, representatives and permitted assigns. Nothing in this Agreement is intended to confer on any Person (other than the parties hereto and their successors and permitted assigns) any rights or remedies of any nature.

Section 16. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission, electronic delivery or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement and shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

Section 17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

Section 18. Waiver. Subject to the remainder of this Section 18, at any time prior to the termination of this Agreement, any party hereto may: (i) extend the time for performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party to this Agreement or in any document (including the Proxy) delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any power, right, privilege or remedy available to such party arising out of this Agreement, unless such waiver is expressly set forth in a written instrument duly executed and delivered by the party waiving such power, right, privilege or remedy; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 19. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 20. Several Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of each Stockholder who is a signatory to this Agreement are several and not joint. In no event shall any Stockholder who is a signatory to this Agreement have any liability or obligation with respect to the acts or omissions of any other Stockholder who is also a signatory to this Agreement.

Section 21. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 22. Other Agreements. Contemporaneously with the execution of this Agreement, Parent and Company are entering into agreements with certain other holders of Company Stock on the same terms as this Agreement (the “Other Voting Agreements”). Neither Parent nor the Company shall enter into any amendment or modification of, or grant any waiver under, any Other Voting Agreement, unless the same amendment or modification of, or grant of waiver under, this Agreement is offered to Stockholder.

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed, individually or by its respective officer thereunto duly authorized, as of the date first written above.

STEMCELLS, INC.

By:
Name:
Title:

STOCKHOLDER:

By:
Name:
Title:

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed, individually or by its respective officer thereunto duly authorized, as of the date first written above.

MICROBOT MEDICAL LTD.:

By:
Name:
Title:

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SCHEDULE I TO

VOTING AGREEMENT

Name	Address	Shares of Company Preferred Stock	Shares of Company Common Stock	Options to Purchase Company Common Stock

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EXHIBIT A

FORM OF IRREVOCABLE PROXY

A-B-2-10

IRREVOCABLE PROXY

Each undersigned stockholder (each a “Stockholder”) of Microbot Medical Ltd., a company organized under the laws of the State of Israel (the “Company”), severally and not jointly, hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes StemCells, Inc., a Delaware corporation (“Parent”) and Kenneth Stratton, solely in his capacity as an executive officer of Parent, and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder’s rights with respect to the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy. (The shares of the capital stock of the Company referred to in the immediately preceding sentence are referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by Stockholder with respect to any of the Shares are hereby revoked, and Stockholder agrees that no subsequent proxies inconsistent with this Proxy will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Parent, Stockholder and the Company (the “Voting Agreement”), and is granted in consideration of and as an inducement to Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, C&RD, an Israeli corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (the “Merger Agreement”), whereby Merger Sub will be merged with and into the Company (the “Merger”). This proxy will terminate on the termination of the Voting Agreement in accordance with its terms.

Prior to the termination of the Voting Agreement or the Merger Agreement, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by Stockholder, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof and on every action or approval by written consent of the stockholders of the Company:

(i) in favor of the Merger and the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, and any actions required in furtherance thereof;

(ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and

(iii) against (a) any Acquisition Proposal (as defined in the Merger Agreement) involving the Company or any of its subsidiaries, or (b) any action that is intended, or would reasonably be expected, to impede, interfere with, prevent, delay, postpone or adversely affect the Merger or the transactions contemplated by the Merger Agreement.

Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this proxy so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

[Signature page follows]

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Dated: August , 2016	STOCKHOLDER

Signature

Printed Name

Number of shares of capital stock of Company owned of record as of the date of this proxy:

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Annex B

CARABINER LLC

214 GRANT AVENUE, SUITE 350

SAN FRANCISCO, CA 94108

August 14, 2016

Board of Directors

StemCells, Inc.

7707 Gateway Blvd #140

Newark, CA 94560

Members of the Board of Directors:

We understand that StemCells, Inc. (“Parent”), and a wholly-owned subsidiary of Parent (the “Merger Sub”), and MicroBot Medical Ltd. (the “Company”), propose to enter into an Agreement and Plan of Merger and Reorganization, substantially in the form of the draft dated as of August 4, 2016 (the “Merger Agreement”), pursuant to which Merger Sub will issue shares of Parent common stock (the “Offer”) to acquire all the issued and outstanding shares of Company common stock in exchange for Parent common stock (the “Common Stock” and the “Consideration”).

Following the consummation of the Offer, the Merger Agreement provides for, among other things, the merger (the “Merger” and, together with the Offer, the “Transaction”) of Merger Sub with the Company pursuant to which the separate corporate existence of Merger Sub shall cease and the Parent shall continue as the surviving corporation of the Merger. The Merger Agreement also provides for financing commitments to the Parent and the Company, respectively, (the “Financing Commitments”) that are material elements of the Transaction.

Carabiner LLC (“Carabiner”) is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, partnerships, private financings, financial restructurings, and other activities. We have been engaged by the Parent pursuant to an engagement letter dated July 31, 2106 (the “Engagement Letter”) to render a fairness opinion to the Board of Directors of the Parent in connection with the Transaction. We will receive a fee for our services pursuant to the Engagement Letter, which will be payable upon delivery of this opinion, and we also will be reimbursed for expenses incurred. The Parent has agreed to indemnify Carabiner against liabilities arising out of or in connection with the services rendered by Carabiner under such Engagement Letter.

You have asked for our opinion as to whether the Consideration to be paid by the Parent pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Common Stock. In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed the draft Merger Agreement dated August 4, 2016, as well as the draft term sheets and commitment letters for the Financing Commitments, which, for purposes of this opinion we have assumed, with your permission, to be identical in all material respects to the documents to be executed; (ii) reviewed certain financial and other information about the Parent that was publicly available as well as the draft Form 10-Q the Parent anticipates filing on August 15, 2016 in which it discloses, among other items, the principal terms of the Transaction and the Financing Commitments; (iii) reviewed information furnished to us by the Parent’s and the Company’s management, including certain internal financial analyses, budgets, reports and other information; (iv) held discussions with various members of senior management of the Parent and the Company concerning historical and current operations, financial conditions and prospects, including recent financial performance; (v) reviewed the recent share trading price history of the Parent; (vi) reviewed the valuation of the Company implied by the Consideration; (vii) reviewed the valuations of publicly traded companies that we deemed comparable in certain respects to the Company; (viii) reviewed the financial terms of selected acquisition transactions involving companies in lines of business that we deemed comparable in certain respects to the business of the Company. In addition, we have conducted such other quantitative reviews, analyses, and inquiries relating to the Company as we considered appropriate in rendering this opinion.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Parent and the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to our analysis. We have further relied upon the assurances of management of the Parent or the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect.

Our analyses were based, among other things, on the financial projections of the Company (the “Financial Projections”) furnished to us by senior management of the Company. With respect to the Financial Projections, we note that projecting future results of any company is inherently subject to uncertainty. We express no opinion as to the Financial Projections or the assumptions on which they are based. In addition, in rendering this opinion, we have assumed that the Financial Projections have been reasonably prepared by management and reflect management’s best currently available estimates and good faith judgment of the future competitive, operating and regulatory environment and related financial performance of the Company. Although the Financial Projections did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to the Financial Projections could affect the opinion rendered herein.

Our opinion speaks only as of the dates hereof and we expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

In our review, we did not obtain or receive any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Company, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Parent and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Parent and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Transaction to either the Parent or to any holder of Common Stock.

In rendering this opinion we have also assumed that: (i) in all respects material to our analysis that the representations and warranties of each party contained in the Merger Agreement and the Financing Commitments are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and the Financing Commitments and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof; (ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Parent or the Company or any of their subsidiaries or affiliates is a party.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Transaction, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Parent or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Transaction and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Parent’s perspective that could under the circumstances be negotiated among the parties to such Transaction.

It is understood that our opinion is solely for the use and benefit of the Board of Directors of the Parent in its consideration of the Transaction, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transactions that might be available to the Parent, nor does it address the underlying business decision by the Parent to engage in the Transaction or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote or act on any matter relevant to the Merger Agreement. Our opinion may not be used or referred to by the Parent, or quoted or disclosed to any person in any matter, without our prior written consent. Notwithstanding the foregoing, if required by law, our opinion may be included in the Parent’s proxy statement or similar disclosure document with respect to the Transaction; provided that it is reproduced in full, and that any summary of, or other description of, the opinion in such proxy statement or other disclosure document, or other reference to Carabiner or its opinion, will be acceptable to Carabiner and its counsel in their sole discretion.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by the Parent pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Common Stock.

Very truly yours,

/s/ Carabiner LLC
Carabiner LLC

Annex C

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

STEMCELLS, INC.

StemCells, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that

1.	Pursuant to the DGCL, upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation (the “Charter”), each [●] shares of the Corporation’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the “Old Shares”) shall automatically be combined into one validly issued, fully paid and non-assessable share of common stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Holders of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall have their fractional share rounded up to the nearest whole number as of the Effective Time.

2.	Upon filing of this certificate of Amendment to the Charter, section ONE of the Charter is hereby amended to read in its entirety as set forth below:

The name of this corporation is “Microbot Medical Inc.”

3.	Upon filing of this certificate of Amendment to the Charter, the first paragraph of section THREE of the Charter is hereby amended to read in its entirety as set forth below:

The total number of shares of stock that this Corporation shall have authority to issue is 221,000,000, consisting of 220,000,000 shares of Common Stock, with a par value of $0.01 per share (the “Common Stock”), and 1,000,000 shares of Undesignated Preferred Stock with a par value of $0.01 per share (the “Undesignated Preferred Stock”).

4.	This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed Amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on [●], 2016, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

5.	The remaining provisions of the Charter, including without limitation the remaining provisions of section THREE, are not affected by the aforementioned amendment and remain in full force and are not affected by this Certificate of Amendment.

IN WITNESS WHEREOF, StemCells, Inc. has caused this Certificate of Amendment to be signed by its President and General Counsel, Kenneth B. Stratton, on this [●] day of [●], 2016.

STEMCELLS, INC.

By:
Name: Title:

C-1

STEM CELLS, INC. C/O EQUI SERVE TRUST COMPANY N.A. P.O. BOX 8694 EDISON, NJ 08818-8694

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1 through 6.

1 To approve and adopt the Agreement and Plan of     Merger and Reorganization, dated August 15,     2016 (the “Merger Agreement”), by and among the     company, a company subsidiary, and Microbot     Medical Ltd., as described in the accompanying     proxy statement;

2 To approve the issuance of shares of StemCells     common stock to Microbot shareholders and     advisors as contemplated by the Merger     Agreement;

3 To amend the company’s certificate of     incorporation to effect a reverse stock split     of the company’s issued and outstanding common     stock, as described in the accompanying proxy     statement;

For Against Abstain

4 To amend the company’s certificate of     incorporation to increase the number of     authorized shares of StemCells common stock     from 200,000,000 to 220,000,000 shares;

5 To amend the company’s certificate of     incorporation to change the company’s name to     “Microbot Medical Inc.”; and

6 To approve the adjournment of the company’s     special meeting, if necessary, to solicit     additional proxies in favor of the proposals     referred to above.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For Against Abstain

For address change/comments, mark here. (see reverse for instructions)

0000300578_1     R1.0.1.25

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement are available at www.proxyvote.com

STEMCELLS, INC.

SPECIAL MEETING OF STOCKHOLDERS, OCTOBER 26, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder, by completing this card, hereby appoints Kenneth Stratton and George Koshy, or either of them with power of substitution to each, proxies of the undersigned to vote at the Special Meeting of Stockholders of StemCells, Inc. to be held on October 26, 2016 at 39899 Balentine Drive, Suite 200 at 2:00 p.m., local time, or at any postponements or adjournments thereof, all of the shares of Common Stock, par value $.01 per share, of StemCells, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matter as specified by the undersigned, and to vote in such manner as they may determine on any other matter that may properly come before the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2, 3, 4, 5 AND 6; THE FAILURE TO SUBMIT A PROXY CARD WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSALS 1, 3, 4 AND 5. IN THIER DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ADJOURNMENT THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000300578_2     R1.0.1.25